SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 11-K

ANNUAL REPORT

Pursuant to Section 15 (d) of the

Securities Exchange Act of 1934

For the fiscal year ended December 31, 2011

Commission File No. 1-442

THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN

THE BOEING COMPANY

100 N. Riverside Plaza

Chicago, Illinois 60606-1596

The Boeing Company

Voluntary Investment Plan

Employer ID No: 91-0425694

Plan Number: 002

Financial Statements as of December 31, 2011 and 2010, and for the Year Ended December 31, 2011, Supplemental Schedules as of and for the Year Ended December 31, 2011, and Report of Independent Registered Public Accounting Firm

THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits as of December 31, 2011 and 2010	2

Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2011	3

Notes to Financial Statements as of December 31, 2011 and 2010, and for the Year Ended December 31, 2011	4 - 23

SUPPLEMENTAL SCHEDULES AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2011	24

Schedule of Nonexempt Party-in-interest Transactions	25

Schedule of Assets Held for Investment Purposes	26 - 116

NOTE: All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable or are not required.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Employee Benefit Plans Committee and

Members of The Boeing Company Voluntary Investment Plan

The Boeing Company

Chicago, Illinois

We have audited the accompanying statements of net assets available for benefits of The Boeing Company Voluntary Investment Plan (the “Plan”) as of December 31, 2011 and 2010, and the related statement of changes in net assets available for benefits for the year ended December 31, 2011. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2011 and 2010, and the change in net assets available for benefits for the year ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules listed in the table of contents are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These schedules are the responsibility of the Plan’s management. Such schedules have been subjected to the auditing procedures applied in our audit of the basic 2011 financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington

June 26, 2012

THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2011 AND 2010

	2011	2010
ASSETS:
Investments — at fair value — interest in Master Trust	$33,086,148,540	$30,695,409,007

Receivables:
Employer contributions	26,344,971	24,232,625
Loans to Members	648,275,867	637,920,018

	674,620,838	662,152,643

NET ASSETS AVAILABLE FOR BENEFITS — At fair value	33,760,769,378	31,357,561,650

ADJUSTMENT FROM FAIR VALUE TO CONTRACT VALUE FOR FULLY BENEFIT-RESPONSIVE INVESTMENT CONTRACTS	(503,020,047)	(345,506,326)

NET ASSETS AVAILABLE FOR BENEFITS	$33,257,749,331	$31,012,055,324

See notes to financial statements.

THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEAR ENDED DECEMBER 31, 2011

ADDITIONS:
Net Master Trust activity	$840,518,613

Income from loans	26,163,004

Contributions:
Employer	632,908,216
Member	1,462,201,358

Total contributions	2,095,109,574

Total additions	2,961,791,191
DEDUCTIONS — Benefits paid	1,659,421,856

NET ADDITIONS	1,302,369,335

ASSETS TRANSFERRED FROM OTHER PLANS	943,324,672

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	31,012,055,324

End of year	$33,257,749,331

See notes to financial statements.

THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2010 AND FOR THE YEAR ENDED DECEMBER 31, 2011

1.	DESCRIPTION OF PLAN

The following description of The Boeing Company Voluntary Investment Plan (the “VIP” or the “Plan”) provides only general information. Participants, as defined by the Plan (“Members”), should refer to the Plan document for a more complete description of the Plan’s provisions.

General — The Plan is a defined contribution savings plan designed to provide Members with a means of making regular savings to provide additional security for their retirement. Effective September 30, 2011, the net assets and liabilities of a defined contribution profit-sharing plan, The Boeing Company Employee Financial Security Plan (“FSP”), were transferred into the Plan. The FSP balances provide for salary continuation during extended illness of certain bargaining units of active employees or disbursement of remaining account balance at termination. An employee becomes eligible to participate on the first day of employment.

Eligible employees (non-union or represented by a collective bargaining agent that has negotiated for its members to be eligible for automatic enrollment) who are hired or rehired on or after January 1, 2010, will automatically become Members.

The assets of the Plan, excluding loans and receivables, are held in The Boeing Company Employee Savings Plans Master Trust (the “Master Trust”). State Street Bank and Trust Company (SSBT) serves as trustee for the Master Trust. The Employee Benefit Plans Committee controls and manages the operation and administration of the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Contributions — Members may elect to contribute to the Plan from pretax, after-tax, or a combination of both and subject to statutory limitations, between 1% and 25% of their base compensation. Certain eligible employees are allowed to make catch-up contributions. This provision is available to Members of age 50 or older during the plan year and who contribute either at least 8% in pretax contributions or have reached a specified limit for the plan year. The Plan also accepts certain rollover contributions.

Under the terms of the Plan, The Boeing Company (the “Company” or “Boeing”) does make matching and Company contributions for eligible Members. Members should refer to the Plan document for details.

Members may elect to change contribution percentages to be effective the next pay period after the request is received, or as soon as administratively possible. The allocation of both their contributions and employer contributions to the funds may be changed at any time and become effective on the day of the change or the next business day according to the time of the request for a change in relation to the stock market close of business.

Members’ Accounts — Individual accounts are maintained for each Plan Member. Each Member’s account is credited with the Member’s contribution and Company’s contribution, allocations of Plan earnings (losses) from the funds in which the account is invested, and charged with an allocation of certain administrative and investment-related expenses, and Member specific charges, if applicable. Allocations are based on Member earnings or account balances, as defined by the Plan document. The benefit to which a Member is entitled is the benefit that can be provided from the Member’s account.

Investment Funds — Upon enrollment in the Plan, Members may direct their contributions and any employer-matching contributions to 19 of the investment funds in the Master Trust. These 19 investment funds consisted of common/collective trusts, separately managed U.S. equity accounts, separately managed non-U.S. equity accounts, a stable value fund (composed of six synthetic guaranteed investment contracts (synthetic GICs)), and Boeing common stock, which is the Boeing Employee Stock Option Plan Stock Fund, a dividend payout program, as of December 31, 2011. Investment funds are valued daily and Members may elect to change their investment allocations on a daily basis.

Vesting — Member contributions, both pretax and after-tax, employer-matching contributions, profit-sharing contributions, and earnings on those contributions are immediately vested.

Withdrawals — Members may elect to withdraw all or a portion of their own pretax contribution accounts, after-tax contribution accounts, employer-matching accounts, profit-sharing accounts, and rollover accounts at any time on or after the day the Member attains age 59-1/2. If a Member is under age 59-1/2, withdrawals from pretax contribution accounts are subject to certain hardship rules as provided by the Plan. If a Member takes a hardship withdrawal, the Member may continue contributions to the Plan; however, employer-matching contributions will be suspended for six months following the withdrawal.

In addition, a Member may elect to withdraw all or part of his or her employer-matching account before the Member attains age 59-1/2, but only if the Member has attained his or her fifth anniversary of employment. If such a withdrawal is made, employer-matching contributions will be suspended for six months following the withdrawal. Company contributions may be fully withdrawn upon termination of employment. Withdrawals of after-tax contributions and rollover contributions can be made at any time.

Finally, in the event of illness or injury and if a Member has used all of his or her regular sick leave benefits, a Member with a FSP balance may elect to withdraw, subject to Plan requirements, all or a portion of his or her FSP account balance.

Loans — Members are permitted to borrow a minimum of $1,000, up to a maximum of the lesser of $50,000 or 50% of the total value of their total vested account balance, excluding a Member’s FSP balance, at the time of the loan issuance and may have two loans outstanding within the Company’s savings plans at any time. Loans may be additionally limited in accordance with the Plan provisions. The interest rate on new loans is set every month and is equal to the prime rate published in the Wall Street Journal as of the last business day of the calendar month, immediately preceding the date of the loan. Interest rates on outstanding loans ranged from 2% to 9.8% at December 31, 2011, with loans maturing at various dates through December 2031.

Loan repayment is made through regular payroll deductions for a period of up to 60 months for general loans and over a longer period for loans used to finance the purchase of a principal residence. If a Member’s employment terminates for any reason, and the loan balances are not paid in full by the termination date, the Member may continue to make monthly loan repayments until the loan is scheduled to be paid off. A loan will continue to be subject to default if a payment has not been made for 90 days, an outstanding loan balance remains 30 days after the scheduled payoff date, or the Member takes a full distribution of their net account balance before the loan is paid off. If the loan defaults, the loan balance will become taxable income to the Member. Member loans are measured at their unpaid principal balance, plus any accrued but unpaid interest.

Benefit Payments — On termination of service, a Member may elect to receive a lump-sum amount equal to the value of the Member’s vested interest in his or her account; a partial payment amount; or monthly, quarterly, semiannual, or annual installments of a fixed dollar amount or for a specific number of years, up to 10 years. Generally, a Member may also elect to have all or a portion of his or her Boeing Stock Fund balance paid in shares and/or cash. A Member also has the option to elect an annuity contract. If a Member makes no election, annual distributions of the required minimum amount will begin after age 70-1/2.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting — The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Risks and Uncertainties — The Plan utilizes various investment instruments. Investment securities, in general, are exposed to various risks, such as interest rate risk, credit risk, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

Valuation of Investments — Investments in the Master Trust are stated at fair value. Fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability (exit price) in an orderly transaction between market participants at the measurement date. The Master Trust’s investments are valued as follows:

•

Common stock, including Boeing Common stock, preferred stock, and other exchange traded derivatives traded in active markets on national and international exchanges are primarily valued using a market approach based on the closing market prices of identical instruments on the last trading day of the year. The other exchange traded derivatives are included in other receivables and other liabilities on the Master Trust financial statements.

•

Forwards and spot currency contracts are valued using spot foreign currency exchange rates if the contract length is two days or less and an interpolated rate is used for any contracts with a length greater than two days. Forwards and spot currency contracts are included in other receivables and other liabilities on the Master Trust financial statements.

•	Mutual funds, which are registered investment companies, are valued using a market approach based on quoted market prices to represent the net asset value on the last trading day of the year.

•

Investments in common/collective trust funds are valued based on the year-end unit value; unit values were determined by the issuer or Third Party Administrator by dividing the fair values of the total net assets at year-end by the outstanding units. The fair values of the total net assets are determined by the nature of the underlying investments. Each underlying investment is valued at fair value in accordance with the valuation description associated with its investment type. Units in common/collective trust funds, which hold benefit-responsive contracts, are priced based upon fair value of the underlying investment. Funds which hold Guaranteed Investment Contracts (GICs) are fair valued and then adjusted to contract value. The fair value of traditional

GICs is determined using a discounted cash flow methodology where the individual contract cash flows are discounted at the prevailing interpolated swap rate as of year-end. The fair values of the fixed-income securities underlying the fund are valued based on the pricing methodology for fixed-income securities stated below. There were no unfunded commitments, no restrictions on redemption frequency and no advance notice periods required for redemption.

•

Synthetic GICs are stated at fair value and then adjusted to contract value. There are no reserves against contract value for credit risk of the contract issuer. The fixed-income securities underlying the contracts were valued using prices provided by SSBT, which are based on the pricing methodology stated below for fixed-income securities.

•

Fixed-income securities, the majority of which are not exchange-traded but are traded in active markets, are primarily valued using a market approach with observable inputs, such as observable trade prices, multiple broker-dealer quotations, related yield curves, and other assumptions about the security (prepayment projections, cash flows, and other security characteristics) and valued as of the last trading day of the year. Fixed-income securities having a delayed future settlement such as To Be Announced securities (TBAs) are valued similarly to fixed-income securities in active markets. TBAs are included in synthetic GICs and payables for securities purchased on the Master Trust financial statements.

•

Securities traded in markets that are not considered active could be valued using unobservable inputs, such as less recent trade prices, single broker-dealer quotations, related yield curves, and other assumptions about the security.

•

Investments in limited partnerships are recorded based upon the year-end valuations provided by the partnerships. Among the factors considered by the partnerships in determining the fair value are developments since the acquisition of the underlying investments, the financial condition and operating results of the underlying investments, the long-term potential of each of the underlying investment’s businesses, market comparable analysis, the foreign exchange rate for each of the underlying foreign investments, and other factors generally pertinent to the valuation of the underlying investments. There are no unfunded commitments.

In accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 946-210-45 through 946-210-55, the synthetic GICs are included at fair value in participant-directed investments in the statements of net assets available for benefits, and an additional line item is presented representing the adjustment from fair value to contract value. The statement of changes in net assets available for benefits is presented on a contract-value basis.

Purchases and sales of securities are recorded on a trade-date basis. Dividends are recorded on the ex-dividend date. The net appreciation/depreciation in fair value of investments includes both realized and unrealized gains or losses and is calculated as the difference between the fair value of the assets as of the beginning of the plan year or the purchase date in the current year and either the sales price or the end-of-year fair value.

Benefits — Benefits are recorded when paid.

Expenses — Necessary and proper expenses of the Plan are paid from the Plan assets at the Master Trust level, except for those expenses the Company is required by law or chooses to pay.

Loans Receivable from Members — Loans receivable from Members are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant loans are recorded as distributions based on the terms of the Plan document.

Recently Adopted Accounting Guidance — In January 2010, the FASB issued Accounting Standards Update (ASU) 2010-06, Fair Value Measurements and Disclosures, which amends ASC 820, Fair Value Measurements and Disclosures, adding a new disclosure requirement to provide Level 3 activity of purchases, sales, issuances and settlements on a gross basis. The requirement was effective for fiscal years beginning after December 15, 2010. The adoption in 2011 did not materially affect the financial statements.

Recent Accounting Guidance Not Yet Adopted — In May 2011, the FASB issued ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, which amends ASC 820. ASU 2011-04 also requires the categorization by level for items that are only required to be disclosed at fair value and information about transfers between Level 1 and Level 2. In addition, the ASU provides guidance on measuring the fair value of financial instruments managed within a portfolio and the application of premiums and discounts on fair value measurements. The ASU requires additional disclosure for Level 3 measurements regarding the sensitivity of fair value to changes in unobservable inputs and any interrelationships between those inputs. The new guidance is effective for reporting periods beginning after December 15, 2011. The adoption will not have a material effect on the statement of net assets available for benefits and statement of changes in net assets available for benefits. Plan management has not determined the impact on the disclosures in the financial statements.

3.	SYNTHETIC GUARANTEED INVESTMENT CONTRACTS

For the plan years ended December 31, 2011 and 2010, the Master Trust included the VIP Stable Value Fund (VIP SVF), which is managed by Dwight Asset Management Company LLP (“Dwight”). The VIP SVF holds six synthetic GICs, issued by Bank of America, ING Life Insurance and Annuity Company, Natixis Financial Products, Pacific Life Insurance Company, Prudential Fixed Income Management, and Royal Bank of Canada (collectively, the “wrap providers”).

A synthetic GIC, also known as a wrap contract, is an investment contract issued by an insurance company or other financial institution, backed by diversified bond portfolios that are owned by the VIP SVF. These contracts provide that realized and unrealized gains and losses on the underlying assets are not reflected immediately in the net assets of the VIP SVF, but rather are amortized, at a maximum over the duration of the underlying assets, through adjustments to the future interest-crediting rate. Primary variables impacting the future crediting rate of the wrap contracts include current yield of the underlying assets within the wrap contract, duration of the underlying assets covered by the wrap contract, and the existing difference between market value and contract value of the underlying assets within the wrap contract. The issuer guarantees that all qualified participant withdrawals will occur at contract value (or book value), which represents contributions made under the contract, plus earnings, less withdrawals made under the contract and administrative expenses.

The synthetic GICs are included in the Master Trust financial statements at fair value in participant-directed investments in the statements of net assets available for benefits, and an additional line item is presented representing the adjustment from fair value to contract value. There are no reserves against contract value for credit risk of the contract issuer. The fixed-income securities underlying the contracts are valued using prices provided by SSBT, which are based on the valuation methodology stated in Note 2.

The assets underlying the synthetic GICs are owned by the VIP SVF, which is part of the Master Trust; SSBT is the custodian for the Master Trust assets. The underlying assets of the synthetic GICs are invested in diversified bond portfolios managed by BlackRock Financial Management Inc., ING Investment Management Co., JPMorgan Asset Management, Pacific Investment Management Company, Prudential Fixed Income Management, and Western Asset Management Co. In addition to the diversified bond portfolios, Dwight oversees an allocation to a cash component, which is invested in SSBT’s Short-Term Investment Fund.

The wrap providers are each contractually obligated to pay the principal and specified interest rate that is guaranteed to the VIP SVF, respectively. The respective interest-crediting rates are each based on a formula agreed upon with each issuer; each one may not be less than 0%. Such interest rates are reviewed and reset on a quarterly basis. Synthetic GICs provide prospective crediting interest rates which are adjusted quarterly based on the interest earnings, fair value, and duration of the underlying diversified bond portfolios. The crediting rate of each contract in any given quarter will reflect market experience from the previous quarter. The wrap providers may not terminate the contracts at any amount less than contract value.

Certain events, such as a Plan termination or a Plan merger outside the Master Trust initiated by the Company, could limit the ability of the VIP SVF to transact at contract value or may allow for the termination of the wrapper contract at less than contract value. The Company does not believe that any events are probable that could limit the ability of the VIP SVF to transact at contract value.

The average yields of the VIP SVF for the years ended December 31, 2011 and 2010, are as follows:

	2011	2010
Average yields:
Based on annualized earnings (1)	1.64%	2.65%
Based on interest rate credited to participants (2)	2.72	3.18

(1)	Computed by dividing the annualized one-day actual earnings of the VIP SVF on the last day of the plan year by the fair value of the investments of the VIP SVF on the same date.
(2)	Computed by dividing the annualized one-day earnings credited to participants in the VIP SVF on the last day of the plan year by the fair value of the investments of the VIP SVF on the same date.

4.	MASTER TRUST

The Master Trust is composed of 19 investment funds. The assets are invested and records are maintained by each investment fund option. Funds are allocated to the participating plans in accordance with the Plan provisions and participant allocation elections. The allocation of net assets available for benefits is based on the respective number of units held by the plans’ members as of year-end. The allocation of the changes in net assets available for benefits is calculated daily based on the units held by the plans’ members as of that day’s end.

At December 31, 2011, the assets of the following plan comprised the Master Trust:

•	The Boeing Company Voluntary Investment Plan

Effective September 30, 2011, The Boeing Company Employee Financial Security Plan was merged into the Plan.

At December 31, 2010, the assets of the following plans were combined in the Master Trust:

•	The Boeing Company Voluntary Investment Plan

•	The Boeing Company Employee Financial Security Plan

The Plan’s interest in the Master Trust was $33,086,148,540 and $30,695,409,007 representing 100% and 97% of the Master Trust’s net assets at December 31, 2011 and 2010, respectively.

Although the Plan is the only participating plan in the Master Trust as of December 31, 2011, the Company intends to keep the Master Trust for potential future acquired plans and file a Form 5500 as a master trust.

The Master Trust’s statements of net assets available for benefits as of December 31, 2011 and 2010, are as follows:

	2011	2010
ASSETS:
Investments — at fair value:
Common/collective trusts	$12,148,046,131	$12,983,693,664
Common and preferred stock	3,121,201,980	3,700,868,104
Mutual funds	66,146,986	62,217,547
Boeing common stock	5,270,316,180	4,584,971,885
Synthetic GICs	10,546,691,508	10,313,692,337
Limited partnerships	1,288,278	2,988,309
Fixed-income securities	2,910,469	2,481,070

	31,156,601,532	31,650,912,916

Cash and cash equivalents	2,030,744,254	49,233,434

Receivables:
Receivables for securities sold	74,015,943	239,775,195
Accrued investment income	61,540,018	61,810,053
Other	7,265,505	4,541,461

Total receivables	142,821,466	306,126,709

Total assets	33,330,167,252	32,006,273,059

LIABILITIES:
Payables for securities purchased	219,911,673	250,805,837
Accrued investment and administration expenses	17,585,986	16,092,840
Other	6,521,053	3,370,556

Total liabilities	244,018,712	270,269,233

NET ASSETS AVAILABLE FOR BENEFITS — At fair value	33,086,148,540	31,736,003,826
ADJUSTMENT FROM FAIR VALUE TO CONTRACT VALUE FOR FULLY BENEFIT-RESPONSIVE INVESTMENT CONTRACTS	(503,020,047)	(355,371,288)

NET ASSETS AVAILABLE FOR BENEFITS	$32,583,128,493	$31,380,632,538

Net investment income and investment and administration expenses for the Master Trust for the year ended December 31, 2011, is as follows:

Appreciation of investments:
Common/collective trusts	$(78,521,544)
Common and preferred stock	(172,191,299)
Mutual funds	(2,868,874)
Boeing common stock	594,488,843
Fixed-income securities	(73,212)
Partnerships	(2,656,275)

Net appreciation of investments	338,177,639

Interest income	352,870,415
Dividend income	170,815,374

Investment income	523,685,789

Net investment income	$861,863,428

Investment and administration expenses	$67,520,713

The net appreciation in fair value of investments, investment income, and investment and administration expenses included in the Net Master Trust Activity of the Plan were $390,252,934, $516,332,065, and $66,066,386, respectively for the year ended December 31, 2011.

5.	FAIR VALUE OF FINANCIAL ASSETS AND FINANCIAL LIABILITIES

ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820 for financial assets and financial liabilities are described below:

Basis of Fair Value Measurement:

Level 1 — Values are based on unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. An active market is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 — Values are based on (a) quoted prices for similar assets or liabilities in active markets; (b) quoted prices for identical or similar assets or liabilities in nonactive markets; or (c) valuation models whose inputs are observable, directly or indirectly, for substantially the full term of the asset or liability.

Level 3 — Values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.

The following tables set forth by level within the fair value hierarchy a summary of Master Trust investments by classes of assets and liabilities on the basis of the nature and risk of the investments measured at fair value on a recurring basis as of December 31, 2011 and 2010, respectively. As required by ASC 820, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Plan’s policy is to recognize significant transfers between levels at the beginning of the reporting period.

	Quoted Prices in Active Market for Identical Asset (Level 1)		Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)		Balance as of December 31, 2011
Investment assets:
Common/collective trusts:
U.S. equity	$		$6,588,138,446	$		$6,588,138,446
Non-U.S. equity			2,136,111,970			2,136,111,970
Fixed income			3,423,181,545			3,423,181,545
Short term investment			614,170			614,170
Common and preferred stocks:
U.S. equity		2,513,477,420				2,513,477,420
Non-U.S. equity		464,791,918	142,932,642			607,724,560
Fixed-income securities:
Corporate bonds			2,910,469			2,910,469
Mutual funds — equity		66,146,986				66,146,986
Boeing common stock		5,270,316,180				5,270,316,180
Synthetic GICs:
U.S. government and agency			4,387,689,758		29,921,420	4,417,611,178
Corporate bonds			2,710,655,437			2,710,655,437
Mortgage backed and asset backed			3,058,231,537		17,657,948	3,075,889,485
Short term investment			149,884,012			149,884,012
Other			191,981,437		669,959	192,651,396
Partnerships					1,288,278	1,288,278

Total investment assets		8,314,732,504	22,792,331,423		49,537,605	31,156,601,532

Receivables:
Forward currency contracts			20,234			20,234
Futures		69,851				69,851

Cash equivalents			12,497,267

Total financial assets		$8,314,802,355	$22,804,848,924		$49,537,605	$31,169,188,884

Investment liabilities:
TBAs	$		$6,306,635	$		$6,306,635
Futures		311,985				311,985
Forward currency contracts			50,400			50,400

Total investment liabilities		$311,985	$6,357,035	$		$6,669,020

	Quoted Prices in Active Market for Identical Asset (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2010
Investment assets:
Common/collective trusts:
U.S. equity	$—	$6,699,093,096	$—	$6,699,093,096
Non-U.S. equity		2,320,980,055		2,320,980,055
Fixed income		2,919,857,416		2,919,857,416
Short term investment		1,043,763,097		1,043,763,097
Common and preferred stocks:
U.S. equity	3,034,407,741	55,729,630		3,090,137,371
Non-U.S. equity	486,346,356	124,384,377		610,730,733
Fixed-income securities — corporate bonds		2,481,070		2,481,070
Mutual funds — equity	62,217,547			62,217,547
Boeing common stock	4,584,971,885			4,584,971,885
Synthetic GICs:
U.S. government and agency		3,940,817,453	26,559,405	3,967,376,858
Corporate bonds		2,598,467,614	4,879,818	2,603,347,432
Mortgage backed and asset backed		2,482,279,500	20,322,280	2,502,601,780
Short term investment		1,013,807,701		1,013,807,701
Other		225,858,402	700,164	226,558,566
Partnerships			2,988,309	2,988,309

Total investment assets	8,167,943,529	23,427,519,411	55,449,976	31,650,912,916
Receivables — forward currency contracts		90,542		90,542
Cash equivalents		3,326,150		3,326,150

Total financial assets	$8,167,943,529	$23,430,936,103	$55,449,976	$31,654,329,608

Investment liabilities:
TBAs	$—	$25,612,385	$—	$25,612,385
Forward currency contracts		954,156		954,156

Total investment liabilities	$—	$26,566,541	$—	$26,566,541

Total Master Trust investment assets at fair value classified within Level 3 were $49,537,605 and $55,449,976 as of December 31, 2011 and 2010, respectively, which primarily consists of fixed-income securities underlying the synthetic GICs and an investment in a partnership. Such amounts were 0.16% and 0.18% of “Total investment assets” in the Master Trust’s statements of net assets available for benefits as of December 31, 2011 and 2010, respectively.

For the years ended December 31, 2011 and 2010, there were no significant transfers in or out of Levels 1 or 2.

Level 3 Gains and Losses — A summary of changes in the fair value of the Master Trust’s Level 3 investment assets for the years ended December 31, 2011 and 2010, is as follows:

	Common and preferred stock		Synthetic GICs: Corporate bonds		Synthetic GICs: U.S. government and agency		Synthetic GICs: Mortgage backed and asset backed		Synthetic GICs: Other		Partnerships	Total
Beginning balance — January 1, 2011	$			$4,879,818		$26,559,405		$20,322,280		$700,164	$2,988,309	$55,449,976
Transfers into Level 3						4,879,818						4,879,818
Transfers out of Level 3				(4,879,818)								(4,879,818)
Total gains or losses included in changes in net assets (1)						1,593,168		(53,434)		19,795	$(787,005)	772,524
Purchases, issuances, sales and settlements:
Purchases								762,591				762,591
Issuances
Sales						(3,110,971)		(3,373,489)		(50,000)	(913,026)	(7,447,486)
Settlements

Ending balance — December 31, 2011	$		$			$29,921,420		$17,657,948		$669,959	$1,288,278	$49,537,605

Beginning balance — January 1, 2010		$419,308		$4,784,532	$		$		$		$3,285,463	$8,489,303
Net Realized and Unrealized Gains (Losses) (1)		(30,830)		95,286		92,874		105,255		7,164	1,980,152	2,249,901
Net Purchases, Issuances, and Settlements		(388,478)				26,466,531		20,217,025		693,000	(2,277,306)	44,710,772
Net Transfers Out of Level 3

Ending balance — December 31, 2010	$			$4,879,818		$26,559,405		$20,322,280		$700,164	$2,988,309	$55,449,976

(1)	Amounts include accreted interest income on fixed income securities

The net unrealized gain (loss) on Level 3 investment assets still held as of December 31, 2011 and 2010, were $0 and $95,286 for corporate bonds, $0 and $0 for common and preferred stock, $14,670 and $4,602 for other assets, $512,546 and $92,874 for U.S. government and agency securities, $(16,722) and $102,706 for mortgage backed and asset backed securities and $(756,454) and $382,029 for partnerships, respectively.

6.	DERIVATIVE FINANCIAL INSTRUMENTS

ASC 815, Derivatives and Hedging, requires disclosures to enable investors to understand how and why derivatives are used, accounted for, and affect the results of operations and financial position. Derivative instruments held by the Master Trust are not designated as hedging instruments under ASC 815.

As of December 31, 2011 and 2010, the Master Trust has invested in derivative contracts which are reflected on the Master Trust’s statements of net assets available for benefits as follows:

	Foreign Currency	Equity	Future Settlement	Total
December 31, 2011
Assets:
Synthetic GICs:
TBAs	$—	$—	$8,712,185	$8,712,185
Other receivables:
Forward contracts	20,234			20,234
Futures	3,920	65,931		69,851

Total assets	$24,154	$65,931	$8,712,185	$8,802,270

Liabilities:
Other liabilities:
Forward contracts	$50,400	$—	$—	$50,400
Futures		311,985		311,985
Payable for securities purchased:
TBAs			6,306,635	6,306,635

Total liabilities	$50,400	$311,985	$6,306,635	$6,669,020

December 31, 2010
Assets:
Synthetic GICs:
TBAs	$—	$—	$16,183,660	$16,183,660
Other receivables:
Forward contracts	90,542			90,542
Futures	7,280	139,963		147,243

Total assets	$97,822	$139,963	$16,183,660	$16,421,445

Liabilities:
Other liabilities:
Forward contracts	$954,156	$—	$—	$954,156
Futures		421,305		421,305
Payable for securities purchased:
TBAs			25,612,385	25,612,385

Total liabilities	$954,156	$421,305	$25,612,385	$26,987,846

Realized gains and losses and the change in unrealized gains and losses are reflected in the Master Trust’s statement of changes in net assets available for benefits as net appreciation or depreciation in the fair value of investments. The effect of derivative contracts realized gains and losses and the change in unrealized gains and losses for the year ended December 31, 2011, are reflected in the following table:

	Foreign Currency	Equity	Total
December 31, 2011
Net gains (losses):
Forward contracts	$(1,049,272)	$—	$(1,049,272)
Futures	(9,562)	1,264,235	1,254,673
Total net gains (losses)	$(1,058,834)	$1,264,235	$205,401

TBAs are included in the synthetic GICs and adjusted to contract value. As such, there is no gain/(loss) on the statement of changes in net assets available for benefits related to TBAs.

The following table summarizes the gross notional value of derivative contracts outstanding as of December 31, 2011 and 2010. The gross notional amounts give an indication of the volume of the Master Trust’s derivative activity and significantly exceed the net notional value of the derivative investments, which is more representative of the economic exposure associated with derivatives in the Master Trust.

	Foreign Currency	Equity	Future Settlement	Total
December 31, 2011
Forward contracts	$20,880,571	$—	$—	$20,880,571
Futures	785,680	113,066,560		113,852,240
TBAs			2,669,965,169	2,669,965,169

Total	$21,666,251	$113,066,560	$2,669,965,169	$2,804,697,980

December 31, 2010
Forward contracts	$17,912,491	$—	$—	$17,912,491
Futures	1,305,720	139,862,555		141,168,275
TBAs			5,028,125,996	5,028,125,996

Total	$19,218,211	$139,862,555	$5,028,125,996	$5,187,206,762

Derivatives are generally used to achieve the desired market exposure of a security, index or currency, or adjust portfolio duration. Derivative contracts are instruments that derive their value from underlying assets, indices, reference interest rates, or a combination of these factors. Refer to Note 2 for further description of how derivative instruments are valued. Certain cash instruments, such as mortgage-backed TBAs meet the definition of a derivative instrument under U.S. GAAP. A derivative instrument could be a contract negotiated on behalf of the Master Trust and a specific counterparty; this would typically be referred to as an “OTC contract,” such as forward contracts and TBAs. Alternatively, a derivative instrument, such as futures, could be listed and traded on an exchange and referred to as “exchange traded.”

Inherent in the use of OTC derivatives, the Master Trust is exposed to counterparty credit risk on all open OTC positions. Counterparty credit risk is the risk that a derivative counterparty may fail to meet its payment obligation under the derivative contract. As of December 31, 2011 and 2010, the Master Trust counterparty risk was not deemed to be significant, when evaluating counterparty exposure outright with each counterparty.

Foreign Currency Risk — Currency risk is the risk of a change in market value due to the change in foreign currency exchange rates. Generally, currency futures and forward contracts are used to achieve the desired currency exposure, or generate value-added performance. Foreign currency futures and forwards are agreements between two parties to buy and sell a set of currencies at a set exchange rate on a specified future date.

Equity Risk — Equity risk is the risk of a change in market value of assets due to the change in equity or equity index prices. Equity futures are generally used to achieve the desired market exposure of a security or index or rebalance the total portfolio to the target asset allocation. An equity futures contract is an agreement between two parties to buy and sell a financial instrument at a set price on a future date.

Future Settlement Risk — Future settlement risk is the risk of not receiving the asset or associated gains specified in the contract. Associated gains are derived from the change in market value of the contract due to a change in price of the underlying security. Mortgage TBAs are used to achieve the desired market exposure of a security or asset class or adjust portfolio duration. A TBA is a contract for the purchase or sale of agency mortgage-backed securities to be delivered at a future agreed-upon date.

The disclosures included in this footnote were omitted from the previously issued 2010 financial statements.

7.	PLAN AMENDMENTS

Effective September 30, 2011, the FSP merged into the Plan.

Effective September 15, 2011, the Global Aeronautica, LLC 401(k) Plan (“Global Aeronautica”) and the eXMeritus Software Federal Systems, Inc. 401(k) Plan (“eXMeritus”) were merged into the Plan. Transferred employees are eligible to participate in the Plan coinciding with the date their former plan was frozen.

Effective November 12, 2010, the Plan was amended to comply with the Heroes Earnings Assistance and Relief Tax Act of 2008. Members should refer to the Plan document for details.

Effective July 2, 2010, the Plan was amended and matching and Company contributions are no longer available for certain employees of Boeing Service Company and Boeing Defense, Space & Security.

Effective April 5, 2010, the Plan was amended to provide a rebalancing provision, whereby certain Members can elect to rebalance their account balances automatically, on either a monthly or quarterly basis, to align the allocation of their account balances to their investment elections.

Effective January 1, 2010, the Plan was amended to allow automatic enrollment for all new hires, both union and non-union.

Effective January 1, 2010, the Plan was amended to permit employer matching contributions be made in the form of employer stock. The unit price is determined on the day that the contributions post to a members account and can be divested and reinvested in an alternative investment.

8.	ASSETS TRANSFERRED FROM ANOTHER PLAN

Upon the merger of the FSP, effective September 30, 2011, all assets and liabilities of the FSP were transferred to the Plan. The fair value of the assets transferred totaled $934,136,088.

Upon the merger of Global Aeronautica and eXMeritus, effective September 15, 2011, all assets and liabilities of Global Aeronautica and eXMeritus were transferred to the Plan. The fair value of the assets transferred totaled $8,298,003 and $890,581, respectively.

9.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements as of December 31, 2011 and 2010, to Form 5500:

	2011	2010
Net assets available for benefits per the financial statements	$33,257,749,331	$31,012,055,324
Amounts allocated to withdrawing Members	(5,036,005)	(3,966,311)
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	503,020,047	345,506,326

Net assets available for benefits per Form 5500	$33,755,733,373	$31,353,595,339

The following is a reconciliation of total additions per the financial statements for the year ended December 31, 2011, to total income per Form 5500:

Statement of changes in net assets available for benefits:
Total additions per the financial statements	$2,961,791,191
Adjustment from contract value to fair value for fully benefit-responsive investment contracts — December 31, 2011	503,020,047
Adjustment from contract value to fair value for fully benefit-responsive investment contracts — December 31, 2010	(345,506,326)

Total income per Form 5500	$3,119,304,912

The following is a reconciliation of benefits paid to Members per the financial statements for the year ended December 31, 2011, to Form 5500:

Benefits paid to Members per the financial statements	$1,659,421,856
Amounts allocated to withdrawing Members — December 31, 2011	5,036,005
Amounts allocated to withdrawing Members — December 31, 2010	(3,966,311)
Amounts deemed distributions of Member loans as reflected in the Form 5500	(12,622,344)

Benefits paid to Members per Form 5500	$1,647,869,206

Amounts allocated to withdrawing Members are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, but not yet paid as of that date.

Amounts deemed distributions of Member loans as reflected in the Form 5500 are for loans that Members failed to make a payment within 90 days of receipt of the last loan payment made or Members who failed to repay the loan in full within 30 days after the end of the repayment period for the year ended December 31, 2011.

10.	SIGNIFICANT INVESTMENTS

At the direction of the participating members of the Master Trust plans, the Master Trust has invested in the following funds, representing 5% or more of net assets available for benefits as of December 31, 2011 and 2010, stated at fair value:

	2011		2010
SSBT Flagship S&P 500 Index Fund Series A	$		$4,564,126,033
SSBT Flagship S&P 500 Index Non-Lending Series Fund Class A		4,585,780,718
Boeing common stock		5,270,316,180	4,584,971,885
SSBT Bond Market Index Fund Series A			2,270,924,768
SSBT Bond Market Index Non-Lending Series Fund Class A		2,589,401,611
SSBT Global All Cap Equity ex-US Index Securities
Lending Series Fund Class I			1,980,000,440
SSBT Global All Cap Equity ex-US Index
Non-Lending Series Fund Class A		1,862,715,249

11.	RELATED-PARTY TRANSACTIONS

Certain Master Trust investments are managed by SSBT. SSBT is the trustee as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions. The investment management fees for the Plan are paid at the Master Trust level and included as a reduction of the return earned on each investment.

As of December 31, 2011 and 2010, the Plan held 71,851,618 and 70,260,339 shares of common stock of the Company, with a cost basis of $4,391,216,868 and $4,173,603,175 and recorded dividend income of $118,699,188 and $118,674,444, respectively, during the years then ended.

12.	PROHIBITED TRANSACTIONS

On January 3, 2011, a reportable nonexempt party-in-interest transaction existed. Plan assets were inadvertently used to make a duplicate payment to a third-party provider. The Plan was corrected according to the guiding principles of the Department of Labor’s Voluntary Fiduciary Correction Program (DOL’s VFCP), which involved remitting the total principal amount of $4,662 and associated lost earnings in the amount of $13 to the Plan on January 18, 2011, March 3, 2011, and May 26, 2011.

On December 15, 2010, a reportable nonexempt party-in-interest transaction existed. Kestrel plan assets were inadvertently used to pay expenses that should have been paid by the plan sponsor prior to merging assets into the Plan. The Plan was corrected according to the guiding principles of the DOL’s VFCP, which involved remitting the principal amount of $1,602 and associated lost earnings in the amount of $24 to the Plan on June 16, 2011.

13.	TAX STATUS

The Internal Revenue Service (IRS) has determined and informed the Company by a letter, dated December 10, 2003, that the Plan is designed in accordance with applicable sections of the Internal Revenue Code (IRC). The Plan has been amended since receiving the determination letter. On November 20, 2009, a request for a letter of determination was filed with the IRS. The Plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, the Plan administrator believes the Plan’s tax-exempt status has not been affected and no provision for income taxes has been included in the Plan’s financial statements.

GAAP requires Plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2011 and 2010, there are no uncertain tax positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2005.

14.	PLAN TERMINATION

Although it has not expressed any intention to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event of termination of the Plan, both Members and Company contributions, including any income earned, will be distributed to the Members.

15.	SUBSEQUENT EVENTS

On February 14, 2012, the Plan was amended and effective May 15, 2012, the Boeing Helena, Inc. 401(k) Plan and Trust and the Solutions Made Simple, Inc. 401(k) Profit Sharing Plan merged into the Plan.

On February 14, 2012, the Plan was amended and effective June 15, 2012, the Argon ST, Inc 401(k) Profit Sharing Plan & Trust and the Digital Receive Technology, Inc. 401(k) Plan merged into the Plan.

*  *  *  *  *  *

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Plan Administrator has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

THE BOEING COMPANY VOLUNTARY
INVESTMENT PLAN

June 26, 2012	/s/ Nancy B. Cannon
Date	Nancy B. Cannon
Vice President
Enterprise Services
Shared Services Group

SUPPLEMENTAL SCHEDULES

THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN

SCHEDULE OF NONEXEMPT PARTY-IN-INTEREST TRANSACTIONS

FOR THE YEAR ENDED DECEMBER 31, 2011

Party Involved	Relationship to Plan	Description of Transaction	Cost of Asset	Current Value of Asset	Net Gain on Each Transaction
The Boeing Company	Plan sponsor	Kestrel plan assets were inadvertently used to pay expenses that should have been paid by the plan sponsor prior to merging the assets into the Plan.	$—	$1	$1

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
14OMED REALTY TRUST INC REIT USD.01			2,078,838
3M CO COMMON STOCK USD.01			5,254,422
AAC TECHNOLOGIES HOLDINGS IN COMMON STOCK USD.01			3,077,923
AALBERTS INDUSTRIES NV COMMON STOCK EUR.25			101,100
ABB LTD REG COMMON STOCK CHF1.03			1,078,081
ABBEY NATL TREASURY SERV BANK GUARANT 04/14 2.875	4/25/2014	2.88%	428,836
ABBEY NATL TREASURY SERV BANK GUARANT 04/14 2.875	4/25/2014	2.88%	382,223
ABBEY NATL TREASURY SERV BANK GUARANT 04/14 VAR	4/25/2014	2.00%	364,153
ABBOTT LABORATORIES COMMON STOCK NPV			6,556,980
ABBOTT LABORATORIES SR UNSECURED 04/19 5.125	4/1/2019	5.13%	3,471,806
ABBOTT LABORATORIES SR UNSECURED 04/19 5.125	4/1/2019	5.13%	719,906
ABBOTT LABORATORIES SR UNSECURED 05/15 2.7	5/27/2015	2.70%	314,638
ABBOTT LABORATORIES SR UNSECURED 11/17 5.6	11/30/2017	5.60%	1,791,230
ABC MART INC COMMON STOCK			228,256
ABERDEEN ASSET MGMT PLC COMMON STOCK GBP.1			254,021
ABN AMRO BANK NV SR UNSECURED 144A 01/14 3.	1/31/2014	3.00%	5,885,301
ACACIA RESEARCH ACACIA TEC TRACKING STK USD.001			2,742,266
ACCENTURE PLC CL A COMMON STOCK USD.0022.5			6,113,519
ACCENTURE PLC CL A COMMON STOCK USD.0022.5			6,679,833
ACCESS GROUP, INC. ACCSS 2005 2 A3	11/22/2024	0.67%	97,625
ACCESS GROUP, INC. ACCSS 2008 1 A	10/27/2025	1.72%	7,729,704
ACCREDITED MORTGAGE LOAN TRUST ACCR 2004 3 2A2	10/25/2034	1.49%	1,756,000
ACCREDITED MORTGAGE LOAN TRUST ACCR 2005 3 A2D	9/25/2035	0.66%	1,710,780
ACE INA HOLDINGS COMPANY GUAR 11/15 2.6	11/23/2015	2.60%	335,900
ACE LTD COMMON STOCK CHF30.57			9,417,116
ACE LTD COMMON STOCK CHF30.57			2,585,324
ACE SECURITIES CORP. ACE 2004 HE3 M1	11/25/2034	1.22%	1,303,076
ACE SECURITIES CORP. ACE 2004 SD1 A1	11/25/2033	0.78%	111,557
ACE SECURITIES CORP. ACE 2005 ASP1 A2D	9/25/2035	0.64%	1,614,423
ACME PACKET INC COMMON STOCK USD.001			979,847
ACORDA THERAPEUTICS INC COMMON STOCK USD.001			1,044,192
ACTIVISION BLIZZARD INC COMMON STOCK USD.000001			1,851,758
ACTUANT CORP A COMMON STOCK USD.2			442,863
ADIDAS AG COMMON STOCK NPV			331,510
ADJUSTABLE RATE MORTGAGE TRUST ARMT 2004 2 7A2	2/25/2035	1.13%	490,787
ADJUSTABLE RATE MORTGAGE TRUST ARMT 2005 5 2A1	9/25/2035	2.84%	1,887,325
ADTRAN INC COMMON STOCK USD.01			7,529,957
ADTRAN INC COMMON STOCK USD.01			601,692
ADTRAN INC COMMON STOCK USD.01			1,423,552
ADTRAN INC COMMON STOCK USD.01			1,786,377
ADVANCE AUTO PARTS INC COMMON STOCK USD.0001			1,866,084
ADVANTECH CO LTD COMMON STOCK TWD10.			2,380,131
ADVISORY BOARD CO/THE COMMON STOCK USD.01			937,272
ADVISORY BOARD CO/THE COMMON STOCK USD.01			2,040,775
AEGON NV JR SUBORDINA 07/49 VAR	12/31/2049	2.40%	1,659,549
AERCAP HOLDINGS NV COMMON STOCK EUR.01			1,614,470
AETNA INC COMMON STOCK USD.01			3,916,287
AETNA INC COMMON STOCK USD.01			1,398,345
AETNA INC SR UNSECURED 09/18 6.5	9/15/2018	6.50%	1,031,042
AETNA INC SR UNSECURED 09/20 3.95	9/1/2020	3.95%	579,383

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
AFC ENTERPRISES COMMON STOCK USD.01			1,383,211
AFFILIATED MANAGERS GROUP COMMON STOCK USD.01			1,353,375
AFRICAN MINERALS LTD COMMON STOCK			248,436
AGCO CORP COMMON STOCK USD.01			696,372
AGEAS SPON ADR ADR			481,101
AGILENT TECHNOLOGIES INC COMMON STOCK USD.01			2,532,425
AGILENT TECHNOLOGIES INC COMMON STOCK USD.01			3,916,317
AH MORTGAGE ADVANCE TRUST AHMAT SART 1 A1 144A	5/10/2042	2.63%	506,683
AIR LIQUIDE SA COMMON STOCK EUR5.5			901,267
AIR PRODUCTS + CHEMICALS INC COMMON STOCK USD1.			3,417,823
AIRGAS INC COMMON STOCK USD.01			1,892,347
AISIN SEIKI CO LTD COMMON STOCK			188,232
AKAMAI TECHNOLOGIES INC COMMON STOCK USD.01			5,351,830
AKER SOLUTIONS ASA COMMON STOCK NOK2.			284,796
ALABAMA POWER CO SR UNSECURED 11/13 5.8	11/15/2013	5.80%	653,616
ALAMOS GOLD INC COMMON STOCK NPV			506,722
ALBEMARLE CORP COMMON STOCK USD.01			1,813,152
ALCATEL LUCENT USA INC COMPANY GUAR 06/25 2.875	6/15/2025	2.88%	1,197,317
ALERE INC COMMON STOCK USD.001			902,819
ALEXION PHARMACEUTICALS INC COMMON STOCK USD.0001			1,371,871
ALGETA ASA COMMON STOCK NOK.5			1,479,405
ALK ABELLO A/S COMMON STOCK DKK10.			452,737
ALKERMES PLC COMMON STOCK USD.01			2,964,220
ALLEGHENY TECHNOLOGIES INC COMMON STOCK USD.1			1,266,700
ALLEGIANT TRAVEL CO COMMON STOCK USD.001			1,653,540
ALLERGAN INC COMMON STOCK USD.01			8,537,102
ALLERGAN INC COMMON STOCK USD.01			6,179,177
ALLIANCE DATA SYSTEMS CORP COMMON STOCK USD.01			8,572,719
ALLIANCE DATA SYSTEMS CORP COMMON STOCK USD.01			3,966,688
ALLIANCE DATA SYSTEMS CORP COMMON STOCK USD.01			2,471,392
ALLIANT TECHSYSTEMS INC COMMON STOCK USD.01			940,453
ALLIANZ SE REG COMMON STOCK NPV			1,019,525
ALLIED WORLD ASSURN CO HLDGS SR NT	8/1/2016	7.50%	1,692,846
ALLOT COMMUNICATIONS LTD COMMON STOCK USD.01			2,007,251
ALLSCRIPTS HEALTHCARE SOLUTI COMMON STOCK USD.01			985,145
ALLSTATE CORP SR UNSECURED 02/12 6.125	2/15/2012	6.13%	2,071,748
ALLSTATE CORP SR UNSECURED 02/12 6.125	2/15/2012	6.13%	2,892,004
ALLSTATE CORP SR UNSECURED 05/14 6.2	5/16/2014	6.20%	5,710,131
ALLY AUTO RECEIVABLES TRUST ALLYA 2009 B A3 144A	10/15/2013	1.98%	652,462
ALLY AUTO RECEIVABLES TRUST ALLYA 2009 B A4 144A	12/15/2014	3.05%	1,024,422
ALLY AUTO RECEIVABLES TRUST ALLYA 2010 1 A3	5/15/2014	1.45%	727,299
ALLY AUTO RECEIVABLES TRUST ALLYA 2010 2 A3	7/15/2014	1.38%	2,560,595
ALLY AUTO RECEIVABLES TRUST ALLYA 2010 3 A4	8/17/2015	1.55%	948,495
ALLY AUTO RECEIVABLES TRUST ALLYA 2010 4 A3	11/17/2014	0.91%	585,550
ALLY AUTO RECEIVABLES TRUST ALLYA 2011 1 A3	1/15/2015	1.38%	976,107
ALLY AUTO RECEIVABLES TRUST ALLYA 2011 3 A3	8/17/2015	0.97%	827,168
ALLY FINANCIAL INC FDIC GUARANT 12/12 2.2	12/19/2012	2.20%	10,939,716
ALLY FINANCIAL INC FDIC GUARANT 12/12 2.2	12/19/2012	2.20%	22,211,650
ALLYA 2011 4 A4 06/16 1.14	6/15/2016	1.14%	1,679,136
ALMIRALL SA COMMON STOCK EUR.12			721,219
ALPHA NATURAL RESOURCES INC COMMON STOCK USD.01			5,227,363

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
ALTEN COMMON STOCK NPV			212,520
ALTERA CORP COMMON STOCK USD.001			3,149,976
ALTERRA CAPITAL HOLDINGS LTD COMMON STOCK USD1.			2,464,609
ALTERRA CAPITAL HOLDINGS LTD COMMON STOCK USD1.			2,019,656
ALTRIA GROUP INC COMMON STOCK USD.333			2,643,891
ALTRIA GROUP INC COMPANY GUAR 05/21 4.75	5/5/2021	4.75%	3,853,633
ALTRIA GROUP INC COMPANY GUAR 08/19 9.25	8/6/2019	9.25%	40,283
ALTRIA GROUP INC COMPANY GUAR 11/13 8.5	11/10/2013	8.50%	2,822,368
ALTRIA GROUP INC COMPANY GUAR 11/13 8.5	11/10/2013	8.50%	1,738,578
ALTRIA GROUP INC COMPANY GUAR 11/13 8.5	11/10/2013	8.50%	237,079
ALTRIA GROUP INC COMPANY GUAR 11/18 9.7	11/10/2018	9.70%	908,154
AMAZON.COM INC COMMON STOCK USD.01			2,535,050
AMAZON.COM INC COMMON STOCK USD.01			3,765,791
AMAZON.COM INC COMMON STOCK USD.01			11,393,442
AMAZON.COM INC COMMON STOCK USD.01			12,393,268
AMDOCS LTD COMMON STOCK GBP.0001			2,096,955
AMDOCS LTD COMMON STOCK GBP.0001			1,908,657
AMEC PLC COMMON STOCK GBP.5			818,847
AMER EXPRESS CREDIT CO 08/14 FIXED 5.125	8/25/2014	5.13%	392,126
AMER EXPRESS CREDIT CO SR UNSECURED 05/13 5.875	5/2/2013	5.88%	6,149,257
AMER EXPRESS CREDIT CO SR UNSECURED 05/13 5.875	5/2/2013	5.88%	3,679,043
AMER EXPRESS CREDIT CO SR UNSECURED 08/13 7.3	8/20/2013	7.30%	2,224,781
AMER SPORTS OYJ A SHS COMMON STOCK NPV			161,814
AMEREN CORPORATION COMMON STOCK USD.01			1,952,947
AMERICA S CAR MART INC COMMON STOCK USD.01			1,104,092
AMERICAN CAMPUS COMMUNITIES REIT USD.01			1,191,664
AMERICAN EXPR CENTURION NOTES 09/17 6.	9/13/2017	6.00%	14,700,504
AMERICAN EXPRESS CO 09/15 FIXED 2.75	9/15/2015	2.75%	351,856
AMERICAN EXPRESS CO COMMON STOCK USD.2			2,818,643
AMERICAN EXPRESS CO SR UNSECURED 05/14 7.25	5/20/2014	7.25%	418,791
AMERICAN EXPRESS CO SR UNSECURED 05/19 8.125	5/20/2019	8.13%	2,236,667
AMERICAN EXPRESS CO SR UNSECURED 07/13 4.875	7/15/2013	4.88%	1,934,602
AMERICAN EXPRESS CO SUBORDINATED 09/66 VAR	9/1/2066	6.80%	4,586,950
AMERICAN HONDA FINANCE SR UNSECURED 144A 04/13 4.625	4/2/2013	4.63%	476,250
AMERICAN HONDA FINANCE SR UNSECURED 144A 10/13 6.7	10/1/2013	6.70%	895,504
AMERICAN INTL GROUP SR UNSECURED 01/14 3.65	1/15/2014	3.65%	4,972,493
AMERICAN INTL GROUP SR UNSECURED 01/18 5.85	1/16/2018	5.85%	1,995,151
AMERICAN INTL GROUP SR UNSECURED 01/18 5.85	1/16/2018	5.85%	22,200,941
AMERICAN INTL GROUP SR UNSECURED 01/18 5.85	1/16/2018	5.85%	273,844
AMERICAN INTL GROUP SR UNSECURED 03/12 4.95	3/20/2012	4.95%	495,000
AMERICAN INTL GROUP SR UNSECURED 03/12 4.95	3/20/2012	4.95%	297,000
AMERICAN INTL GROUP SR UNSECURED 05/17 5.45	5/18/2017	5.45%	1,409,569
AMERICAN INTL GROUP SR UNSECURED 08/18 8.25	8/15/2018	8.25%	13,866,363
AMERICAN INTL GROUP SR UNSECURED 10/15 5.05	10/1/2015	5.05%	1,355,518
AMERICAN INTL GROUP SR UNSECURED 12/20 6.4	12/15/2020	6.40%	8,618,824
AMERICAN INTL GROUP SR UNSECURED 12/20 6.4	12/15/2020	6.40%	625,723
AMERICAN INTL GROUP SR UNSECURED 144A 11/13 3.75	11/30/2013	3.75%	981,275
AMERICAN TOWER CORP CL A COMMON STOCK USD.01			5,892,262
AMERICAN TRANSMISSION SY SR UNSECURED 144A 01/22 5.25	1/15/2022	5.25%	2,693,133
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2010 1 A3	3/17/2014	1.66%	516,099
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2010 2 A2	10/8/2013	1.22%	77,333

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2010 2 A3	8/8/2014	1.71%	3,611,214
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2010 4 A2	5/8/2014	0.96%	6,237,523
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2010 A A2	11/6/2013	1.46%	93,188
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2011 1 A2	6/9/2014	0.84%	676,604
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2011 1 A3	9/8/2015	1.39%	2,913,215
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2011 2 A3	10/8/2015	1.61%	662,594
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2011 3 A3	1/8/2016	1.17%	1,098,536
AMERISOURCEBERGEN CORP COMMON STOCK USD.01			1,890,740
AMETEK INC COMMON STOCK USD.01			702,396
AMGEN INC 11/14 FIXED 1.875	11/15/2014	1.88%	5,064,715
AMGEN INC 11/14 FIXED 1.875	11/15/2014	1.88%	3,869,442
AMGEN INC 11/21 FIXED 3.875	11/15/2021	3.88%	933,431
AMGEN INC SR UNSECURED 06/16 2.3	6/15/2016	2.30%	267,817
AMGEN INC SR UNSECURED 06/16 2.3	6/15/2016	2.30%	40,273
AMGEN INC SR UNSECURED 06/17 5.85	6/1/2017	5.85%	1,397,250
AMORTIZING RESIDENTIAL COLLATE ARC 2004 1 A5	10/25/2034	0.79%	2,071,201
AMPHENOL CORP CL A COMMON STOCK USD.001			701,366
AMPHENOL CORP CL A COMMON STOCK USD.001			1,171,062
AMPLIFON SPA COMMON STOCK EUR.02			197,936
AMYLIN PHARMACEUTICALS INC COMMON STOCK USD.001			2,247,835
ANADARKO FINANCE CO COMPANY GUAR 05/31 7.5	5/1/2031	7.50%	3,865,570
ANADARKO PETROLEUM CORP COMMON STOCK USD.1			11,212,877
ANADARKO PETROLEUM CORP COMMON STOCK USD.1			3,695,441
ANADARKO PETROLEUM CORP SR UNSECURED 03/14 7.625	3/15/2014	7.63%	338,810
ANADARKO PETROLEUM CORP SR UNSECURED 03/14 7.625	3/15/2014	7.63%	2,544,967
ANADARKO PETROLEUM CORP SR UNSECURED 06/14 5.75	6/15/2014	5.75%	1,479,754
ANADARKO PETROLEUM CORP SR UNSECURED 09/16 5.95	9/15/2016	5.95%	4,391,373
ANADARKO PETROLEUM CORP SR UNSECURED 09/17 6.375	9/15/2017	6.38%	788,211
ANADARKO PETROLEUM CORP SR UNSECURED 09/17 6.375	9/15/2017	6.38%	3,374,239
ANADARKO PETROLEUM CORP SR UNSECURED 09/17 6.375	9/15/2017	6.38%	394,106
ANALOG DEVICES INC COMMON STOCK USD.167			4,184,113
ANHEUSER BUSCH COS LLC COMPANY GUAR 01/13 4.375	1/15/2013	4.38%	931,019
ANHEUSER BUSCH INBEV NV COMMON STOCK NPV			797,334
ANHEUSER BUSCH INBEV WOR COMPANY GUAR 01/20 5.375	1/15/2020	5.38%	809,235
ANHEUSER BUSCH INBEV WOR COMPANY GUAR 03/13 2.5	3/26/2013	2.50%	1,578,652
ANHEUSER BUSCH INBEV WOR COMPANY GUAR 04/20 5.	4/15/2020	5.00%	561,633
ANHEUSER BUSCH INBEV WOR COMPANY GUAR 07/14 1.5	7/14/2014	1.50%	176,251
ANHEUSER BUSCH INBEV WOR COMPANY GUAR 11/14 5.375	11/15/2014	5.38%	4,450,068
ANHEUSER BUSCH INBEV WOR COMPANY GUAR 11/14 5.375	11/15/2014	5.38%	2,222,256
ANHEUSER BUSCH INBEV WOR COMPANY GUAR 11/14 5.375	11/15/2014	5.38%	3,394,496
ANSALDO STS SPA COMMON STOCK EUR.5			159,259
ANSYS INC COMMON STOCK USD.01			2,405,989
ANZ NATIONAL (INT L) LTD BANK GUARANT 144A 12/12 2.375	12/21/2012	2.38%	188,193
ANZ NATIONAL (INT L) LTD SR UNSECURED 144A 08/15 3.125	8/10/2015	3.13%	199,947
AON CORP COMMON STOCK USD1.			3,504,852
AON CORP COMMON STOCK USD1.			861,120
AON CORP SR UNSECURED 09/15 3.5	9/30/2015	3.50%	472,033
APACHE CORP COMMON STOCK USD.625			3,928,455
APACHE CORP SR UNSECURED 01/37 6.	1/15/2037	6.00%	3,068,489
APACHE CORP SR UNSECURED 09/13 6.	9/15/2013	6.00%	185,200
APACHE CORP SR UNSECURED 09/13 6.	9/15/2013	6.00%	21,788

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
APOLLO GROUP INC CL A COMMON STOCK NPV			11,837,933
APOLLO TYRES LTD COMMON STOCK INR1.			171,444
APPLE INC COMMON STOCK NPV			30,061,935
APPLE INC COMMON STOCK NPV			47,348,550
APPLE INC COMMON STOCK NPV			27,783,000
APPLE INC COMMON STOCK NPV			18,817,110
APPLIED MATERIALS INC COMMON STOCK USD.01			6,558,269
APPLIED MICRO CIRCUITS CORP COMMON STOCK USD.01			2,806,944
APPROACH RESOURCES INC COMMON STOCK USD.01			3,014,525
APRIL COMMON STOCK EUR.4			59,488
AQUARIUS PLATINUM LTD COMMON STOCK NPV			139,812
ARCELORMITTAL SR UNSECURED 03/21 5.5	3/1/2021	5.50%	504,850
ARCELORMITTAL SR UNSECURED 06/13 5.375	6/1/2013	5.38%	3,429,388
ARCELORMITTAL USA INC COMPANY GUAR 04/14 6.5	4/15/2014	6.50%	3,680,228
ARCH CAPITAL GROUP LTD COMMON STOCK USD.01			2,233,800
ARCH COAL INC COMMON STOCK USD.01			1,972,562
ARCHER DANIELS MIDLAND CO COMMON STOCK NPV			6,721,000
ARGENT SECURITIES INC. ARSI 2003 W3 M1	9/25/2033	1.42%	1,649,853
ARGENT SECURITIES INC. ARSI 2004 W11 M2	11/25/2034	0.99%	2,482,751
ARGENT SECURITIES INC. ARSI 2004 W5 AV3B	4/25/2034	0.74%	1,029,487
ARIBA INC COMMON STOCK USD.002			3,556,332
ARIBA INC COMMON STOCK USD.002			1,357,387
ARISTOTLE HOLDING INC 11/16 FIXED 3.5 144A	11/15/2016	3.50%	5,601,503
ARKLE MASTER ISSUER PLC ARKLE 2010 2A 1A1 144A	5/17/2060	1.87%	8,256,123
ARM HOLDINGS PLC COMMON STOCK GBP.0005			1,150,448
ARM HOLDINGS PLC SPONS ADR ADR NPV			1,090,004
ARRAN RESIDENTIAL MORTGAGES FU ARRMF 2010 1A A1C 144A	5/16/2047	1.66%	5,266,678
ARROW ELECTRONICS INC SR UNSECURED 07/13 6.875	7/1/2013	6.88%	903,098
ARUBA NETWORKS INC COMMON STOCK USD.0001			1,219,912
ARUBA NETWORKS INC COMMON STOCK USD.0001			850,994
ASAHI CO LTD COMMON STOCK			269,883
ASCENA RETAIL GROUP INC COMMON STOCK USD.01			866,665
ASCIANO LTD COMMON STOCK NPV			542,102
ASHMORE GROUP PLC COMMON STOCK GBP.0001			179,079
ASIAN PROPERTY DEVE FOREIGN COMMON STOCK THB1. A			190,414
ASIF GLOBAL FINANCNG XIX SR SECURED 144A 01/13 4.9	1/17/2013	4.90%	351,915
ASM INTERNATIONAL NV COMMON STOCK EUR.04			271,822
ASM PACIFIC TECHNOLOGY COMMON STOCK HKD.1			2,375,512
ASML HOLDING N V NY REGISTERED SHS			6,695,594
ASML HOLDING N V NY REGISTERED SHS			2,052,098
ASML HOLDING N V NY REGISTERED SHS			1,436,740
ASML HOLDING NV COMMON STOCK EUR.09			538,856
ASOS PLC COMMON STOCK GBP.035			103,727
ASSET BACKED SECURITIES CORP H ABSHE 2003 HE7 M1	12/15/2033	1.25%	2,168,930
ASTELLAS PHARMA INC COMMON STOCK			1,758,438
ASTRAZENECA PLC COMMON STOCK USD.25			1,455,601
ASTRAZENECA PLC SPONS ADR ADR			5,333,765
ASTRAZENECA PLC SR UNSECURED 09/12 5.4	9/15/2012	5.40%	5,172,710
AT&T CORP SR UNSECURED 03/13 6.5	3/15/2013	6.50%	639
AT&T INC SR UNSECURED 01/13 4.95	1/15/2013	4.95%	8,337,752
AT&T INC SR UNSECURED 01/13 4.95	1/15/2013	4.95%	4,346,053

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
AT&T INC SR UNSECURED 01/38 6.3	1/15/2038	6.30%	2,492,306
AT&T INC SR UNSECURED 02/18 5.5	2/1/2018	5.50%	1,111,229
AT&T INC SR UNSECURED 02/18 5.5	2/1/2018	5.50%	1,614,754
AT&T INC SR UNSECURED 08/16 2.4	8/15/2016	2.40%	3,519,990
AT&T INC SR UNSECURED 08/21 3.875	8/15/2021	3.88%	846,201
AT&T INC SR UNSECURED 08/41 5.55	8/15/2041	5.55%	2,295,963
AT&T INC SR UNSECURED 09/14 5.1	9/15/2014	5.10%	1,784,339
AT&T INC SR UNSECURED 09/14 5.1	9/15/2014	5.10%	4,736,209
AT&T INC SR UNSECURED 09/14 5.1	9/15/2014	5.10%	242,318
AT&T INC SR UNSECURED 11/13 6.7	11/15/2013	6.70%	4,078,913
AT+T INC COMMON STOCK USD1.			9,439,718
ATHENAHEALTH INC COMMON STOCK USD.01			4,423,109
ATHENAHEALTH INC COMMON STOCK USD.01			270,897
ATLAS AIR WORLDWIDE HOLDINGS COMMON STOCK USD.01			1,698,606
ATLAS COPCO AB A SHS COMMON STOCK NPV			1,106,184
ATMEL CORP COMMON STOCK USD.001			721,775
ATMOS ENERGY CORP SR UNSECURED 01/13 5.125	1/15/2013	5.13%	2,695,984
ATMOS ENERGY CORP SR UNSECURED 10/14 4.95	10/15/2014	4.95%	437,872
AUST & NZ BANKING GROUP SR UNSECURED 144A 01/14 2.125	1/10/2014	2.13%	199,811
AUST & NZ BANKING GROUP SR UNSECURED 144A 01/14 2.125	1/10/2014	2.13%	4,835,431
AUSTRIAMICROSYSTEMS AG BR COMMON STOCK NPV			244,748
AUTOMATIC DATA PROCESSING COMMON STOCK USD.1			10,485,717
AUTOMATIC DATA PROCESSING COMMON STOCK USD.1			5,562,490
AUXILIUM PHARMACEUTICALS INC COMMON STOCK USD.01			1,321,359
AVAGO TECHNOLOGIES LTD COMMON STOCK			685,281
AVAGO TECHNOLOGIES LTD COMMON STOCK			3,047,789
AVIS BUDGET RENTAL CAR FUNDING AESOP 2010 3A A 144A	5/20/2016	4.64%	1,276,787
AVIS BUDGET RENTAL CAR FUNDING AESOP 2010 5A A 144A	3/20/2017	3.15%	677,587
AXIS CAPITAL HOLDINGS LTD COMMON STOCK USD.0125			973,246
AXIS SPECIALTY FINANCE COMPANY GUAR 06/20 5.875	6/1/2020	5.88%	760,795
AYGAZ AS COMMON STOCK TRY1.			163,825
BABCOCK INTL GROUP PLC COMMON STOCK GBP.6			179,457
BAE SYSTEMS HOLDINGS INC COMPANY GUAR 144A 06/14 4.95	6/1/2014	4.95%	237,774
BAE SYSTEMS HOLDINGS INC COMPANY GUAR 144A 08/15 5.2	8/15/2015	5.20%	241,922
BAIDU INC SPON ADR ADR USD.00005			6,769,935
BAIDU INC SPON ADR ADR USD.00005			5,490,163
BAKER HUGHES INC SR UNSECURED 09/40 5.125	9/15/2040	5.13%	3,297,446
BAKER HUGHES INC SR UNSECURED 11/18 7.5	11/15/2018	7.50%	3,311,255
BAKER HUGHES INC SR UNSECURED 11/18 7.5	11/15/2018	7.50%	448,537
BALLY TECHNOLOGIES INC COMMON STOCK USD.1			1,621,960
BANC OF AMERICA COMMERCIAL MOR BACM 2002 2 A3	7/11/2043	5.12%	5,833,795
BANC OF AMERICA COMMERCIAL MOR BACM 2004 1 A4	11/10/2039	4.76%	7,884,689
BANC OF AMERICA COMMERCIAL MOR BACM 2006 1 A2	9/10/2045	5.33%	1,285,901
BANC OF AMERICA COMMERCIAL MOR BACM 2006 1 A2	9/10/2045	5.33%	3,403,092
BANC OF AMERICA COMMERCIAL MOR BACM 2006 3 A4	7/10/2044	5.89%	504,292
BANC OF AMERICA COMMERCIAL MOR BACM 2006 4 A2	7/10/2046	5.52%	1,988,597
BANC OF AMERICA COMMERCIAL MOR BACM 2006 4 A4	7/10/2046	5.63%	774,582
BANC OF AMERICA COMMERCIAL MOR BACM 2006 5 A2	9/10/2047	5.32%	264,214
BANC OF AMERICA COMMERCIAL MOR BACM 2006 6 A2	10/10/2045	5.31%	3,346,686
BANC OF AMERICA COMMERCIAL MOR BACM 2006 6 A3	10/10/2045	5.37%	3,375,347
BANC OF AMERICA COMMERCIAL MOR BACM 2007 2 A4	4/10/2049	5.63%	4,595,698

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
BANC OF AMERICA COMMERCIAL MOR BACM 2007 3 A3	6/10/2049	5.62%	2,408,933
BANC OF AMERICA COMMERCIAL MOR BACM 2007 3 A3	6/10/2049	5.62%	392,103
BANC OF AMERICA COMMERCIAL MOR BACM 2007 3 A4	6/10/2049	5.62%	26,271,252
BANC OF AMERICA COMMERCIAL MOR BACM 2007 5 A3	2/10/2051	5.62%	4,857,998
BANC OF AMERICA COMMERCIAL MOR BACM 2007 5 A4	2/10/2051	5.49%	4,827,233
BANC OF AMERICA MORTGAGE SECUR BOAMS 2004 6 1A8	7/25/2034	5.50%	115,449
BANCO BILBAO VIZCAYA ARGENTA COMMON STOCK EUR.49			347,022
BANCO DAYCOVAL SA PREFERENCE			66,018
BANCO SANTANDER SA COMMON STOCK EUR.5			634,529
BANK OF AMERICA AUTO TRUST BAAT 2009 1A A4 144A	6/15/2016	3.52%	1,322,854
BANK OF AMERICA AUTO TRUST BAAT 2009 2A A3 144A	9/15/2013	2.13%	1,057,005
BANK OF AMERICA AUTO TRUST BAAT 2009 2A A4 144A	10/15/2016	3.03%	3,492,070
BANK OF AMERICA AUTO TRUST BAAT 2009 3A A3 144A	12/15/2013	1.67%	721,745
BANK OF AMERICA AUTO TRUST BAAT 2010 1A A3 144A	3/15/2014	1.39%	379,693
BANK OF AMERICA AUTO TRUST BAAT 2010 1A A4 144A	2/15/2017	2.18%	767,848
BANK OF AMERICA AUTO TRUST BAAT 2010 2 A3	7/15/2014	1.31%	345,877
BANK OF AMERICA CORP COMMON STOCK USD.01			2,439,784
BANK OF AMERICA CORP FDIC GUARANT 04/12 2.1	4/30/2012	2.10%	12,667,998
BANK OF AMERICA CORP FDIC GUARANT 04/12 2.1	4/30/2012	2.10%	25,720,607
BANK OF AMERICA CORP SR UNSECURED 01/13 4.875	1/15/2013	4.88%	1,004,050
BANK OF AMERICA CORP SR UNSECURED 05/13 4.9	5/1/2013	4.90%	5,754,652
BANK OF AMERICA CORP SR UNSECURED 05/13 4.9	5/1/2013	4.90%	6,905,582
BANK OF AMERICA CORP SR UNSECURED 05/13 4.9	5/1/2013	4.90%	325,263
BANK OF AMERICA CORP SR UNSECURED 05/14 7.375	5/15/2014	7.38%	4,354,808
BANK OF AMERICA CORP SR UNSECURED 05/21 5.	5/13/2021	5.00%	2,541,230
BANK OF AMERICA CORP SR UNSECURED 05/21 5.	5/13/2021	5.00%	587,489
BANK OF AMERICA CORP SR UNSECURED 06/19 7.625	6/1/2019	7.63%	2,130,487
BANK OF AMERICA CORP SR UNSECURED 06/19 7.625	6/1/2019	7.63%	77,566
BANK OF AMERICA CORP SR UNSECURED 07/16 3.75	7/12/2016	3.75%	7,036,984
BANK OF AMERICA CORP SR UNSECURED 07/20 5.625	7/1/2020	5.63%	1,376,364
BANK OF AMERICA CORP SR UNSECURED 09/12 4.875	9/15/2012	4.88%	2,244,310
BANK OF AMERICA CORP SR UNSECURED 09/12 4.875	9/15/2012	4.88%	221,412
BANK OF AMERICA CORP SR UNSECURED 09/17 6.	9/1/2017	6.00%	18,848,920
BANK OF AMERICA CORP SR UNSECURED 09/17 6.	9/1/2017	6.00%	2,988,482
BANK OF AMERICA CORP SR UNSECURED 10/16 5.625	10/14/2016	5.63%	1,587,774
BANK OF AMERICA CORP SR UNSECURED 12/17 5.75	12/1/2017	5.75%	2,965,796
BANK OF AMERICA CORP SR UNSECURED 12/17 5.75	12/1/2017	5.75%	406,144
BANK OF MONTREAL 10/14 FIXED 1.30	10/31/2014	1.30%	499,142
BANK OF MONTREAL 10/14 FIXED 1.30	10/31/2014	1.30%	7,225,475
BANK OF MONTREAL SR UNSECURED 06/13 2.125	6/28/2013	2.13%	1,051,778
BANK OF MONTREAL SR UNSECURED 06/13 2.125	6/28/2013	2.13%	1,077,184
BANK OF NEW YORK MELLON CORP COMMON STOCK USD.01			5,498,943
BANK OF NEW YORK MELLON SR UNSECURED 01/16 2.5	1/15/2016	2.50%	557,009
BANK OF NEW YORK MELLON SR UNSECURED 04/13 4.5	4/1/2013	4.50%	3,233,474
BANK OF NEW YORK MELLON SR UNSECURED 04/13 4.5	4/1/2013	4.50%	208,611
BANK OF NEW YORK MELLON SR UNSECURED 11/12 4.95	11/1/2012	4.95%	1,249,401
BANK OF NEW YORK MELLON SR UNSECURED 11/12 4.95	11/1/2012	4.95%	2,073,694
BANK OF NOVA SCOTIA COVERED 144A 10/15 1.65	10/29/2015	1.65%	516,372
BANK OF NOVA SCOTIA SR UNSECURED 01/15 3.4	1/22/2015	3.40%	966,345
BANK OF NOVA SCOTIA SR UNSECURED 03/16 2.9	3/29/2016	2.90%	1,423,411
BANK OF NOVA SCOTIA SR UNSECURED 12/13 2.375	12/17/2013	2.38%	6,160,194

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
BANK OF NOVA SCOTIA SR UNSECURED 12/13 2.375	12/17/2013	2.38%	5,954,854
BANK OF SCOTLAND PLC COVERED 144A 02/17 5.25	2/21/2017	5.25%	534,065
BANK OF THE OZARKS COMMON STOCK USD.01			1,427,425
BANK SARASIN + CIE AG REG B COMMON STOCK CHF.35			234,782
BANKERS PETROLEUM LTD COMMON STOCK NPV			149,562
BANQUE CANTONALE VAUDOIS REG COMMON STOCK CHF10.			139,544
BANRO CORPORATION COMMON STOCK NPV			1,076,559
BARCLAYS BANK PLC SR UNSECURED 01/13 2.5	1/23/2013	2.50%	9,061,189
BARCLAYS BANK PLC SR UNSECURED 01/14 2.375	1/13/2014	2.38%	5,672,001
BARCLAYS BANK PLC SR UNSECURED 01/14 2.375	1/13/2014	2.38%	5,676,895
BARCLAYS BANK PLC SR UNSECURED 01/14 VAR	1/13/2014	1.44%	7,754,088
BARCLAYS BANK PLC SR UNSECURED 07/14 5.2	7/10/2014	5.20%	1,876,092
BARCLAYS BANK PLC SR UNSECURED 07/14 5.2	7/10/2014	5.20%	113,390
BARCLAYS BANK PLC SR UNSECURED 09/12 5.45	9/12/2012	5.45%	5,721,016
BARCLAYS BANK PLC SR UNSECURED 09/16 5.	9/22/2016	5.00%	414,266
BARCLAYS BANK PLC SR UNSECURED 09/16 5.	9/22/2016	5.00%	1,734,737
BARCLAYS BANK PLC SUBORDINATED 144A 06/21 10.179	6/12/2021	10.18%	10,890,256
BARCLAYS BANK PLC SUBORDINATED 144A 12/17 6.05	12/4/2017	6.05%	1,772,346
BARCLAYS BANK PLC SUBORDINATED 144A 12/17 6.05	12/4/2017	6.05%	8,138,322
BARCLAYS PLC COMMON STOCK GBP.25			538,542
BARRICK GOLD CORP 05/14 FIXED 1.75	5/30/2014	1.75%	2,438,809
BARRICK GOLD CORP COMMON STOCK NPV			3,250,283
BARRICK GOLD CORP SR UNSECURED 04/19 6.95	4/1/2019	6.95%	1,399,986
BARRICK GOLD CORP SR UNSECURED 04/19 6.95	4/1/2019	6.95%	196,489
BARRICK NA FINANCE LLC 05/21 FIXED 4.4	5/30/2021	4.40%	2,144,332
BASF SE COMMON STOCK NPV			1,496,457
BAXTER INTERNATIONAL INC SENIOR NOTES 03/13 1.8	3/15/2013	1.80%	207,434
BAYER AG REG COMMON STOCK NPV			914,346
BAYERISCHE MOTOREN WERKE AG COMMON STOCK EUR1.0			672,796
BAYVIEW FINANCIAL ACQUISITION BAYV 2006 A 2A4	2/28/2041	0.59%	728,124
BB&T CORPORATION SR UNSECURED 03/16 3.2	3/15/2016	3.20%	1,673,102
BB&T CORPORATION SR UNSECURED 04/14 2.05	4/28/2014	2.05%	4,745,994
BB&T CORPORATION SR UNSECURED 04/14 5.7	4/30/2014	5.70%	437,594
BB&T CORPORATION SUBORDINATED 10/12 4.75	10/1/2012	4.75%	442,892
BB&T CORPORATION SUBORDINATED 12/15 5.2	12/23/2015	5.20%	58,883
BB+T CORP COMMON STOCK USD5.			7,381,103
BCAP LLC TRUST BCAP 2010 RR4 5A7 144A	5/26/2037	0.58%	624,084
BCE INC COMMON STOCK NPV			10,540,427
BE AEROSPACE INC COMMON STOCK USD.01			815,349
BE AEROSPACE INC COMMON STOCK USD.01			1,940,145
BEAM INC COMMON STOCK USD3.125			2,838,142
BEAR STEARNS ADJUSTABLE RATE M BSARM 2000 2 A1	11/25/2030	3.11%	70,884
BEAR STEARNS ADJUSTABLE RATE M BSARM 2002 11 1A1	2/25/2033	5.68%	17,732
BEAR STEARNS ADJUSTABLE RATE M BSARM 2003 9 2A1	2/25/2034	2.82%	1,071,127
BEAR STEARNS ADJUSTABLE RATE M BSARM 2004 10 22A1	1/25/2035	4.20%	195,001
BEAR STEARNS ADJUSTABLE RATE M BSARM 2005 2 A1	3/25/2035	2.71%	7,068,975
BEAR STEARNS ADJUSTABLE RATE M BSARM 2005 2 A2	3/25/2035	2.73%	66,234
BEAR STEARNS ALT A TRUST BALTA 2004 13 A1	11/25/2034	1.03%	2,587,931
BEAR STEARNS ALT A TRUST BALTA 2005 4 23A2	5/25/2035	2.60%	2,195,841
BEAR STEARNS ALT A TRUST BALTA 2005 7 22A1	9/25/2035	2.77%	2,926,392
BEAR STEARNS ASSET BACKED SECU BSABS 2003 2 A3	3/25/2043	1.04%	2,232,113

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
BEAR STEARNS ASSET BACKED SECU BSABS 2005 SD1 1A3	8/25/2043	0.69%	1,713,721
BEAR STEARNS ASSET BACKED SECU BSABS 2006 HE10 21A1	12/25/2036	0.36%	1,317,753
BEAR STEARNS ASSET BACKED SECU BSABS 2006 SD3 1A1A	8/25/2036	5.50%	1,935,468
BEAR STEARNS ASSET BACKED SECU BSABS 2007 HE7 1A1	10/25/2037	1.26%	771,277
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2005 PW10 AM	12/11/2040	5.45%	2,086,289
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2006 PW11 A4	3/11/2039	5.44%	2,666,193
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2006 PW12 A4	9/11/2038	5.72%	3,123,291
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2006 PW14 A3	12/11/2038	5.21%	4,036,472
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2007 PW17 A3	6/11/2050	5.74%	5,691,862
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2007 T28 A3	9/11/2042	5.79%	1,484,673
BEAR STEARNS COS LLC SR UNSECURED 02/18 7.25	2/1/2018	7.25%	1,172,351
BEAR STEARNS COS LLC SR UNSECURED 02/18 7.25	2/1/2018	7.25%	767,890
BEAR STEARNS COS LLC SR UNSECURED 08/12 6.95	8/10/2012	6.95%	1,348,135
BEAR STEARNS COS LLC SR UNSECURED 10/17 6.4	10/2/2017	6.40%	3,172,930
BEAR STEARNS COS LLC SR UNSECURED 10/17 6.4	10/2/2017	6.40%	1,161,918
BEAR STEARNS STRUCTURED PRODUC BSSP 2007 R6 1A1	1/26/2036	2.57%	104,596
BEAR STEARNS STRUCTURED PRODUC BSSP 2007 R6 2A1	12/26/2046	3.92%	3,238,005
BEC WORLD PCL FOREIGN COMMON STOCK THB1. A			362,853
BECTON DICKINSON AND CO COMMON STOCK USD1.			2,783,320
BED BATH + BEYOND INC COMMON STOCK USD.01			3,325,913
BELDEN INC COMMON STOCK USD.01			1,452,838
BELLSOUTH CORP SR UNSECURED 11/12 4.75	11/15/2012	4.75%	124,017
BERKSHIRE HATHAWAY FIN COMPANY GUAR 01/14 1.5	1/10/2014	1.50%	9,605,640
BERKSHIRE HATHAWAY FIN COMPANY GUAR 04/12 4.	4/15/2012	4.00%	2,907,871
BERKSHIRE HATHAWAY FIN COMPANY GUAR 05/13 4.6	5/15/2013	4.60%	525,921
BERKSHIRE HATHAWAY FIN COMPANY GUAR 05/18 5.4	5/15/2018	5.40%	2,635,653
BERKSHIRE HATHAWAY FIN COMPANY GUAR 07/14 5.1	7/15/2014	5.10%	1,934,377
BERKSHIRE HATHAWAY FIN COMPANY GUAR 08/13 5.	8/15/2013	5.00%	958,366
BERKSHIRE HATHAWAY INC SR UNSECURED 02/13 2.125	2/11/2013	2.13%	8,019,628
BERKSHIRE HATHAWAY INC SR UNSECURED 02/15 3.2	2/11/2015	3.20%	21,203
BERKSHIRE HATHAWAY INC SR UNSECURED 02/15 3.2	2/11/2015	3.20%	434,666
BERKSHIRE HILLS BANCORP INC COMMON STOCK USD.01			1,432,254
BERRY PETROLEUM CO CLASS A COMMON STOCK USD.01			824,600
BERRY PETROLEUM CO CLASS A COMMON STOCK USD.01			1,233,245
BEST BUY CO INC COMMON STOCK USD.1			944,452
BG GROUP PLC COMMON STOCK GBP.1			4,392,673
BHP BILLITON FIN USA LTD COMPANY GUAR 03/12 5.125	3/29/2012	5.13%	3,336,389
BHP BILLITON FIN USA LTD COMPANY GUAR 03/12 5.125	3/29/2012	5.13%	3,336,389
BHP BILLITON FIN USA LTD COMPANY GUAR 04/14 5.5	4/1/2014	5.50%	4,678,229
BHP BILLITON FINANCE COMPANY GUAR 04/13 4.8	4/15/2013	4.80%	2,844,383
BHP BILLITON FINANCE COMPANY GUAR 04/13 4.8	4/15/2013	4.80%	974,464
BHP BILLITON PLC COMMON STOCK USD.5			3,799,649
BILL BARRETT CORP COMMON STOCK USD.001			1,107,275
BIO RAD LABORATORIES A COMMON STOCK USD.0001			1,152,480
BIOGEN IDEC INC COMMON STOCK USD.0005			3,763,710
BIOGEN IDEC INC COMMON STOCK USD.0005			5,612,550
BIRMINGHAM AL COMMERCIAL DEV A BIRDEV 04/41 FIXED OID 5.5	4/1/2041	5.50%	160,505
BJ S RESTAURANTS INC COMMON STOCK NPV			1,312,920
BK TOKYO MITSUBISHI UFJ SR UNSECURED 144A 01/13 2.6	1/22/2013	2.60%	407,848
BK TOKYO MITSUBISHI UFJ SR UNSECURED 144A 01/13 2.6	1/22/2013	2.60%	3,984,366
BK TOKYO MITSUBISHI UFJ SR UNSECURED 144A 01/15 3.85	1/22/2015	3.85%	1,644,449

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
BLACKROCK ACTIVE INTERNATIONAL EQUITY FUND F			193,927,271
BLACKROCK ACTIVE STOCK FUND E			469,045,750
BLACKROCK COREALPHA BOND FUND E			528,608,176
BLACKROCK INC COMMON STOCK USD.01			7,013,744
BLACKROCK INC COMMON STOCK USD.01			3,931,083
BLACKROCK INC SR UNSECURED 12/12 2.25	12/10/2012	2.25%	3,796,627
BLACKROCK INC SR UNSECURED 12/14 3.5	12/10/2014	3.50%	1,110,539
BLACKROCK iSHARES EMERGING MARKETS INDEX FUND			66,146,986
BLACKROCK MONEY MARKET FUND			614,170
BLACKROCK U.S. REAL ESTATE INDEX FUND F			63,849,401
BLACKROCK US TREASURY INFLATION PROTECTED SECURITIES FUND F			82,424,298
BLUE LABEL TELECOMS LTD COMMON STOCK ZAR.000.01			133,416
BLUESTREAM VENTURES			1,288,278
BMW UNSPONSORED ADR ADR			1,542,962
BNP PARIBAS COMMON STOCK EUR2.0			548,274
BNP PARIBAS HOME LOAN COVERED 144A 11/15 2.2	11/2/2015	2.20%	3,555,882
BOEING CO COMMON STOCK*			5,270,316,180
BOK FINANCIAL CORPORATION COMMON STOCK USD.00006			2,054,382
BOOZ ALLEN HAMILTON HOLDING COMMON STOCK USD.01			1,158,424
BORGWARNER INC COMMON STOCK USD.01			3,630,312
BOSTON SCIENTIFIC CORP COMMON STOCK USD.01			2,123,585
BOSTON SCIENTIFIC CORP SR UNSECURED 01/20 6.	1/15/2020	6.00%	368,392
BOTTLING GROUP LLC COMPANY GUAR 01/19 5.125	1/15/2019	5.13%	356,998
BOTTLING GROUP LLC COMPANY GUAR 04/16 5.5	4/1/2016	5.50%	289,623
BP CAPITAL MARKETS PLC COMPANY GUAR 03/12 3.125	3/10/2012	3.13%	4,355,889
BP CAPITAL MARKETS PLC COMPANY GUAR 03/12 3.125	3/10/2012	3.13%	4,355,889
BP CAPITAL MARKETS PLC COMPANY GUAR 03/14 VAR	3/11/2014	1.14%	5,956,984
BP CAPITAL MARKETS PLC COMPANY GUAR 03/15 3.875	3/10/2015	3.88%	1,174,588
BP CAPITAL MARKETS PLC COMPANY GUAR 03/15 3.875	3/10/2015	3.88%	2,407,905
BP CAPITAL MARKETS PLC COMPANY GUAR 03/15 3.875	3/10/2015	3.88%	160,171
BP CAPITAL MARKETS PLC COMPANY GUAR 10/15 3.125	10/1/2015	3.13%	13,930,726
BP CAPITAL MARKETS PLC COMPANY GUAR 10/15 3.125	10/1/2015	3.13%	591,794
BP CAPITAL MARKETS PLC COMPANY GUAR 10/20 4.5	10/1/2020	4.50%	10,903,573
BP CAPITAL MARKETS PLC COMPANY GUAR 11/13 5.25	11/7/2013	5.25%	128,708
BP CAPITAL MARKETS PLC COMPANY GUAR 11/13 5.25	11/7/2013	5.25%	3,560,912
BP CAPITAL MARKETS PLC COMPANY GUAR 11/13 5.25	11/7/2013	5.25%	3,229,490
BP CAPITAL MARKETS PLC COMPANY GUAR 11/13 5.25	11/7/2013	5.25%	493,379
BP CAPITAL PLC 11/21 FIXED 3.561	11/1/2021	3.56%	239,449
BP CAPITAL PLC 11/21 FIXED 3.561	11/1/2021	3.56%	635,061
BP PLC COMMON STOCK USD.25			2,339,010
BPCE SA SR UNSECURED 144A 10/13 2.375	10/4/2013	2.38%	11,332,047
BPCE SA SR UNSECURED 144A 10/13 2.375	10/4/2013	2.38%	4,113,436
BRADKEN LTD COMMON STOCK NPV			302,877
BRADY CORPORATION CL A COMMON STOCK USD.01			1,744,716
BRANDYWINE REALTY TRUST REIT USD.01			1,734,225
BRAVO BRIO RESTAURANT GROUP COMMON STOCK USD.001			837,435
BRAZOS HIGHER EDUCATION AUTHOR BRHEA 2010 1 A2	2/25/2035	1.71%	1,500,320
BRENNTAG AG COMMON STOCK NPV			843,045
BRISTOL MYERS SQUIBB CO COMMON STOCK USD.1			4,888,669
BRISTOL MYERS SQUIBB CO COMMON STOCK USD.1			3,871,396
BRISTOW GROUP INC COMMON STOCK USD.01			403,763

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
BRITISH AMERICAN TOBACCO PLC COMMON STOCK GBP.25			1,620,017
BRITISH TELECOM PLC SR UNSECURED 01/18 5.95	1/15/2018	5.95%	1,243,214
BRITVIC PLC COMMON STOCK GBP.2			287,974
BROADCOM CORP CL A COMMON STOCK USD.0001			3,214,920
BROADCOM CORP CL A COMMON STOCK USD.0001			2,908,049
BROOKDALE SENIOR LIVING INC COMMON STOCK USD.01			1,304,250
BROWN + BROWN INC COMMON STOCK USD.1			900,674
BRUKER CORP COMMON STOCK USD.01			1,163,754
BRUNEL INTERNATIONAL COMMON STOCK EUR.05			141,945
BUCKEYE OH TOBACCO SETTLEMENT BUCGEN 06/47 FIXED OID 5.875	6/1/2047	5.88%	14,705,060
BUFFALO WILD WINGS INC COMMON STOCK NPV			680,906
BUNGE LIMITED FINANCE CO COMPANY GUAR 05/13 5.875	5/15/2013	5.88%	286,224
BUNGE LTD COMMON STOCK USD.01			1,492,920
BURBERRY GROUP PLC COMMON STOCK GBP.0005			800,511
BURBERRY GROUP PLC SPON ADR ADR			3,012,611
BURLINGTN NORTH SANTA FE SR UNSECURED 03/18 5.75	3/15/2018	5.75%	963,925
C.H. ROBINSON WORLDWIDE INC COMMON STOCK USD.1			1,505,224
C+C GROUP PLC COMMON STOCK EUR.01			147,910
CABOT OIL + GAS CORP COMMON STOCK USD.1			387,925
CADBURY SCHWEPPES US FIN COMPANY GUAR 144A 10/13 5.125	10/1/2013	5.13%	713,966
CADENCE PHARMACEUTICALS INC COMMON STOCK USD.0001			329,430
CAISSE CENTRALE DESJARDN SR UNSECURED 144A 09/13 1.7	9/16/2013	1.70%	6,011,879
CAISSE CENTRALE DESJARDN SR UNSECURED 144A 09/15 2.65	9/16/2015	2.65%	3,729,770
CALIFORNIA ST CAS 03/19 FIXED 6.2	3/1/2019	6.20%	226,206
CALIFORNIA ST CAS 04/16 FIXED 5.95	4/1/2016	5.95%	562,870
CALIFORNIA ST CAS 04/34 FIXED 7.5	4/1/2034	7.50%	4,079,490
CALIFORNIA ST CAS 04/39 FIXED 7.55	4/1/2039	7.55%	7,458,592
CALIFORNIA ST CAS 06/37 FIXED 5	6/1/2037	5.00%	2,649,296
CALIFORNIA ST CAS 08/28 FIXED 4.5	8/1/2028	4.50%	4,189,585
CALIFORNIA ST CAS 10/19 FIXED 6.2	10/1/2019	6.20%	2,056,446
CALIFORNIA ST CAS 11/32 FIXED 5	11/1/2032	5.00%	4,151,320
CALIFORNIA ST CAS 11/37 FIXED 5	11/1/2037	5.00%	1,224,252
CALIX NETWORKS INC COMMON STOCK			1,193,327
CAMECO CORP COMMON STOCK NPV			2,298,451
CANADIAN IMPERIAL BANK COVERED 144A 02/13 2.	2/4/2013	2.00%	3,986,905
CANADIAN IMPERIAL BANK SR UNSECURED 12/15 2.35	12/11/2015	2.35%	231,396
CANADIAN NAT L RAILWAY SR UNSECURED 03/13 4.4	3/15/2013	4.40%	182,445
CANADIAN NATL RAILWAY CO COMMON STOCK NPV			1,974,998
CANADIAN NATL RAILWAY SR UNSECURED 01/14 4.95	1/15/2014	4.95%	398,821
CANADIAN NATL RAILWAY SR UNSECURED 07/18 6.8	7/15/2018	6.80%	770,768
CANADIAN NATL RESOURCES SR UNSECURED 02/13 5.15	2/1/2013	5.15%	7,745,337
CANADIAN NATL RESOURCES SR UNSECURED 05/17 5.7	5/15/2017	5.70%	354,708
CANADIAN NATL RESOURCES SR UNSECURED 12/14 4.9	12/1/2014	4.90%	401,257
CANADIAN PACIFIC RAILWAY LTD COMMON STOCK NPV			1,140,510
CANON INC COMMON STOCK			1,208,746
CAPITAL AUTO RECEIVABLES ASSET CARAT 2007 3 A4	3/17/2014	5.21%	187,089
CAPITAL ONE BANK USA NA SUBORDINATED 06/13 6.5	6/13/2013	6.50%	2,162,338
CAPITAL ONE FINANCIAL CO SR UNSECURED 05/14 7.375	5/23/2014	7.38%	988,841
CAPITAL ONE FINANCIAL CO SR UNSECURED 05/14 7.375	5/23/2014	7.38%	439,485
CAPITAL ONE FINANCIAL CO SR UNSECURED 05/14 7.375	5/23/2014	7.38%	3,433,475
CAPITAL ONE FINANCIAL CO SR UNSECURED 07/21 4.75	7/15/2021	4.75%	5,042,654

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
CAPITAL ONE FINANCIAL CORP COMMON STOCK USD.01			6,742,517
CAPITAL ONE FINANCIAL SR UNSECURED 06/15 5.5	6/1/2015	5.50%	190,004
CARBO CERAMICS INC COMMON STOCK USD.01			498,747
CARDINAL HEALTH INC COMMON STOCK NPV			3,413,474
CARDINAL HEALTH INC SR UNSECURED 06/12 5.65	6/15/2012	5.65%	1,020,366
CAREFUSION CORP COMMON STOCK USD.01			1,712,634
CARGILL INC SR UNSECURED 144A 06/13 4.375	6/1/2013	4.38%	375,350
CARLISLE COS INC COMMON STOCK USD1.			832,840
CARLSBERG BREWERY MALAY BHD COMMON STOCK MYR.5			273,172
CARMAX AUTO OWNER TRUST CARMX 2009 1 A3	3/15/2013	4.12%	777,814
CARMAX AUTO OWNER TRUST CARMX 2009 2 A3	4/15/2014	1.74%	824,213
CARMAX AUTO OWNER TRUST CARMX 2010 3 A4	2/16/2016	1.41%	805,435
CARPENTER TECHNOLOGY COMMON STOCK USD5.			1,981,980
CATALYST HEALTH SOLUTIONS IN COMMON STOCK USD.01			1,157,884
CATALYST HEALTH SOLUTIONS IN COMMON STOCK USD.01			2,431,000
CATALYST HEALTH SOLUTIONS IN COMMON STOCK USD.01			2,459,600
CATCHER TECHNOLOGY CO LTD COMMON STOCK TWD10.			1,809,670
CATCHER TECHNOLOGY CO LTD COMMON STOCK TWD10.			(237,844)
CATERPILLAR FIN SERV CRP SR UNSECURED 02/14 6.125	2/17/2014	6.13%	1,743,804
CATERPILLAR FIN SERV CRP SR UNSECURED 08/13 4.9	8/15/2013	4.90%	6,047,218
CATERPILLAR FIN SERV CRP SR UNSECURED 09/13 6.2	9/30/2013	6.20%	3,401,143
CATERPILLAR FIN SERV CRP SR UNSECURED 09/13 6.2	9/30/2013	6.20%	468,747
CATERPILLAR FINANCIAL SE SR UNSECURED 05/14 1.375	5/20/2014	1.38%	4,181,703
CATERPILLAR INC SR UNSECURED 05/14 1.375	5/27/2014	1.38%	9,307,548
CATERPILLAR INC SR UNSECURED 05/21 3.9	5/27/2021	3.90%	1,372,323
CATERPILLAR INC SR UNSECURED 05/21 3.9	5/27/2021	3.90%	1,641,298
CATLIN GROUP LTD COMMON STOCK USD.01			413,175
CBIZ INC COMMON STOCK USD.01			448,474
CBS CORP COMPANY GUAR 05/14 8.2	5/15/2014	8.20%	283,451
CEBU AIR INC COMMON STOCK PHP1.			106,387
CELANESE CORP SERIES A COMMON STOCK USD.0001			5,852,494
CELANESE CORP SERIES A COMMON STOCK USD.0001			2,346,310
CELGENE CORP COMMON STOCK USD.01			3,707,860
CELGENE CORP COMMON STOCK USD.01			6,486,964
CELLCO PART/VERI WIRELSS SR UNSECURED 02/12 5.25	2/1/2012	5.25%	2,895,948
CELLCO PART/VERI WIRELSS SR UNSECURED 02/14 5.55	2/1/2014	5.55%	4,052,500
CELLCO PART/VERI WIRELSS SR UNSECURED 02/14 5.55	2/1/2014	5.55%	597,554
CELLCO PART/VERI WIRELSS SR UNSECURED 02/14 5.55	2/1/2014	5.55%	7,061,997
CELLCO PART/VERI WIRELSS SR UNSECURED 11/18 8.5	11/15/2018	8.50%	499,389
CENOVUS ENERGY INC COMMON STOCK NPV			1,100,169
CENOVUS ENERGY INC SR UNSECURED 10/19 5.7	10/15/2019	5.70%	422,267
CENTENE CORP COMMON STOCK USD.001			1,480,270
CENTERPOINT ENER HOUSTON GENL REF MOR 03/14 7.	3/1/2014	7.00%	185,470
CENTERPOINT ENERGY RESOU SR UNSECURED 01/14 5.95	1/15/2014	5.95%	531,778
CENTERPOINT ENERGY RESOU SR UNSECURED 04/13 7.875	4/1/2013	7.88%	269,359
CENTRAIS ELEC BRAS ADR PREF ADR NPV			340,750
CENTRICA PLC COMMON STOCK GBP.061728			436,630
CERNER CORP COMMON STOCK USD.01			12,225,500
CEVA INC COMMON STOCK USD.001			1,522,683
CFAO COMMON STOCK			793,208
CHARLES SCHWAB CORP SR UNSECURED 06/14 4.95	6/1/2014	4.95%	731,528

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
CHART INDUSTRIES INC COMMON STOCK USD.01			849,980
CHASE MORTGAGE FINANCE CORPORA CHASE 2007 A1 1A1	2/25/2037	2.78%	272,820
CHECK POINT SOFTWARE TECH COMMON STOCK USD.01			11,717,471
CHEMTURA CORP COMMON STOCK USD.01			723,492
CHESAPEAKE ENERGY CORP COMMON STOCK USD.01			1,551,540
CHESAPEAKE UTILITIES CORP COMMON STOCK USD.4867			1,164,641
CHEVRON CORP COMMON STOCK USD.75			1,399,160
CHEVRON CORP COMMON STOCK USD.75			8,209,824
CHICAGO BRIDGE + IRON NY SHR NY REG SHRS EUR.01			800,717
CHICAGO BRIDGE + IRON NY SHR NY REG SHRS EUR.01			2,351,160
CHICAGO IL CHI 01/32 FIXED 4.75	1/1/2032	4.75%	9,363,035
CHICAGO IL CHI 01/39 FIXED OID 5	1/1/2039	5.00%	2,749,714
CHICAGO IL O HARE INTERNATIONA CHIAPT 01/31 FIXED OID 5.5	1/1/2031	5.50%	460,858
CHICAGO IL O HARE INTERNATIONA CHIAPT 01/35 FIXED OID 5.625	1/1/2035	5.63%	229,417
CHICAGO IL TRANSIT AUTH SALES CHITRN 12/40 FIXED 6.899	12/1/2040	6.90%	472,356
CHICAGO IL TRANSIT AUTH SALES CHITRN 12/40 FIXED 6.899	12/1/2040	6.90%	590,445
CHICO S FAS INC COMMON STOCK USD.01			1,154,271
CHILDREN S PLACE COMMON STOCK USD.1			1,510,202
CHINA AUTOMATION GROUP COMMON STOCK HKD.01			91,546
CHINA METAL RECYCLING COMMON STOCK HKD.0001			145,361
CHINA RESOURCES GAS GROUP LT COMMON STOCK HKD.1			277,264
CHIPOTLE MEXICAN GRILL INC COMMON STOCK USD.01			4,668,580
CHIYODA CORP COMMON STOCK			223,889
CHROMA ATE INC COMMON STOCK TWD10.			1,140,172
CHROMA ATE INC COMMON STOCK TWD10.			(41,313)
CHROMA ATE INC COMMON STOCK TWD10.			239,136
CHRYSLER FINANCIAL AUTO SECURI CFAST 2009 A A3	1/15/2016	2.82%	1,681,492
CHRYSLER FINANCIAL AUTO SECURI CFAST 2010 A A3	8/8/2013	0.91%	2,242,273
CHUBB CORP COMMON STOCK USD1.			2,815,870
CHUBB CORP SR UNSECURED 05/37 6.	5/11/2037	6.00%	2,423,698
CIE FINANCIERE RICHEMON BR A COMMON STOCK CHF1.			501,926
CIGNA CORP 02/22 FIXED 4.0	2/15/2022	4.00%	1,188,882
CIGNA CORP COMMON STOCK USD.25			2,634,240
CIGNA CORP SR UNSECURED 03/17 5.375	3/15/2017	5.38%	1,057,066
CIGNA CORP SR UNSECURED 12/20 4.375	12/15/2020	4.38%	280,963
CIPUTRA DEVELOPMENT TBK PT COMMON STOCK IDR250.			273,737
CISCO SYSTEMS INC COMMON STOCK USD.001			14,431,583
CISCO SYSTEMS INC COMMON STOCK USD.001			20,771,425
CISCO SYSTEMS INC COMMON STOCK USD.001			12,717,472
CISCO SYSTEMS INC COMMON STOCK USD.001			2,671,320
CISCO SYSTEMS INC SR UNSECURED 02/16 5.5	2/22/2016	5.50%	651,689
CISCO SYSTEMS INC SR UNSECURED 03/14 1.625	3/14/2014	1.63%	5,913,797
CIT GROUP HOME EQUITY LOAN TRU CITHE 2002 1 AF5	2/25/2033	6.71%	280,283
CIT GROUP HOME EQUITY LOAN TRU CITHE 2002 1 AF5	2/25/2033	6.71%	280,283
CITIBANK CREDIT CARD ISSUANCE CCCIT 2003 A7 A7	7/7/2017	4.15%	1,081,620
CITIBANK CREDIT CARD ISSUANCE CCCIT 2005 A9 A9	11/20/2017	5.10%	2,574,796
CITIBANK CREDIT CARD ISSUANCE CCCIT 2007 A8 A8	9/20/2019	5.65%	2,040,188
CITIBANK NA FDIC GUARANT 12/12 1.75	12/28/2012	1.75%	5,685,590
CITIBANK NA FDIC GUARANT 12/12 1.75	12/28/2012	1.75%	(5,685,411)
CITIBANK NA FDIC GUARANT 12/12 1.75	12/28/2012	1.75%	3,929,149
CITIFINANCIAL AUTO ISSUANCE TR CFAIT 2009 1 A3 144A	10/15/2013	2.59%	3,175,473

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
CITIGROUP COMMERCIAL MORTGAGE CGCMT 2005 C3 A2	5/15/2043	4.64%	2,032,565
CITIGROUP INC FDIC GUARANT 04/12 2.125	4/30/2012	2.13%	11,727,671
CITIGROUP INC FDIC GUARANT 04/12 2.125	4/30/2012	2.13%	23,811,701
CITIGROUP INC SR UNSECURED 01/15 6.01	1/15/2015	6.01%	2,580,421
CITIGROUP INC SR UNSECURED 01/15 6.01	1/15/2015	6.01%	1,295,434
CITIGROUP INC SR UNSECURED 03/38 6.875	3/5/2038	6.88%	2,504,838
CITIGROUP INC SR UNSECURED 04/13 5.5	4/11/2013	5.50%	510,462
CITIGROUP INC SR UNSECURED 04/13 5.5	4/11/2013	5.50%	5,104,615
CITIGROUP INC SR UNSECURED 05/14 5.125	5/5/2014	5.13%	6,140,448
CITIGROUP INC SR UNSECURED 05/14 5.125	5/5/2014	5.13%	11,150,030
CITIGROUP INC SR UNSECURED 05/15 4.75	5/19/2015	4.75%	506,380
CITIGROUP INC SR UNSECURED 06/16 3.953	6/15/2016	3.95%	2,023,003
CITIGROUP INC SR UNSECURED 08/13 6.5	8/19/2013	6.50%	2,133,974
CITIGROUP INC SR UNSECURED 08/14 6.375	8/12/2014	6.38%	808,131
CITIGROUP INC SR UNSECURED 08/14 6.375	8/12/2014	6.38%	2,020,328
CITIGROUP INC SR UNSECURED 08/20 5.375	8/9/2020	5.38%	4,760,895
CITIGROUP INC SR UNSECURED 10/12 5.3	10/17/2012	5.30%	10,162
CITIGROUP INC SR UNSECURED 10/14 5.5	10/15/2014	5.50%	616,828
CITIGROUP INC SR UNSECURED 10/14 5.5	10/15/2014	5.50%	1,305,620
CITIGROUP INC SR UNSECURED 11/17 6.125	11/21/2017	6.13%	33,511,053
CITIGROUP INC SR UNSECURED 11/17 6.125	11/21/2017	6.13%	1,760,931
CITIGROUP INC SR UNSECURED 12/13 6.	12/13/2013	6.00%	2,617,940
CITIGROUP INC SR UNSECURED 12/13 6.	12/13/2013	6.00%	4,035,560
CITIGROUP INC SR UNSECURED 12/13 6.	12/13/2013	6.00%	5,587,699
CITIGROUP INC SR UNSECURED 12/15 4.587	12/15/2015	4.59%	5,232,258
CITIGROUP INC SR UNSECURED 12/15 4.587	12/15/2015	4.59%	513,262
CITIGROUP INC SUBORDINATED 09/14 5.	9/15/2014	5.00%	791,766
CITIGROUP INC UNSECURED 05/19 8.5	5/22/2019	8.50%	1,071,148
CITIGROUP MORTGAGE LOAN TRUST CMLTI 2005 6 A1	9/25/2035	2.23%	80,063
CITIGROUP MORTGAGE LOAN TRUST CMLTI 2008 AR4 1A1A 144A	11/25/2038	5.12%	839,520
CITIGROUP/DEUTSCHE BANK COMMER CD 2005 CD1 A4	7/15/2044	5.23%	1,768,294
CITIGROUP/DEUTSCHE BANK COMMER CD 2006 CD2 A3	1/15/2046	5.41%	5,217,931
CITIGROUP/DEUTSCHE BANK COMMER CD 2006 CD2 A4	1/15/2046	5.34%	1,621,803
CITIGROUP/DEUTSCHE BANK COMMER CD 2006 CD3 A2	10/15/2048	5.56%	1,089,467
CITRIX SYSTEMS INC COMMON STOCK USD.001			3,425,458
CLARCOR INC COMMON STOCK USD1.			1,109,978
CLARCOR INC COMMON STOCK USD1.			924,815
CLARK CNTY NV PASSENGER FAC CH CLAAPT 07/39 FIXED 5.25	7/1/2039	5.25%	260,083
CLEAN HARBORS INC COMMON STOCK USD.01			2,262,415
CLECO CORPORATION COMMON STOCK USD1.			697,230
CLICKS GROUP LTD COMMON STOCK ZAR.01			297,356
CLUB MEDITERRANEE SA COMMON STOCK EUR4.			239,171
CME GROUP INC SR UNSECURED 02/14 5.75	2/15/2014	5.75%	758,650
CME GROUP INC SR UNSECURED 08/13 5.4	8/1/2013	5.40%	482,732
CMS ENERGY CORP COMMON STOCK USD.01			1,879,008
CNA FINANCIAL CORP COMMON STOCK USD2.5			891,604
CNA FINANCIAL CORP SR UNSECURED 12/14 5.85	12/15/2014	5.85%	516,320
CNH EQUIPMENT TRUST CNH 2009 B A4	10/15/2014	5.17%	1,325,848
CNH EQUIPMENT TRUST CNH 2009 C A3	12/16/2013	1.85%	7,887
CNH EQUIPMENT TRUST CNH 2010 A A3	7/15/2014	1.54%	502,941
CNH EQUIPMENT TRUST CNH 2011 A A3	5/16/2016	1.20%	1,934,071

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
CNH EQUIPMENT TRUST CNH 2011 B A3	8/15/2016	0.91%	1,047,067
COACH INC COMMON STOCK USD.01			3,389,673
COBIZ FINANCIAL INC COMMON STOCK USD.01			1,620,678
COCA COLA CO/THE COMMON STOCK USD.25			6,080,393
COCA COLA CO/THE COMMON STOCK USD.25			15,071,538
COCA COLA CO/THE SR UNSECURED 03/14 3.625	3/15/2014	3.63%	532,260
COCA COLA CO/THE SR UNSECURED 09/16 1.8	9/1/2016	1.80%	1,932,589
COCA COLA CO/THE SR UNSECURED 09/16 1.8	9/1/2016	1.80%	4,231,352
COCA COLA REFRESH USA SR UNSECURED 03/12 3.75	3/1/2012	3.75%	1,450,372
COGNIZANT TECH SOLUTIONS A COMMON STOCK USD.01			11,742,684
COLGATE PALMOLIVE CO SR UNSECURED 05/13 4.2	5/15/2013	4.20%	5,461,092
COLGATE PALMOLIVE CO SR UNSECURED 05/14 1.25	5/1/2014	1.25%	3,558,546
COMCAST CABLE COMM HLDGS COMPANY GUAR 03/13 8.375	3/15/2013	8.38%	1,000,513
COMCAST CABLE COMMUNICAT COMPANY GUAR 05/17 8.875	5/1/2017	8.88%	1,432,583
COMCAST CABLE COMMUNICAT COMPANY GUAR 05/17 8.875	5/1/2017	8.88%	193,592
COMCAST CABLE COMMUNICAT COMPANY GUAR 06/13 7.125	6/15/2013	7.13%	1,394,267
COMCAST CABLE COMMUNICAT COMPANY GUAR 06/13 7.125	6/15/2013	7.13%	2,931,759
COMCAST CABLE COMMUNICAT COMPANY GUAR 06/13 7.125	6/15/2013	7.13%	368,911
COMCAST CORP COMPANY GUAR 01/14 5.3	1/15/2014	5.30%	6,142,046
COMCAST CORP COMPANY GUAR 01/15 6.5	1/15/2015	6.50%	952,254
COMCAST CORP COMPANY GUAR 01/15 6.5	1/15/2015	6.50%	6,399,375
COMCAST CORP COMPANY GUAR 01/15 6.5	1/15/2015	6.50%	1,224,327
COMCAST CORP COMPANY GUAR 02/18 5.875	2/15/2018	5.88%	537,664
COMCAST CORP COMPANY GUAR 02/18 5.875	2/15/2018	5.88%	1,607,211
COMCAST CORP COMPANY GUAR 03/16 5.9	3/15/2016	5.90%	1,968,698
COMCAST CORP COMPANY GUAR 03/16 5.9	3/15/2016	5.90%	520,789
COMCAST CORP COMPANY GUAR 06/35 5.65	6/15/2035	5.65%	231,992
COMCAST CORP SPECIAL CL A COMMON STOCK USD1.			2,569,689
COMERICA INC COMMON STOCK USD5.			2,187,118
COMERICA INC SR UNSECURED 09/15 3.	9/16/2015	3.00%	296,243
COMMERCE BANCSHARES INC COMMON STOCK USD5.			1,699,695
COMMERCIAL MORTGAGE ASSET TRUS CMAT 1999 C1 D	1/17/2032	7.35%	1,288,302
COMMERCIAL MORTGAGE PASS THROU COMM 2006 C7 A3	6/10/2046	5.69%	4,200,578
COMMERCIAL MORTGAGE PASS THROU COMM 2006 CN2A A1 144A	2/5/2019	5.36%	1,909,470
COMMONWEALTH EDISON 1ST MORTGAGE 01/14 1.625	1/15/2014	1.63%	6,426,274
COMMONWEALTH EDISON 1ST MORTGAGE 03/12 6.15	3/15/2012	6.15%	2,248,879
COMPASS GROUP PLC COMMON STOCK GBP.1			1,370,883
COMPLETE PRODUCTION SERVICES COMMON STOCK USD.01			1,071,772
COMPLETE PRODUCTION SERVICES COMMON STOCK USD.01			940,183
COMPUTER PROGRAMS + SYSTEMS COMMON STOCK USD.001			1,094,776
COMPUTER SCIENCES CORP COMMON STOCK USD1.			976,061
CONMED CORP COMMON STOCK USD.01			1,517,739
CONOCO INC SR UNSECURED 04/29 6.95	4/15/2029	6.95%	3,101,498
CONOCOPHILLIPS COMPANY GUAR 01/15 4.6	1/15/2015	4.60%	374,932
CONOCOPHILLIPS COMPANY GUAR 01/15 4.6	1/15/2015	4.60%	4,534,575
CONOCOPHILLIPS COMPANY GUAR 01/20 6.	1/15/2020	6.00%	913,853
CONOCOPHILLIPS COMPANY GUAR 02/19 5.75	2/1/2019	5.75%	174,725
CONSOL ENERGY INC COMMON STOCK USD.01			767,360
CONSTANT CONTACT INC COMMON STOCK USD.01			1,484,976
CONSTELLATION ENERGY GRO SR UNSECURED 12/20 5.15	12/1/2020	5.15%	3,136,054
CONSTELLATION ENERGY GRP SR UNSECURED 06/15 4.55	6/15/2015	4.55%	5,548,387

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
CONTINENTAL AG COMMON STOCK NPV			491,172
CONTL AIRLINES 2007 1 PASS THRU CE 10/23 5.983	10/19/2023	5.98%	1,616,179
CONTL AIRLINES 2007 1 PASS THRU CE 10/23 5.983	10/19/2023	5.98%	222,587
COOKSON GROUP PLC COMMON STOCK GBP1.			180,356
COOPER COS INC/THE COMMON STOCK USD.1			1,119,082
COPPER MOUNTAIN MINING CORP COMMON STOCK			175,272
CORE LABORATORIES N.V. COMMON STOCK EUR.02			1,299,600
CORE LABORATORIES N.V. COMMON STOCK EUR.02			1,299,030
CORE MARK HOLDING CO INC COMMON STOCK USD.01			1,187,881
CORPORATE EXECUTIVE BOARD CO COMMON STOCK USD.01			2,343,150
CORVEL CORP COMMON STOCK USD.0001			1,085,910
COSTAR GROUP INC COMMON STOCK USD.01			3,036,215
COSTCO WHOLESALE CORP COMMON STOCK USD.005			5,537,364
COUNTRYWIDE ALTERNATIVE LOAN T CWALT 2005 36 3A1	8/25/2035	2.73%	858,821
COUNTRYWIDE ALTERNATIVE LOAN T CWALT 2005 38 A3	9/25/2035	0.64%	666,839
COUNTRYWIDE ALTERNATIVE LOAN T CWALT 2006 OA21 A1	3/20/2047	0.47%	2,142,692
COUNTRYWIDE ALTERNATIVE LOAN T CWALT 2006 OA9 2A1A	7/20/2046	0.49%	189,700
COUNTRYWIDE ASSET BACKED CERTI CWL 2001 BC3 A	12/25/2031	0.74%	155,518
COUNTRYWIDE ASSET BACKED CERTI CWL 2005 4 AF3	10/25/2035	4.46%	479,225
COUNTRYWIDE ASSET BACKED CERTI CWL 2007 QH1 A1 144A	2/25/2037	0.49%	439,729
COUNTRYWIDE ASSET BACKED CERTI CWL 2007 SD1 A1 144A	3/25/2047	0.74%	354,688
COUNTRYWIDE FINL CORP COMPANY GUAR 06/12 5.8	6/7/2012	5.80%	70,147
COUNTRYWIDE FINL CORP COMPANY GUAR 06/12 5.8	6/7/2012	5.80%	50,105
COUNTRYWIDE HOME EQUITY LOAN T CWHEL 2005 F 2A	12/15/2035	0.52%	282,824
COUNTRYWIDE HOME LOANS CWHL 2003 56 6A1	12/25/2033	2.93%	455,241
COUNTRYWIDE HOME LOANS CWHL 2004 R2 1AF1 144A	11/25/2034	0.71%	292,377
COUNTRYWIDE HOME LOANS CWHL 2005 11 3A1	4/25/2035	3.03%	984,985
COUNTRYWIDE HOME LOANS CWHL 2005 11 3A3	4/25/2035	3.00%	130,895
COUNTRYWIDE HOME LOANS CWHL 2005 3 1A2	4/25/2035	0.58%	509,351
COUNTRYWIDE HOME LOANS CWHL 2005 R1 1AF1 144A	3/25/2035	0.65%	1,378,792
COUNTRYWIDE HOME LOANS CWHL 2006 OA5 2A1	4/25/2046	0.49%	972,411
COVANCE INC COMMON STOCK USD.01			596,143
COVE ENERGY PLC COMMON STOCK GBP.01			222,100
COVENTRY HEALTH CARE INC COMMON STOCK USD.01			2,390,119
COVENTRY HEALTH CARE INC SR UNSECURED 06/21 5.45	6/15/2021	5.45%	827,851
COVIDIEN PLC COMMON STOCK USD.2			5,965,175
COVIDIEN PLC COMMON STOCK USD.2			5,657,757
COX COMMUNICATIONS INC NEW NT	6/1/2013	4.63%	3,162,492
COX COMMUNICATIONS INC SR UNSECURED 12/14 5.45	12/15/2014	5.45%	638,266
COX COMMUNICATIONS INC SR UNSECURED 12/14 5.45	12/15/2014	5.45%	999,024
COX COMMUNICATIONS INC SR UNSECURED 12/14 5.45	12/15/2014	5.45%	3,574,287
COX COMMUNICATIONS INC SR UNSECURED 12/14 5.45	12/15/2014	5.45%	1,087,826
CRANE CO COMMON STOCK USD1.			2,006,195
CREDIT AG HOME LOAN SFH COVERED 144A 07/14 VAR	7/21/2014	1.16%	192,144
CREDIT AGRICOLE LONDON SR UNSECURED 144A 01/14 2.625	1/21/2014	2.63%	1,477,574
CREDIT AGRICOLE SA JR SUBORDINA 144A 10/49 VAR	12/31/2049	8.38%	2,970,000
CREDIT BASED ASSET SERVICING A CBASS 2006 CB2 AF4	12/25/2036	5.12%	958,843
CREDIT SUISSE 01/20 FIXED 5.4	1/14/2020	5.40%	7,498,162
CREDIT SUISSE MORTGAGE CAPITAL CSMC 2006 C2 A3	3/15/2039	5.66%	1,567,506
CREDIT SUISSE MORTGAGE CAPITAL CSMC 2006 C3 A3	6/15/2038	5.81%	3,603,907
CREDIT SUISSE MORTGAGE CAPITAL CSMC 2006 C3 AM	6/15/2038	5.81%	1,060,164

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
CREDIT SUISSE NEW YORK SR UNSECURED 03/15 3.5	3/23/2015	3.50%	3,464,349
CREDIT SUISSE NEW YORK SR UNSECURED 05/13 5.	5/15/2013	5.00%	5,129,035
CREDIT SUISSE NEW YORK SR UNSECURED 05/13 5.	5/15/2013	5.00%	9,929,812
CREDIT SUISSE NEW YORK SR UNSECURED 05/14 5.5	5/1/2014	5.50%	925,084
CREDIT SUISSE NEW YORK SR UNSECURED 08/20 4.375	8/5/2020	4.38%	1,000,079
CREDIT SUISSE NEW YORK SUBORDINATED 02/18 6.	2/15/2018	6.00%	922,126
CREDIT SUISSE USA INC BANK GUARANT 08/15 5.125	8/15/2015	5.13%	3,476,075
CRESUD S.A. SPONS ADR ADR USD1.			300,969
CRH PLC COMMON STOCK EUR.32			744,616
CROCS INC COMMON STOCK USD.001			393,310
CROWN CASTLE TOWERS LLC SR SECURED 144A 01/40 6.113	1/15/2040	6.11%	10,967,190
CROWN CASTLE TOWERS LLC SR SECURED 144A 08/35 3.214	8/15/2035	3.21%	515,699
CROWN HOLDINGS INC COMMON STOCK USD5.			661,022
CS FIRST BOSTON MORTGAGE SECUR CSFB 2002 CP3 A3	7/15/2035	5.60%	9,638,793
CS FIRST BOSTON MORTGAGE SECUR CSFB 2002 CP5 A2	12/15/2035	4.94%	9,716,462
CS FIRST BOSTON MORTGAGE SECUR CSFB 2003 C5 A3	12/15/2036	4.43%	73,010
CS FIRST BOSTON MORTGAGE SECUR CSFB 2003 CPN1 A1	3/15/2035	3.73%	41,364
CS FIRST BOSTON MORTGAGE SECUR CSFB 2004 8 6A1	12/25/2019	4.50%	1,296,896
CS FIRST BOSTON MORTGAGE SECUR CSFB 2004 AR5 7A2	6/25/2034	2.57%	644,283
CS FIRST BOSTON MORTGAGE SECUR CSFB 2004 C2 A1	5/15/2036	3.82%	49,554
CS FIRST BOSTON MORTGAGE SECUR CSFB 2004 C2 A1	5/15/2036	3.82%	49,554
CS FIRST BOSTON MORTGAGE SECUR CSFB 2005 C2 A4	4/15/2037	4.83%	5,000,472
CS FIRST BOSTON MORTGAGE SECUR CSFB 2005 C5 A4	8/15/2038	5.10%	2,315,318
CSX CORP SR UNSECURED 02/14 5.3	2/15/2014	5.30%	432,742
CSX CORP SR UNSECURED 02/19 7.375	2/1/2019	7.38%	1,339,906
CSX CORP SR UNSECURED 03/12 6.3	3/15/2012	6.30%	3,045,054
CSX CORP SR UNSECURED 05/17 5.6	5/1/2017	5.60%	314,473
CSX CORP SR UNSECURED 08/13 5.5	8/1/2013	5.50%	2,719,790
CTS EVENTIM COMMON STOCK NPV			89,628
CUBIC CORP COMMON STOCK NPV			1,462,183
CULLEN/FROST BANKERS INC COMMON STOCK USD.01			919,576
CVS CAREMARK CORP COMMON STOCK USD.01			4,237,858
CVS CAREMARK CORP COMMON STOCK USD.01			2,504,300
CVS CAREMARK CORP SR UNSECURED 03/19 6.6	3/15/2019	6.60%	2,315,925
CVS CAREMARK CORP SR UNSECURED 03/19 6.6	3/15/2019	6.60%	938,559
CVS CAREMARK CORP SR UNSECURED 06/17 5.75	6/1/2017	5.75%	1,114,334
CVS PASS THROUGH TRUST PASS THRU CE 01/30 6.943	1/10/2030	6.94%	4,272,454
CWCAPITAL COBALT CWCI 2006 C1 A2	8/15/2048	5.17%	3,641,571
CWCAPITAL COBALT CWCI 2007 C2 AAB	4/15/2047	5.42%	980,514
CYBERAGENT INC COMMON STOCK			208,037
CYPRESS SEMICONDUCTOR CORP COMMON STOCK USD.01			1,135,008
DAH SING FINANCIAL COMMON STOCK HKD2.0			143,692
DAIICHI SANKYO CO LTD COMMON STOCK			4,507,194
DAIKIN INDUSTRIES LTD COMMON STOCK			95,181
DAIMLER AG REGISTERED SHARES COMMON STOCK NPV			683,220
DAIMLER CHRYSLER AUTO TRUST DCAT 2007 A A4	3/8/2013	5.28%	432,094
DAIMLER CHRYSLER AUTO TRUST DCAT 2008 A A4	8/8/2014	4.48%	444,576
DAIMLER FINANCE NA LLC 09/16 FIXED 2.625	9/15/2016	2.63%	2,723,987
DAIMLERCHRYSLER NORTH AMER HLD SR NT	11/15/2013	6.50%	1,356,050
DAIMLERCHRYSLER NORTH AMER HLD SR NT	11/15/2013	6.50%	1,633,796
DAIMLERCHRYSLER NORTH AMER HLD SR NT	11/15/2013	6.50%	2,505,153

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
DAIRY CREST GROUP PLC COMMON STOCK GBP.25			269,564
DAIWA SECURITIES GR SPON ADR ADR			1,019,244
DALIAN PORT (PDA) CO LTD H COMMON STOCK CNY1.			189,813
DANAHER CORP COMMON STOCK USD.01			3,862,454
DANAHER CORP COMMON STOCK USD.01			16,938,634
DANAHER CORP SR UNSECURED 06/14 1.3	6/23/2014	1.30%	425,020
DANONE COMMON STOCK EUR.25			2,537,178
DAPHNE INTERNATIONAL HOLDING COMMON STOCK HKD.1			256,161
DARDEN RESTAURANTS INC COMMON STOCK NPV			1,668,228
DAVITA INC COMMON STOCK USD.001			6,822,900
DAVITA INC COMMON STOCK USD.001			2,062,032
DAWSON GEOPHYSICAL CO COMMON STOCK USD.333			1,206,060
DBUBS MORTGAGE TRUST DBUBS 2011 LC3A A2	8/10/2044	3.64%	684,739
DEAN FOODS CO COMMON STOCK USD.01			1,492,915
DEDERAL HOME LN MTG CORP SER 3305 CL PA	1/15/2030	5.50%	20,191
DELHAIZE GROUP COMPANY GUAR 06/17 6.5	6/15/2017	6.50%	922,629
DELL INC SR UNSECURED 04/13 4.7	4/15/2013	4.70%	392,600
DELL INC SR UNSECURED 04/14 2.1	4/1/2014	2.10%	6,961,092
DELL INC SR UNSECURED 04/16 3.1	4/1/2016	3.10%	621,838
DELMARVA PWR & LIGHT CO 1ST MORTGAGE 12/13 6.4	12/1/2013	6.40%	945,813
DELTA AIR LINES 2007 1 A PASS THRU CE 02/24 6.821	2/10/2024	6.82%	970,953
DELTA AIR LINES 2007 1 A PASS THRU CE 02/24 6.821	2/10/2024	6.82%	134,197
DENBURY RESOURCES INC COMMON STOCK USD.001			1,283,500
DENDREON CORP SR UNSECURED 01/16 2.875	1/15/2016	2.88%	326,783
DENVER ARENA TR ARENA REVENUE BKD NT 144A	11/15/2019	6.94%	1,523,641
DETOUR GOLD CORP COMMON STOCK NPV			234,643
DEUTSCHE ALT A SECURITIES INC DBALT 2006 OA1 A1	2/25/2047	0.49%	714,624
DEUTSCHE BANK AG LONDON SR UNSECURED 01/13 2.375	1/11/2013	2.38%	486,369
DEUTSCHE BANK AG LONDON SR UNSECURED 01/13 2.375	1/11/2013	2.38%	3,374,803
DEUTSCHE BANK AG LONDON SR UNSECURED 05/13 4.875	5/20/2013	4.88%	1,686,637
DEUTSCHE BANK AG REGISTERED COMMON STOCK NPV			1,361,842
DEUTSCHE BK FINL LLC BANK GUARANT 03/15 5.375	3/2/2015	5.38%	392,448
DEUTSCHE MORTGAGE SECURITIES, DMSI 2004 4 7AR2	6/25/2034	0.74%	544,633
DEUTSCHE POST AG REG COMMON STOCK NPV			600,241
DEUTSCHE TELEKOM AG REG COMMON STOCK NPV			770,076
DEUTSCHE TELEKOM INT FIN COMPANY GUAR 03/16 5.75	3/23/2016	5.75%	556,439
DEUTSCHE TELEKOM INT FIN COMPANY GUAR 07/13 5.25	7/22/2013	5.25%	4,203,612
DEUTSCHE TELEKOM INT FIN COMPANY GUAR 07/14 4.875	7/8/2014	4.88%	585,583
DEUTSCHE TELEKOM INT FIN COMPANY GUAR 08/13 5.875	8/20/2013	5.88%	265,014
DEVON ENERGY CORPORATION SR UNSECURED 04/32 7.95	4/15/2032	7.95%	3,334,682
DEXIA CREDIT LOCAL GOVT LIQUID 144A 04/14 2.75	4/29/2014	2.75%	11,722,101
DIAGEO CAPITAL PLC COMPANY GUAR 01/13 5.2	1/30/2013	5.20%	3,147,883
DIAGEO CAPITAL PLC COMPANY GUAR 01/14 7.375	1/15/2014	7.38%	2,031,561
DIAGEO CAPITAL PLC COMPANY GUAR 07/20 4.828	7/15/2020	4.83%	5,382,651
DIAGEO PLC COMMON STOCK GBP.893518			1,824,064
DIAGEO PLC SPONSORED ADR ADR			5,835,285
DICK S SPORTING GOODS INC COMMON STOCK USD.01			1,013,573
DIGITAL RIVER INC COMMON STOCK USD.01			993,498
DIRECTV HOLDINGS/FING COMPANY GUAR 02/16 3.125	2/15/2016	3.13%	321,119
DIRECTV HOLDINGS/FING COMPANY GUAR 02/16 3.125	2/15/2016	3.13%	7,344,207
DIRECTV HOLDINGS/FING COMPANY GUAR 03/16 3.5	3/1/2016	3.50%	2,371,125

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
DIRECTV HOLDINGS/FING COMPANY GUAR 03/16 3.5	3/1/2016	3.50%	592,781
DIRECTV HOLDINGS/FING COMPANY GUAR 10/14 4.75	10/1/2014	4.75%	1,485,227
DIRECTV HOLDINGS/FING COMPANY GUAR 10/19 5.875	10/1/2019	5.88%	1,391,266
DISCOVER BANK SUBORDINATED 11/19 8.7	11/18/2019	8.70%	1,767,287
DISCOVERY COMMUNICATIONS COMPANY GUAR 06/15 3.7	6/1/2015	3.70%	468,025
DISCOVERY COMMUNICATIONS COMPANY GUAR 06/15 3.7	6/1/2015	3.70%	7,651,416
DNB BOLIGKREDITT AS COVERED 144A 10/16 2.1	10/14/2016	2.10%	1,126,795
DOMINION RESOURCES INC SR UNSECURED 01/19 8.875	1/15/2019	8.88%	1,287,231
DOMINION RESOURCES INC SR UNSECURED 01/19 8.875	1/15/2019	8.88%	404,748
DOMINION RESOURCES INC SR UNSECURED 03/14 1.8	3/15/2014	1.80%	2,600,409
DOMINION RESOURCES INC SR UNSECURED 06/18 6.4	6/15/2018	6.40%	4,362,810
DOMINION RESOURCES INC SR UNSECURED 06/18 6.4	6/15/2018	6.40%	1,158,588
DOMINION RESOURCES INC SR UNSECURED 09/12 5.7	9/17/2012	5.70%	671,794
DOMINION RESOURCES INC SR UNSECURED 09/12 5.7	9/17/2012	5.70%	2,919,719
DOMINION RESOURCES INC SR UNSECURED 09/12 5.7	9/17/2012	5.70%	403,076
DOREL INDUSTRIES CL B COMMON STOCK NPV			120,442
DOW CHEM CO 11/21 FIXED 4.125	11/15/2021	4.13%	1,723,210
DOW CHEMICAL CO/THE SR UNSECURED 02/15 5.9	2/15/2015	5.90%	489,597
DOW CHEMICAL CO/THE SR UNSECURED 05/14 7.6	5/15/2014	7.60%	678,491
DOW CHEMICAL CO/THE SR UNSECURED 05/14 7.6	5/15/2014	7.60%	1,752,768
DOW CHEMICAL CO/THE SR UNSECURED 08/12 4.85	8/15/2012	4.85%	1,534,614
DR CI LABO CO LTD COMMON STOCK			212,893
DRAGON OIL PLC COMMON STOCK EUR.1			1,750,274
DRIL QUIP INC COMMON STOCK USD.01			1,777,140
DSW INC CLASS A COMMON STOCK NPV			801,616
DU PONT (E.I.) DE NEMOURS COMMON STOCK USD.3			2,121,354
DUFRY AG REG COMMON STOCK CHF5.			1,540,125
DUKE CAP CORP SR NT	2/15/2013	6.25%	314,510
DUKE ENERGY CAROLINAS 1ST REF MORT 11/13 5.75	11/15/2013	5.75%	521,983
DUKE ENERGY CAROLINAS SR UNSECURED 11/12 5.625	11/30/2012	5.63%	5,020,520
DUKE ENERGY CAROLINAS SR UNSECURED 11/12 5.625	11/30/2012	5.63%	687,742
DUKE ENERGY CORP SR UNSECURED 06/13 5.65	6/15/2013	5.65%	708,309
DUKE ENERGY INDIANA INC 1ST MORTGAGE 07/20 3.75	7/15/2020	3.75%	257,702
DUN + BRADSTREET CORP COMMON STOCK USD.01			1,874,492
DUN + BRADSTREET CORP COMMON STOCK USD.01			149,687
DUNKIN BRANDS GROUP INC COMMON STOCK			1,154,076
DUNKIN BRANDS GROUP INC COMMON STOCK			623,201
DUPONT FABROS TECHNOLOGY REIT USD.001			801,682
E.I. DU PONT DE NEMOURS SR UNSECURED 07/13 5.	7/15/2013	5.00%	4,355,524
E.ON AG COMMON STOCK NPV			1,164,154
EAGLE BANCORP INC COMMON STOCK USD.01			1,696,673
EARTHLINK INC COMMON STOCK USD.01			1,758,732
EAST WEST BANCORP INC COMMON STOCK USD.001			1,354,850
EASTMAN CHEMICAL CO COMMON STOCK USD.01			1,550,682
EATON CORP COMMON STOCK USD.5			1,854,378
EBAY INC COMMON STOCK USD.001			6,617,399
EBAY INC COMMON STOCK USD.001			3,545,122
EBAY INC SR UNSECURED 10/15 1.625	10/15/2015	1.63%	402,740
ECOLAB INC 12/14 FIXED 2.375	12/8/2014	2.38%	1,350,735
ECOLAB INC 12/21 FIXED 4.35	12/8/2021	4.35%	907,706
ECOLAB INC 12/21 FIXED 4.35	12/8/2021	4.35%	784,898

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
EDUCATION FUNDING CAPITAL TRUS EFCT 2003 3 A6	12/15/2042	1.52%	459,954
EDUCATION REALTY TRUST INC REIT USD.01			1,749,084
EISAI CO LTD COMMON STOCK			4,428,326
EKSPORTFINANS ASA SR UNSECURED 05/16 5.5	5/25/2016	5.50%	4,093,960
EKSPORTFINANS ASA SR UNSECURED 06/17 5.5	6/26/2017	5.50%	1,364,825
ELAN CORP PLC SPONS ADR ADR			8,598,836
ELEKTA AB B SHS COMMON STOCK NPV			926,507
ELI LILLY & CO SR UNSECURED 03/12 3.55	3/6/2012	3.55%	2,360,254
ELI LILLY & CO SR UNSECURED 03/12 3.55	3/6/2012	3.55%	2,360,254
ELI LILLY & CO SR UNSECURED 03/14 4.2	3/6/2014	4.20%	3,750,142
ELI LILLY & CO SR UNSECURED 03/17 5.2	3/15/2017	5.20%	5,342,583
ELI LILLY + CO COMMON STOCK NPV			6,178,933
ELRINGKLINGER AG COMMON STOCK NPV			251,475
EMBARQ CORP SR UNSECURED 06/16 7.082	6/1/2016	7.08%	1,371,192
EMC CORP/MASS COMMON STOCK USD.01			6,885,046
EMC CORP/MASS COMMON STOCK USD.01			3,862,251
EMC CORP/MASS COMMON STOCK USD.01			6,682,548
EMCOR GROUP INC COMMON STOCK USD.01			2,162,655
EMERSON ELECTRIC CO SR UNSECURED 12/14 5.	12/15/2014	5.00%	177,248
EMPRESAS ICA S.A.B COMMON STOCK NPV			77,286
ENCANA HLDINGS FIN CORP COMPANY GUAR 05/14 5.8	5/1/2014	5.80%	1,819,161
ENDURANCE SPECIALTY HOLDINGS COMMON STOCK USD1.			556,576
ENERGY TRANSFER PARTNERS SR UNSECURED 07/18 6.7	7/1/2018	6.70%	2,684,809
ENERGY TRANSFER PARTNERS SR UNSECURED 07/18 6.7	7/1/2018	6.70%	488,147
ENERGY TRANSFER PARTNERS SR UNSECURED 08/12 5.65	8/1/2012	5.65%	1,333,281
ENERSYS COMMON STOCK USD.01			1,176,441
ENI SPA COMMON STOCK EUR1.0			1,268,077
ENTERPRISE PRODUCTS OPER COMPANY GUAR 01/14 9.75	1/31/2014	9.75%	5,001,774
ENTERPRISE PRODUCTS OPER COMPANY GUAR 01/14 9.75	1/31/2014	9.75%	681,535
ENTERPRISE PRODUCTS OPER COMPANY GUAR 01/19 6.5	1/31/2019	6.50%	5,513,836
ENTERPRISE PRODUCTS OPER COMPANY GUAR 02/16 3.2	2/1/2016	3.20%	3,701,126
ENTERPRISE PRODUCTS OPER COMPANY GUAR 02/22 4.05	2/15/2022	4.05%	845,657
ENTERPRISE PRODUCTS OPER COMPANY GUAR 02/42 5.7	2/15/2042	5.70%	2,494,925
ENTERPRISE PRODUCTS OPER COMPANY GUAR 10/14 5.6	10/15/2014	5.60%	3,812,921
EOG RESOURCES INC COMMON STOCK USD.01			1,852,973
EOS RUSSIA AB NPV			69,925
EPISTAR CORP COMMON STOCK TWD10.			70,078
EQT CORP COMMON STOCK NPV			1,627,263
EQUINIX INC COMMON STOCK USD.001			1,109,316
EQUINIX INC COMMON STOCK USD.001			883,802
ERAC USA FINANCE COMPANY COMPANY GUAR 144A 07/13 2.75	7/1/2013	2.75%	376,242
ERAC USA FINANCE COMPANY COMPANY GUAR 144A 10/12 5.8	10/15/2012	5.80%	128,285
ERP OPER LTD PARTNERSHIP 12/21 FIXED 4.625	12/15/2021	4.63%	1,728,483
ERP OPERATING LP SR UNSECURED 04/13 5.2	4/1/2013	5.20%	217,796
ESCO TECHNOLOGIES INC COMMON STOCK USD.01			1,145,991
ESSILOR INTERNATIONAL COMMON STOCK EUR.18			2,799,635
ESTEE LAUDER COMPANIES CL A COMMON STOCK USD.01			5,277,468
EUROCASH SA COMMON STOCK PLN1.			304,187
EUROCOMMERCIAL PROPERTIE CV REIT EUR.5			247,329
EUTELSAT COMMUNICATIONS COMMON STOCK EUR1.0			784,820
EVS BROADCAST EQUIPMENT S.A. COMMON STOCK NPV			112,781

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
EXCEL TRUST INC REIT USD.01			1,539,492
EXEDY CORP COMMON STOCK			334,853
EXELIXIS INC COMMON STOCK USD.001			884,380
EXELON CORP SR UNSECURED 06/35 5.625	6/15/2035	5.63%	2,400,495
EXLSERVICE HOLDINGS INC COMMON STOCK USD.001			1,545,991
EXPEDITORS INTL WASH INC COMMON STOCK USD.01			1,358,152
EXPRESS INC COMMON STOCK			831,498
EXPRESS SCRIPTS INC COMMON STOCK USD.01			4,650,799
EXPRESS SCRIPTS INC COMPANY GUAR 06/12 5.25	6/15/2012	5.25%	4,484,201
EXTENDED EQUITY MARKET FUND E			119,763,730
EXTENDED STAY AMERICA TRUST ESA 2010 ESHA A 144A	11/5/2027	2.95%	687,259
EXTENDED STAY AMERICA TRUST ESA 2010 ESHA A 144A	11/5/2027	2.95%	8,507,282
EXXON MOBIL CORP COMMON STOCK NPV			16,930,810
EXXON MOBIL CORP COMMON STOCK NPV			6,187,480
F5 NETWORKS INC COMMON STOCK NPV			1,990,811
F5 NETWORKS INC COMMON STOCK NPV			969,406
FACTSET RESEARCH SYSTEMS INC COMMON STOCK USD.01			602,494
FANNIE DISCOUNT NOTE DISCOUNT NOT 01/12 0.00000	1/17/2012	0.01%	2,099,983
FANNIE DISCOUNT NOTE DISCOUNT NOT 01/12 0.00000	1/25/2012	0.01%	999,988
FANNIE DISCOUNT NOTE DISCOUNT NOT 02/12 0.00000	2/1/2012	0.01%	1,999,968
FANNIE DISCOUNT NOTE DISCOUNT NOT 02/12 0.00000	2/6/2012	0.01%	26,499,497
FANNIE MAE 10/41 FIXED 5.0	10/25/2041	5.00%	7,885,694
FANNIE MAE 11/16 1.375	11/15/2016	1.38%	11,031,578
FANNIE MAE 12/14 0.75	12/19/2014	0.75%	33,692,657
FANNIE MAE 12/14 0.75	12/19/2014	0.75%	3,440,575
FANNIE MAE BONDS 05/17 5.	5/11/2017	5.00%	7,786,517
FANNIE MAE BONDS 11/12 4.75	11/19/2012	4.75%	1,621,979
FANNIE MAE FNR 2002 11 QC	3/25/2017	5.50%	203,508
FANNIE MAE FNR 2011 52 GB	6/25/2041	5.00%	5,615,075
FANNIE MAE FNR 2011 59 NZ	7/25/2041	5.50%	2,362,436
FANNIE MAE NOTES 01/13 3.55	1/28/2013	3.55%	2,972,287
FANNIE MAE NOTES 02/14 1.25	2/27/2014	1.25%	13,695,183
FANNIE MAE NOTES 03/14 2.75	3/13/2014	2.75%	10,478,660
FANNIE MAE NOTES 03/16 2.25	3/15/2016	2.25%	8,385,680
FANNIE MAE NOTES 03/16 5.	3/15/2016	5.00%	774,940
FANNIE MAE NOTES 04/13 4.	4/8/2013	4.00%	4,030,322
FANNIE MAE NOTES 04/15 5.	4/15/2015	5.00%	10,234,539
FANNIE MAE NOTES 04/16 2.375	4/11/2016	2.38%	8,822,218
FANNIE MAE NOTES 06/17 5.375	6/12/2017	5.38%	2,712,467
FANNIE MAE NOTES 07/13 3.875	7/12/2013	3.88%	147,639
FANNIE MAE NOTES 07/15 2.375	7/28/2015	2.38%	2,110,142
FANNIE MAE NOTES 09/16 1.25	9/28/2016	1.25%	4,518,261
FANNIE MAE NOTES 10/13 1.125	10/8/2013	1.13%	724,294
FANNIE MAE NOTES 10/13 4.625	10/15/2013	4.63%	2,118,528
FANNIE MAE NOTES 10/13 4.625	10/15/2013	4.63%	4,210,171
FANNIE MAE NOTES 10/15 4.375	10/15/2015	4.38%	762,743
FANNIE MAE NOTES 10/15 4.375	10/15/2015	4.38%	1,209,088
FANNIE MAE NOTES 12/13 0.75	12/18/2013	0.75%	16,683,455
FANNIE MAE SUB DEBENTUR 10/19 0.00000	10/9/2019	0.01%	2,952,442
FANNIE MAE SUB DEBENTUR 10/19 0.00000	10/9/2019	0.01%	4,993,778
FANNIE MAE SUB NOTES 01/14 5.125	1/2/2014	5.13%	14,224,502

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
FANNIEMAE ACES FNA 2011 M2 A1	7/25/2021	2.02%	1,026,915
FANNIEMAE GRANTOR TRUST FNGT 2011 T2 A1	8/25/2051	2.50%	1,033,485
FANUC CORP COMMON STOCK			2,145,326
FARMER MAC DISCOUNT NOTE DISCOUNT NOT 01/12 0.00000	1/4/2012	0.01%	799,999
FARMER MAC GTD TR 07 1 SECURED 144A 04/17 5.125	4/19/2017	5.13%	8,412,109
FDIC STRUCTURED SALE GUARANTEE SSGN 2010 S1 1A 144A	2/25/2048	0.82%	4,757,453
FED HM LN PC POOL 1B1580	3/1/2034	2.69%	553,751
FED HM LN PC POOL 1G1381	12/1/2036	4.55%	218,273
FED HM LN PC POOL 1G2201	9/1/2037	5.98%	40,638
FED HM LN PC POOL 1G2511	5/1/2036	2.72%	1,384,413
FED HM LN PC POOL 1J1467	12/1/2036	2.51%	441,074
FED HM LN PC POOL 1J1492	11/1/2036	2.57%	377,668
FED HM LN PC POOL 360077	8/1/2019	9.00%	1,113
FED HM LN PC POOL 410792	2/1/2030	2.50%	52,969
FED HM LN PC POOL 538275	12/1/2019	9.00%	1,983
FED HM LN PC POOL 540880	10/1/2019	9.00%	6,957
FED HM LN PC POOL 547356	3/1/2020	9.00%	244
FED HM LN PC POOL 549820	9/1/2020	9.00%	4,752
FED HM LN PC POOL 555152 555152	7/1/2020	9.00%	370
FED HM LN PC POOL 555248	1/1/2020	8.50%	9,841
FED HM LN PC POOL 555294	10/1/2017	9.00%	1,711
FED HM LN PC POOL 555330	10/1/2019	10.00%	14,811
FED HM LN PC POOL 846004	12/1/2024	2.58%	24,384
FED HM LN PC POOL 846313	2/1/2026	2.43%	2,065
FED HM LN PC POOL 846661	2/1/2029	2.35%	3,509
FED HM LN PC POOL 847153	5/1/2033	2.50%	563,757
FED HM LN PC POOL A00936	1/1/2019	9.00%	484
FED HM LN PC POOL A01672	9/1/2019	9.50%	8,253
FED HM LN PC POOL A01770	6/1/2019	9.75%	519
FED HM LN PC POOL A14551	7/1/2033	6.00%	156,726
FED HM LN PC POOL A34551	4/1/2035	4.50%	86,646
FED HM LN PC POOL A39803	11/1/2035	5.50%	2,585,524
FED HM LN PC POOL A39803	11/1/2035	5.50%	355,564
FED HM LN PC POOL A47038	9/1/2035	5.00%	1,462,917
FED HM LN PC POOL A63809	8/1/2037	6.00%	749,692
FED HM LN PC POOL A69654	12/1/2037	6.00%	362,805
FED HM LN PC POOL A85726	4/1/2039	5.00%	1,439,704
FED HM LN PC POOL A87307	7/1/2039	4.50%	129,012
FED HM LN PC POOL A88872	10/1/2033	4.50%	90,699
FED HM LN PC POOL A90222	12/1/2039	4.50%	7,386,253
FED HM LN PC POOL A90826	1/1/2040	4.50%	1,608,961
FED HM LN PC POOL A91235	2/1/2040	4.50%	1,970,249
FED HM LN PC POOL A93318	8/1/2040	5.00%	3,571,568
FED HM LN PC POOL A93625	8/1/2040	5.00%	2,193,741
FED HM LN PC POOL A93652	9/1/2040	5.00%	664,280
FED HM LN PC POOL A93713	9/1/2040	5.00%	2,030,315
FED HM LN PC POOL A94069	9/1/2040	5.00%	1,899,986
FED HM LN PC POOL A94113	10/1/2040	5.00%	1,911,748
FED HM LN PC POOL A94132	9/1/2040	5.00%	78,666
FED HM LN PC POOL A94898	11/1/2040	4.50%	1,477,057
FED HM LN PC POOL A95519	12/1/2040	4.50%	945,503

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
FED HM LN PC POOL A97479	3/1/2041	4.50%	282,957
FED HM LN PC POOL A97673	3/1/2041	4.50%	95,778
FED HM LN PC POOL C00098	2/1/2022	8.00%	19,438
FED HM LN PC POOL C00371	9/1/2024	7.00%	2,988
FED HM LN PC POOL C00516	5/1/2027	8.00%	19,533
FED HM LN PC POOL C00522	5/1/2027	7.00%	25,049
FED HM LN PC POOL C00632	7/1/2028	7.00%	26,810
FED HM LN PC POOL C00636	7/1/2028	7.50%	18,653
FED HM LN PC POOL C00636	7/1/2028	7.50%	24,302
FED HM LN PC POOL C00636	7/1/2028	7.50%	30,023
FED HM LN PC POOL C00650	9/1/2028	7.00%	15,788
FED HM LN PC POOL C00984	5/1/2030	8.00%	5,033
FED HM LN PC POOL C00987	5/1/2030	7.50%	5,532
FED HM LN PC POOL C01116	1/1/2031	7.50%	121,765
FED HM LN PC POOL C03478	6/1/2040	4.50%	256,906
FED HM LN PC POOL C03517	9/1/2040	4.50%	1,808,953
FED HM LN PC POOL C03545	8/1/2040	5.00%	2,617,818
FED HM LN PC POOL C03701	9/1/2041	4.50%	2,609,201
FED HM LN PC POOL C10542	6/1/2028	7.00%	14,388
FED HM LN PC POOL C12274	7/1/2028	6.00%	1,087
FED HM LN PC POOL C12585	7/1/2028	7.00%	2,968
FED HM LN PC POOL C14084	8/1/2028	7.00%	34,896
FED HM LN PC POOL C22347	2/1/2029	6.00%	57,888
FED HM LN PC POOL C38551	5/1/2030	7.00%	3,339
FED HM LN PC POOL C80373	1/1/2026	7.50%	1,293
FED HM LN PC POOL C80379	2/1/2026	7.00%	35,205
FED HM LN PC POOL C80407	6/1/2026	7.00%	4,357
FED HM LN PC POOL C90148	9/1/2016	7.50%	6,884
FED HM LN PC POOL C91028	2/1/2027	5.00%	155,247
FED HM LN PC POOL C91161	2/1/2028	5.00%	208,045
FED HM LN PC POOL D52246	4/1/2024	7.00%	3,988
FED HM LN PC POOL D56754	10/1/2024	7.00%	11,793
FED HM LN PC POOL D64290	10/1/2025	7.00%	21,058
FED HM LN PC POOL D64990	3/1/2025	8.50%	5,499
FED HM LN PC POOL D67104	1/1/2026	7.50%	101,880
FED HM LN PC POOL D70703	4/1/2026	7.00%	41,101
FED HM LN PC POOL D71569	5/1/2026	7.50%	807
FED HM LN PC POOL D74278	8/1/2026	8.00%	1,544
FED HM LN PC POOL D75342	10/1/2026	8.00%	2,952
FED HM LN PC POOL D75558	10/1/2026	8.00%	1,548
FED HM LN PC POOL D75787	11/1/2026	8.00%	8,572
FED HM LN PC POOL D77162	1/1/2027	7.50%	8,088
FED HM LN PC POOL D77163	1/1/2027	7.50%	7,779
FED HM LN PC POOL D77260	1/1/2027	7.50%	6,387
FED HM LN PC POOL D77475	1/1/2027	7.00%	42,255
FED HM LN PC POOL D77487	1/1/2027	7.50%	2,687
FED HM LN PC POOL D77490	1/1/2027	7.50%	1,055
FED HM LN PC POOL D77541	1/1/2027	7.50%	11,510
FED HM LN PC POOL D77554	1/1/2027	7.50%	18,639
FED HM LN PC POOL D77609	1/1/2027	7.50%	4,192
FED HM LN PC POOL D77609	1/1/2027	7.50%	8,983

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
FED HM LN PC POOL D77687	2/1/2027	7.50%	105,563
FED HM LN PC POOL D80165	5/1/2027	7.00%	25,369
FED HM LN PC POOL D80177	5/1/2027	7.00%	28,926
FED HM LN PC POOL D91280	4/1/2016	7.50%	22,325
FED HM LN PC POOL D93618	7/1/2019	6.50%	20,895
FED HM LN PC POOL D93618	7/1/2019	6.50%	40,446
FED HM LN PC POOL E00466	1/1/2012	7.00%	118
FED HM LN PC POOL E00466	1/1/2012	7.00%	16
FED HM LN PC POOL E00471	1/1/2012	6.00%	211
FED HM LN PC POOL E00472	2/1/2012	6.00%	488
FED HM LN PC POOL E00472	2/1/2012	6.00%	768
FED HM LN PC POOL E00474	2/1/2012	7.00%	1,843
FED HM LN PC POOL E00532	2/1/2013	6.50%	4,259
FED HM LN PC POOL E00548	5/1/2013	6.50%	1,734
FED HM LN PC POOL E00592	12/1/2013	6.00%	355,016
FED HM LN PC POOL E00619	1/1/2014	6.50%	2,627
FED HM LN PC POOL E00626	2/1/2014	6.50%	5,841
FED HM LN PC POOL E00634	3/1/2014	6.00%	48,659
FED HM LN PC POOL E00659	4/1/2014	6.00%	8,614
FED HM LN PC POOL E00956	3/1/2016	6.00%	3,602
FED HM LN PC POOL E01007	8/1/2016	6.00%	2,125
FED HM LN PC POOL E01095	1/1/2017	6.00%	878
FED HM LN PC POOL E01495	9/1/2018	6.00%	16,032
FED HM LN PC POOL E66056	1/1/2012	7.00%	193
FED HM LN PC POOL E66215	2/1/2012	6.00%	1,667
FED HM LN PC POOL E66274	2/1/2012	7.00%	7
FED HM LN PC POOL E66342	2/1/2012	6.00%	643
FED HM LN PC POOL E66699	4/1/2012	6.50%	251
FED HM LN PC POOL E67289	7/1/2012	7.00%	1,831
FED HM LN PC POOL E67531	8/1/2012	6.50%	464
FED HM LN PC POOL E69231	3/1/2013	6.00%	117
FED HM LN PC POOL E69288	3/1/2013	6.00%	2,362
FED HM LN PC POOL E70229	5/1/2013	6.00%	229
FED HM LN PC POOL E70615	6/1/2013	6.00%	266
FED HM LN PC POOL E71793	8/1/2013	6.00%	397
FED HM LN PC POOL E72223	9/1/2013	6.00%	109
FED HM LN PC POOL E72994	11/1/2013	6.00%	2,884
FED HM LN PC POOL E73145	11/1/2013	6.00%	842
FED HM LN PC POOL E73338	12/1/2013	6.00%	22,377
FED HM LN PC POOL E73717	12/1/2013	6.00%	1,569
FED HM LN PC POOL E73765	12/1/2013	6.00%	904
FED HM LN PC POOL E73939	1/1/2014	6.00%	1,790
FED HM LN PC POOL E75480	3/1/2014	6.00%	16,412
FED HM LN PC POOL E75507	3/1/2014	6.00%	15,799
FED HM LN PC POOL E75521	3/1/2014	6.00%	21,426
FED HM LN PC POOL E75521	3/1/2014	6.00%	32,286
FED HM LN PC POOL E75946	4/1/2014	6.00%	103,917
FED HM LN PC POOL E77556	6/1/2014	6.00%	23,066
FED HM LN PC POOL E77592	7/1/2014	6.00%	801
FED HM LN PC POOL E83637	5/1/2016	6.00%	10,458
FED HM LN PC POOL E83638	5/1/2016	6.00%	1,156

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
FED HM LN PC POOL E83641	5/1/2016	6.00%	2,130
FED HM LN PC POOL E83651	5/1/2016	6.00%	8,292
FED HM LN PC POOL E84225	6/1/2016	6.00%	51,744
FED HM LN PC POOL E84260	7/1/2016	6.00%	59,652
FED HM LN PC POOL E84467	7/1/2016	6.00%	584
FED HM LN PC POOL E84885	8/1/2016	6.00%	4,047
FED HM LN PC POOL E85131	9/1/2016	6.00%	1,102
FED HM LN PC POOL E85346	9/1/2016	6.00%	10,521
FED HM LN PC POOL E86208	11/1/2016	6.00%	6,808
FED HM LN PC POOL E87156	1/1/2017	6.00%	18,726
FED HM LN PC POOL E87634	1/1/2017	6.00%	94,386
FED HM LN PC POOL E87908	2/1/2017	6.00%	11,871
FED HM LN PC POOL E87940	2/1/2017	6.00%	1,553
FED HM LN PC POOL E88001	2/1/2017	6.00%	707,466
FED HM LN PC POOL E88056	2/1/2017	6.00%	5,039
FED HM LN PC POOL E88063	2/1/2017	6.00%	31,403
FED HM LN PC POOL E88123	2/1/2017	6.00%	23,661
FED HM LN PC POOL E88197	2/1/2017	6.00%	1,209
FED HM LN PC POOL E88282	3/1/2017	6.00%	35,761
FED HM LN PC POOL E88283	3/1/2017	6.00%	1,359
FED HM LN PC POOL E88410	3/1/2017	6.00%	2,308
FED HM LN PC POOL E88474	3/1/2017	6.00%	14,627
FED HM LN PC POOL E88603	4/1/2017	6.00%	12,070
FED HM LN PC POOL E88729	4/1/2017	6.00%	23,277
FED HM LN PC POOL E88749	3/1/2017	6.00%	11,527
FED HM LN PC POOL E88750	3/1/2017	6.00%	5,089
FED HM LN PC POOL E88765	3/1/2017	6.00%	11,562
FED HM LN PC POOL E88776	3/1/2017	6.00%	5,326
FED HM LN PC POOL E88791	3/1/2017	6.00%	12,470
FED HM LN PC POOL E88809	4/1/2017	6.00%	32,339
FED HM LN PC POOL E88884	4/1/2017	6.00%	23,275
FED HM LN PC POOL E89041	4/1/2017	6.00%	2,030
FED HM LN PC POOL E89080	4/1/2017	6.00%	26,777
FED HM LN PC POOL E89092	4/1/2017	6.00%	4,358
FED HM LN PC POOL E89102	4/1/2017	6.00%	23,926
FED HM LN PC POOL E89118	4/1/2017	6.00%	34,702
FED HM LN PC POOL E89149	4/1/2017	6.00%	20,816
FED HM LN PC POOL E89216	4/1/2017	6.00%	33,355
FED HM LN PC POOL E89294	4/1/2017	6.00%	60,475
FED HM LN PC POOL E89347	4/1/2017	6.00%	39,811
FED HM LN PC POOL E89369	4/1/2017	6.00%	15,598
FED HM LN PC POOL E89434	5/1/2017	6.00%	21,056
FED HM LN PC POOL E89435	5/1/2017	6.00%	21,126
FED HM LN PC POOL E89593	5/1/2017	6.00%	33,551
FED HM LN PC POOL E89601	5/1/2017	6.00%	727
FED HM LN PC POOL E89645	5/1/2017	6.00%	30,784
FED HM LN PC POOL E89686	5/1/2017	6.00%	23,915
FED HM LN PC POOL E89687	5/1/2017	6.00%	15,085
FED HM LN PC POOL E89696	5/1/2017	6.00%	5,409
FED HM LN PC POOL E89704	5/1/2017	6.00%	6,161
FED HM LN PC POOL E89707	5/1/2017	6.00%	18,995

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
FED HM LN PC POOL E89746	5/1/2017	6.00%	1,133
FED HM LN PC POOL E89777	5/1/2017	6.00%	10,736
FED HM LN PC POOL E89856	5/1/2017	6.00%	13,117
FED HM LN PC POOL E89883	5/1/2017	6.00%	17,819
FED HM LN PC POOL E89913	5/1/2017	6.00%	40,671
FED HM LN PC POOL E89969	5/1/2017	6.00%	15,385
FED HM LN PC POOL E90103	5/1/2017	6.00%	15,008
FED HM LN PC POOL E90135	6/1/2017	6.00%	4,458
FED HM LN PC POOL E90171	6/1/2017	6.00%	32,204
FED HM LN PC POOL E90237	6/1/2017	6.00%	27,491
FED HM LN PC POOL E90295	6/1/2017	6.00%	9,524
FED HM LN PC POOL E90313	6/1/2017	6.00%	1,276
FED HM LN PC POOL E90315	7/1/2017	6.00%	23,469
FED HM LN PC POOL E90322	6/1/2017	6.00%	15,260
FED HM LN PC POOL E90348	6/1/2017	6.00%	21,417
FED HM LN PC POOL E90402	7/1/2017	6.00%	28,866
FED HM LN PC POOL E90472	7/1/2017	6.00%	28,822
FED HM LN PC POOL E90473	7/1/2017	6.00%	42,216
FED HM LN PC POOL E90551	7/1/2017	6.00%	14,601
FED HM LN PC POOL E90623	8/1/2017	6.00%	1,007
FED HM LN PC POOL E90689	8/1/2017	6.00%	1,166
FED HM LN PC POOL E90690	7/1/2017	6.00%	943
FED HM LN PC POOL E90781	8/1/2017	6.00%	24,394
FED HM LN PC POOL E90831	8/1/2017	6.00%	1,531
FED HM LN PC POOL E90985	8/1/2017	6.00%	663
FED HM LN PC POOL E91012	8/1/2017	6.00%	39,684
FED HM LN PC POOL E91278	7/1/2017	6.00%	1,093
FED HM LN PC POOL E91485	9/1/2017	6.00%	35,108
FED HM LN PC POOL E91879	10/1/2017	6.00%	4,565
FED HM LN PC POOL E93128	10/1/2017	6.00%	32,856
FED HM LN PC POOL E99733	9/1/2018	6.00%	49,443
FED HM LN PC POOL G00144	3/1/2021	10.00%	13,518
FED HM LN PC POOL G00280	12/1/2022	9.50%	5,068
FED HM LN PC POOL G00473	3/1/2026	7.50%	586
FED HM LN PC POOL G00529	8/1/2026	7.50%	8,356
FED HM LN PC POOL G00552	3/1/2023	8.50%	28,000
FED HM LN PC POOL G00561	6/1/2025	9.50%	40,552
FED HM LN PC POOL G00627	6/1/2025	8.00%	29,104
FED HM LN PC POOL G00675	3/1/2027	7.50%	30,788
FED HM LN PC POOL G00704	12/1/2026	7.00%	33,709
FED HM LN PC POOL G00825	12/1/2027	7.00%	2,097
FED HM LN PC POOL G00869	1/1/2028	7.50%	47,665
FED HM LN PC POOL G01091	12/1/2029	7.00%	95,763
FED HM LN PC POOL G02031	2/1/2036	5.50%	1,462,730
FED HM LN PC POOL G02408	12/1/2036	5.50%	2,443,974
FED HM LN PC POOL G02427	12/1/2036	5.50%	4,035,906
FED HM LN PC POOL G03358	8/1/2037	5.50%	50,162
FED HM LN PC POOL G03628	12/1/2037	5.50%	2,012,396
FED HM LN PC POOL G03695	11/1/2037	5.50%	1,454,570
FED HM LN PC POOL G03812	2/1/2038	5.50%	2,039,134
FED HM LN PC POOL G04448	7/1/2038	5.50%	861,135

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
FED HM LN PC POOL G04585	2/1/2038	5.50%	1,436,045
FED HM LN PC POOL G04588	8/1/2038	5.50%	804,324
FED HM LN PC POOL G04636	12/1/2035	5.00%	249,818
FED HM LN PC POOL G04688	9/1/2038	5.50%	754,646
FED HM LN PC POOL G04913	3/1/2038	5.00%	7,834,742
FED HM LN PC POOL G05132	12/1/2038	5.00%	25,397,854
FED HM LN PC POOL G05179	1/1/2039	5.50%	802,778
FED HM LN PC POOL G05205	1/1/2039	5.00%	3,818,630
FED HM LN PC POOL G05527	7/1/2039	4.00%	393,614
FED HM LN PC POOL G05645	10/1/2039	4.50%	91,523
FED HM LN PC POOL G05676	11/1/2039	4.00%	3,530,199
FED HM LN PC POOL G05726	8/1/2039	5.00%	1,608,707
FED HM LN PC POOL G05741	12/1/2039	4.50%	3,106,897
FED HM LN PC POOL G05927	7/1/2040	4.50%	3,810,297
FED HM LN PC POOL G06021	1/1/2040	5.50%	2,170,633
FED HM LN PC POOL G06087	9/1/2040	5.00%	530,224
FED HM LN PC POOL G06172	12/1/2038	5.50%	5,087,730
FED HM LN PC POOL G06506	12/1/2040	4.00%	7,147,500
FED HM LN PC POOL G06507	2/1/2041	4.00%	1,097,637
FED HM LN PC POOL G06601	12/1/2040	4.50%	6,897,192
FED HM LN PC POOL G06669	9/1/2039	6.50%	1,560,539
FED HM LN PC POOL G06817	5/1/2040	5.50%	24,227,688
FED HM LN PC POOL G08273	6/1/2038	5.50%	420,426
FED HM LN PC POOL G08330	1/1/2039	4.50%	123,410
FED HM LN PC POOL G08368	10/1/2039	4.50%	5,931,686
FED HM LN PC POOL G08368	10/1/2039	4.50%	2,828,401
FED HM LN PC POOL G08372	11/1/2039	4.50%	8,982,130
FED HM LN PC POOL G08372	11/1/2039	4.50%	3,107,300
FED HM LN PC POOL G08447	5/1/2041	4.50%	11,104,915
FED HM LN PC POOL G08464	10/1/2041	4.50%	45,578
FED HM LN PC POOL G10834	9/1/2013	6.00%	23,739
FED HM LN PC POOL G10907	5/1/2014	6.00%	1,350
FED HM LN PC POOL G11300	8/1/2017	6.00%	2,275
FED HM LN PC POOL G11410	7/1/2018	4.00%	5,392,506
FED HM LN PC POOL G11557 G1 1557	3/1/2019	6.00%	4,024
FED HM LN PC POOL G11634	11/1/2019	5.50%	39,193
FED HM LN PC POOL G11652	1/1/2020	6.00%	1,491,841
FED HM LN PC POOL G12467	11/1/2021	6.00%	1,413,715
FED HM LN PC POOL G13300	5/1/2023	4.50%	632,651
FED HM LN PC POOL G13492	2/1/2024	5.00%	1,360,632
FED HM LN PC POOL G13868	7/1/2025	4.50%	2,188,192
FED HM LN PC POOL G14239	9/1/2026	4.00%	936,099
FED HM LN PC POOL G18401	9/1/2026	3.50%	1,019,305
FED HM LN PC POOL G20028 10/39 FIXED 7.5	12/1/2036	7.50%	3,688,310
FED HM LN PC POOL J09212	1/1/2024	5.00%	692,410
FED HM LN PC POOL J11089	4/1/2019	4.00%	540,841
FED HM LN PC POOL J12398	6/1/2025	4.50%	2,152,621
FED HM LN PC POOL J12439	6/1/2025	4.50%	2,195,600
FED HM LN PC POOL J15658	6/1/2026	4.00%	1,533,353
FED HM LN PC POOL J15719	6/1/2026	4.00%	3,031,250
FED HM LN PC POOL J16059	7/1/2026	4.00%	510,259

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
FED HM LN PC POOL Q00543	5/1/2041	4.50%	8,867,528
FED HM LN PC POOL Q00575	5/1/2041	4.50%	395,551
FED HOME LN DISCOUNT NT DISCOUNT NOT 01/12 0.00000	1/25/2012	0.01%	1,599,981
FED HOME LN DISCOUNT NT DISCOUNT NOT 02/12 0.00000	2/15/2012	0.00%	39,999,040
FED HOME LN DISCOUNT NT DISCOUNT NOT 02/12 0.00000	2/17/2012	0.01%	9,576,761
FED NAT MTG	5/15/2031	6.50%	1,704,216
FED NATL MTG ASSN GTD REMIC 2003 92 REMIC TR CL PE	9/25/2018	4.50%	1,141,062
FEDERAL FARM CREDIT BANK BONDS 06/13 1.375	6/25/2013	1.38%	9,126,536
FEDERAL FARM CREDIT BANK BONDS 12/12 1.875	12/7/2012	1.88%	5,074,650
FEDERAL FARM CREDIT BANK BONDS 12/12 1.875	12/7/2012	1.88%	3,958,227
FEDERAL HOME LN MTG CORP	1/15/2023	5.00%	513,749
FEDERAL HOME LN MTG CORP 3266 CL C	2/15/2020	5.00%	401,936
FEDERAL HOME LN MTG CORP MULTI SER 2764 CL UE	10/15/2032	5.00%	879,479
FEDERAL HOME LN MTG CORP PREAS 00785 SER 2885 CL DE	12/15/2017	4.50%	454,442
FEDERAL HOME LN MTG CORP PREAS 00785 SER 2885 CL DE	12/15/2017	4.50%	316,580
FEDERAL HOME LN MTG CORP PREAS 00819 SER 2684 CL PE	1/15/2033	5.00%	847,832
FEDERAL HOME LN MTG CORP PREASSIGN 00172 SER 2772 CL DJ	2/15/2018	4.50%	296,493
FEDERAL HOME LN MTG CORP PREASSIGN 00208 SER 2564 CL HJ	2/15/2018	5.00%	775,664
FEDERAL HOME LN MTG CORP PREASSIGN 00357 SER 2962 CL JQ	1/15/2034	5.50%	365,463
FEDERAL HOME LN MTG CORP PREASSIGN 00378 SER 2575 CL KA	11/15/2017	5.00%	478,521
FEDERAL HOME LN MTG CORP PREASSIGN 00428 SER 2812 CL FL	2/15/2023	0.45%	1,932,603
FEDERAL HOME LN MTG CORP PREASSIGN 00520	3/15/2033	5.50%	2,059,104
FEDERAL HOME LN MTG CORP PREASSIGN 00731	9/15/2030	0.74%	17,174
FEDERAL HOME LN MTG CORP SER 2135 CL 2135 OH	3/15/2029	6.50%	640,533
FEDERAL HOME LN MTG CORP SER 2574 CL PD	7/15/2031	5.50%	119,668
FEDERAL HOME LN MTG CORP SER 2600 CL MD	6/15/2032	5.50%	1,387,519
FEDERAL HOME LN MTG CORP SER 266 CL OC	1/15/2022	5.50%	146,891
FEDERAL HOME LN MTG CORP SER 26925 CL QD	12/15/2022	5.00%	2,044,621
FEDERAL HOME LN MTG CORP SER 2696 CL CE	4/15/2017	4.00%	415,125
FEDERAL HOME LN MTG CORP SER 2699 CL TG	5/15/2017	4.00%	546,157
FEDERAL HOME LN MTG CORP SER 2707 CL QE	11/15/2018	4.50%	1,310,468
FEDERAL HOME LN MTG CORP SER 2760 CL EC	4/15/2017	4.50%	1,073,992
FEDERAL HOME LN MTG CORP SER 2780 CL YD	4/15/2019	5.00%	790,788
FEDERAL HOME LN MTG CORP SER 2797 CL PG	1/15/2033	5.50%	854,227
FEDERAL HOME LN MTG CORP SER 2810 CL PDPREASSIGN 00225	6/15/2033	6.00%	340,481
FEDERAL HOME LN MTG CORP SER 2864 CL LE	6/15/2033	5.00%	457,044
FEDERAL HOME LN MTG CORP SER 2915 CL MP	6/15/2030	5.00%	988,018
FEDERAL HOME LN MTG CORP SER 2921 CL MD	6/15/2033	5.00%	915,831
FEDERAL HOME LN MTG CORP SER 2931 CL QC	1/15/2019	4.50%	1,994,549
FEDERAL HOME LN MTG CORP SER 2955 CL OG PREASSIGN 00040	7/15/2033	5.00%	398,746
FEDERAL HOME LN MTG CORP SER 3047 CL YA	11/15/2018	5.00%	213,704
FEDERAL HOME LN MTG CORP SER 3067 CL PK	5/15/2034	5.50%	2,508,049
FEDERAL HOME LN MTG CORP SER 3151 CL PD	11/15/2034	6.00%	1,062,036
FEDERAL HOME LN MTG CORP SER 3197 CL D	3/15/2032	5.00%	104,960
FEDERAL HOME LN MTG CORP SER R013 CL AB	12/15/2021	6.00%	850,740
FEDERAL HOME LN MTG CORP SER T 61 CL 1A1	7/25/2044	1.62%	1,900,130
FEDERAL HOME LN MTG PC GTD SER 1510 CL 1510 G	5/15/2013	7.05%	170,988
FEDERAL HOME LN MTG PREASSIGN 00155	10/25/2029	0.62%	467,762
FEDERAL HOME LN MTG SER 2638 CL JG	2/15/2033	5.00%	2,638,949
FEDERAL HOME LOAN BANK BONDS 02/13 2.625	2/26/2013	2.63%	1,022,777
FEDERAL HOME LOAN BANK BONDS 03/16 3.125	3/11/2016	3.13%	1,442,785

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
FEDERAL HOME LOAN BANK BONDS 05/12 5.75	5/15/2012	5.75%	1,122,736
FEDERAL HOME LOAN BANK BONDS 05/13 3.625	5/29/2013	3.63%	753,090
FEDERAL HOME LOAN BANK BONDS 06/13 4.25	6/14/2013	4.25%	1,066,778
FEDERAL HOME LOAN BANK BONDS 06/13 5.375	6/14/2013	5.38%	1,072,441
FEDERAL HOME LOAN BANK BONDS 06/14 5.375	6/13/2014	5.38%	8,059,296
FEDERAL HOME LOAN BANK BONDS 06/14 6.625	6/30/2014	6.63%	1,536,492
FEDERAL HOME LOAN BANK BONDS 07/36 5.5	7/15/2036	5.50%	12,997,012
FEDERAL HOME LOAN BANK BONDS 08/13 0.5	8/28/2013	0.50%	15,543,299
FEDERAL HOME LOAN BANK BONDS 09/13 2.625	9/13/2013	2.63%	6,225,510
FEDERAL HOME LOAN BANK BONDS 10/13 3.625	10/18/2013	3.63%	908,916
FEDERAL HOME LOAN BANK BONDS 11/17 5.	11/17/2017	5.00%	1,512,126
FEDERAL HOME LOAN BANK BONDS 12/13 3.125	12/13/2013	3.13%	13,098,800
FEDERAL HOME LOAN BANK BONDS 12/15 5.	12/21/2015	5.00%	80,909
FEDERAL HOME LOAN BANK BONDS 12/15 5.	12/21/2015	5.00%	11,558
FEDERAL HOME LOAN BANK NOTES 05/14 1.375	5/28/2014	1.38%	11,966,262
FEDERAL HOME LOAN BANK NOTES 05/14 1.375	5/28/2014	1.38%	3,497,595
FEDERAL HOME LOAN BANKS FHLB QR 9012 1	8/15/2012	5.00%	1,518,937
FEDERAL HOME LOAN BK IL SUB NOTES 06/16 5.625	6/13/2016	5.63%	5,565,426
FEDERAL HOME LOAN MTG CORP SER 2649 CL KA	7/15/2018	4.50%	1,698,444
FEDERAL HOME LOAN MTG CORP SER 3277 CL A	1/15/2021	4.00%	385,235
FEDERAL HOME LOAN MTG CORP SER 3277 CL BK	1/15/2037	6.00%	105,470
FEDERAL HOME LOAN MTG CORP SER 3315 CL HA	6/15/2035	5.50%	870,707
FEDERAL HOME LOAN MTG CORP SER 3327 CL LD	6/15/2033	5.50%	1,317,515
FEDERAL HYDROGENERATING ADR ADR			616,198
FEDERAL NATIONAL MTG ASSN SER 2006 75 CL VD	5/25/2017	6.50%	2,653,046
FEDERAL NATL MORTG ASSOC	10/25/2032	5.50%	13,746
FEDERAL NATL MTG ASSN	12/1/2099	3.00%	9,986,453
FEDERAL NATL MTG ASSN	12/1/2099	3.00%	2,573,828
FEDERAL NATL MTG ASSN	12/1/2099	3.00%	1,544,297
FEDERAL NATL MTG ASSN 2005 41 REMIC TR CL LV	9/25/2033	5.00%	202,561
FEDERAL NATL MTG ASSN DISC NTS	1/23/2012	0.01%	12,095,867
FEDERAL NATL MTG ASSN GTD REMIC TR 2001 81 CL HE	1/25/2032	6.50%	2,629,045
FEDERAL NATL MTG ASSN PREASSIGN 00071 SER 2002 92 QE	10/25/2031	5.50%	97,504
FEDERAL NATL MTG ASSN PREASSIGN 00089/2002 97 CL PG	12/25/2031	5.50%	157,322
FEDERAL NATL MTG ASSN PREASSIGN 00782 2003 49 CL YD	6/25/2023	5.50%	370,148
FEDERAL NATL MTG ASSN PREASSIGN 00895 SER 2003 23 AD	3/25/2017	4.50%	21,864
FEDERAL NATL MTG ASSN REMIC PREASSIGN 00889	8/25/2030	5.50%	423,167
FEDERAL NATL MTG ASSN REMIC REMIC TR 2004 2 CL QK	9/25/2017	4.00%	406,505
FEDERAL NATL MTG ASSN REMIC REMIC TR 2004 W1 CL 2A1	12/25/2043	6.50%	363,796
FEDERAL NATL MTG ASSN REMIC SER 1994015 CLZK	2/25/2024	5.50%	1,806,105
FEDERAL NATL MTG ASSN REMIC SER 1994043 CL PK	2/25/2024	6.35%	1,653,431
FEDERAL NATL MTG ASSN REMIC TR 2003 89 CL DC	12/25/2032	5.00%	1,377,578
FEDERAL NATL MTG ASSN REMIC TR 2004 038 CL FK	5/25/2034	0.64%	1,659,840
FEDERAL NATL MTG ASSN REMIC TR 2005 100 CL BA	4/25/2021	5.50%	810,897
FEDERAL NATL MTG ASSN REMIC TR SER 2004 80 CL WB	11/25/2019	4.00%	4,394,283
FEDERAL NATL MTG ASSN SER 1999 6 CL PB	3/25/2019	6.00%	592,927
FEDERAL NATL MTG ASSN SER 2003 W15	7/25/2043	6.50%	330,156
FEDERAL NATL MTG ASSN SER 2004 36 CL EB	3/25/2018	4.00%	236,426
FEDERAL NATL MTG ASSN SER 2004 61 CL VE	7/25/2015	5.50%	6,701,266
FEDERAL NATL MTG ASSN SER 2005 12 CL JE	9/25/2033	5.00%	1,912,530
FEDERAL NATL MTG ASSN SER 2005 44 CL PE	7/25/2033	5.00%	2,474,308

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
FEDERAL NATL MTG ASSN SER 2005 8 CL CA	10/25/2023	5.00%	145,358
FEDERAL NATL MTG ASSN SER 2005 91 CL DA	10/25/2020	4.50%	1,120,166
FEDERAL NATL MTG ASSN SER 2007 76 CL DB	5/25/2033	6.00%	451,666
FEDERAL NATL MTG ASSN SER 2007 79 CL PB	4/25/2029	5.00%	472,744
FEDERAL NATL MTG ASSN SER 2007 95 CL A1	8/27/2036	0.54%	1,761,130
FEDERAL NATL MTG ASSN SER.1997 89 CL.ZA	12/20/2027	7.00%	629,297
FEDERAL NATL MTG ASSN SERIES 2004 58 CLASS MA	9/25/2032	4.50%	122,684
FEDERAL NATL MTG LOAN TR SER 2007 73 CL A1	7/25/2037	0.32%	1,805,838
FHR 2450 PG 03/22 FIXED 6	3/15/2022	6.00%	2,700,164
FHR 2541 EQ 12/17 FIXED 5	12/15/2017	5.00%	2,521,940
FHR 2808 FT 04/33 FLT	4/15/2033	0.63%	1,207,096
FHR 3080 TZ 02/33 FIXED 5.5	2/15/2033	5.50%	1,572,188
FHR 3110 HB 5/29 FIXED 5.5	5/15/2029	5.50%	613,215
FHR 3653 HJ 04/40 FIXED 5	4/15/2040	5.00%	1,195,152
FIDESSA GROUP PLC COMMON STOCK GBP.1			141,081
FIFTH THIRD BANCORP SR UNSECURED 01/16 3.625	1/25/2016	3.63%	131,897
FIFTH THIRD BANCORP SR UNSECURED 05/13 6.25	5/1/2013	6.25%	483,554
FINISAR CORPORATION COMMON STOCK USD.001			1,550,587
FINISH LINE/THE CL A COMMON STOCK USD.01			1,588,120
FINMECCANICA SPA UNSPN ADR DEPOSITORY RECEIPT			299,859
FIRST POTOMAC REALTY TRUST REIT USD.001			1,773,560
FIRST TENNESSEE BANK SUBORDINATED 05/13 4.625	5/15/2013	4.63%	4,771,837
FIRSTENERGY CORP SR UNSECURED 11/31 7.375	11/15/2031	7.38%	5,620,081
FIRSTMERIT CORP COMMON STOCK NPV			1,851,519
FIRSTMERIT CORP COMMON STOCK NPV			(194,313)
FISERV INC COMMON STOCK USD.01			1,039,698
FISERV INC COMMON STOCK USD.01			1,574,232
FISERV INC COMPANY GUAR 06/16 3.125	6/15/2016	3.13%	560,006
FLEETCOR TECHNOLOGIES INC COMMON STOCK USD.001			1,335,189
FLEETCOR TECHNOLOGIES INC COMMON STOCK USD.001			1,193,277
FLORIDA ST TURNPIKE AUTH FLSTRN 07/39 FIXED OID 6.8	7/1/2039	6.80%	2,603,485
FLUGHAFEN ZUERICH AG REG COMMON STOCK CHF50.			470,645
FLUOR CORP COMMON STOCK USD.01			534,660
FNMA POOL 027489	6/1/2016	9.50%	4,990
FNMA POOL 050305	5/1/2020	9.50%	5,528
FNMA POOL 050402	2/1/2021	9.00%	1,217
FNMA POOL 050415	3/1/2021	9.00%	1,270
FNMA POOL 050795	9/1/2023	7.00%	5,305
FNMA POOL 050947	12/1/2023	7.00%	55,973
FNMA POOL 050966	1/1/2024	7.00%	23,220
FNMA POOL 050993	2/1/2024	7.00%	18,658
FNMA POOL 060680	2/1/2028	4.43%	97,527
FNMA POOL 070110	10/1/2016	10.00%	5,506
FNMA POOL 100168	1/1/2021	9.50%	28,453
FNMA POOL 108489	11/1/2020	9.00%	18,210
FNMA POOL 113977	2/1/2021	9.00%	7,851
FNMA POOL 190350	3/1/2034	5.50%	1,073,342
FNMA POOL 190353	8/1/2034	5.00%	60,282
FNMA POOL 190357	3/1/2035	5.00%	45,693
FNMA POOL 190360	8/1/2035	5.00%	38,385
FNMA POOL 190377	11/1/2036	5.00%	47,756

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
FNMA POOL 190533	1/1/2024	7.00%	9,301
FNMA POOL 242136	10/1/2023	7.00%	645
FNMA POOL 245442	11/1/2023	7.00%	5,566
FNMA POOL 251572	3/1/2013	7.00%	670
FNMA POOL 252210	2/1/2019	6.50%	46,533
FNMA POOL 252210	2/1/2019	6.50%	86,039
FNMA POOL 252869	11/1/2014	6.50%	97,602
FNMA POOL 253153	2/1/2020	7.00%	61,133
FNMA POOL 253799	5/1/2016	6.50%	110,319
FNMA POOL 253947	8/1/2031	8.00%	68,717
FNMA POOL 254223	2/1/2032	7.50%	1,059
FNMA POOL 254770	5/1/2013	4.00%	109,068
FNMA POOL 254817	6/1/2013	4.00%	54,491
FNMA POOL 254863	8/1/2013	4.00%	652,255
FNMA POOL 254909	9/1/2013	4.00%	1,550,839
FNMA POOL 254929	9/1/2013	3.50%	13,816
FNMA POOL 254957	10/1/2013	4.00%	208,312
FNMA POOL 254976	10/1/2013	3.50%	120,660
FNMA POOL 254988	11/1/2013	4.00%	139,727
FNMA POOL 255174	3/1/2014	4.00%	110,846
FNMA POOL 255235	5/1/2014	4.00%	777,826
FNMA POOL 255750	5/1/2015	4.00%	439,957
FNMA POOL 257148	3/1/2018	4.50%	100,723
FNMA POOL 262211	12/1/2023	7.00%	860
FNMA POOL 266624	1/1/2024	7.00%	807
FNMA POOL 267282	1/1/2024	7.00%	307
FNMA POOL 267989	2/1/2024	7.00%	7,981
FNMA POOL 269212	1/1/2024	7.00%	324
FNMA POOL 273495	3/1/2024	7.00%	32,067
FNMA POOL 274621	3/1/2024	7.00%	1,907
FNMA POOL 303675	10/1/2017	10.00%	37,072
FNMA POOL 310096	8/1/2026	3.50%	2,404,404
FNMA POOL 312206	6/1/2025	2.35%	58,826
FNMA POOL 313499	10/1/2018	10.00%	37,522
FNMA POOL 313712	9/1/2012	6.00%	150
FNMA POOL 313712	9/1/2012	6.00%	211
FNMA POOL 313947	1/1/2028	7.00%	5,932
FNMA POOL 330089	4/1/2025	8.00%	69,542
FNMA POOL 330126	8/1/2025	2.43%	114,315
FNMA POOL 331427	11/1/2025	2.25%	38,592
FNMA POOL 347547	8/1/2026	2.25%	650
FNMA POOL 347633	7/1/2026	2.29%	29,053
FNMA POOL 362968	1/1/2026	2.57%	73,160
FNMA POOL 366826	1/1/2027	7.00%	12,001
FNMA POOL 366897	2/1/2012	7.50%	587
FNMA POOL 367801	5/1/2024	9.00%	4,462
FNMA POOL 369996	1/1/2027	7.50%	4,276
FNMA POOL 371049	2/1/2027	7.50%	17,101
FNMA POOL 371073	2/1/2027	7.50%	8,821
FNMA POOL 371763	2/1/2012	7.50%	494
FNMA POOL 371871	2/1/2027	7.50%	10,692

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
FNMA POOL 377038	4/1/2027	7.50%	14,558
FNMA POOL 390212	8/1/2012	7.00%	210
FNMA POOL 390986	8/1/2027	2.25%	276,307
FNMA POOL 392250	1/1/2013	7.00%	6,353
FNMA POOL 396434	11/1/2027	7.50%	623
FNMA POOL 396439	11/1/2027	7.50%	9,939
FNMA POOL 397256	10/1/2027	7.50%	1,580
FNMA POOL 397781	10/1/2027	7.50%	14,456
FNMA POOL 398203	1/1/2013	7.00%	2,437
FNMA POOL 398754	9/1/2027	7.50%	7,298
FNMA POOL 400044	10/1/2027	7.50%	7,167
FNMA POOL 401788	10/1/2027	7.50%	4,624
FNMA POOL 415387	2/1/2013	7.00%	1,315
FNMA POOL 479545	8/1/2029	7.00%	7,123
FNMA POOL 487594	3/1/2014	6.00%	27,041
FNMA POOL 487594	3/1/2014	6.00%	51,166
FNMA POOL 489144	7/1/2014	6.00%	2,720
FNMA POOL 489144	7/1/2014	6.00%	4,327
FNMA POOL 492745	5/1/2029	7.00%	27,299
FNMA POOL 503573	10/1/2029	7.00%	7,651
FNMA POOL 507521	8/1/2029	7.00%	17,260
FNMA POOL 509418	9/1/2029	7.00%	2,977
FNMA POOL 509436	10/1/2029	7.00%	16,337
FNMA POOL 509662	8/1/2029	7.00%	5,095
FNMA POOL 511103	8/1/2029	7.00%	23,067
FNMA POOL 511384	9/1/2029	7.00%	6,391
FNMA POOL 514267	9/1/2029	7.00%	3,650
FNMA POOL 515518	10/1/2029	7.00%	5,117
FNMA POOL 517511	10/1/2029	7.00%	28,728
FNMA POOL 518108	9/1/2029	7.00%	11,490
FNMA POOL 519753	11/1/2029	7.00%	4,164
FNMA POOL 522760	11/1/2029	7.00%	14,520
FNMA POOL 523486	8/1/2030	8.00%	1,275
FNMA POOL 529428	3/1/2030	8.00%	4,296
FNMA POOL 533757	6/1/2030	8.00%	17,637
FNMA POOL 534194	4/1/2030	8.00%	5,947
FNMA POOL 534659	5/1/2015	7.00%	31,742
FNMA POOL 545204	5/1/2036	3.40%	205,534
FNMA POOL 545278	11/1/2031	7.50%	81,755
FNMA POOL 545278	11/1/2031	7.50%	154,221
FNMA POOL 546263	7/1/2030	8.00%	255
FNMA POOL 547813	7/1/2030	8.00%	8,890
FNMA POOL 554482	10/1/2030	7.50%	283,940
FNMA POOL 569915	2/1/2016	7.00%	132,642
FNMA POOL 569972	3/1/2031	7.50%	89,101
FNMA POOL 569973	2/1/2031	8.00%	38,517
FNMA POOL 572675	4/1/2031	7.50%	145,008
FNMA POOL 589396	7/1/2016	6.00%	120,579
FNMA POOL 589396	7/1/2016	6.00%	226,067
FNMA POOL 593848	7/1/2031	8.00%	25,289
FNMA POOL 602065	9/1/2031	7.00%	240,704

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
FNMA POOL 604576	9/1/2021	6.50%	18,106
FNMA POOL 604576	9/1/2021	6.50%	28,809
FNMA POOL 609504	10/1/2031	7.00%	381,479
FNMA POOL 621101	1/1/2017	6.00%	125,437
FNMA POOL 621101	1/1/2017	6.00%	223,406
FNMA POOL 641089	5/1/2032	7.00%	435,734
FNMA POOL 649952	6/1/2032	6.50%	75,640
FNMA POOL 676654	1/1/2033	5.50%	653,673
FNMA POOL 683271	2/1/2033	5.50%	259,823
FNMA POOL 720688	6/1/2018	4.50%	184,033
FNMA POOL 725425	4/1/2034	5.50%	18,271,711
FNMA POOL 725946	11/1/2034	5.50%	3,668,478
FNMA POOL 725946	11/1/2034	5.50%	746,229
FNMA POOL 735061	11/1/2034	6.00%	8,407,494
FNMA POOL 735141	1/1/2035	5.50%	6,801,806
FNMA POOL 735208	10/1/2019	6.00%	802,007
FNMA POOL 735224	2/1/2035	5.50%	5,471,963
FNMA POOL 735288	3/1/2035	5.00%	15,764,166
FNMA POOL 735321	3/1/2015	4.00%	44,823
FNMA POOL 735382	4/1/2035	5.00%	6,128,610
FNMA POOL 735439	9/1/2019	6.00%	903,889
FNMA POOL 735500	5/1/2035	5.50%	8,022,200
FNMA POOL 735501	5/1/2035	6.00%	1,450,855
FNMA POOL 735503	4/1/2035	6.00%	1,824,204
FNMA POOL 735561	4/1/2034	2.39%	232,655
FNMA POOL 735580	6/1/2035	5.00%	2,812,264
FNMA POOL 735676	7/1/2035	5.00%	25,990,776
FNMA POOL 735676	7/1/2035	5.00%	1,876,958
FNMA POOL 735809	8/1/2035	2.49%	3,141,286
FNMA POOL 735809	8/1/2035	2.49%	430,705
FNMA POOL 735893	10/1/2035	5.00%	12,465,429
FNMA POOL 735893	10/1/2035	5.00%	893,824
FNMA POOL 735925	10/1/2035	5.00%	123,892
FNMA POOL 735971	11/1/2034	5.50%	251,819
FNMA POOL 735989	2/1/2035	5.50%	7,075,263
FNMA POOL 735989	2/1/2035	5.50%	12,491,194
FNMA POOL 745000	10/1/2035	6.00%	292,303
FNMA POOL 745140	11/1/2035	5.00%	10,346,298
FNMA POOL 745327	3/1/2036	6.00%	1,156,247
FNMA POOL 745412	12/1/2035	5.50%	5,868,744
FNMA POOL 745619	5/1/2036	5.58%	5,238,998
FNMA POOL 745619	5/1/2036	5.58%	719,589
FNMA POOL 745664	7/1/2036	6.50%	76,135
FNMA POOL 745830	4/1/2036	5.50%	2,375,347
FNMA POOL 745885	10/1/2036	6.00%	6,173,195
FNMA POOL 745948	10/1/2036	6.50%	595,946
FNMA POOL 745959	11/1/2036	5.50%	3,937,650
FNMA POOL 758777	4/1/2028	6.50%	1,289
FNMA POOL 761037	1/1/2019	4.50%	8,452
FNMA POOL 768005	9/1/2013	4.00%	22,305
FNMA POOL 779427	6/1/2034	5.50%	1,531,070

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
FNMA POOL 780371	6/1/2034	5.50%	2,009,651
FNMA POOL 789035	7/1/2034	5.50%	1,905,417
FNMA POOL 811569	6/1/2021	6.00%	148,571
FNMA POOL 813599	1/1/2036	2.38%	393,556
FNMA POOL 825480	6/1/2035	2.46%	707,655
FNMA POOL 827223	4/1/2035	2.22%	5,354,105
FNMA POOL 827223	4/1/2035	2.22%	734,042
FNMA POOL 827601	8/1/2019	5.50%	829,688
FNMA POOL 831561	5/1/2036	6.50%	433,674
FNMA POOL 832265	8/1/2035	6.50%	64,685
FNMA POOL 833600	11/1/2035	6.50%	483,689
FNMA POOL 833600	11/1/2035	6.50%	65,885
FNMA POOL 836464	10/1/2035	2.18%	2,158,954
FNMA POOL 836464	10/1/2035	2.18%	296,549
FNMA POOL 836852	10/1/2035	2.12%	1,551,599
FNMA POOL 836852	10/1/2035	2.12%	212,610
FNMA POOL 839289	9/1/2020	4.50%	51,964
FNMA POOL 843823	11/1/2035	2.16%	1,038,316
FNMA POOL 843823	11/1/2035	2.16%	143,138
FNMA POOL 843997	11/1/2035	2.16%	510,810
FNMA POOL 843997	11/1/2035	2.16%	69,149
FNMA POOL 844052	11/1/2035	2.17%	488,183
FNMA POOL 844052	11/1/2035	2.17%	66,086
FNMA POOL 844148	11/1/2035	2.17%	411,918
FNMA POOL 844148	11/1/2035	2.17%	55,762
FNMA POOL 844237	11/1/2035	2.17%	394,312
FNMA POOL 844237	11/1/2035	2.17%	53,378
FNMA POOL 844789	11/1/2035	2.15%	446,224
FNMA POOL 844789	11/1/2035	2.15%	60,406
FNMA POOL 850089	11/1/2035	6.50%	134,383
FNMA POOL 865666	2/1/2036	6.50%	102,600
FNMA POOL 866888	1/1/2036	2.42%	518,361
FNMA POOL 872021	6/1/2021	6.00%	179,688
FNMA POOL 872502	6/1/2036	2.52%	4,693,848
FNMA POOL 872502	6/1/2036	2.52%	643,180
FNMA POOL 879067	4/1/2036	2.39%	2,563,708
FNMA POOL 879394	2/1/2021	5.00%	158,058
FNMA POOL 880870	3/1/2036	6.50%	461,873
FNMA POOL 880870	3/1/2036	6.50%	64,314
FNMA POOL 884729	8/1/2036	2.39%	401,585
FNMA POOL 884773	10/1/2036	2.36%	562,415
FNMA POOL 888366	4/1/2037	7.00%	1,410,011
FNMA POOL 888601	6/1/2020	5.50%	1,244,931
FNMA POOL 888637	9/1/2037	6.00%	951,440
FNMA POOL 888832	11/1/2037	6.50%	202,870
FNMA POOL 888876	5/1/2033	5.50%	9,166,000
FNMA POOL 888890	10/1/2037	6.50%	1,712,061
FNMA POOL 888893	8/1/2037	5.50%	377,479
FNMA POOL 889072	12/1/2037	6.50%	1,841,781
FNMA POOL 889190	3/1/2038	6.00%	779,179
FNMA POOL 889202	3/1/2023	4.00%	2,674,103

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
FNMA POOL 889266	3/1/2023	4.50%	255,295
FNMA POOL 889579	5/1/2038	6.00%	3,460,909
FNMA POOL 889745	6/1/2036	5.50%	251,741
FNMA POOL 890112	4/1/2024	4.00%	1,658,587
FNMA POOL 890116	2/1/2023	7.00%	2,847,729
FNMA POOL 890119	4/1/2024	4.50%	2,247,918
FNMA POOL 890236	8/1/2040	4.50%	594,619
FNMA POOL 890260	10/1/2025	3.50%	292,114
FNMA POOL 890263	11/1/2025	4.00%	842,745
FNMA POOL 890268	10/1/2038	6.50%	2,753,387
FNMA POOL 890297	4/1/2026	4.00%	1,855,317
FNMA POOL 890306	4/1/2026	4.00%	11,827,049
FNMA POOL 891654	6/1/2036	6.50%	952,780
FNMA POOL 898736	5/1/2036	5.60%	2,810,622
FNMA POOL 898736	5/1/2036	5.60%	386,257
FNMA POOL 899043	2/1/2022	4.50%	512,528
FNMA POOL 902425	11/1/2036	2.66%	146,961
FNMA POOL 903261	10/1/2036	6.00%	636,064
FNMA POOL 903261	10/1/2036	6.00%	87,459
FNMA POOL 903991	12/1/2036	6.50%	250,744
FNMA POOL 906666	12/1/2036	6.50%	346,859
FNMA POOL 906666	12/1/2036	6.50%	46,475
FNMA POOL 908172	1/1/2037	6.50%	57,795
FNMA POOL 913984	2/1/2037	6.29%	1,064,962
FNMA POOL 913984	2/1/2037	6.29%	146,360
FNMA POOL 914875	4/1/2037	6.50%	608,356
FNMA POOL 917162	6/1/2022	4.50%	216,687
FNMA POOL 918653	6/1/2037	6.00%	701,551
FNMA POOL 918653	6/1/2037	6.00%	97,607
FNMA POOL 928229	12/1/2036	6.50%	99,347
FNMA POOL 928746	9/1/2037	6.50%	60,962
FNMA POOL 929283	4/1/2023	4.50%	35,428
FNMA POOL 929298	3/1/2038	5.00%	1,185,248
FNMA POOL 929298	3/1/2038	5.00%	162,802
FNMA POOL 929397	5/1/2023	4.50%	3,991,379
FNMA POOL 930486	1/1/2039	4.00%	138,150
FNMA POOL 930719	3/1/2019	4.50%	117,709
FNMA POOL 930741	3/1/2024	4.50%	127,498
FNMA POOL 930858	4/1/2024	4.50%	158,540
FNMA POOL 931252	5/1/2024	4.00%	86,759
FNMA POOL 931307	6/1/2039	4.50%	1,796,183
FNMA POOL 931413	6/1/2024	4.50%	542,298
FNMA POOL 931991	9/1/2039	4.50%	2,790,270
FNMA POOL 932058	10/1/2039	4.50%	1,515,908
FNMA POOL 932426	1/1/2040	4.50%	3,826,473
FNMA POOL 932474	2/1/2040	4.50%	—
FNMA POOL 932495	2/1/2040	4.50%	499,809
FNMA POOL 932557	2/1/2025	4.00%	46,541
FNMA POOL 932561	2/1/2025	4.50%	732,587
FNMA POOL 932669	3/1/2040	4.50%	56,256
FNMA POOL 932848	12/1/2040	4.00%	570,053

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
FNMA POOL 932862	12/1/2040	3.50%	9,213,008
FNMA POOL 932865	12/1/2040	4.00%	593,190
FNMA POOL 933409	3/1/2038	5.00%	1,174,254
FNMA POOL 933409	3/1/2038	5.00%	162,662
FNMA POOL 933493	3/1/2023	4.50%	468,847
FNMA POOL 933638	8/1/2038	5.09%	3,510,351
FNMA POOL 933638	8/1/2038	5.09%	932,625
FNMA POOL 933883	4/1/2023	4.50%	10,679
FNMA POOL 933884	4/1/2023	4.50%	441,460
FNMA POOL 933915	6/1/2023	4.50%	31,370
FNMA POOL 934802	3/1/2024	4.00%	28,346
FNMA POOL 935636	9/1/2024	4.00%	977,260
FNMA POOL 935983	5/1/2025	4.00%	56,061
FNMA POOL 941601	10/1/2040	4.00%	143,864
FNMA POOL 942798	8/1/2037	6.50%	916,719
FNMA POOL 943699	8/1/2037	6.50%	888,970
FNMA POOL 944851	4/1/2023	4.50%	163,364
FNMA POOL 946065	9/1/2037	6.50%	88,729
FNMA POOL 948849	8/1/2037	6.00%	3,416,661
FNMA POOL 948849	8/1/2037	6.00%	468,728
FNMA POOL 949415	3/1/2023	4.50%	181,492
FNMA POOL 955762	10/1/2037	6.50%	170,750
FNMA POOL 955762	10/1/2037	6.50%	23,262
FNMA POOL 962005	3/1/2023	4.50%	646,631
FNMA POOL 962062	3/1/2038	5.00%	1,302,389
FNMA POOL 962062	3/1/2038	5.00%	176,863
FNMA POOL 962078	3/1/2023	4.50%	365,886
FNMA POOL 962366	4/1/2023	4.50%	704,761
FNMA POOL 962444	4/1/2038	5.00%	494,404
FNMA POOL 962444	4/1/2038	5.00%	70,211
FNMA POOL 962585	4/1/2023	4.50%	229,387
FNMA POOL 962638	4/1/2023	4.50%	79,715
FNMA POOL 963128	5/1/2023	4.50%	527,134
FNMA POOL 963146	5/1/2023	4.50%	93,375
FNMA POOL 963281	5/1/2023	4.50%	648,836
FNMA POOL 965586	2/1/2023	4.50%	29,628
FNMA POOL 965595	3/1/2023	4.50%	130,072
FNMA POOL 966683	3/1/2023	4.50%	305,886
FNMA POOL 968648	1/1/2023	4.50%	43,889
FNMA POOL 969091	4/1/2023	4.50%	652,461
FNMA POOL 969815	2/1/2023	4.50%	73,215
FNMA POOL 971036	2/1/2039	4.50%	270,123
FNMA POOL 971053	2/1/2039	4.50%	430,632
FNMA POOL 972242	3/1/2038	6.50%	2,773
FNMA POOL 972571	3/1/2038	5.00%	1,436,727
FNMA POOL 972571	3/1/2038	5.00%	198,865
FNMA POOL 972572	3/1/2038	5.00%	679,343
FNMA POOL 972572	3/1/2038	5.00%	91,449
FNMA POOL 973161	2/1/2038	6.50%	859,908
FNMA POOL 973707	4/1/2023	4.50%	483,373
FNMA POOL 973827	3/1/2023	4.50%	38,900

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
FNMA POOL 974633	3/1/2023	4.50%	438,080
FNMA POOL 975184	3/1/2038	5.00%	623,435
FNMA POOL 975184	3/1/2038	5.00%	84,404
FNMA POOL 975185	3/1/2038	5.00%	542,614
FNMA POOL 975185	3/1/2038	5.00%	74,174
FNMA POOL 975259	4/1/2023	4.50%	2,276,509
FNMA POOL 975330	5/1/2023	4.50%	181,094
FNMA POOL 975364	6/1/2023	4.50%	222,091
FNMA POOL 975441	3/1/2038	5.00%	553,518
FNMA POOL 975441	3/1/2038	5.00%	78,614
FNMA POOL 975453	3/1/2038	5.00%	929,912
FNMA POOL 975453	3/1/2038	5.00%	125,512
FNMA POOL 975454	3/1/2038	5.00%	337,768
FNMA POOL 975454	3/1/2038	5.00%	44,993
FNMA POOL 976071	3/1/2023	4.50%	11,822
FNMA POOL 976725	4/1/2038	4.50%	179,029
FNMA POOL 979973	9/1/2036	5.00%	117,522
FNMA POOL 981273	4/1/2023	4.50%	1,795,721
FNMA POOL 981276	4/1/2023	4.50%	604,707
FNMA POOL 981359	4/1/2023	4.50%	202,175
FNMA POOL 981564	5/1/2023	4.50%	165,899
FNMA POOL 982047	5/1/2038	5.50%	719,063
FNMA POOL 982305	5/1/2023	4.50%	508,975
FNMA POOL 982569	4/1/2039	4.00%	149,223
FNMA POOL 982875	5/1/2023	4.50%	58,890
FNMA POOL 982892	5/1/2023	4.50%	139,478
FNMA POOL 983605	5/1/2023	4.50%	39,905
FNMA POOL 983629	5/1/2023	4.50%	1,289,316
FNMA POOL 984253	5/1/2023	4.50%	1,350,360
FNMA POOL 984632	6/1/2038	4.86%	4,373,161
FNMA POOL 984632	6/1/2038	4.86%	1,162,689
FNMA POOL 987325	9/1/2038	5.57%	3,032,437
FNMA POOL 987325	9/1/2038	5.57%	805,439
FNMA POOL 987560	8/1/2038	6.50%	64,006
FNMA POOL 988880	7/1/2025	4.00%	681,539
FNMA POOL 988895	2/1/2026	4.00%	254,735
FNMA POOL 988943	8/1/2023	4.50%	21,965
FNMA POOL 992262	1/1/2039	5.00%	133,820
FNMA POOL 993579	5/1/2039	4.00%	85,513
FNMA POOL 995071	8/1/2037	5.50%	1,316,480
FNMA POOL 995072	8/1/2038	5.50%	2,551,143
FNMA POOL 995113	9/1/2036	5.50%	12,740,301
FNMA POOL 995149	10/1/2038	6.50%	1,736,853
FNMA POOL 995153	9/1/2036	5.50%	1,637,776
FNMA POOL 995159	9/1/2036	5.50%	1,180,171
FNMA POOL 995373	2/1/2039	4.50%	620,301
FNMA POOL 995381	1/1/2024	6.00%	795,010
FNMA POOL 995527	9/1/2023	4.50%	488,821
FNMA POOL 995699	5/1/2024	4.50%	322,241
FNMA POOL 995708	4/1/2024	4.50%	837,874
FNMA POOL 995753	5/1/2024	4.50%	283,266

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
FNMA POOL 995899	2/1/2038	6.00%	1,555,675
FNMA POOL AA0472	3/1/2039	4.00%	954,517
FNMA POOL AA1669	2/1/2024	4.50%	18,259
FNMA POOL AA2549	4/1/2024	4.00%	56,536
FNMA POOL AA2598	2/1/2039	4.50%	226,141
FNMA POOL AA2700	1/1/2039	5.00%	117,368
FNMA POOL AA3295	2/1/2039	4.00%	37,266
FNMA POOL AA3494	2/1/2039	4.00%	446,968
FNMA POOL AA4596	4/1/2024	4.00%	2,176,387
FNMA POOL AA4598	4/1/2024	4.50%	810,647
FNMA POOL AA4749	12/1/2025	3.50%	9,957,175
FNMA POOL AA4777	12/1/2025	3.50%	40,708
FNMA POOL AA4965	3/1/2039	4.00%	145,895
FNMA POOL AA5292	4/1/2024	4.00%	41,368
FNMA POOL AA5304	4/1/2024	4.00%	327,708
FNMA POOL AA5562	6/1/2024	4.00%	182,090
FNMA POOL AA6585	5/1/2024	4.50%	722,860
FNMA POOL AA6832	5/1/2024	4.00%	294,823
FNMA POOL AA7720	8/1/2039	4.00%	1,806,789
FNMA POOL AA9139	8/1/2039	4.50%	379,880
FNMA POOL AB0526	4/1/2039	4.50%	1,672,355
FNMA POOL AB1066	5/1/2025	4.00%	699,235
FNMA POOL AB1228	7/1/2040	5.00%	186,644
FNMA POOL AB1243	7/1/2025	4.00%	19,425
FNMA POOL AB1460	9/1/2025	4.00%	826,952
FNMA POOL AB1501	9/1/2040	4.00%	469,491
FNMA POOL AB1600	10/1/2025	3.50%	267,231
FNMA POOL AB1609	10/1/2025	4.00%	175,298
FNMA POOL AB1842	7/1/2025	4.00%	2,388,260
FNMA POOL AB1845	11/1/2040	4.00%	750,600
FNMA POOL AB2059	1/1/2026	3.50%	488,086
FNMA POOL AB2084	1/1/2041	4.00%	251,135
FNMA POOL AB2086	1/1/2041	4.00%	1,651,371
FNMA POOL AB2089	1/1/2041	4.00%	778,917
FNMA POOL AB2189	2/1/2041	4.50%	4,483,124
FNMA POOL AB2309	2/1/2026	4.00%	2,332,349
FNMA POOL AB2335	2/1/2041	4.00%	8,863,884
FNMA POOL AB2639	5/1/2041	4.50%	6,410,547
FNMA POOL AB2640	5/1/2041	4.50%	11,772,778
FNMA POOL AB2686	3/1/2041	4.00%	4,191,486
FNMA POOL AB2803	4/1/2026	4.00%	643,648
FNMA POOL AB3008	5/1/2026	3.50%	121,468
FNMA POOL AB3010	5/1/2026	4.00%	734,184
FNMA POOL AB3012	5/1/2026	4.00%	471,238
FNMA POOL AB3026	5/1/2041	4.00%	974,772
FNMA POOL AB3171	6/1/2026	3.50%	314,002
FNMA POOL AB3306	7/1/2041	4.00%	3,957,353
FNMA POOL AB3391	8/1/2041	4.50%	12,759,885
FNMA POOL AB3517	9/1/2041	4.50%	934,330
FNMA POOL AB3701	10/1/2041	4.50%	5,092,828
FNMA POOL AB3745	10/1/2041	4.00%	8,314,930

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
FNMA POOL AB3934	11/1/2041	3.50%	3,684,059
FNMA POOL AB3934	11/1/2041	3.50%	488,813
FNMA POOL AB3949	11/1/2041	4.50%	915,059
FNMA POOL AB4107	12/1/2041	3.50%	20,619,023
FNMA POOL AB4112	12/1/2041	3.50%	58,350,184
FNMA POOL AC0728	8/1/2039	5.00%	76,310
FNMA POOL AC1370	8/1/2024	4.00%	212,393
FNMA POOL AC1526	9/1/2024	4.00%	22,131
FNMA POOL AC1578	8/1/2039	4.00%	1,837,524
FNMA POOL AC1889	9/1/2039	4.00%	1,051,186
FNMA POOL AC2953	9/1/2039	4.50%	950,938
FNMA POOL AC5354	11/1/2024	4.50%	708,705
FNMA POOL AC5746	12/1/2024	4.00%	682,195
FNMA POOL AC5860	5/1/2025	4.00%	305,412
FNMA POOL AC6720	7/1/2025	4.00%	250,232
FNMA POOL AC8596	1/1/2025	4.00%	32,896
FNMA POOL AC9731	3/1/2025	4.00%	904,834
FNMA POOL AC9733	3/1/2025	4.00%	961,346
FNMA POOL AD0296	12/1/2036	2.62%	698,798
FNMA POOL AD0452	4/1/2021	6.00%	3,240,606
FNMA POOL AD0471	1/1/2024	5.50%	2,065,927
FNMA POOL AD0860	4/1/2025	4.50%	4,217,663
FNMA POOL AD1612	2/1/2025	4.50%	5,633,250
FNMA POOL AD1910	11/1/2041	3.50%	1,027,398
FNMA POOL AD2175	6/1/2025	4.00%	390,905
FNMA POOL AD2331	3/1/2025	4.00%	268,912
FNMA POOL AD2351	3/1/2025	4.00%	80,770
FNMA POOL AD3150	2/1/2025	4.00%	783,926
FNMA POOL AD3273	2/1/2025	4.00%	80,794
FNMA POOL AD3772	3/1/2025	4.00%	285,544
FNMA POOL AD3776	3/1/2025	4.50%	254,240
FNMA POOL AD3828	4/1/2025	4.00%	1,070,436
FNMA POOL AD4011	7/1/2025	4.00%	31,727
FNMA POOL AD4178	6/1/2040	4.50%	2,586,646
FNMA POOL AD4674	5/1/2025	4.00%	464,658
FNMA POOL AD5011	8/1/2025	4.00%	406,020
FNMA POOL AD5026	9/1/2040	4.00%	104,314
FNMA POOL AD5097	11/1/2025	3.50%	302,243
FNMA POOL AD5108	12/1/2025	3.50%	48,390
FNMA POOL AD5139	3/1/2026	4.00%	1,733,573
FNMA POOL AD5173	9/1/2040	4.00%	157,936
FNMA POOL AD5251	8/1/2025	4.00%	45,651
FNMA POOL AD5277	10/1/2040	4.00%	163,677
FNMA POOL AD5634	5/1/2025	4.00%	321,650
FNMA POOL AD5792	6/1/2025	4.00%	57,482
FNMA POOL AD6143	5/1/2025	4.50%	150,004
FNMA POOL AD6175	9/1/2025	4.00%	75,062
FNMA POOL AD6209	6/1/2025	4.00%	202,350
FNMA POOL AD6387	5/1/2025	4.00%	12,903,927
FNMA POOL AD6510	5/1/2040	5.00%	100,092
FNMA POOL AD6930	6/1/2025	4.00%	45,118

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
FNMA POOL AD6967	6/1/2025	4.50%	53,588
FNMA POOL AD7073	6/1/2025	4.00%	3,297,428
FNMA POOL AD7151	7/1/2025	4.00%	309,056
FNMA POOL AD7157	6/1/2025	4.00%	921,917
FNMA POOL AD7474	1/1/2041	4.00%	1,995,781
FNMA POOL AD7499	2/1/2026	4.00%	966,389
FNMA POOL AD7507	4/1/2026	4.00%	450,548
FNMA POOL AD7551	6/1/2025	4.00%	3,789,079
FNMA POOL AD7672	9/1/2040	4.00%	25,736
FNMA POOL AD7726	7/1/2025	4.00%	34,479
FNMA POOL AD7737	7/1/2025	4.00%	1,121,888
FNMA POOL AD7740	7/1/2025	4.00%	152,375
FNMA POOL AD7885	6/1/2025	4.00%	825,052
FNMA POOL AD8008	7/1/2025	3.50%	45,279
FNMA POOL AD8154	7/1/2025	4.00%	43,613
FNMA POOL AD8204	9/1/2025	4.00%	971,726
FNMA POOL AD8231	10/1/2025	3.50%	886,365
FNMA POOL AD8232	6/1/2025	4.00%	749,501
FNMA POOL AD8425	9/1/2025	3.50%	40,165
FNMA POOL AD8441	9/1/2025	4.00%	652,130
FNMA POOL AD8522	8/1/2040	4.00%	46,119
FNMA POOL AD8562	8/1/2025	4.00%	674,857
FNMA POOL AD8752	4/1/2026	4.00%	610,941
FNMA POOL AD9143	8/1/2040	4.50%	273,657
FNMA POOL AD9153	8/1/2040	4.50%	839,152
FNMA POOL AD9338	9/1/2025	4.00%	346,584
FNMA POOL AD9362	9/1/2040	4.00%	177,691
FNMA POOL AD9386	9/1/2040	4.00%	165,522
FNMA POOL AD9475	7/1/2025	4.00%	49,592
FNMA POOL AD9634	8/1/2040	4.00%	672,739
FNMA POOL AD9713	8/1/2040	5.00%	856,080
FNMA POOL AD9840	9/1/2040	4.00%	26,523
FNMA POOL AD9870	10/1/2040	4.00%	583,795
FNMA POOL AD9881	10/1/2040	4.00%	880,116
FNMA POOL AE0028	10/1/2039	6.00%	5,351,016
FNMA POOL AE0081	7/1/2024	6.00%	1,348,436
FNMA POOL AE0113	7/1/2040	4.00%	1,788,446
FNMA POOL AE0113	7/1/2040	4.00%	1,959,953
FNMA POOL AE0375	7/1/2025	4.00%	5,101,387
FNMA POOL AE0401	9/1/2025	4.00%	537,864
FNMA POOL AE0415	7/1/2025	4.50%	1,395,978
FNMA POOL AE0676	1/1/2026	3.50%	1,082,885
FNMA POOL AE0803	10/1/2040	4.50%	38,868,293
FNMA POOL AE0949	2/1/2041	4.00%	28,047,681
FNMA POOL AE0967	6/1/2039	3.50%	2,421,518
FNMA POOL AE0981	3/1/2041	3.50%	2,879,484
FNMA POOL AE1071	8/1/2025	4.00%	250,704
FNMA POOL AE1110	10/1/2040	4.00%	352,787
FNMA POOL AE1174	7/1/2025	4.00%	96,106
FNMA POOL AE1622	10/1/2040	4.00%	66,014
FNMA POOL AE1761	9/1/2040	4.00%	302,043

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
FNMA POOL AE1840	8/1/2040	5.00%	228,813
FNMA POOL AE1862	8/1/2040	5.00%	1,392,289
FNMA POOL AE2116	8/1/2040	4.00%	156,887
FNMA POOL AE2123	1/1/2026	3.50%	172,081
FNMA POOL AE2144	1/1/2041	4.00%	43,847
FNMA POOL AE2482	8/1/2040	4.00%	30,412
FNMA POOL AE2544	9/1/2040	3.50%	439,579
FNMA POOL AE2978	8/1/2025	4.00%	37,680,335
FNMA POOL AE3040	9/1/2040	4.00%	753,830
FNMA POOL AE3088	9/1/2040	4.00%	146,880
FNMA POOL AE3206	10/1/2025	4.00%	70,969
FNMA POOL AE3253	9/1/2040	4.00%	2,902,735
FNMA POOL AE3272	9/1/2040	4.00%	462,094
FNMA POOL AE3294	10/1/2025	4.00%	181,687
FNMA POOL AE3505	1/1/2026	3.50%	929,424
FNMA POOL AE3550	9/1/2040	4.00%	2,908,295
FNMA POOL AE3775	1/1/2041	4.00%	138,501
FNMA POOL AE3809	9/1/2025	3.50%	121,134
FNMA POOL AE4003	11/1/2025	3.50%	281,826
FNMA POOL AE4083	1/1/2041	4.00%	349,700
FNMA POOL AE4115	9/1/2040	4.00%	1,118,783
FNMA POOL AE4281	9/1/2025	3.50%	1,858,994
FNMA POOL AE4400	9/1/2040	4.00%	2,434,597
FNMA POOL AE4449	12/1/2040	4.00%	1,073,772
FNMA POOL AE4456	2/1/2041	4.00%	135,326
FNMA POOL AE4577	6/1/2026	4.00%	2,847,527
FNMA POOL AE4583	1/1/2041	4.00%	33,630
FNMA POOL AE4589	9/1/2040	4.00%	188,349
FNMA POOL AE4677	10/1/2025	4.00%	82,735
FNMA POOL AE4757	9/1/2040	4.00%	1,797,006
FNMA POOL AE4818	10/1/2040	4.00%	779,570
FNMA POOL AE4877	10/1/2025	3.50%	3,068,664
FNMA POOL AE4971	11/1/2040	4.00%	789,170
FNMA POOL AE4995	11/1/2040	4.00%	112,914
FNMA POOL AE5019	12/1/2025	4.00%	350,989
FNMA POOL AE5036	12/1/2040	4.00%	1,720,735
FNMA POOL AE5078	9/1/2040	4.00%	462,778
FNMA POOL AE5083	9/1/2040	4.00%	684,729
FNMA POOL AE5108	10/1/2040	4.00%	922,734
FNMA POOL AE5112	10/1/2040	4.00%	292,695
FNMA POOL AE5125	10/1/2040	4.00%	824,553
FNMA POOL AE5144	11/1/2040	4.00%	27,359
FNMA POOL AE5187	9/1/2040	4.00%	3,308,597
FNMA POOL AE5287	3/1/2024	3.50%	108,325
FNMA POOL AE5434	10/1/2040	4.00%	208,801
FNMA POOL AE5487	10/1/2025	3.50%	1,433,299
FNMA POOL AE5615	11/1/2040	4.00%	3,779,609
FNMA POOL AE5916	10/1/2025	4.50%	208,393
FNMA POOL AE6090	10/1/2040	4.00%	1,006,203
FNMA POOL AE6386	1/1/2041	4.00%	8,432,200
FNMA POOL AE6403	10/1/2040	4.00%	667,441

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
FNMA POOL AE6406	10/1/2025	4.00%	456,347
FNMA POOL AE6508	10/1/2025	3.50%	21,123
FNMA POOL AE6522	11/1/2025	3.50%	102,823
FNMA POOL AE6576	10/1/2025	3.50%	309,096
FNMA POOL AE6587	11/1/2040	4.00%	157,973
FNMA POOL AE6600	10/1/2040	4.00%	568,824
FNMA POOL AE6753	11/1/2040	4.00%	380,252
FNMA POOL AE6800	11/1/2040	3.50%	6,072,293
FNMA POOL AE6895	10/1/2040	4.00%	54,551
FNMA POOL AE7005	10/1/2040	4.00%	1,902,959
FNMA POOL AE7006	10/1/2040	4.00%	223,074
FNMA POOL AE7088	12/1/2025	4.00%	12,031,126
FNMA POOL AE7141	9/1/2035	4.00%	386,243
FNMA POOL AE7147	10/1/2025	4.00%	900,776
FNMA POOL AE7170	10/1/2040	4.00%	137,274
FNMA POOL AE7202	11/1/2025	3.50%	884,209
FNMA POOL AE7208	11/1/2025	4.00%	229,939
FNMA POOL AE7254	1/1/2041	4.00%	2,026,899
FNMA POOL AE7262	1/1/2026	4.00%	255,357
FNMA POOL AE7266	1/1/2041	4.00%	2,042,557
FNMA POOL AE7283	10/1/2040	4.00%	40,219
FNMA POOL AE7406	11/1/2040	4.00%	2,086,618
FNMA POOL AE7522	11/1/2025	3.50%	246,856
FNMA POOL AE7573	11/1/2040	4.00%	37,371
FNMA POOL AE7658	10/1/2040	4.00%	976,513
FNMA POOL AE7758	11/1/2025	3.50%	11,701,410
FNMA POOL AE7806	11/1/2040	4.00%	655,158
FNMA POOL AE7816	11/1/2040	4.00%	258,031
FNMA POOL AE7832	11/1/2025	4.00%	1,744,300
FNMA POOL AE7912	11/1/2040	4.00%	494,526
FNMA POOL AE8062	11/1/2040	4.00%	646,629
FNMA POOL AE8130	10/1/2040	4.00%	253,946
FNMA POOL AE8158	8/1/2024	4.50%	77,228
FNMA POOL AE8392	11/1/2040	3.50%	3,891,594
FNMA POOL AE8726	11/1/2040	3.50%	2,842,560
FNMA POOL AE8740	2/1/2041	4.00%	1,955,391
FNMA POOL AE8789	12/1/2040	3.50%	7,033,061
FNMA POOL AE8886	12/1/2025	3.50%	370,401
FNMA POOL AE9012	1/1/2018	4.50%	87,312
FNMA POOL AE9093	12/1/2040	4.00%	1,148,392
FNMA POOL AE9178	11/1/2040	4.00%	318,551
FNMA POOL AE9234	12/1/2025	3.50%	78,185
FNMA POOL AE9259	11/1/2040	4.00%	887,662
FNMA POOL AE9262	12/1/2040	4.00%	862,927
FNMA POOL AE9263	10/1/2040	4.00%	799,066
FNMA POOL AE9285	11/1/2040	4.00%	462,508
FNMA POOL AE9300	11/1/2025	3.50%	512,057
FNMA POOL AE9313	12/1/2040	4.00%	145,317
FNMA POOL AE9405	12/1/2025	3.50%	497,266
FNMA POOL AE9664	11/1/2025	4.00%	33,315
FNMA POOL AE9755	12/1/2040	3.50%	31,729,961

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
FNMA POOL AE9758	12/1/2040	4.00%	353,219
FNMA POOL AE9855	11/1/2040	4.00%	803,324
FNMA POOL AH0017	12/1/2040	4.00%	423,297
FNMA POOL AH0020	12/1/2040	4.00%	526,978
FNMA POOL AH0030	1/1/2041	3.50%	6,591,165
FNMA POOL AH0032	1/1/2041	4.00%	4,774,715
FNMA POOL AH0033	12/1/2040	4.00%	16,291,086
FNMA POOL AH0034	1/1/2041	4.00%	5,100,499
FNMA POOL AH0055	2/1/2041	4.50%	5,654,430
FNMA POOL AH0210	12/1/2040	4.50%	3,087,608
FNMA POOL AH0330	12/1/2025	3.50%	81,896
FNMA POOL AH0340	1/1/2041	4.00%	1,353,826
FNMA POOL AH0345	1/1/2026	4.00%	1,023,492
FNMA POOL AH0376	12/1/2025	3.50%	274,491
FNMA POOL AH0509	12/1/2040	3.50%	491,488
FNMA POOL AH0530	12/1/2040	4.00%	1,001,499
FNMA POOL AH0599	12/1/2040	4.00%	1,449,544
FNMA POOL AH0827	12/1/2025	3.50%	633,720
FNMA POOL AH0844	12/1/2025	3.50%	67,387
FNMA POOL AH0845	12/1/2025	4.00%	443,260
FNMA POOL AH0857	12/1/2040	4.00%	631,350
FNMA POOL AH0921	12/1/2040	4.00%	920,085
FNMA POOL AH0946	12/1/2040	4.00%	2,360,799
FNMA POOL AH0969	12/1/2025	3.50%	1,425,197
FNMA POOL AH0994	11/1/2040	4.00%	597,459
FNMA POOL AH1016	12/1/2040	4.00%	480,270
FNMA POOL AH1097	12/1/2025	4.00%	1,870,982
FNMA POOL AH1111	12/1/2040	4.00%	204,453
FNMA POOL AH1115	1/1/2041	4.50%	5,953,014
FNMA POOL AH1122	12/1/2040	4.00%	899,110
FNMA POOL AH1130	1/1/2041	4.00%	2,806,978
FNMA POOL AH1190	1/1/2041	4.00%	592,517
FNMA POOL AH1255	1/1/2041	4.00%	1,211,161
FNMA POOL AH1261	1/1/2041	4.00%	152,887
FNMA POOL AH1298	11/1/2025	3.50%	795,370
FNMA POOL AH1315	1/1/2041	4.00%	21,950,332
FNMA POOL AH1318	1/1/2026	3.50%	1,018,897
FNMA POOL AH1321	1/1/2041	4.00%	195,207
FNMA POOL AH1323	1/1/2041	4.00%	1,471,606
FNMA POOL AH1410	1/1/2041	4.00%	569,727
FNMA POOL AH1508	12/1/2040	4.50%	3,202,668
FNMA POOL AH1560	1/1/2041	4.00%	2,020,889
FNMA POOL AH1699	11/1/2041	3.50%	466,820
FNMA POOL AH1886	1/1/2026	3.50%	1,580,014
FNMA POOL AH1893	2/1/2026	3.50%	452,861
FNMA POOL AH1909	4/1/2026	4.00%	71,376
FNMA POOL AH1912	4/1/2026	4.00%	1,011,093
FNMA POOL AH1920	5/1/2026	4.00%	473,356
FNMA POOL AH1921	5/1/2026	3.50%	94,390
FNMA POOL AH2080	12/1/2025	3.50%	865,847
FNMA POOL AH2235	12/1/2025	3.50%	660,944

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
FNMA POOL AH2399	1/1/2041	4.00%	924,743
FNMA POOL AH2531	1/1/2026	3.50%	219,957
FNMA POOL AH2666	1/1/2026	4.00%	302,629
FNMA POOL AH2667	1/1/2026	4.00%	162,014
FNMA POOL AH2725	1/1/2041	4.00%	573,404
FNMA POOL AH2793	1/1/2026	3.50%	488,781
FNMA POOL AH2849	1/1/2026	3.50%	486,029
FNMA POOL AH2850	1/1/2026	3.50%	1,802,873
FNMA POOL AH2851	1/1/2026	4.00%	318,739
FNMA POOL AH2857	1/1/2026	3.50%	1,179,303
FNMA POOL AH3197	1/1/2026	4.00%	29,083
FNMA POOL AH3203	1/1/2041	4.00%	733,515
FNMA POOL AH3235	2/1/2026	3.50%	487,552
FNMA POOL AH3355	1/1/2026	4.50%	206,800
FNMA POOL AH3365	2/1/2041	4.00%	520,121
FNMA POOL AH3394	1/1/2041	4.00%	2,074,903
FNMA POOL AH3431	1/1/2026	3.50%	1,887,452
FNMA POOL AH3569	1/1/2026	3.50%	499,506
FNMA POOL AH3586	1/1/2041	4.00%	1,303,517
FNMA POOL AH3622	1/1/2026	4.00%	4,497,188
FNMA POOL AH3769	2/1/2026	3.50%	262,385
FNMA POOL AH3781	2/1/2041	4.00%	254,993
FNMA POOL AH3924	1/1/2026	3.50%	23,335,645
FNMA POOL AH4058	1/1/2026	3.50%	30,345
FNMA POOL AH4142	4/1/2026	4.00%	35,153
FNMA POOL AH4296	2/1/2041	4.00%	290,728
FNMA POOL AH4307	2/1/2041	4.50%	7,204,531
FNMA POOL AH4346	2/1/2026	3.50%	1,069,604
FNMA POOL AH4375	2/1/2041	4.00%	1,022,079
FNMA POOL AH4383	3/1/2026	3.50%	3,142,075
FNMA POOL AH4429	2/1/2041	4.00%	102,577
FNMA POOL AH4452	1/1/2026	4.00%	918,092
FNMA POOL AH4467	1/1/2041	4.00%	402,822
FNMA POOL AH4471	2/1/2041	4.00%	253,705
FNMA POOL AH4521	2/1/2041	4.00%	73,082
FNMA POOL AH4582	3/1/2041	4.00%	618,218
FNMA POOL AH4597	4/1/2026	4.00%	43,501
FNMA POOL AH4626	2/1/2026	3.50%	306,239
FNMA POOL AH4633	1/1/2041	4.00%	1,413,383
FNMA POOL AH4654	2/1/2026	4.00%	318,462
FNMA POOL AH4657	2/1/2026	4.00%	330,644
FNMA POOL AH4668	2/1/2026	3.50%	7,804,634
FNMA POOL AH4717	4/1/2026	4.00%	285,959
FNMA POOL AH4738	1/1/2041	4.00%	115,254
FNMA POOL AH4749	1/1/2026	4.00%	572,387
FNMA POOL AH4751	1/1/2041	4.00%	50,322
FNMA POOL AH4763	1/1/2041	4.00%	1,519,982
FNMA POOL AH4792	2/1/2041	4.00%	14,514,019
FNMA POOL AH4828	2/1/2026	4.00%	106,168
FNMA POOL AH4874	2/1/2041	4.00%	579,092
FNMA POOL AH4875	2/1/2026	3.50%	495,127

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
FNMA POOL AH5049	3/1/2026	3.50%	53,694
FNMA POOL AH5092	3/1/2041	4.00%	739,010
FNMA POOL AH5290	1/1/2026	3.50%	218,580
FNMA POOL AH5510	1/1/2026	3.50%	698,766
FNMA POOL AH5568	2/1/2041	3.50%	4,838,053
FNMA POOL AH5574	2/1/2041	4.00%	25,684,901
FNMA POOL AH5575	2/1/2041	4.00%	45,707
FNMA POOL AH5616	2/1/2026	3.50%	3,537,619
FNMA POOL AH5620	2/1/2026	4.00%	1,509,141
FNMA POOL AH5937	2/1/2041	3.50%	1,932,577
FNMA POOL AH5998	3/1/2026	4.00%	658,176
FNMA POOL AH6065	2/1/2026	4.00%	878,745
FNMA POOL AH6166	2/1/2026	4.00%	515,521
FNMA POOL AH6212	2/1/2026	4.00%	48,007
FNMA POOL AH6242	4/1/2026	4.00%	304,333
FNMA POOL AH6297	5/1/2026	3.50%	106,023
FNMA POOL AH6316	2/1/2026	4.00%	42,983
FNMA POOL AH6341	4/1/2026	4.00%	515,091
FNMA POOL AH6454	2/1/2026	4.00%	204,665
FNMA POOL AH6455	3/1/2041	3.50%	1,726,975
FNMA POOL AH6457	3/1/2041	4.00%	505,874
FNMA POOL AH6484	3/1/2041	3.50%	6,164,831
FNMA POOL AH6516	4/1/2026	4.00%	4,822,184
FNMA POOL AH6593	2/1/2026	3.50%	592,750
FNMA POOL AH6610	3/1/2026	4.00%	738,908
FNMA POOL AH6613	3/1/2026	4.00%	844,029
FNMA POOL AH6655	2/1/2041	4.00%	398,731
FNMA POOL AH6783	3/1/2041	4.00%	5,849,034
FNMA POOL AH6822	3/1/2026	3.50%	997,246
FNMA POOL AH6827	3/1/2026	4.00%	73,501
FNMA POOL AH6937	2/1/2026	4.00%	540,103
FNMA POOL AH6940	2/1/2026	3.50%	76,114
FNMA POOL AH6944	2/1/2026	4.00%	1,280,228
FNMA POOL AH6953	2/1/2041	4.00%	5,251,403
FNMA POOL AH6977	1/1/2026	4.00%	48,294
FNMA POOL AH7006	3/1/2041	3.50%	10,871,165
FNMA POOL AH7007	3/1/2041	4.00%	107,398
FNMA POOL AH7185	2/1/2026	3.50%	518,154
FNMA POOL AH7204	3/1/2041	4.00%	3,731,603
FNMA POOL AH7283	3/1/2041	4.00%	205,068
FNMA POOL AH7284	3/1/2041	4.00%	1,696,839
FNMA POOL AH7429	8/1/2026	3.50%	270,940
FNMA POOL AH7542	2/1/2026	4.00%	149,439
FNMA POOL AH7700	3/1/2026	4.00%	469,857
FNMA POOL AH7709	3/1/2026	4.00%	315,667
FNMA POOL AH7714	4/1/2026	4.00%	356,527
FNMA POOL AH7821	4/1/2041	4.50%	2,071,174
FNMA POOL AH8022	4/1/2041	4.00%	2,757,829
FNMA POOL AH8061	6/1/2026	4.00%	582,280
FNMA POOL AH8112	3/1/2026	3.50%	229,848
FNMA POOL AH8113	3/1/2026	4.00%	1,395,807

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
FNMA POOL AH8125	4/1/2026	3.50%	198,280
FNMA POOL AH8351	3/1/2041	4.00%	4,075,679
FNMA POOL AH8375	3/1/2026	4.00%	81,471
FNMA POOL AH8468	4/1/2041	4.50%	16,371,372
FNMA POOL AH8485	3/1/2026	4.00%	1,679,363
FNMA POOL AH8565	3/1/2041	3.50%	5,960,315
FNMA POOL AH8653	4/1/2026	3.50%	864,513
FNMA POOL AH8654	4/1/2026	4.00%	1,530,943
FNMA POOL AH8812	3/1/2026	4.00%	275,206
FNMA POOL AH9005	3/1/2026	4.00%	103,617
FNMA POOL AH9034	3/1/2026	4.00%	3,074,942
FNMA POOL AH9052	4/1/2041	4.00%	285,327
FNMA POOL AH9175	5/1/2026	4.00%	30,455
FNMA POOL AH9180	5/1/2041	4.00%	826,158
FNMA POOL AH9240	3/1/2026	4.00%	417,721
FNMA POOL AH9250	3/1/2026	4.00%	51,513
FNMA POOL AH9283	3/1/2026	4.00%	256,002
FNMA POOL AH9372	4/1/2041	4.00%	2,147,248
FNMA POOL AH9391	3/1/2026	4.00%	89,444
FNMA POOL AH9537	5/1/2026	4.00%	337,961
FNMA POOL AH9664	4/1/2041	4.00%	681,655
FNMA POOL AH9865	4/1/2041	4.50%	663,738
FNMA POOL AH9910	4/1/2041	4.00%	1,549,092
FNMA POOL AI0038	7/1/2041	4.00%	1,363,016
FNMA POOL AI0055	7/1/2041	4.00%	241,287
FNMA POOL AI0058	7/1/2041	4.00%	3,805,622
FNMA POOL AI0305	8/1/2041	4.00%	844,947
FNMA POOL AI0313	8/1/2041	4.00%	283,774
FNMA POOL AI0383	4/1/2026	4.00%	712,205
FNMA POOL AI0432	6/1/2026	3.50%	161,998
FNMA POOL AI0502	4/1/2026	4.00%	101,820
FNMA POOL AI0511	4/1/2041	5.00%	307,753
FNMA POOL AI0527	4/1/2026	3.50%	861,776
FNMA POOL AI0811	8/1/2041	4.00%	324,718
FNMA POOL AI0876	4/1/2041	4.50%	12,675,834
FNMA POOL AI0892	4/1/2026	3.50%	312,594
FNMA POOL AI0893	4/1/2026	4.00%	816,414
FNMA POOL AI0895	4/1/2041	4.00%	2,158,945
FNMA POOL AI0900	4/1/2041	4.00%	407,273
FNMA POOL AI1051	6/1/2026	4.00%	3,043,984
FNMA POOL AI1109	4/1/2026	4.00%	1,106,854
FNMA POOL AI1115	5/1/2026	4.00%	337,476
FNMA POOL AI1156	4/1/2041	4.00%	3,470,869
FNMA POOL AI1242	4/1/2026	3.50%	1,081,463
FNMA POOL AI1250	4/1/2026	4.00%	3,596,210
FNMA POOL AI1277	5/1/2026	3.50%	207,947
FNMA POOL AI1853	5/1/2041	4.00%	1,020,468
FNMA POOL AI1863	5/1/2041	5.00%	634,537
FNMA POOL AI1881	5/1/2041	4.00%	153,346
FNMA POOL AI1892	5/1/2041	5.00%	3,247,747
FNMA POOL AI1927	4/1/2026	4.00%	618,649

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
FNMA POOL AI2091	5/1/2026	3.50%	197,310
FNMA POOL AI2093	5/1/2041	4.00%	3,074,363
FNMA POOL AI2095	5/1/2026	4.00%	5,834,018
FNMA POOL AI2299	5/1/2041	4.50%	6,394,029
FNMA POOL AI2433	5/1/2041	5.00%	634,834
FNMA POOL AI2443	5/1/2041	5.00%	426,613
FNMA POOL AI2462	5/1/2041	5.00%	409,989
FNMA POOL AI2737	5/1/2041	5.00%	104,374
FNMA POOL AI2972	6/1/2026	4.00%	321,659
FNMA POOL AI3398	5/1/2026	4.00%	665,854
FNMA POOL AI3435	5/1/2026	4.00%	6,379,946
FNMA POOL AI3445	5/1/2026	3.50%	474,050
FNMA POOL AI3517	5/1/2026	4.00%	282,493
FNMA POOL AI3793	5/1/2026	4.00%	222,767
FNMA POOL AI3893	8/1/2041	4.00%	86,892
FNMA POOL AI4261	6/1/2041	5.00%	324,324
FNMA POOL AI4617	8/1/2041	4.00%	2,125,216
FNMA POOL AI4809	6/1/2041	4.00%	360,644
FNMA POOL AI4896	6/1/2026	4.00%	242,785
FNMA POOL AI5076	7/1/2041	4.00%	316,732
FNMA POOL AI5089	8/1/2041	4.00%	2,499,540
FNMA POOL AI5130	9/1/2026	3.50%	104,145
FNMA POOL AI5327	7/1/2041	4.00%	4,183,910
FNMA POOL AI5329	7/1/2041	4.00%	2,733,747
FNMA POOL AI5888	7/1/2041	4.00%	3,355,211
FNMA POOL AI6875	8/1/2041	4.00%	417,420
FNMA POOL AI7119	8/1/2041	4.00%	1,399,960
FNMA POOL AI7253	8/1/2041	4.00%	596,456
FNMA POOL AI7517	7/1/2041	4.00%	1,888,100
FNMA POOL AI7537	7/1/2041	4.50%	1,704,484
FNMA POOL AI7683	7/1/2026	4.00%	408,360
FNMA POOL AI7730	8/1/2026	3.50%	30,958
FNMA POOL AI7782	7/1/2041	4.50%	5,981,489
FNMA POOL AI7800	7/1/2041	4.50%	1,154,964
FNMA POOL AI8126	7/1/2041	4.00%	46,399
FNMA POOL AI8154	8/1/2041	4.00%	1,700,298
FNMA POOL AI8186	8/1/2041	4.00%	31,535,413
FNMA POOL AI8218	8/1/2041	4.00%	82,381
FNMA POOL AI8713	8/1/2041	4.00%	3,818,766
FNMA POOL AI8873	8/1/2041	4.00%	2,427,218
FNMA POOL AI8882	8/1/2041	4.00%	772,358
FNMA POOL AI9940	9/1/2041	5.00%	2,085,589
FNMA POOL AJ1414	9/1/2041	4.50%	2,138,217
FNMA POOL AJ4046	10/1/2041	4.00%	14,307,393
FNMA POOL AJ4163	11/1/2041	3.50%	8,733,050
FNMA POOL AJ5304	11/1/2041	4.00%	13,523,803
FNMA POOL AJ5927	11/1/2041	3.50%	6,576,621
FNMA POOL AJ5930	12/1/2041	3.50%	2,774,636
FNMA POOL AJ6935	11/1/2026	3.50%	5,414,794
FNMA POOL AL0007	12/1/2034	5.00%	5,376,973
FNMA POOL AL0109	1/1/2026	4.00%	231,844

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
FNMA POOL AL0215	4/1/2041	4.50%	5,082,669
FNMA POOL AL0253	3/1/2026	4.00%	5,218,176
FNMA POOL AL0476	11/1/2040	5.00%	2,546,402
FNMA POOL AL0484	5/1/2040	5.50%	3,455,028
FNMA POOL AL0496	8/1/2024	4.50%	1,740,444
FNMA POOL AL0533	7/1/2041	3.24%	6,700,986
FNMA POOL AL0566	7/1/2041	4.50%	6,482,653
FNMA POOL AL0616	7/1/2041	4.50%	735,172
FNMA POOL AL0814	6/1/2040	6.50%	7,973,763
FNMA POOL AL0885	6/1/2039	6.50%	6,621,688
FNMA POOL AL0886	10/1/2038	6.50%	6,550,849
FNMA POOL AL0998	10/1/2041	4.50%	2,240,849
FNMA POOL AL1051	9/1/2041	4.50%	2,078,639
FNMA POOL AL1176	10/1/2039	6.50%	9,850,810
FNMA POOL MA0006	3/1/2039	4.00%	53,500
FNMA POOL MA0024	4/1/2024	4.50%	13,723
FNMA POOL MA0043	4/1/2024	4.00%	185,211
FNMA POOL MA0172	9/1/2024	4.00%	335,496
FNMA POOL MA0243	11/1/2029	5.00%	2,353,695
FNMA POOL MA0561	11/1/2040	4.00%	586,593
FNMA POOL MA0574	11/1/2025	4.00%	75,601
FNMA POOL MA0583	12/1/2040	4.00%	31,606
FNMA POOL MA0629	1/1/2021	3.50%	156,097
FNMA POOL MA0648	2/1/2026	3.50%	4,080,148
FNMA POOL MA0649	2/1/2026	4.00%	168,099
FNMA POOL MA0694	4/1/2026	4.00%	63,620
FNMA POOL MA0706	4/1/2031	4.50%	1,073,725
FNMA POOL MA0732	5/1/2026	4.00%	7,295,956
FNMA POOL MA0734	5/1/2031	4.50%	3,145,757
FNMA POOL MA0765	6/1/2026	4.00%	711,154
FNMA POOL MA0775	6/1/2041	4.00%	2,275,204
FNMA POOL MA0776	6/1/2031	4.50%	1,081,943
FNMA POOL MA0776	6/1/2031	4.50%	2,065,517
FNMA POOL MA0799	7/1/2026	4.00%	328,863
FNMA POOL MA0806	7/1/2026	3.50%	581,218
FNMA POOL MA0817	8/1/2041	4.00%	3,057,669
FNMA POOL MA0836	8/1/2026	3.50%	130,109
FNMA POOL MA0884	10/1/2026	3.50%	497,961
FNMA POOL MC0377	10/1/2040	4.00%	143,085
FNR 2003 21 OU 3/33 FIXED 5.5	5/25/2033	5.50%	598,418
FNR 2004 81 KD 07/18 FIXED 4.5	7/25/2018	4.50%	1,570,121
FNR 2006 113 NB 09/30 FIXED 5.5	9/25/2030	5.50%	4,610,562
FNR 2006 60 CO SER 2006 63 CL QE	11/25/2032	5.50%	1,870,536
FNR 2006 60 CO SER 2006 64 CL PB	9/25/2033	5.50%	2,290,943
FNR 2006 60 CO SER 2006 CL AB	6/25/2016	6.00%	26,900
FNR 2006 85 VM 6/17 FIXED 6.5	6/25/2017	6.50%	537,878
FNR 2007 59 AQ 07/35 FIXED 5.75	7/25/2035	5.75%	1,833,535
FNR 2009 29 LA 05/39 VAR	5/25/2039	4.26%	2,985,116
FNR 2009 5 A SER 2008 80 CL ME	5/25/2032	5.00%	739,894
FNR 2009 62 HJ 05/39 FIXED 6	5/25/2039	6.00%	2,698,636
FNR 2010 110 AE 11/18 FIXED 9.75	11/25/2018	9.75%	3,819,851

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
FNR 2010 111 AE 04/38 FIXED 5.5	4/25/2038	5.50%	2,206,369
FNR 2010 19 VA 02/21 FIXED 5	2/25/2021	5.00%	2,840,680
FNR 2010 64 DM 06/40 FIXED 5	6/25/2040	5.00%	1,854,412
FNR 2010 64 EH 10/35 FIXED 5	10/25/2035	5.00%	1,167,081
FNR 2011 15 AB 08/19 FIXED 9.75	8/25/2019	9.75%	1,297,713
FNW 2003 W1 1A1 12/42 VAR	12/25/2042	6.35%	302,122
FORD CREDIT AUTO OWNER TRUST FORDO 2008 A A4	10/15/2012	4.37%	22,101
FORD CREDIT AUTO OWNER TRUST FORDO 2008 C A4A	4/15/2013	5.16%	493,882
FORD CREDIT AUTO OWNER TRUST FORDO 2009 A A4	5/15/2014	6.07%	9,718,097
FORD CREDIT AUTO OWNER TRUST FORDO 2009 B A4	7/15/2014	4.50%	2,315,576
FORD CREDIT AUTO OWNER TRUST FORDO 2011 A A3	1/15/2015	0.97%	711,493
FORD CREDIT AUTO OWNER TRUST FORDO 2011 A A4	5/15/2016	1.65%	1,012,467
FOREST LABORATORIES INC COMMON STOCK USD.1			4,936,919
FOREST LABORATORIES INC COMMON STOCK USD.1			1,247,620
FORTINET INC COMMON STOCK USD.001			536,919
FORTUM OYJ COMMON STOCK EUR3.4			487,276
FORTUNE BRANDS HOME + SECURI COMMON STOCK USD.01			963,898
FOSSIL INC COMMON STOCK USD.01			570,519
FRANCE TELECOM SR UNSECURED 07/14 4.375	7/8/2014	4.38%	792,239
FRANCE TELECOM SR UNSECURED 07/14 4.375	7/8/2014	4.38%	6,021,018
FRANCE TELECOM SR UNSECURED 09/15 2.125	9/16/2015	2.13%	411,150
FRANKLIN RESOURCES INC COMMON STOCK USD.1			1,608,044
FRAPORT AG COMMON STOCK NPV			3,492,543
FRED OLSEN ENERGY ASA COMMON STOCK NOK20.			134,720
FREDDIE MAC 10/13 0.5	10/15/2013	0.50%	2,281,577
FREDDIE MAC DISCOUNT NT 01/12 ZCP	1/24/2012	0.01%	2,849,966
FREDDIE MAC DISCOUNT NT DISCOUNT NOT 01/12 0.00000	1/9/2012	0.01%	799,998
FREDDIE MAC DISCOUNT NT DISCOUNT NOT 01/12 0.00000	1/11/2012	0.01%	1,999,992
FREDDIE MAC DISCOUNT NT DISCOUNT NOT 02/12 0.00000	2/21/2012	0.01%	3,499,906
FREDDIE MAC DISCOUNT NT DISCOUNT NOT 06/12 0.00000	6/5/2012	0.01%	6,816,749
FREDDIE MAC FHR 3209 EG	8/15/2020	4.50%	1,653,222
FREDDIE MAC NOTES 01/13 1.375	1/9/2013	1.38%	1,426,266
FREDDIE MAC NOTES 01/13 5.26	1/30/2013	5.26%	1,183,408
FREDDIE MAC NOTES 01/14 5.	1/30/2014	5.00%	9,042,879
FREDDIE MAC NOTES 01/16 4.75	1/19/2016	4.75%	10,240,693
FREDDIE MAC NOTES 02/14 1.375	2/25/2014	1.38%	11,040,709
FREDDIE MAC NOTES 03/13 0.75	3/28/2013	0.75%	8,446,805
FREDDIE MAC NOTES 04/14 1.35	4/29/2014	1.35%	2,036,744
FREDDIE MAC NOTES 04/14 4.5	4/2/2014	4.50%	2,173,064
FREDDIE MAC NOTES 04/16 5.25	4/18/2016	5.25%	7,068,150
FREDDIE MAC NOTES 05/16 2.5	5/27/2016	2.50%	2,118,150
FREDDIE MAC NOTES 06/12 1.75	6/15/2012	1.75%	16,023,609
FREDDIE MAC NOTES 06/12 1.75	6/15/2012	1.75%	21,698,259
FREDDIE MAC NOTES 06/13 3.75	6/28/2013	3.75%	1,545,401
FREDDIE MAC NOTES 08/14 1.	8/20/2014	1.00%	1,006,322
FREDDIE MAC NOTES 08/16 2.	8/25/2016	2.00%	9,863,129
FREDDIE MAC NOTES 08/16 2.	8/25/2016	2.00%	7,279,062
FREDDIE MAC NOTES 08/16 2.	8/25/2016	2.00%	5,672,469
FREDDIE MAC NOTES 09/13 4.125	9/27/2013	4.13%	2,490,247
FREDDIE MAC NOTES 09/15 1.75	9/10/2015	1.75%	1,960,297
FREDDIE MAC NOTES 09/19 3.525	9/30/2019	3.53%	43,303,618

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
FREDDIE MAC NOTES 10/12 4.625	10/25/2012	4.63%	1,616,174
FREDDIE MAC NOTES 10/13 0.875	10/28/2013	0.88%	3,819,676
FREDDIE MAC NOTES 11/13 0.375	11/27/2013	0.38%	35,118,192
FREDDIE MAC NOTES 11/13 0.375	11/27/2013	0.38%	6,689,180
FREDDIE MAC NOTES 11/13 4.875	11/15/2013	4.88%	2,236,948
FREDDIE MAC NOTES 11/14 0.75	11/25/2014	0.75%	1,993,494
FREDDIE MAC NOTES 11/17 5.125	11/17/2017	5.13%	3,488,255
FREDDIE MAC NOTES 11/17 5.125	11/17/2017	5.13%	2,937,984
FREDDIE MAC NOTES 11/35 5.625	11/23/2035	5.63%	3,747,673
FREDDIE MAC SECS REMIC TR 2005 S001 CTF CL 2A2	9/25/2045	0.41%	1,293,672
FREDDIE MAC SER 3329 CL WK	12/15/2031	6.00%	776,274
FREDDIE MAC SUBORDINATED 11/19 0.00000	11/29/2019	0.01%	5,602,750
FREEPORT MCMORAN C & G SR UNSECURED 04/17 8.375	4/1/2017	8.38%	580,125
FRESENIUS SE + CO KGAA COMMON STOCK NPV			2,714,901
FRESH DEL MONTE PRODUCE INC COMMON STOCK USD.01			1,260,504
FSP STABLE VALUE FUND COMMON STOCK			0
FUCHS PETROLUB AG PFD PREFERENCE			136,101
G + K SERVICES INC CL A COMMON STOCK USD.5			1,722,497
GARDNER DENVER INC COMMON STOCK USD.01			1,579,730
GDF SUEZ COMMON STOCK EUR1.			1,076,827
GE CAPITAL COMMERCIAL MORTGAGE GECMC 2006 C1 A4	3/10/2044	5.33%	6,038,533
GE CAPITAL COMMERCIAL MORTGAGE GECMC 2007 C1 A2	12/10/2049	5.42%	3,653,246
GE CAPITAL CREDIT CARD MASTER GEMNT 2009 2 A	7/15/2015	3.69%	253,937
GE CAPITAL CREDIT CARD MASTER GEMNT 2009 4 A	11/15/2017	3.80%	1,289,370
GEMALTO COMMON STOCK EUR1.0			279,242
GEN PROBE INC COMMON STOCK USD.0001			1,271,080
GENERAL ELEC CAP CORP 10/16 FIXED 3.35	10/17/2016	3.35%	1,234,058
GENERAL ELEC CAP CORP 10/21 FIXED 4.65	10/17/2021	4.65%	1,393,295
GENERAL ELEC CAP CORP FDIC GUARANT 03/12 2.25	3/12/2012	2.25%	6,660,215
GENERAL ELEC CAP CORP FDIC GUARANT 03/12 2.25	3/12/2012	2.25%	13,522,255
GENERAL ELEC CAP CORP FDIC GUARANT 06/12 2.2	6/8/2012	2.20%	6,597,010
GENERAL ELEC CAP CORP FDIC GUARANT 06/12 2.2	6/8/2012	2.20%	13,393,837
GENERAL ELEC CAP CORP FDIC GUARANT 09/12 2.	9/28/2012	2.00%	4,201,393
GENERAL ELEC CAP CORP SR UNSECURED 01/13 2.8	1/8/2013	2.80%	5,905,105
GENERAL ELEC CAP CORP SR UNSECURED 01/13 2.8	1/8/2013	2.80%	6,078,335
GENERAL ELEC CAP CORP SR UNSECURED 01/13 2.8	1/8/2013	2.80%	8,202,950
GENERAL ELEC CAP CORP SR UNSECURED 01/13 5.45	1/15/2013	5.45%	1,323,521
GENERAL ELEC CAP CORP SR UNSECURED 01/14 2.1	1/7/2014	2.10%	4,324,787
GENERAL ELEC CAP CORP SR UNSECURED 01/39 6.875	1/10/2039	6.88%	5,978,180
GENERAL ELEC CAP CORP SR UNSECURED 03/15 4.875	3/4/2015	4.88%	439,402
GENERAL ELEC CAP CORP SR UNSECURED 05/14 5.9	5/13/2014	5.90%	9,965,883
GENERAL ELEC CAP CORP SR UNSECURED 05/14 5.9	5/13/2014	5.90%	98,564
GENERAL ELEC CAP CORP SR UNSECURED 05/18 5.625	5/1/2018	5.63%	4,166,407
GENERAL ELEC CAP CORP SR UNSECURED 05/18 5.625	5/1/2018	5.63%	3,371,206
GENERAL ELEC CAP CORP SR UNSECURED 06/12 6.	6/15/2012	6.00%	204,496
GENERAL ELEC CAP CORP SR UNSECURED 06/14 5.5	6/4/2014	5.50%	1,087,050
GENERAL ELEC CAP CORP SR UNSECURED 06/14 5.65	6/9/2014	5.65%	758,531
GENERAL ELEC CAP CORP SR UNSECURED 09/14 4.75	9/15/2014	4.75%	3,882,046
GENERAL ELEC CAP CORP SR UNSECURED 09/15 4.375	9/21/2015	4.38%	860,577
GENERAL ELEC CAP CORP SR UNSECURED 11/14 3.75	11/14/2014	3.75%	4,743,306
GENERAL ELEC CAP CORP SR UNSECURED 11/15 2.25	11/9/2015	2.25%	2,857,720

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
GENERAL ELEC CAP CORP SR UNSECURED 12/13 VAR	12/17/2013	0.68%	12,466,895
GENERAL ELEC CAP CORP SUBORDINATED 11/67 VAR	11/15/2067	6.38%	6,077,450
GENERAL ELECTRIC CO COMMON STOCK USD.06			7,596,527
GENERAL MILLS INC COMMON STOCK USD.1			5,686,899
GENERAL MILLS INC SR UNSECURED 02/17 5.7	2/15/2017	5.70%	1,493,864
GENERAL MILLS INC SR UNSECURED 08/13 5.25	8/15/2013	5.25%	293,886
GENERAL MILLS INC SR UNSECURED 09/12 5.65	9/10/2012	5.65%	412,268
GENERAL MOTORS CO COMMON STOCK USD.01			612,965
GENESCO INC COMMON STOCK USD1.			1,616,971
GENESEE + WYOMING INC CL A COMMON STOCK USD.01			918,817
GENESEE + WYOMING INC CL A COMMON STOCK USD.01			1,041,976
GENPACT LTD COMMON STOCK USD.01			1,712,836
GENTEX CORP COMMON STOCK USD.06			1,230,885
GENTEX CORP COMMON STOCK USD.06			1,612,655
GENTEX CORP COMMON STOCK USD.06			1,494,295
GENTING SINGAPORE PLC COMMON STOCK USD.1			565,966
GEORESOURCES INC COMMON STOCK USD.01			1,233,951
GEORGIA POWER COMPANY SR UNSECURED 11/13 6.	11/1/2013	6.00%	191,113
GFK SE COMMON STOCK NPV			211,058
GILEAD SCIENCES INC 12/14 FIXED 2.4	12/1/2014	2.40%	590,445
GILEAD SCIENCES INC 12/14 FIXED 2.4	12/1/2014	2.40%	295,222
GILEAD SCIENCES INC 12/16 FIXED 3.05	12/1/2016	3.05%	3,536,141
GILEAD SCIENCES INC COMMON STOCK USD.001			1,541,628
GIMV NV COMMON STOCK			172,353
GLATFELTER COMMON STOCK USD.01			314,452
GLAXOSMITHKLINE CAP INC COMPANY GUAR 05/13 4.85	5/15/2013	4.85%	6,032,464
GLAXOSMITHKLINE CAP INC COMPANY GUAR 05/13 4.85	5/15/2013	4.85%	4,444,973
GLAXOSMITHKLINE CAP INC COMPANY GUAR 05/13 4.85	5/15/2013	4.85%	968,369
GLAXOSMITHKLINE PLC COMMON STOCK GBP.25			2,439,438
GLOBAL PAYMENTS INC COMMON STOCK NPV			3,790,400
GLOBAL PAYMENTS INC COMMON STOCK NPV			2,965,988
GLORY LTD COMMON STOCK			213,209
GMAC COMMERCIAL MORTGAGE SECUR GMACC 2003 C2 A1	5/10/2040	4.58%	1,170,761
GMAC COMMERCIAL MORTGAGE SECUR GMACC 2003 C2 A2	5/10/2040	5.45%	12,261,300
GMAC COMMERCIAL MORTGAGE SECUR GMACC 2005 C1 A3	5/10/2043	4.54%	2,708,571
GMAC COMMERCIAL MORTGAGE SECUR GMACC 2006 C1 A4	11/10/2045	5.24%	4,171,728
GMAC MORTGAGE CORPORATION LOAN GMACM 2004 AR1 12A	6/25/2034	3.10%	7,385,798
GMAC MORTGAGE CORPORATION LOAN GMACM 2005 AR4 3A1	7/19/2035	3.11%	4,909,020
GMAC MORTGAGE CORPORATION LOAN GMACM 2005 AR6 2A1	11/19/2035	3.08%	378,443
GNMA II JUMBOS 3.5 30 YRS	12/1/2099	1.00%	3,642,734
GNMA II POOL 002958	8/20/2030	8.00%	40,308
GNMA II POOL 003529	3/20/2034	5.00%	16,251
GNMA II POOL 004006	7/20/2037	6.00%	8,262
GNMA II POOL 004040	10/20/2037	6.50%	92,431
GNMA II POOL 004041	10/20/2037	7.00%	1,257,308
GNMA II POOL 004099	3/20/2038	6.00%	130,030
GNMA II POOL 004223	8/20/2038	6.50%	5,340,992
GNMA II POOL 004224	8/20/2038	7.00%	1,492,263
GNMA II POOL 004247	9/20/2038	7.00%	1,257,194
GNMA II POOL 004291	11/20/2038	6.00%	2,333,500
GNMA II POOL 004292	11/20/2038	6.50%	2,837,550

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
GNMA II POOL 004423	4/20/2039	4.50%	46,050
GNMA II POOL 004447	5/20/2039	5.00%	762,796
GNMA II POOL 004602	12/20/2039	6.00%	48,513
GNMA II POOL 004717	6/20/2040	6.00%	166,978
GNMA II POOL 004747	7/20/2040	5.00%	372,121
GNMA II POOL 004772	8/20/2040	5.00%	13,970,556
GNMA II POOL 004774	8/20/2040	6.00%	2,012,362
GNMA II POOL 004802	9/20/2040	5.00%	1,463,945
GNMA II POOL 004837	10/20/2040	6.00%	561,459
GNMA II POOL 004854	11/20/2040	4.50%	596,559
GNMA II POOL 004855	11/20/2040	5.00%	6,645,286
GNMA II POOL 004883	12/20/2040	4.50%	1,409,919
GNMA II POOL 004905	12/20/2040	6.00%	2,476,656
GNMA II POOL 004922	1/20/2041	4.00%	1,532,538
GNMA II POOL 004923	1/20/2041	4.50%	501,042
GNMA II POOL 004923	1/20/2041	4.50%	1,533,802
GNMA II POOL 004946	2/20/2041	4.50%	1,899,210
GNMA II POOL 004978	3/20/2041	4.50%	29,027,296
GNMA II POOL 004978	3/20/2041	4.50%	11,693,030
GNMA II POOL 004979	3/20/2041	5.00%	3,964,101
GNMA II POOL 004984	3/20/2041	5.50%	3,429,437
GNMA II POOL 004991	3/20/2041	6.00%	902,928
GNMA II POOL 005016	4/20/2041	4.00%	1,008,692
GNMA II POOL 005017	4/20/2041	4.50%	1,124,392
GNMA II POOL 005017	4/20/2041	4.50%	1,536,160
GNMA II POOL 005018	4/20/2041	5.00%	2,989,332
GNMA II POOL 005019	4/20/2041	6.00%	743,390
GNMA II POOL 005055	5/20/2041	4.50%	1,427,177
GNMA II POOL 005082	6/20/2041	4.50%	1,047,598
GNMA II POOL 005115	7/20/2041	4.50%	528,351
GNMA II POOL 005140	8/20/2041	4.50%	4,935,068
GNMA II POOL 008358	1/20/2024	2.38%	38,154
GNMA II POOL 008399	4/20/2024	2.38%	33,561
GNMA II POOL 008744	11/20/2025	2.13%	77,704
GNMA II POOL 008770	12/20/2025	2.13%	86,676
GNMA II POOL 008781	1/20/2026	2.38%	1,820
GNMA II POOL 008788 POOL 8788	1/20/2026	2.38%	23,607
GNMA II POOL 080012	11/20/2026	2.13%	35,592
GNMA II POOL 080106	8/20/2027	1.63%	39,570
GNMA II POOL 080397	4/20/2030	2.38%	7,232
GNMA POOL 136713	3/15/2016	9.50%	1,481
GNMA POOL 146412	4/15/2016	9.50%	960
GNMA POOL 202858	6/15/2017	9.50%	838
GNMA POOL 252622	10/15/2018	9.50%	7,847
GNMA POOL 297862	11/15/2021	8.50%	5,483
GNMA POOL 298906	5/15/2021	8.50%	1,289
GNMA POOL 300672	4/15/2022	8.50%	10,558
GNMA POOL 306283	10/15/2021	8.50%	13,785
GNMA POOL 315855	1/15/2022	8.50%	5,325
GNMA POOL 322562	4/15/2022	8.50%	16,054
GNMA POOL 389023	11/15/2022	8.50%	1,287

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
GNMA POOL 438506	1/15/2027	7.00%	20,563
GNMA POOL 476784	8/15/2028	7.00%	34,876
GNMA POOL 482190	8/15/2030	8.50%	63,595
GNMA POOL 497630	2/15/2029	6.00%	14,201
GNMA POOL 498387	2/15/2029	6.00%	13,967
GNMA POOL 523278	7/15/2031	6.00%	61,615
GNMA POOL 543812	2/15/2031	6.00%	56,283
GNMA POOL 586373	2/15/2035	5.00%	46,341
GNMA POOL 594106	9/15/2033	4.50%	563,366
GNMA POOL 595611	1/15/2035	5.00%	45,815
GNMA POOL 600602	9/15/2036	6.50%	33,890
GNMA POOL 603692	6/15/2034	5.00%	65,491
GNMA POOL 604497	7/15/2033	5.00%	43,578
GNMA POOL 604791	11/15/2033	5.50%	319,062
GNMA POOL 607451	1/15/2034	5.00%	70,642
GNMA POOL 607465	2/15/2034	5.00%	67,341
GNMA POOL 610410	8/15/2033	5.00%	52,468
GNMA POOL 615656	10/15/2033	5.00%	41,422
GNMA POOL 617483	3/15/2037	6.50%	28,832
GNMA POOL 617531	5/15/2037	6.50%	16,330
GNMA POOL 617798	11/15/2037	6.50%	98,318
GNMA POOL 623871	6/15/2034	5.00%	49,236
GNMA POOL 633701	9/15/2033	5.00%	54,235
GNMA POOL 636484	3/15/2035	5.00%	74,281
GNMA POOL 637746	12/15/2034	5.00%	51,678
GNMA POOL 638222	12/15/2034	5.00%	42,584
GNMA POOL 643362	10/15/2035	5.00%	47,027
GNMA POOL 645258	12/15/2037	6.50%	25,363
GNMA POOL 647560	5/15/2036	6.50%	405,483
GNMA POOL 655691	9/15/2036	6.50%	30,656
GNMA POOL 656487	9/15/2036	6.50%	320,998
GNMA POOL 670518	6/15/2037	6.50%	86,890
GNMA POOL 672767	6/15/2038	6.50%	182,655
GNMA POOL 672922	7/15/2038	6.50%	325,649
GNMA POOL 673069	9/15/2038	6.50%	252,486
GNMA POOL 673213	10/15/2038	6.50%	469,921
GNMA POOL 673230	11/15/2038	6.50%	949,604
GNMA POOL 673571	8/15/2037	6.50%	13,870
GNMA POOL 676769	3/15/2038	6.50%	554,504
GNMA POOL 677232	8/15/2038	6.50%	962,021
GNMA POOL 677382	10/15/2038	6.50%	490,010
GNMA POOL 687112	10/15/2038	6.50%	104,823
GNMA POOL 689792	8/15/2038	6.50%	789,982
GNMA POOL 689805	8/15/2023	7.00%	236,738
GNMA POOL 689835	8/15/2038	6.50%	28,700
GNMA POOL 689844	9/15/2038	6.50%	37,006
GNMA POOL 689859	9/15/2038	6.50%	238,645
GNMA POOL 691650	9/15/2038	6.50%	11,294
GNMA POOL 691937	8/15/2038	6.50%	5,343
GNMA POOL 692119	10/15/2038	6.50%	31,577
GNMA POOL 693545	7/15/2038	6.50%	152,494

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
GNMA POOL 694601	9/15/2038	6.50%	40,457
GNMA POOL 694644	8/15/2038	6.50%	209,701
GNMA POOL 695773	11/15/2038	6.50%	67,573
GNMA POOL 697562	11/15/2038	6.50%	530,438
GNMA POOL 697594	11/15/2038	6.50%	497,857
GNMA POOL 697713	12/15/2038	6.50%	102,584
GNMA POOL 699071	8/15/2038	6.50%	9,720
GNMA POOL 699246	9/15/2038	6.50%	18,346
GNMA POOL 699271	9/15/2038	6.50%	53,359
GNMA POOL 699283	9/15/2038	6.50%	333,436
GNMA POOL 700767	10/15/2038	6.50%	337,287
GNMA POOL 703634	12/15/2038	6.50%	587,085
GNMA POOL 705358	12/15/2038	6.50%	43,188
GNMA POOL 722778	9/15/2039	6.50%	33,201
GNMA POOL 733600	4/15/2040	5.00%	521,365
GNMA POOL 733600	4/15/2040	5.00%	68,859
GNMA POOL 733627	5/15/2040	5.00%	1,140,847
GNMA POOL 733627	5/15/2040	5.00%	160,119
GNMA POOL 738108	3/15/2041	4.50%	2,148,812
GNMA POOL 771561	8/15/2041	4.00%	1,055,650
GNMA POOL 780049	11/15/2021	9.50%	12,914
GNMA POOL 780151	12/15/2021	9.00%	76,219
GNMA POOL 780345	12/15/2021	9.50%	32,685
GNMA POOL 781213	12/15/2017	8.00%	18,434
GNMA POOL 781804	9/15/2034	6.00%	1,091,159
GNMA POOL 781847	12/15/2034	6.00%	974,050
GNMA POOL 781885	3/15/2035	5.00%	68,370
GNMA POOL 781902	2/15/2035	6.00%	868,236
GNMA POOL 781958	7/15/2035	5.00%	100,227
GNMA POOL 782282	2/15/2038	6.50%	248,395
GNMA POOL 782376	8/15/2038	6.50%	208,087
GNMA POOL 782587	2/15/2039	6.50%	238,436
GNMA POOL 782619	4/15/2039	5.00%	10,210,475
GNMA POOL 782838	7/15/2019	4.50%	821,374
GNMA REMIC TRUST 2010 H20 10/60 VAR	10/20/2060	0.58%	8,518,315
GNR 2006 3 B 01/37 FIXED 5.091	1/16/2037	5.09%	6,613,807
GNR 2010 14 QP 12/39 FIXED 6.0	12/20/2039	6.00%	1,198,776
GNR 2010 H010 FC 05/60 FRN	5/20/2060	1.26%	5,609,614
GNR 2010 H22 FE 05/59 VAR	5/20/2059	0.60%	4,447,436
GNR 2011 H09 AF 03/61 VAR	3/20/2061	0.75%	1,841,593
GNR 2011 H11 FB 04/20 VAR	4/20/2061	0.75%	10,757,119
GOL LINHAS AEREAS PREF PREFERENCE			195,412
GOL LINHAS AEREAS RTS EXP 26JAN12			8
GOLD FIELDS LTD SPONS ADR ADR			1,327,940
GOLDCORP INC COMMON STOCK NPV			974,840
GOLDCREST CO LTD COMMON STOCK			144,249
GOLDMAN SACHS CAPITAL II LIMITD GUARA 06/43 VAR	6/1/2043	5.79%	73,800
GOLDMAN SACHS GROUP INC 06/20 FIXED 6	6/15/2020	6.00%	460,963
GOLDMAN SACHS GROUP INC 08/15 FIXED 3.7	8/1/2015	3.70%	254,723
GOLDMAN SACHS GROUP INC 08/15 FIXED 3.7	8/1/2015	3.70%	161,651
GOLDMAN SACHS GROUP INC COMMON STOCK USD.01			7,124,075

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
GOLDMAN SACHS GROUP INC COMMON STOCK USD.01			3,310,733
GOLDMAN SACHS GROUP INC SENIOR NOTES 02/41 6.25	2/1/2041	6.25%	4,012,409
GOLDMAN SACHS GROUP INC SR UNSECURED 01/12 6.6	1/15/2012	6.60%	280,370
GOLDMAN SACHS GROUP INC SR UNSECURED 01/12 6.6	1/15/2012	6.60%	40,053
GOLDMAN SACHS GROUP INC SR UNSECURED 01/15 5.125	1/15/2015	5.13%	490,613
GOLDMAN SACHS GROUP INC SR UNSECURED 01/18 5.95	1/18/2018	5.95%	2,801,244
GOLDMAN SACHS GROUP INC SR UNSECURED 01/18 5.95	1/18/2018	5.95%	10,242,210
GOLDMAN SACHS GROUP INC SR UNSECURED 01/18 5.95	1/18/2018	5.95%	389,204
GOLDMAN SACHS GROUP INC SR UNSECURED 02/12 5.3	2/14/2012	5.30%	120,403
GOLDMAN SACHS GROUP INC SR UNSECURED 02/12 5.3	2/14/2012	5.30%	20,067
GOLDMAN SACHS GROUP INC SR UNSECURED 02/14 VAR	2/7/2014	1.44%	1,869,400
GOLDMAN SACHS GROUP INC SR UNSECURED 02/16 3.625	2/7/2016	3.63%	202,907
GOLDMAN SACHS GROUP INC SR UNSECURED 02/16 3.625	2/7/2016	3.63%	797,134
GOLDMAN SACHS GROUP INC SR UNSECURED 02/16 3.625	2/7/2016	3.63%	739,161
GOLDMAN SACHS GROUP INC SR UNSECURED 02/19 7.5	2/15/2019	7.50%	270,580
GOLDMAN SACHS GROUP INC SR UNSECURED 03/20 5.375	3/15/2020	5.38%	1,362,093
GOLDMAN SACHS GROUP INC SR UNSECURED 03/20 5.375	3/15/2020	5.38%	3,651,989
GOLDMAN SACHS GROUP INC SR UNSECURED 03/20 5.375	3/15/2020	5.38%	182,599
GOLDMAN SACHS GROUP INC SR UNSECURED 04/18 6.15	4/1/2018	6.15%	2,507,976
GOLDMAN SACHS GROUP INC SR UNSECURED 04/18 6.15	4/1/2018	6.15%	3,049,823
GOLDMAN SACHS GROUP INC SR UNSECURED 04/18 6.15	4/1/2018	6.15%	15,481,335
GOLDMAN SACHS GROUP INC SR UNSECURED 05/14 6.	5/1/2014	6.00%	1,038,014
GOLDMAN SACHS GROUP INC SR UNSECURED 05/14 6.	5/1/2014	6.00%	487,867
GOLDMAN SACHS GROUP INC SR UNSECURED 05/14 6.	5/1/2014	6.00%	9,046,292
GOLDMAN SACHS GROUP INC SR UNSECURED 05/14 6.	5/1/2014	6.00%	4,603,592
GOLDMAN SACHS GROUP INC SR UNSECURED 07/13 4.75	7/15/2013	4.75%	101,323
GOLDMAN SACHS GROUP INC SR UNSECURED 07/13 4.75	7/15/2013	4.75%	30,397
GOLDMAN SACHS GROUP INC SR UNSECURED 07/21 5.25	7/27/2021	5.25%	4,385,052
GOLDMAN SACHS GROUP INC SR UNSECURED 07/21 5.25	7/27/2021	5.25%	3,219,282
GOLDMAN SACHS GROUP INC SR UNSECURED 08/12 3.625	8/1/2012	3.63%	432,590
GOLDMAN SACHS GROUP INC SR UNSECURED 08/12 3.625	8/1/2012	3.63%	60,361
GOLDMAN SACHS GROUP INC SR UNSECURED 10/13 5.25	10/15/2013	5.25%	1,020,334
GOLDMAN SACHS GROUP INC SR UNSECURED 10/13 5.25	10/15/2013	5.25%	7,448,438
GOLDMAN SACHS GROUP INC SR UNSECURED 10/13 5.25	10/15/2013	5.25%	632,607
GOLDMAN SACHS GROUP INC SR UNSECURED 10/13 5.25	10/15/2013	5.25%	91,830
GOLDMAN SACHS GROUP INC SR UNSECURED 10/16 5.75	10/1/2016	5.75%	3,629,014
GOLDMAN SACHS GROUP INC SR UNSECURED 11/12 5.45	11/1/2012	5.45%	3,050,937
GOLDMAN SACHS GROUP INC SR UNSECURED 11/12 5.45	11/1/2012	5.45%	1,576,317
GOLDMAN SACHS GROUP INC SR UNSECURED 11/12 5.45	11/1/2012	5.45%	213,566
GOLDMAN SACHS GROUP INC SR UNSECURED 11/14 5.5	11/15/2014	5.50%	2,964,084
GOLDMAN SACHS GROUP INC SUBORDINATED 10/37 6.75	10/1/2037	6.75%	3,908,155
GOODRICH PETROLEUM CORP COMMON STOCK USD.2			128,019
GOODRICH PETROLEUM CORP SR UNSECURED 10/29 5.	10/1/2029	5.00%	1,003,129
GOOGLE INC CL A COMMON STOCK USD.001			22,257,068
GOOGLE INC CL A COMMON STOCK USD.001			22,025,190
GOOGLE INC CL A COMMON STOCK USD.001			10,172,925
GOOGLE INC CL A COMMON STOCK USD.001			10,085,083
GOVERNMENT NATL MTG ASSN GTD REMIC TR 1999 11 CL ZB	4/20/2029	6.50%	535,849

GOVERNMENT NATL MTG ASSN GTD SER2006 038 REMIC PASSTHRU CTF	9/16/2035	0.35%	1,074,981

GOVERNMENT NATL MTG ASSN REMIC 2002 31 TR CL FW FRN	6/16/2031	0.65%	43,253

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
GOVERNMENT NATL MTG ASSN REMIC TR 2000 26 CL DF	9/20/2030	0.65%	17,916
GOVERNMENT NATL MTG ASSN REMIC TR 2000 29 CL F	9/20/2030	0.75%	28,401
GOVERNMENT NATL MTG ASSN REMIC TR 2000 30 CL FB	10/16/2030	0.70%	18,225
GRACO INC COMMON STOCK USD1.			1,165,365
GRAND CANYON EDUCATION INC COMMON STOCK USD.01			1,157,131
GRANDE CACHE COAL CORP COMMON STOCK			227,738
GRANITE MORTGAGES PLC. GRAN 2003 2 1A3 REGS	7/20/2043	0.91%	860,636
GRANITE MORTGAGES PLC. GRAN 2004 3 2A1	9/20/2044	0.84%	568,373
GREAT EAGLE HOLDINGS LTD COMMON STOCK HKD.5			185,201
GREAT PLAINS ENERGY INC SR UNSECURED 08/13 2.75	8/15/2013	2.75%	5,110,645
GREATBATCH INC COMMON STOCK USD.001			1,361,139
GREEN DOT CORP CLASS A COMMON STOCK USD.001			1,361,192
GREEN MOUNTAIN COFFEE ROASTE COMMON STOCK USD.1			615,791
GREENPOINT MORTGAGE FUNDING TR GPMF 2005 AR1 A2	6/25/2045	0.51%	1,052,695
GREENPOINT MORTGAGE FUNDING TR GPMF 2006 OH1 A1	1/25/2037	0.44%	1,815,693
GREENWICH CAPITAL COMMERCIAL F GCCFC 2005 GG3 A3	8/10/2042	4.57%	12,466,210
GREENWICH CAPITAL COMMERCIAL F GCCFC 2005 GG3 A3	8/10/2042	4.57%	3,311,179
GREENWICH CAPITAL COMMERCIAL F GCCFC 2005 GG5 A2	4/10/2037	5.12%	1,303,265
GREENWICH CAPITAL COMMERCIAL F GCCFC 2007 GG9 A2	3/10/2039	5.38%	1,003,649
GREENWICH CAPITAL COMMERCIAL F GCCFC 2007 GG9 A2	3/10/2039	5.38%	5,286,147
GREENWICH CAPITAL COMMERCIAL F GCCFC 2007 GG9 A3	3/10/2039	5.45%	3,032,808
GROUP 1 AUTOMOTIVE INC COMMON STOCK USD.01			1,464,386
GRUPO AEROPORTUARIO DEL CENT COMMON STOCK NPV			180,269
GS MORTGAGE SECURITIES CORPORA GSMS 2004 GG2 A6	8/10/2038	5.40%	7,725,613
GS MORTGAGE SECURITIES CORPORA GSMS 2006 GG6 A2	4/10/2038	5.51%	7,676,665
GS MORTGAGE SECURITIES CORPORA GSMS 2006 GG6 A4	4/10/2038	5.55%	3,044,258
GS MORTGAGE SECURITIES CORPORA GSMS 2006 GG8 A2	11/10/2039	5.48%	1,809,710
GS MORTGAGE SECURITIES CORPORA GSMS 2007 EOP C 144A	3/6/2020	2.15%	2,906,145
GS MORTGAGE SECURITIES CORPORA GSMS 2011 GC3 A4 144A	3/10/2044	4.75%	461,617
GS MORTGAGE SECURITIES TRUST GSMS 2007 GG10 A4	8/10/2045	5.79%	4,454,067
GSAA HOME EQUITY TRUST GSAA 2006 5 2A1	3/25/2036	0.36%	181,571
GSAMP TRUST GSAMP 2004 AR1 A2B	6/25/2034	0.89%	2,486,712
GSMPS MORTGAGE LOAN TRUST GSMPS 2005 RP2 1AF 144A	3/25/2035	0.64%	2,983,274
GSMPS MORTGAGE LOAN TRUST GSMPS 2005 RP3 1AF 144A	9/25/2035	0.64%	816,325
GSR MORTGAGE LOAN TRUST GSR 2003 2F 3A1	3/25/2032	6.00%	9,600
GSR MORTGAGE LOAN TRUST GSR 2005 AR3 2A1	5/25/2035	0.73%	43,975
GULFMARK OFFSHORE INC CL A COMMON STOCK USD.01			1,403,134
GUOCO GROUP LTD UNSPON ADR ADR			276,150
H LUNDBECK A/S COMMON STOCK DKK5.			693,987
HAEMONETICS CORP/MASS COMMON STOCK USD.01			455,416
HAEMONETICS CORP/MASS COMMON STOCK USD.01			1,732,526
HAMAMATSU PHOTONICS KK COMMON STOCK			1,683,563
HANCOCK HOLDING CO COMMON STOCK USD3.33			1,716,789
HANCOCK HOLDING CO COMMON STOCK USD3.33			1,994,608
HANESBRANDS INC COMMON STOCK USD.01			1,473,364
HANG LUNG PROPERTIES LTD COMMON STOCK HKD1.			1,320,320
HANOVER INSURANCE GROUP INC/ COMMON STOCK USD.01			1,418,795
HARBORVIEW MORTGAGE LOAN TRUST HVMLT 2003 1 A	5/19/2033	2.93%	42,730
HARBORVIEW MORTGAGE LOAN TRUST HVMLT 2004 5 2A6	6/19/2034	2.42%	7,941,892
HARBORVIEW MORTGAGE LOAN TRUST HVMLT 2005 4 4A	7/19/2035	2.75%	2,113,641
HARBORVIEW MORTGAGE LOAN TRUST HVMLT 2005 9 2A1A	6/20/2035	0.62%	2,715,988

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
HARLEY DAVIDSON INC COMMON STOCK USD.01			2,826,432
HARLEY DAVIDSON MOTORCYCLE TRU HDMOT 2007 2 A4	8/15/2013	5.12%	343,545
HARLEY DAVIDSON MOTORCYCLE TRU HDMOT 2007 3 A4	11/15/2013	5.52%	24,695
HARLEY DAVIDSON MOTORCYCLE TRU HDMOT 2009 1 A3	11/15/2013	3.19%	326,541
HARLEY DAVIDSON MOTORCYCLE TRU HDMOT 2009 1 A4	1/15/2017	4.55%	281,289
HARLEY DAVIDSON MOTORCYCLE TRU HDMOT 2009 2 A3	3/15/2014	2.62%	337,413
HARLEY DAVIDSON MOTORCYCLE TRU HDMOT 2009 3 A4	4/15/2017	2.54%	2,622,113
HARLEY DAVIDSON MOTORCYCLE TRU HDMOT 2009 4 A3	2/15/2014	1.87%	1,271,891
HARTFORD FINL SVCS GRP SR UNSECURED 03/14 4.75	3/1/2014	4.75%	2,830,224
HASBRO INC COMMON STOCK USD.5			2,871,695
HAULOTTE GROUP COMMON STOCK EUR.13			112,025
HAWAIIAN HOLDINGS INC COMMON STOCK USD.01			1,064,242
HCA HOLDINGS INC COMMON STOCK USD.01			663,103
HCP INC SR UNSECURED 02/14 2.7	2/1/2014	2.70%	169,753
HCP INC SR UNSECURED 02/14 2.7	2/1/2014	2.70%	2,439,448
HCP INC SR UNSECURED 02/14 2.7	2/1/2014	2.70%	149,782
HEALTH CARE REIT INC SR UNSECURED 03/16 3.625	3/15/2016	3.63%	2,510,585
HEALTHSOUTH CORP COMMON STOCK USD.01			431,784
HEARTLAND EXPRESS INC COMMON STOCK USD.01			654,482
HEICO CORP COMMON STOCK USD.01			415,442
HEIJMANS COMMON STOCK			102,041
HELIX ENERGY SOLUTIONS GROUP COMMON STOCK NPV			1,025,420
HELMERICH + PAYNE COMMON STOCK USD.1			831,338
HENKEL AG + CO KGAA COMMON STOCK NPV			106,957
HENKEL AG + CO KGAA VORZUG PREFERENCE			644,776
HENRY SCHEIN INC COMMON STOCK USD.01			640,563
HERBALIFE LTD COMMON STOCK USD.002			549,975
HERBALIFE LTD COMMON STOCK USD.002			1,343,420
HERTZ VEHICLE FINANCING LLC HERTZ 2009 2A A2 144A	3/25/2016	5.29%	2,381,736
HESS CORP COMMON STOCK USD1.			1,322,304
HESS CORP SR UNSECURED 02/19 8.125	2/15/2019	8.13%	4,197,578
HESS CORP SR UNSECURED 08/31 7.3	8/15/2031	7.30%	307,977
HEWLETT PACKARD CO 12/14 FIXED 2.625	12/9/2014	2.63%	3,026,433
HEWLETT PACKARD CO COMMON STOCK USD.01			3,167,450
HEWLETT PACKARD CO COMMON STOCK USD.01			19,385,096
HEWLETT PACKARD CO COMMON STOCK USD.01			628,544
HEWLETT PACKARD CO SR UNSECURED 02/12 4.25	2/24/2012	4.25%	3,997,918
HEWLETT PACKARD CO SR UNSECURED 03/14 6.125	3/1/2014	6.13%	1,725,203
HEWLETT PACKARD CO SR UNSECURED 08/12 2.95	8/15/2012	2.95%	1,446,214
HEWLETT PACKARD CO SR UNSECURED 09/13 1.25	9/13/2013	1.25%	5,927,353
HEWLETT PACKARD CO SR UNSECURED 09/13 1.25	9/13/2013	1.25%	839,149
HEWLETT PACKARD CO SR UNSECURED 09/15 2.125	9/13/2015	2.13%	687,678
HEXCEL CORP COMMON STOCK USD.01			1,241,973
HIBBETT SPORTS INC COMMON STOCK USD.01			1,286,275
HIGHWOODS PROPERTIES INC REIT USD.01			1,616,066
HIKMA PHARMACEUTICALS PLC COMMON STOCK GBP.1			1,075,429
HIKMA PHARMACEUTICALS PLC COMMON STOCK GBP.1			421,367
HISOFT TECHNOLOGY INT ADR ADR			1,394,284
HITACHI LTD COMMON STOCK			1,853,548
HITACHI LTD COMMON STOCK			12,024,435
HITTITE MICROWAVE CORP COMMON STOCK USD.01			1,058,164

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
HMS HOLDINGS CORP COMMON STOCK USD.01			2,479,090
HOLOGIC INC COMMON STOCK USD.01			1,680,960
HOME BANCSHARES INC COMMON STOCK USD.01			1,845,828
HOME DEPOT INC SR UNSECURED 12/13 5.25	12/16/2013	5.25%	4,161,192
HON HAI PRECISION INDUSTRY COMMON STOCK TWD10.			2,212,200
HONDA AUTO RECEIVABLES OWNER T HAROT 2009 3 A3	5/15/2013	2.31%	194,653
HONDA AUTO RECEIVABLES OWNER T HAROT 2010 2 A3	3/18/2014	1.34%	804,679
HONDA AUTO RECEIVABLES OWNER T HAROT 2010 2 A4	8/18/2016	1.93%	1,522,111
HONDA AUTO RECEIVABLES OWNER T HAROT 2011 1 A3	10/15/2014	1.13%	1,987,931
HONDA MOTOR CO LTD COMMON STOCK			2,004,833
HONEYWELL INTERNATIONAL INC COMMON STOCK USD1.			12,543,980
HONEYWELL INTERNATIONAL INC COMMON STOCK USD1.			5,619,247
HONEYWELL INTERNATIONAL SR UNSECURED 02/14 3.875	2/15/2014	3.88%	960,224
HONEYWELL INTERNATIONAL SR UNSECURED 03/18 5.3	3/1/2018	5.30%	294,826
HOSPIRA INC COMMON STOCK USD.01			388,736
HOST HOTELS + RESORTS INC REIT USD.01			601,139
HOUSING URBAN DEVELOPMNT US GOVT GUAR 08/15 5.36	8/1/2015	5.36%	7,276,621
HSBC BANK PLC 05/16 FIXED 3.1	5/24/2016	3.10%	3,050,180
HSBC BANK PLC COVERED 144A 07/14 1.625	7/7/2014	1.63%	2,084,533
HSBC BANK USA NA SUB NOTES 08/20 4.875	8/24/2020	4.88%	338,697
HSBC BANK USA SUBORDINATED 08/17 6.	8/9/2017	6.00%	15,415,740
HSBC FINANCE CORP 01/21 FIXED 6.676	1/15/2021	6.68%	3,744,517
HSBC FINANCE CORP 01/21 FIXED 6.676	1/15/2021	6.68%	181,019
HSBC FINANCE CORP SR UNSECURED 06/15 5.	6/30/2015	5.00%	4,721,573
HSBC FINANCE CORP SR UNSECURED 07/13 4.75	7/15/2013	4.75%	7,891,393
HSBC FINANCE CORP SR UNSECURED 11/12 6.375	11/27/2012	6.38%	3,085,620
HSBC HOLDINGS PLC 1/22 FIXED 4.875	1/14/2022	4.88%	4,084,891
HSBC HOLDINGS PLC 1/22 FIXED 4.875	1/14/2022	4.88%	2,029,235
HSBC HOLDINGS PLC COMMON STOCK USD.5			3,292,099
HSBC HOLDINGS PLC SR UNSECURED 04/21 5.1	4/5/2021	5.10%	414,411
HSBC HOLDINGS PLC SUBORDINATED 12/12 5.25	12/12/2012	5.25%	6,117,060
HUB GROUP INC CL A COMMON STOCK USD.01			493,098
HUB GROUP INC CL A COMMON STOCK USD.01			1,128,564
HUMAN GENOME SCIENCES INC COMMON STOCK USD.01			210,127
HUNG POO REAL ESTATE DEVELOP COMMON STOCK TWD10.			116,971
HUNTINGTON AUTO TRUST HUNT 2009 1A A3 144A	6/17/2013	3.94%	58,782
HUNTINGTON AUTO TRUST HUNT 2009 1A A4 144A	1/15/2014	5.73%	4,068,085
HUNTINGTON INGALLS INDUSTRIE COMMON STOCK USD.01			356,686
HURON CONSULTING GROUP INC COMMON STOCK USD.01			4,161,412
HYATT HOTELS CORP CL A COMMON STOCK USD.01			685,048
HYUNDAI AUTO RECEIVABLES TRUST HART 2009 A A3	8/15/2013	2.03%	236,661
HYUNDAI AUTO RECEIVABLES TRUST HART 2009 A A4	3/15/2016	3.15%	3,727,504
HYUNDAI AUTO RECEIVABLES TRUST HART 2010 B A3	4/15/2015	0.97%	1,563,263
HYUNDAI AUTO RECEIVABLES TRUST HART 2010 B A4	3/15/2017	1.63%	1,215,745
HYUNDAI DEPT STORE CO COMMON STOCK KRW5000.			146,445
IAC/INTERACTIVECORP COMMON STOCK USD.001			840,668
IAMGOLD CORP COMMON STOCK NPV			1,402,725
IBM CORP 10/14 FIXED 0.875	10/31/2014	0.88%	5,001,800
IBM CORP SR UNSECURED 07/16 1.95	7/22/2016	1.95%	1,068,269
IBM CORP SR UNSECURED 08/13 1.	8/5/2013	1.00%	4,143,366
IBM CORP SR UNSECURED 10/13 6.5	10/15/2013	6.50%	330,839

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
IDACORP INC COMMON STOCK NPV			803,500
IDEXX LABORATORIES INC COMMON STOCK USD.1			541,875
IG GROUP HOLDINGS PLC COMMON STOCK GBP.00005			128,960
IGUATEMI EMP DE SHOPPING COMMON STOCK NPV			165,379
IHS INC CLASS A COMMON STOCK USD.01			1,465,409
IHS INC CLASS A COMMON STOCK USD.01			2,375,087
IINET LTD COMMON STOCK NPV			250,487
ILIAD SA COMMON STOCK NPV			926,112
ILLINOIS ST ILS 01/13 FIXED 3.321	1/1/2013	3.32%	1,395,562
ILLINOIS ST ILS 01/13 FIXED 3.321	1/1/2013	3.32%	8,997,032
ILLINOIS ST ILS 01/15 FIXED 4.421	1/1/2015	4.42%	9,570,024
ILLINOIS ST ILS 03/18 FIXED 5.665	3/1/2018	5.67%	1,607,063
ILLINOIS ST ILS 03/19 FIXED 5.877	3/1/2019	5.88%	1,679,605
ILLINOIS ST ILS 06/23 FIXED OID 4.95	6/1/2023	4.95%	296,232
ILLINOIS ST ILS 06/33 FIXED 5.1	6/1/2033	5.10%	4,563,400
ILLUMINA INC COMMON STOCK USD.01			1,743,060
ILUKA RESOURCES LTD COMMON STOCK NPV			269,664
IMMUNOGEN INC COMMON STOCK USD.01			1,005,144
IMPAC CMB TRUST IMM 2004 9 1A1	1/25/2035	1.05%	391,203
IMPAC SECURED ASSETS CORP. IMSA 2005 2 A1	3/25/2036	0.61%	1,653,181
IMPAC SECURED ASSETS CORP. IMSA 2006 2 2A1	8/25/2036	0.64%	521,738
IMPALA PLATINUM SPON ADR ADR			272,093
IMPAX LABORATORIES INC COMMON STOCK USD.01			665,792
IMPAX LABORATORIES INC COMMON STOCK USD.01			1,040,772
IMPERIAL TOBACCO GROUP PLC COMMON STOCK GBP.1			1,582,340
INCHCAPE PLC COMMON STOCK GBP.1			130,089
INCYTE CORP COMMON STOCK USD.001			1,431,579
INDYMAC INDA MORTGAGE LOAN TRU INDA 2007 AR7 1A1	11/25/2037	5.74%	519,896
INFORMA PLC COMMON STOCK GBP.001			441,819
INFORMATICA CORP COMMON STOCK USD.001			708,687
INFORMATICA CORP COMMON STOCK USD.001			1,569,525
ING GROEP NV CVA DUTCH CERT EUR.24			1,702,854
INGENEX INC SER B PFD			—
INGENICO COMMON STOCK EUR1.			346,501
INGERSOLL RAND GL HLD CO COMPANY GUAR 04/14 9.5	4/15/2014	9.50%	581,186
INGRAM MICRO INC CL A COMMON STOCK USD.01			1,711,061
INPHI CORP COMMON STOCK			1,580,873
INPHI CORP COMMON STOCK			789,838
INTEGRATED DEVICE TECH INC COMMON STOCK USD.001			1,051,077
INTEL CORP COMMON STOCK USD.001			13,786,489
INTEL CORP COMMON STOCK USD.001			3,294,848
INTEL CORP SR UNSECURED 10/16 1.95	10/1/2016	1.95%	514,009
INTERFACE INC CLASS A COMMON STOCK USD.1			1,083,779
INTERNATIONAL PAPER CO 02/22 FIXED 4.75	2/15/2022	4.75%	2,869,970
INTERNATIONAL PERSONAL FINAN COMMON STOCK GBP.1			171,266
INTERPUBLIC GROUP COS SR UNSECURED 07/17 10.	7/15/2017	10.00%	6,597,938
INTERPUBLIC GROUP OF COS INC COMMON STOCK USD.1			2,388,715
INTERPUMP GROUP SPA COMMON STOCK EUR.52			207,712
INTESA SANPAOLO COMMON STOCK EUR.52			222,141
INTESA SANPAOLO SPA NOTES 144A 02/14 VAR	2/24/2014	2.91%	2,025,026
INTESA SANPAOLO SPA SENIOR NOTES 144A 08/15 3.625	8/12/2015	3.63%	1,242,570

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
INTESA SANPAOLO SPA SR UNSECURED 144A 02/21 6.5	2/24/2021	6.50%	10,422,979
INTL BUSINESS MACHINES CORP COMMON STOCK USD.2			8,566,418
INTL BUSINESS MACHINES CORP COMMON STOCK USD.2			13,335,897
INTL BUSINESS MACHINES CORP COMMON STOCK USD.2			7,232,000
INTL BUSINESS MACHINES CORP COMMON STOCK USD.2			7,611,713
INTL LEASE FINANCE CORP SR SECURED 144A 09/14 6.5	9/1/2014	6.50%	2,402,875
INTL PAPER CO SR UNSECURED 06/18 7.95	6/15/2018	7.95%	4,035,114
INTL PAPER CO SR UNSECURED 06/18 7.95	6/15/2018	7.95%	1,363,296
INTRUM JUSTITIA AB COMMON STOCK NPV			386,657
INTUIT INC COMMON STOCK USD.01			2,491,188
INTUIT INC COMMON STOCK USD.01			15,795,301
INTUIT INC SR UNSECURED 03/12 5.4	3/15/2012	5.40%	201,690
IOWA STUDENT LN LIQUIDITY CORP 06/42 0	6/25/2042	0.00%	1,414,815
IPC THE HOSPITALIST CO COMMON STOCK USD.001			2,404,415
IPG PHOTONICS CORP COMMON STOCK USD.0001			231,027
IREN SPA COMMON STOCK EUR1.			121,545
IRONWOOD PHARMACEUTICALS INC COMMON STOCK USD.001			754,110
ISUZU MOTORS LTD COMMON STOCK			1,124,357
ITC HOLDINGS CORP COMMON STOCK NPV			1,547,952
ITOCHU CORP COMMON STOCK			976,738
IVANHOE MINES LTD COMMON STOCK NPV			2,075,273
IVANHOE MINES LTD COMMON STOCK NPV			528,340
J + J SNACK FOODS CORP COMMON STOCK NPV			1,387,145
J2 GLOBAL INC COMMON STOCK USD.01			1,319,485
JACK HENRY + ASSOCIATES INC COMMON STOCK USD.01			2,557,721
JACKSON NATL LIFE GLOBAL SR SECURED 144A 05/12 6.125	5/30/2012	6.13%	285,250
JACOBS ENGINEERING GROUP INC COMMON STOCK USD1.			1,817,984
JAMES HARDIE INDUSTRIES CDI RECEIPT EUR.59			153,171
JAPAN STEEL WORKS UNSPON ADR ADR			429,415
JARDEN CORP COMMON STOCK USD.01			2,414,304
JETBLUE AIRWAYS CORP SR UNSECURED 10/39 6.75	10/15/2039	6.75%	383,240
JM SMUCKER CO/THE COMMON STOCK NPV			352,547
JM SMUCKER CO/THE COMMON STOCK NPV			(5,511)
JOHN BEAN TECHNOLOGIES CORP COMMON STOCK USD.01			869,711
JOHN DEERE CAPITAL CORP SENIOR NOTES 03/14 1.6	3/3/2014	1.60%	3,557,512
JOHN DEERE CAPITAL CORP SENIOR NOTES 03/14 1.6	3/3/2014	1.60%	4,192,782
JOHN DEERE CAPITAL CORP SR UNSECURED 06/13 1.875	6/17/2013	1.88%	1,903,860
JOHN DEERE CAPITAL CORP SR UNSECURED 06/13 1.875	6/17/2013	1.88%	483,601
JOHN DEERE CAPITAL CORP SR UNSECURED 06/16 2.25	6/7/2016	2.25%	904,033
JOHN DEERE CAPITAL CORP SR UNSECURED 06/16 2.25	6/7/2016	2.25%	611,249
JOHN DEERE OWNER TRUST JDOT 2009 A A4	5/16/2016	3.96%	1,699,297
JOHN DEERE OWNER TRUST JDOT 2011 A A3	1/15/2016	1.29%	306,679
JOHNSON & JOHNSON SR UNSECURED 05/14 1.2	5/15/2014	1.20%	5,828,585
JOHNSON & JOHNSON SR UNSECURED 07/18 5.15	7/15/2018	5.15%	1,829,175
JOHNSON + JOHNSON COMMON STOCK USD1.			7,479,399
JOHNSON + JOHNSON COMMON STOCK USD1.			9,746,500
JOHNSON + JOHNSON COMMON STOCK USD1.			13,270,113
JOHNSON + JOHNSON COMMON STOCK USD1.			5,149,210
JOHNSON CONTROLS INC COMMON STOCK USD.01388			9,579,627
JOHNSON CONTROLS INC COMMON STOCK USD.01388			2,973,139
JOHNSON CONTROLS INC SR UNSECURED 02/14 VAR	2/4/2014	0.84%	354,774

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
JOHNSON CONTROLS INC SR UNSECURED 03/14 1.75	3/1/2014	1.75%	630,403
JOHNSON CONTROLS INC SR UNSECURED 03/14 1.75	3/1/2014	1.75%	403,458
JOHNSON CONTROLS INC SR UNSECURED 09/13 4.875	9/15/2013	4.88%	408,040
JONES GROUP INC/THE COMMON STOCK USD.01			1,355,306
JONES LANG LASALLE INC COMMON STOCK USD.01			1,843,926
JOS A BANK CLOTHIERS INC COMMON STOCK USD.01			1,282,388
JOY GLOBAL INC COMMON STOCK USD1.			604,858
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2004 C1 A2	1/15/2038	4.30%	128,821
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2005 CB12 A3A2	9/12/2037	4.93%	4,089,428
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2005 CB12 AM	9/12/2037	4.95%	291,168
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2005 CB13 A3A1	1/12/2043	5.28%	509,821
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2005 LDP2 AM	7/15/2042	4.78%	776,311
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2005 LDP2 ASB	7/15/2042	4.66%	310,065
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2005 LDP4 A4	10/15/2042	4.92%	1,081,902
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2005 LDP4 AM	10/15/2042	5.00%	1,714,797
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2005 LDP5 A2	12/15/2044	5.20%	3,823,989
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2005 LDP5 A4	12/15/2044	5.21%	4,424,800
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2006 CB14 A4	12/12/2044	5.48%	2,174,964
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2006 CB14 ASB	12/12/2044	5.51%	3,141,745
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2006 CB15 ASB	6/12/2043	5.79%	2,302,603
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2006 LDP6 AM	4/15/2043	5.53%	1,526,947
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2006 LDP7 ASB	4/15/2045	5.87%	2,150,694
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2006 LDP8 A4	5/15/2045	5.40%	165,256
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2007 LD11 A2	6/15/2049	5.80%	4,026,433
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2007 LD11 A2	6/15/2049	5.80%	5,487,022
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2007 LD12 A2	2/15/2051	5.83%	2,941,196
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2007 LDPX A2S	1/15/2049	5.31%	7,193,166
JP MORGAN MORTGAGE TRUST JPMMT 2004 A3 1A1	7/25/2034	2.54%	1,236,426
JP MORGAN MORTGAGE TRUST JPMMT 2005 A1 6T1	2/25/2035	5.02%	1,869,027
JP MORGAN MORTGAGE TRUST JPMMT 2006 A1 2A2			1,923,442
JPM CHASE CAPITAL XXI LIMITD GUARA 01/87 VAR	1/15/2087	1.38%	2,057,736
JPMORGAN CHASE & CO SR UNSECURED 01/14 2.05	1/24/2014	2.05%	8,286,260
JPMORGAN CHASE & CO SR UNSECURED 01/15 3.7	1/20/2015	3.70%	7,164,323
JPMORGAN CHASE & CO SR UNSECURED 01/18 6.	1/15/2018	6.00%	3,904,877
JPMORGAN CHASE & CO SR UNSECURED 01/18 6.	1/15/2018	6.00%	1,852,027
JPMORGAN CHASE & CO SR UNSECURED 03/16 3.45	3/1/2016	3.45%	23,163,728
JPMORGAN CHASE & CO SR UNSECURED 03/20 4.95	3/25/2020	4.95%	212,574
JPMORGAN CHASE & CO SR UNSECURED 04/19 6.3	4/23/2019	6.30%	226,527
JPMORGAN CHASE & CO SR UNSECURED 05/13 4.75	5/1/2013	4.75%	6,377,032
JPMORGAN CHASE & CO SR UNSECURED 07/20 4.4	7/22/2020	4.40%	862,928
JPMORGAN CHASE & CO SR UNSECURED 08/21 4.35	8/15/2021	4.35%	2,989,325
JPMORGAN CHASE & CO SR UNSECURED 10/20 4.25	10/15/2020	4.25%	5,236,520
JPMORGAN CHASE & CO SUBORDINATED 01/13 5.75	1/2/2013	5.75%	3,630,690
JPMORGAN CHASE & CO SUBORDINATED 06/17 6.125	6/27/2017	6.13%	5,605,436
JPMORGAN CHASE & CO SUBORDINATED 09/14 5.125	9/15/2014	5.13%	906,699
JPMORGAN CHASE & CO SUBORDINATED 09/14 5.125	9/15/2014	5.13%	210,860
JPMORGAN CHASE & CO SUBORDINATED 10/15 5.15	10/1/2015	5.15%	3,279,664
JPMORGAN CHASE & CO SUBORDINATED 10/15 5.15	10/1/2015	5.15%	445,780
JPMORGAN CHASE + CO COMMON STOCK USD1.			14,294,175
JPMORGAN CHASE + CO COMMON STOCK USD1.			8,468,110
JPMORGAN CHASE + CO COMMON STOCK USD1.			3,628,972

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
JSE LTD COMMON STOCK ZAR.001			178,525
JULIUS BAER EMERG NKT EQ II COLLECTIVE INV FUND			29,291,524
JUMBO SA COMMON STOCK EUR1.4			55,249
JUNGHEINRICH PRFD PREFERENCE			149,980
JUNIPER NETWORKS INC COMMON STOCK USD.00001			302,068
JUNIPER NETWORKS INC COMMON STOCK USD.00001			3,804,383
JYOTHY LABORATORIES LTD COMMON STOCK INR1.			153,114
JYSKE BANK REG COMMON STOCK DKK10.			125,599
KADANT INC COMMON STOCK USD.01			1,542,364
KAKAKU.COM INC COMMON STOCK			4,133,603
KALBE FARMA TBK PT COMMON STOCK IDR50.			51,745
KANSAS CITY SOUTHERN COMMON STOCK USD.01			2,795,211
KANSAS CITY SOUTHERN COMMON STOCK USD.01			1,931,484
KAYDON CORP COMMON STOCK USD.1			1,646,512
KBR INC COMMON STOCK USD.001			334,719
KCP&L GREATER MISSOURI SR UNSECURED 07/12 11.875	7/1/2012	11.88%	152,266
KDDI CORP COMMON STOCK			817,065
KEIYO BANK LTD/THE COMMON STOCK			207,980
KELLOGG CO COMMON STOCK USD.25			1,721,909
KERR MCGEE CORP COMPANY GUAR 07/24 6.95	7/1/2024	6.95%	2,528,384
KERR MCGEE CORP COMPANY GUAR 09/31 7.875	9/15/2031	7.88%	12,534
KEY BANK NA SUBORDINATED 07/14 5.8	7/1/2014	5.80%	533,841
KEY BANK NA SUBORDINATED 08/12 5.7	8/15/2012	5.70%	3,888,692
KEY ENERGY SERVICES INC COMMON STOCK USD.1			2,232,321
KEY ENERGY SERVICES INC COMMON STOCK USD.1			1,713,689
KEYCORP SR UNSECURED 03/21 5.1	3/24/2021	5.10%	327,115
KEYCORP SR UNSECURED 05/13 6.5	5/14/2013	6.50%	597,767
KIMBERLY CLARK CORP SR UNSECURED 08/13 5.	8/15/2013	5.00%	330,725
KINDER MORGAN ENER PART SR UNSECURED 02/17 6.	2/1/2017	6.00%	2,903,005
KINDER MORGAN ENER PART SR UNSECURED 02/17 6.	2/1/2017	6.00%	396,122
KINDER MORGAN ENER PART SR UNSECURED 03/12 7.125	3/15/2012	7.13%	773,742
KINDER MORGAN ENER PART SR UNSECURED 03/12 7.125	3/15/2012	7.13%	141,600
KINDER MORGAN ENER PART SR UNSECURED 12/13 5.	12/15/2013	5.00%	667,764
KINDER MORGAN ENER PART SR UNSECURED 12/13 5.	12/15/2013	5.00%	95,395
KINGBOARD LAMINATES HOLDING COMMON STOCK HKD.1			130,041
KINGDEE INTERNATIONAL SFTWR COMMON STOCK HKD.025			104,949
KINGSGATE CONSOLIDATED LTD COMMON STOCK NPV			133,182
KINROSS GOLD CORP COMMON STOCK NPV			245,758
KINROSS GOLD CORP COMMON STOCK NPV			2,631,844
KINTETSU WORLD EXPRESS INC COMMON STOCK			422,147
KIRBY CORP COMMON STOCK USD.1			1,601,031
KIRBY CORP COMMON STOCK USD.1			1,178,536
KISSEI PHARMACEUTICAL CO LTD COMMON STOCK			86,522
KOHLS CORP COMMON STOCK USD.01			1,204,634
KOMATSU LTD COMMON STOCK			2,361,567
KOREA INVESTMENT HOLDINGS CO COMMON STOCK KRW5000.			271,363
KOREAN REINSURANCE CO COMMON STOCK KRW500.			244,792
KRAFT FOODS INC CLASS A COMMON STOCK NPV			3,589,437
KRAFT FOODS INC SR UNSECURED 02/13 6.	2/11/2013	6.00%	579,446
KRAFT FOODS INC SR UNSECURED 02/13 6.	2/11/2013	6.00%	505,699
KRAFT FOODS INC SR UNSECURED 02/16 4.125	2/9/2016	4.13%	304,004

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
KRAFT FOODS INC SR UNSECURED 02/18 6.125	2/1/2018	6.13%	339,927
KRAFT FOODS INC SR UNSECURED 02/20 5.375	2/10/2020	5.38%	3,784,631
KRAFT FOODS INC SR UNSECURED 02/20 5.375	2/10/2020	5.38%	1,067,312
KRAFT FOODS INC SR UNSECURED 05/13 2.625	5/8/2013	2.63%	5,848,815
KRATON PERFORMANCE POLYMERS COMMON STOCK USD.01			1,029,413
KROGER CO COMMON STOCK USD1.			1,615,111
KROGER CO/THE COMPANY GUAR 01/14 7.5	1/15/2014	7.50%	296,158
KROGER CO/THE COMPANY GUAR 04/12 6.75	4/15/2012	6.75%	1,670,367
KROGER CO/THE COMPANY GUAR 04/38 6.9	4/15/2038	6.90%	5,169,370
L OCCITANE INTERNATIONAL SA COMMON STOCK EUR.03			421,192
LAM RESEARCH CORP COMMON STOCK USD.001			935,014
LAM RESEARCH CORP COMMON STOCK USD.001			936,606
LAMAR ADVERTISING CO A COMMON STOCK USD.001			1,430,000
LANCASHIRE HOLDINGS LTD COMMON STOCK USD.5			292,746
LANDESBK BADEN WURTT NY SUBORDINATED 04/12 6.35	4/1/2012	6.35%	2,728,361
LAREDO PETROLEUM HOLDINGS IN COMMON STOCK USD.01			1,170,750
LAS VEGAS SANDS CORP COMMON STOCK USD.001			13,036,923
LASALLE HOTEL PROPERTIES REIT USD.01			860,666
LASALLE HOTEL PROPERTIES REIT USD.01			1,899,202
LAYNE CHRISTENSEN COMPANY COMMON STOCK USD.01			1,355,902
LAZARD LTD CL A LTD PART USD.01			1,785,924
LAZARD LTD CL A LTD PART USD.01			1,268,946
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2004 C2 A4	3/15/2036	4.37%	713,583
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2005 C7 AM	11/15/2040	5.26%	707,652
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2006 C1 A2	2/15/2031	5.08%	674,694
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2006 C6 A4	9/15/2039	5.37%	787,009
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2006 C7 AM	11/15/2038	5.38%	3,085,186
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2007 C1 A2	2/15/2040	5.32%	2,187,055
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2007 C6 A2	7/15/2040	5.85%	3,034,675
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2007 C6 A4	7/15/2040	5.86%	1,643,096
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2007 C7 A3	9/15/2045	5.87%	8,165,728
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2007 C7 AAB	9/15/2045	5.71%	2,493,573
LEASEPLAN CORPORATION NV GOVT LIQUID 144A 05/12 3.	5/7/2012	3.00%	70,535
LEASEPLAN CORPORATION NV GOVT LIQUID 144A 05/12 3.	5/7/2012	3.00%	20,153
LEHMAN BROS CAP TR VII LIMITD GUARA 11/49 VAR	12/31/2049	5.86%	287
LEHMAN BROTHERS HOLDINGS JR SUBORDINA 07/17 6.5	7/19/2017	6.50%	205
LEHMAN BROTHERS HOLDINGS SR UNSECURED 05/18 6.875	5/2/2018	6.88%	1,987,500
LEHMAN BROTHERS HOLDINGS SUBORDINATED 12/17 6.75	12/28/2017	6.75%	676
LEHMAN BROTHERS HOLDINGS SUBORDINATED 12/17 6.75	12/28/2017	6.75%	558
LEHMAN BROTHERS HOLDINGS SUBORDINATED 12/17 6.75	12/28/2017	6.75%	30
LEHMAN XS TRUST LXS 2005 5N 1A1	11/25/2035	0.59%	1,727,867
LEHMAN XS TRUST LXS 2006 14N 3A2	8/25/2036	0.41%	1,336,932
LI + FUNG LTD COMMON STOCK HKD.0125			942,961
LIBERTY DEV CORP NY REVENUE LBTDEV 10/35 FIXED 5.25	10/1/2035	5.25%	513,005
LIBERTY MUTUAL GROUP SR UNSECURED 144A 03/14 5.75	3/15/2014	5.75%	2,815,552
LIFE TECHNOLOGIES CORP COMMON STOCK USD.01			565,168
LIFE TECHNOLOGIES CORP SR UNSECURED 01/21 5.	1/15/2021	5.00%	1,097,622
LIFEPOINT HOSPITALS INC COMMON STOCK USD.01			438,593
LINEAR TECHNOLOGY CORP COMMON STOCK USD.001			2,093,091
LINEAR TECHNOLOGY CORP COMMON STOCK USD.001			1,315,314
LINKEDIN CORP A COMMON STOCK			1,913,803

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
LKQ CORP COMMON STOCK USD.01			1,205,757
LLOYDS TSB BANK PLC BANK GUARANT 01/16 4.875	1/21/2016	4.88%	935,601
LLOYDS TSB BANK PLC BANK GUARANT 01/21 6.375	1/21/2021	6.38%	2,465,252
LLOYDS TSB BANK PLC BANK GUARANT 144A 01/15 4.375	1/12/2015	4.38%	21,563,494
LLOYDS TSB BANK PLC BANK GUARANT 144A 01/20 5.8	1/13/2020	5.80%	370,257
LLOYDS TSB BANK PLC BANK GUARANT 144A 01/20 5.8	1/13/2020	5.80%	3,607,636
LOCKHEED MARTIN CORP COMMON STOCK USD1.			12,537,073
LOEWS CORP COMMON STOCK USD.01			1,285,823
LONZA GROUP AG REG COMMON STOCK CHF1.0			155,265
LORILLARD TOBACCO CO COMPANY GUAR 08/16 3.5	8/4/2016	3.50%	2,634,913
LOS ANGELES CA DEPARTMENT OF W LOSUTL 07/45 FIXED 6.574	7/1/2045	6.57%	1,294,931
LOS ANGELES CA DEPT OF ARPTS LOSAPT 05/35 FIXED 5	5/15/2035	5.00%	343,510
LOS ANGELES CA DEPT OF ARPTS LOSAPT 05/39 FIXED OID 5.25	5/15/2039	5.25%	281,432
LOWES COMPANIES INC 11/21 FIXED 3.8	11/15/2021	3.80%	3,717,760
LPL INVESTMENT HOLDINGS INC COMMON STOCK			602,524
LUFKIN INDUSTRIES INC COMMON STOCK USD1.			1,610,055
LULULEMON ATHLETICA INC COMMON STOCK USD.01			3,346,549
LVMH MOET HENNESSY LOUIS VUI COMMON STOCK EUR.3			3,227,208
M & T BANK CORPORATION SR UNSECURED 05/12 5.375	5/24/2012	5.38%	147,029
M3 INC COMMON STOCK			1,763,413
M3 INC COMMON STOCK			53,052
MACQUARIE GROUP LTD SR UNSECURED 144A 08/14 7.3	8/1/2014	7.30%	489,318
MAGELLAN HEALTH SERVICES INC COMMON STOCK USD.01			1,484,100
MAGELLAN HEALTH SERVICES INC COMMON STOCK USD.01			1,949,860
MAGNUM HUNTER RESOURCES CORP COMMON STOCK USD.01			1,224,931
MAGNUM HUNTER RESOURCES WTS EXP 14OCT2013			—
MAIDENFORM BRANDS INC COMMON STOCK USD.01			451,992
MANITOWOC COMPANY INC COMMON STOCK USD.01			1,433,640
MANULIFE FINANCIAL CORP SR UNSECURED 09/15 3.4	9/17/2015	3.40%	5,958,044
MAP GROUP DFD SYD AIRPORT MISC. NPV			575,066
MARATHON OIL CORP COMMON STOCK USD1.			3,465,568
MARATHON PETROLEUM CORP COMMON STOCK			1,315,787
MARKETAXESS HOLDINGS INC COMMON STOCK USD.003			1,868,326
MARVELL TECHNOLOGY GROUP LTD COMMON STOCK USD.002			6,593,985
MASIMO CORPORATION COMMON STOCK USD.001			469,330
MASSMUTUAL GLOBAL FUNDIN SR SECURED 144A 07/12 3.625	7/16/2012	3.63%	1,457,544
MASSMUTUTAL GLOB FNDG II SR SECURED 144A 07/18 5.25	7/31/2018	5.25%	2,558,198
MASTERCARD INC CLASS A COMMON STOCK USD.0001			7,847,861
MASTERCARD INC CLASS A COMMON STOCK USD.0001			2,087,792
MASTERCARD INC CLASS A COMMON STOCK USD.0001			10,113,115
MASTR ADJUSTABLE RATE MORTGAGE MARM 2003 6 3A1	12/25/2033	2.77%	1,342,382
MASTR ADJUSTABLE RATE MORTGAGE MARM 2007 3 12A1	5/25/2047	0.49%	3,815,428
MASTR ALTERNATIVE LOANS TRUST MALT 2004 8 7A1	9/25/2019	5.00%	468,237
MASTR ASSET BACKED SECURITIES MABS 2006 HE4 A2	11/25/2036	0.37%	2,535,327
MASTR ASSET SECURITIZATION TRU MASTR 2003 11 6A16	12/25/2033	5.25%	1,503,004
MASTR REPERFORMING LOAN TRUST MARP 2005 1 1A1 144A	8/25/2034	6.00%	136,706
MATTHEWS INTL CORP CLASS A COMMON STOCK USD1.			1,364,533
MAXIM INTEGRATED PRODUCTS COMMON STOCK USD.001			2,327,455
MAXIM INTEGRATED PRODUCTS COMMON STOCK USD.001			1,390,145
MAXIM INTEGRATED PRODUCTS COMMON STOCK USD.001			1,782,698
MAXIMUS INC COMMON STOCK NPV			2,309,770

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
MCDONALD S CORP COMMON STOCK USD.01			371,221
MCDONALD S CORP SR UNSECURED 03/18 5.35	3/1/2018	5.35%	3,835,623
MCKESSON CORP COMMON STOCK USD.01			4,852,624
MCKESSON CORP COMMON STOCK USD.01			1,324,470
MCKESSON CORP SR UNSECURED 03/17 5.7	3/1/2017	5.70%	1,516,683
MEAD JOHNSON NUTRITION CO COMMON STOCK USD.01			4,071,222
MEADOWBROOK INSURANCE GROUP COMMON STOCK USD.01			1,762,552
MEDA AB A SHS COMMON STOCK NPV			200,534
MEDICINES COMPANY COMMON STOCK USD.001			2,553,680
MEDICIS PHARMACEUTICAL CL A COMMON STOCK USD.014			944,034
MEDNAX INC COMMON STOCK USD.01			2,310,369
MEDNAX INC COMMON STOCK USD.01			2,037,883
MEDNAX INC COMMON STOCK USD.01			1,620,225
MEDNAX INC COMMON STOCK USD.01			1,849,577
MEDTRONIC INC COMMON STOCK USD.1			4,131,765
MEDTRONIC INC COMMON STOCK USD.1			4,754,093
MEDTRONIC INC SR UNSECURED 03/20 4.45	3/15/2020	4.45%	1,275,125
MEDTRONIC INC SR UNSECURED 03/20 4.45	3/15/2020	4.45%	180,549
MEDUSA MINING LTD COMMON STOCK NPV			130,505
MELLON FUNDING CORP COMPANY GUAR 12/14 5.	12/1/2014	5.00%	161,670
MEN S WEARHOUSE INC/THE COMMON STOCK USD.01			1,367,702
MEN S WEARHOUSE INC/THE COMMON STOCK USD.01			1,732,120
MERCANTILE BANKSHARES SUBORDINATED 04/13 4.625	4/15/2013	4.63%	3,126,177
MERCEDES BENZ AUTO RECEIVABLES MBART 2009 1 A3	1/15/2014	1.67%	2,553,341
MERCEDES BENZ AUTO RECEIVABLES MBART 2010 1 A3	8/15/2014	1.42%	617,878
MERCK & CO INC SR UNSECURED 01/21 3.875	1/15/2021	3.88%	1,480,385
MERCK & CO INC SR UNSECURED 09/17 6.	9/15/2017	6.00%	4,094,633
MERCK & CO INC SR UNSECURED 09/17 6.	9/15/2017	6.00%	563,931
MERCK & CO INC SR UNSECURED 12/13 5.3	12/1/2013	5.30%	2,125,126
MERCK + CO. INC. COMMON STOCK USD.5			11,572,958
MERCK + CO. INC. COMMON STOCK USD.5			9,125,285
MERCK + CO. INC. COMMON STOCK USD.5			2,235,233
MEREDITH CORP COMMON STOCK USD1.			1,841,787
MERIT SECURITIES CORPORATION MESC 13 A4	12/28/2033	7.91%	2,639,391
MERRILL AUTO TRUST SECURITIZAT MATS 2008 1 A4A	4/15/2015	6.15%	123,815
MERRILL LYNCH & CO SR UNSECURED 01/15 5.	1/15/2015	5.00%	3,949,690
MERRILL LYNCH & CO SR UNSECURED 02/14 5.	2/3/2014	5.00%	4,034,141
MERRILL LYNCH & CO SR UNSECURED 04/18 6.875	4/25/2018	6.88%	23,070,973
MERRILL LYNCH & CO SR UNSECURED 08/12 6.05	8/15/2012	6.05%	2,775,511
MERRILL LYNCH & CO SR UNSECURED 08/17 6.4	8/28/2017	6.40%	12,491,122
MERRILL LYNCH & CO SUBORDINATED 05/16 6.05	5/16/2016	6.05%	5,358,448
MERRILL LYNCH & CO SUBORDINATED 05/16 6.05	5/16/2016	6.05%	735,196
MERRILL LYNCH MORTGAGE INVESTO MLMI 2005 A4 1A	7/25/2035	2.63%	1,351,268
MERRILL LYNCH MORTGAGE INVESTO MLMI 2005 A5 A3	6/25/2035	2.61%	8,826,630
MERRILL LYNCH MORTGAGE INVESTO MLMI 2007 SD1 A1	2/25/2047	0.74%	2,539,193
MERRILL LYNCH MORTGAGE TRUST MLMT 2005 CKI1 A6	11/12/2037	5.22%	553,672
MERRILL LYNCH MORTGAGE TRUST MLMT 2005 LC1 AM	1/12/2044	5.27%	284,373
MERRILL LYNCH MORTGAGE TRUST MLMT 2006 C1 A4	5/12/2039	5.67%	7,471,498
MERRILL LYNCH MORTGAGE TRUST MLMT 2006 C1 A4	5/12/2039	5.67%	3,903,022
MERRILL LYNCH MORTGAGE TRUST MLMT 2006 C1 AM	5/12/2039	5.67%	320,036
MERRILL LYNCH MORTGAGE TRUST MLMT 2008 C1 A2	2/12/2051	5.43%	1,006,682

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
MERRILL LYNCH/COUNTRYWIDE COMM MLCFC 2006 1 AM	2/12/2039	5.48%	204,162
MERRILL LYNCH/COUNTRYWIDE COMM MLCFC 2006 4 AM	12/12/2049	5.20%	3,532,135
MERRILL LYNCH/COUNTRYWIDE COMM MLCFC 2007 6 A4	3/12/2051	5.49%	2,398,113
MERU NETWORKS INC COMMON STOCK			117,569
MET ATLANTA GA RAPID TRANSIT A METTRN 07/39 FIXED 5	7/1/2039	5.00%	234,263
MET LIFE GLOB FUNDING I SR SECURED 144A 04/13 5.125	4/10/2013	5.13%	3,008,543
MET LIFE GLOB FUNDING I SR SECURED 144A 09/15 2.5	9/29/2015	2.50%	2,162,352
METLIFE INC COMMON STOCK USD.01			9,845,085
METLIFE INC COMMON STOCK USD.01			6,121,881
METLIFE INC JR SUBORDINA 12/66 6.4	12/15/2066	6.40%	4,698,141
METLIFE INC SR UNSECURED 02/14 2.375	2/6/2014	2.38%	4,780,788
METLIFE INC SR UNSECURED 02/14 2.375	2/6/2014	2.38%	4,538,454
METLIFE INC SR UNSECURED 02/14 2.375	2/6/2014	2.38%	623,581
METLIFE INC SR UNSECURED 02/19 7.717	2/15/2019	7.72%	852,683
MICHAEL KORS HOLDINGS LTD COMMON STOCK NPV			931,950
MICHAEL KORS HOLDINGS LTD COMMON STOCK NPV			62,675
MICROCHIP TECHNOLOGY INC COMMON STOCK USD.001			1,417,764
MICROS SYSTEMS INC COMMON STOCK USD.0125			1,530,991
MICROS SYSTEMS INC COMMON STOCK USD.0125			1,481,244
MICROSEMI CORP COMMON STOCK USD.2			793,314
MICROSOFT CORP COMMON STOCK USD.006.25			12,315,164
MICROSOFT CORP COMMON STOCK USD.006.25			38,614,514
MICROSOFT CORP COMMON STOCK USD.006.25			16,139,332
MICROSOFT CORP SR UNSECURED 02/16 2.5	2/8/2016	2.50%	520,265
MICROSOFT CORP SR UNSECURED 06/14 2.95	6/1/2014	2.95%	5,375,096
MICROSOFT CORP SR UNSECURED 09/13 0.875	9/27/2013	0.88%	5,043,425
MICROSOFT CORP SR UNSECURED 10/20 3.	10/1/2020	3.00%	1,393,654
MID AMERICA APARTMENT COMM REIT USD.01			1,284,777
MIDAMERICAN ENERGY HLDGS SR UNSECURED 04/18 5.75	4/1/2018	5.75%	7,177,924
MIDAMERICAN ENERGY HLDGS SR UNSECURED 04/18 5.75	4/1/2018	5.75%	1,909,882
MIDDLEBY CORP COMMON STOCK USD.01			945,760
MILLS ESTRUTURAS E SERVICOS COMMON STOCK NPV			170,808
MINERAL DEPOSITS LTD COMMON STOCK NPV			185,801
MINERALS TECHNOLOGIES INC COMMON STOCK USD.1			1,709,467
MIRABELA NICKEL LTD COMMON STOCK NPV			139,993
MITSUBISHI CORP COMMON STOCK			871,075
MITSUBISHI ELECTRIC CORP COMMON STOCK			796,127
MITSUI + CO LTD COMMON STOCK			252,033
MIZRAHI TEFAHOT BANK LTD COMMON STOCK ILS.1			319,916
MLCC MORTGAGE INVESTORS, INC. MLCC 2005 1 2A1	4/25/2035	2.06%	946,344
MLCC MORTGAGE INVESTORS, INC. MLCC 2005 1 2A2	4/25/2035	2.06%	1,858,250
MLCC MORTGAGE INVESTORS, INC. MLCC 2005 2 3A	10/25/2035	1.25%	863,478
MMCA AUTOMOBILE TRUST MMCA 2009 A A3 144A	3/15/2013	3.93%	441,446
MODERN TIMES GROUP B SHS COMMON STOCK NPV			206,240
MOHAWK INDUSTRIES INC COMMON STOCK USD.01			1,280,790
MOHAWK INDUSTRIES INC COMMON STOCK USD.01			921,690
MOLSON COORS BREWING CO B COMMON STOCK USD.01			343,966
MONEYGRAM INTERNATIONAL INC COMMON STOCK USD.01			937,081
MONOLITHIC POWER SYSTEMS INC COMMON STOCK USD.001			1,395,181
MONSANTO CO COMMON STOCK USD.01			3,205,632
MONSANTO CO COMMON STOCK USD.01			6,583,077

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
MONSANTO CO COMMON STOCK USD.01			3,468,465
MONSANTO CO COMMON STOCK USD.01			7,371,574
MONSANTO CO SR UNSECURED 04/16 2.75	4/15/2016	2.75%	104,959
MOODY S CORP COMMON STOCK USD.01			1,494,382
MOOG INC CLASS A COMMON STOCK USD1.			1,974,214
MORGAN STANLEY CAPITAL I MSC 2004 HQ4 A7	4/14/2040	4.97%	5,279,355
MORGAN STANLEY CAPITAL I MSC 2006 HQ8 A4	3/12/2044	5.42%	3,285,615
MORGAN STANLEY CAPITAL I MSC 2006 IQ11 A4	10/15/2042	5.73%	2,373,993
MORGAN STANLEY CAPITAL I MSC 2006 IQ12 A4	12/15/2043	5.33%	1,341,301
MORGAN STANLEY CAPITAL I MSC 2006 IQ12 A4	12/15/2043	5.33%	4,247,454
MORGAN STANLEY CAPITAL I MSC 2007 HQ13 A1	12/15/2044	5.36%	4,954,649
MORGAN STANLEY CAPITAL I MSC 2007 IQ14 A2	4/15/2049	5.61%	3,286,638
MORGAN STANLEY CAPITAL I MSC 2007 IQ14 A2	4/15/2049	5.61%	3,796,066
MORGAN STANLEY CAPITAL I MSC 2007 IQ16 A4	12/12/2049	5.81%	5,326,716
MORGAN STANLEY CAPITAL INC MSAC 2005 HE1 M1	12/25/2034	0.74%	2,413,613
MORGAN STANLEY COMMON STOCK USD.01			9,947,975
MORGAN STANLEY COMMON STOCK USD.01			2,599,304
MORGAN STANLEY DEAN WITTER CAP MSDWC 2003 HQ2 A1	3/12/2035	4.18%	146,039
MORGAN STANLEY FDIC GUARANT 03/12 2.25	3/13/2012	2.25%	7,908,996
MORGAN STANLEY FDIC GUARANT 03/12 2.25	3/13/2012	2.25%	16,057,020
MORGAN STANLEY NOTES 01/12 5.625	1/9/2012	5.63%	765,117
MORGAN STANLEY REREMIC TRUST MSRR 2010 C30A A3A 144A	12/17/2043	3.25%	1,597,786
MORGAN STANLEY REREMIC TRUST MSRR 2010 HQ4B A7A 144A	4/16/2040	4.97%	1,000,229
MORGAN STANLEY SR UNSECURED 01/12 VAR	1/9/2012	0.64%	944,981
MORGAN STANLEY SR UNSECURED 01/14 2.875	1/24/2014	2.88%	7,340,518
MORGAN STANLEY SR UNSECURED 01/15 4.1	1/26/2015	4.10%	1,884,174
MORGAN STANLEY SR UNSECURED 01/15 4.1	1/26/2015	4.10%	498,333
MORGAN STANLEY SR UNSECURED 01/21 5.75	1/25/2021	5.75%	2,332,015
MORGAN STANLEY SR UNSECURED 01/21 5.75	1/25/2021	5.75%	93,281
MORGAN STANLEY SR UNSECURED 03/13 5.3	3/1/2013	5.30%	3,340,392
MORGAN STANLEY SR UNSECURED 03/13 5.3	3/1/2013	5.30%	7,085,680
MORGAN STANLEY SR UNSECURED 04/12 6.6	4/1/2012	6.60%	403,327
MORGAN STANLEY SR UNSECURED 04/13 VAR	4/29/2013	1.41%	21,769,024
MORGAN STANLEY SR UNSECURED 04/15 6.	4/28/2015	6.00%	2,123,689
MORGAN STANLEY SR UNSECURED 04/16 3.8	4/29/2016	3.80%	1,105,577
MORGAN STANLEY SR UNSECURED 04/18 6.625	4/1/2018	6.63%	987,443
MORGAN STANLEY SR UNSECURED 05/14 6.	5/13/2014	6.00%	3,029,145
MORGAN STANLEY SR UNSECURED 05/14 6.	5/13/2014	6.00%	8,214,032
MORGAN STANLEY SR UNSECURED 05/14 6.	5/13/2014	6.00%	2,180,984
MORGAN STANLEY SR UNSECURED 07/14 2.875	7/28/2014	2.88%	5,085,509
MORGAN STANLEY SR UNSECURED 07/21 5.5	7/28/2021	5.50%	4,160,858
MORGAN STANLEY SR UNSECURED 08/17 6.25	8/28/2017	6.25%	2,544,477
MORGAN STANLEY SR UNSECURED 09/19 5.625	9/23/2019	5.63%	1,157,599
MORGAN STANLEY SR UNSECURED 10/16 5.75	10/18/2016	5.75%	2,045,234
MORGAN STANLEY SR UNSECURED 10/16 VAR	10/18/2016	0.85%	633,917
MORGAN STANLEY SR UNSECURED 11/14 4.2	11/20/2014	4.20%	2,946,367
MORGAN STANLEY SR UNSECURED 11/14 4.2	11/20/2014	4.20%	786,019
MORGAN STANLEY SR UNSECURED 12/17 5.95	12/28/2017	5.95%	14,386,314
MORGAN STANLEY SUBORDINATED 04/14 4.75	4/1/2014	4.75%	1,108,223
MORGAN STANLEY SUBORDINATED 04/14 4.75	4/1/2014	4.75%	2,029,279
MORGAN STANLEY SUBORDINATED 04/14 4.75	4/1/2014	4.75%	305,377

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
MOTOROLA SOLUTIONS INC COMMON STOCK USD.01			2,675,562
MSC INDUSTRIAL DIRECT CO A COMMON STOCK USD.001			1,122,548
MUFG CAPITAL FINANCE 1 LIMITED 07/29 VAR	7/29/2049	6.35%	1,188,300
MULTIPLUS SA COMMON STOCK NPV			138,319
MUNI ELEC AUTH OF GEORGIA MELPWR 04/57 FIXED 6.637	4/1/2057	6.64%	928,127
MUNI ELEC AUTH OF GEORGIA MELPWR 04/57 FIXED 6.637	4/1/2057	6.64%	126,563
MUNI ELEC AUTH OF GEORGIA MELPWR 04/57 FIXED 6.655	4/1/2057	6.66%	500,814
MUNI ELEC AUTH OF GEORGIA MELPWR 04/57 FIXED 6.655	4/1/2057	6.66%	71,545
MURRAY + ROBERTS SPON ADR ADR			382,972
MYLAN INC COMMON STOCK USD.5			2,819,308
MYRIAD GENETICS INC COMMON STOCK USD.01			1,317,126
NAGAILEBEN CO LTD COMMON STOCK			118,104
NASDAQ OMX GROUP SR UNSECURED 01/15 4.	1/15/2015	4.00%	512,340
NASDAQ OMX GROUP/THE COMMON STOCK USD.01			2,210,802
NATIONAL AUSTRALIA BANK SENIOR NOTES 144A 12/13 1.7	12/10/2013	1.70%	5,486,846
NATIONAL AUSTRALIA BANK SR UNSECURED 144A 01/13 2.5	1/8/2013	2.50%	728,704
NATIONAL AUSTRALIA BANK SR UNSECURED 144A 04/14 2.25	4/11/2014	2.25%	300,246
NATIONAL FINANCIAL PARTNERS COMMON STOCK USD.1			1,611,381
NATIONAL GRID PLC COMMON STOCK GBP.139535			584,148
NATIONAL INSTRUMENTS CORP COMMON STOCK USD.01			1,068,076
NATIONAL INSTRUMENTS CORP COMMON STOCK USD.01			1,297,500
NATIONAL RETAIL PROPERTIES REIT USD.01			1,722,878
NATIONAL RURAL UTIL COOP COLLATERAL T 11/13 1.125	11/1/2013	1.13%	3,257,397
NATIONAL RURAL UTIL COOP SR UNSECURED 03/12 7.25	3/1/2012	7.25%	674,014
NATIONAL SEMICONDUCTOR SR UNSECURED 04/15 3.95	4/15/2015	3.95%	896,562
NCUA GUARANTEED NOTES NGN 2010 C1 A1	10/29/2020	1.60%	1,914,213
NCUA GUARANTEED NOTES NGN 2010 C1 A1	10/29/2020	1.60%	13,472,070
NCUA GUARANTEED NOTES NGN 2010 R3 3A	12/8/2020	2.40%	984,733
NESTLE SA REG COMMON STOCK CHF.1			3,975,534
NESTLE SA SPONS ADR FOR REG ADR			4,342,678
NETAPP INC COMMON STOCK USD.001			2,720,794
NETEASE.COM INC ADR ADR USD.0001			4,240,568
NETIA SA COMMON STOCK PLN1.			107,885
NEUSTAR INC CLASS A COMMON STOCK USD.001			2,016,030
NEW YORK LIFE GLOBAL FDG 07/16 FIXED 2.45	7/14/2016	2.45%	512,357
NEW YORK LIFE GLOBAL FDG SR SECURED 144A 05/15 3.	5/4/2015	3.00%	209,463
NEWCREST MINING LTD COMMON STOCK NPV			2,379,607
NEWPARK RESOURCES INC COMMON STOCK USD.01			1,203,603
NEWS AMERICA INC COMPANY GUAR 02/21 4.5	2/15/2021	4.50%	429,889
NEWS AMERICA INC COMPANY GUAR 02/25 8.5	2/23/2025	8.50%	1,301,332
NEWS AMERICA INC COMPANY GUAR 03/19 6.9	3/1/2019	6.90%	2,338,839
NEWS AMERICA INC COMPANY GUAR 10/15 7.6	10/11/2015	7.60%	433,274
NEWS AMERICA INC COMPANY GUAR 11/37 6.65	11/15/2037	6.65%	124,623
NEWS AMERICA INC COMPANY GUAR 12/34 6.2	12/15/2034	6.20%	53,752
NEXEN INC COMMON STOCK NPV			1,887,069
NEXTERA ENERGY CAPITAL COMPANY GUAR 11/13 2.55	11/15/2013	2.55%	4,333,907
NICE SYSTEMS LTD SPONS ADR ADR			1,606,059
NICE SYSTEMS LTD SPONS ADR ADR			2,342,600
NIHON M+A CENTER INC COMMON STOCK			255,699
NIHON PARKERIZING CO LTD COMMON STOCK			216,168
NIKE INC CL B COMMON STOCK NPV			8,309,792

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
NIPPON DENKO CO LTD COMMON STOCK			235,196
NIPPON SHOKUBAI CO LTD COMMON STOCK			343,956
NIPPON THOMPSON CO LTD COMMON STOCK			325,344
NISOURCE FINANCE CORP COMPANY GUAR 03/13 6.15	3/1/2013	6.15%	687,878
NISOURCE FINANCE CORP COMPANY GUAR 03/13 6.15	3/1/2013	6.15%	1,074,349
NISOURCE FINANCE CORP COMPANY GUAR 03/16 10.75	3/15/2016	10.75%	221,283
NISSAN AUTO RECEIVABLES OWNER NAROT 2009 1 A3	9/15/2014	5.00%	103,917
NISSAN AUTO RECEIVABLES OWNER NAROT 2009 A A3	2/15/2013	3.20%	89,989
NISSAN AUTO RECEIVABLES OWNER NAROT 2009 A A4	8/17/2015	4.74%	1,039,491
NISSAN MOTOR ACCEPTANCE SR UNSECURED 144A 01/13 3.25	1/30/2013	3.25%	567,221
NISSAN MOTOR CO LTD COMMON STOCK			1,553,267
NITTO DENKO CORP COMMON STOCK			164,653
NOBLE ENERGY INC 12/21 FIXED 4.15	12/15/2021	4.15%	3,424,172
NOBLE ENERGY INC 12/21 FIXED 4.15	12/15/2021	4.15%	579,316
NOMURA ASSET ACCEPTANCE CORPOR NAA 2004 R1 A1 144A	3/25/2034	6.50%	689,694
NOMURA ASSET ACCEPTANCE CORPOR NAA 2004 R2 A1 144A	10/25/2034	6.50%	742,922
NOMURA ASSET SECURITIES CORPOR NASC 1998 D6 A4	3/15/2030	7.65%	1,795,254
NOMURA HOLDINGS INC SR UNSECURED 01/16 4.125	1/19/2016	4.13%	209,814
NOMURA HOLDINGS INC SR UNSECURED 03/15 5.	3/4/2015	5.00%	649,496
NORDEA BANK AB SR UNSECURED 144A 10/13 1.75	10/4/2013	1.75%	4,186,081
NORFOLK SOUTHERN CORP SR UNSECURED 06/19 5.9	6/15/2019	5.90%	1,275,837
NORTH CAROLINA STATE EDUCATION NCSEA 2011 2 A2	7/25/2025	1.22%	7,538,856
NORTHEAST UTILITIES SR UNSECURED 06/13 5.65	6/1/2013	5.65%	241,131
NORTHERN OIL AND GAS INC COMMON STOCK USD.001			1,342,880
NORTHERN OIL AND GAS INC COMMON STOCK USD.001			761,125
NORTHERN TRUST CORP COMMON STOCK USD1.667			355,314
NORTHERN TRUST CORP SR UNSECURED 05/14 4.625	5/1/2014	4.63%	812,098
NORTHERN TRUST CORP SR UNSECURED 08/13 5.5	8/15/2013	5.50%	319,054
NORTHERN TRUST CORP SR UNSECURED 11/12 5.2	11/9/2012	5.20%	228,000
NORTHROP GRUMMAN CORP COMMON STOCK USD1.			3,995,354
NORTHROP GRUMMAN CORP SR UNSECURED 08/19 5.05	8/1/2019	5.05%	1,198,400
NORTHWEST NATURAL GAS CO COMMON STOCK USD3.167			1,299,382
NORTHWEST PIPE CO COMMON STOCK USD.01			905,828
NOVAGOLD RESOURCES INC COMMON STOCK NPV			1,355,723
NOVARTIS AG ADR ADR			3,298,709
NOVARTIS AG REG COMMON STOCK CHF.5			3,449,411
NOVARTIS CAPITAL CORP COMPANY GUAR 02/14 4.125	2/10/2014	4.13%	6,366,042
NOVARTIS CAPITAL CORP COMPANY GUAR 02/14 4.125	2/10/2014	4.13%	508,213
NOVARTIS CAPITAL CORP COMPANY GUAR 04/13 1.9	4/24/2013	1.90%	3,989,808
NOVARTIS CAPITAL CORP COMPANY GUAR 04/15 2.9	4/24/2015	2.90%	2,206,622
NOVO NORDISK A/S B COMMON STOCK DKK1.			4,083,236
NOVO NORDISK A/S SPONS ADR ADR			5,758,735
NPS PHARMACEUTICALS INC COMMON STOCK USD.001			486,342
NUANCE COMMUNICATIONS INC COMMON STOCK USD.001			4,549,305
NUANCE COMMUNICATIONS INC COMMON STOCK USD.001			2,463,466
NUCOR CORP SR UNSECURED 12/12 5.	12/1/2012	5.00%	295,265
NV ENERGY INC COMMON STOCK USD1.			1,891,695
NVC LIGHTING HOLDINGS LTD COMMON STOCK USD.0000.1			156,561
NVIDIA CORP COMMON STOCK USD.001			1,218,294
OBIC CO LTD COMMON STOCK			223,994
OCCIDENTAL PETROLEUM COR SR UNSECURED 02/21 4.1	2/1/2021	4.10%	1,030,667

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
OCCIDENTAL PETROLEUM COR SR UNSECURED 02/22 3.125	2/15/2022	3.13%	1,805,489
OCCIDENTAL PETROLEUM CORP COMMON STOCK USD.2			8,737,525
OCCIDENTAL PETROLEUM CORP COMMON STOCK USD.2			6,103,618
OCCIDENTAL PETROLEUM CORP COMMON STOCK USD.2			3,855,380
OCEANEERING INTL INC COMMON STOCK USD.25			1,245,510
ODONTOPREV S.A. COMMON STOCK NPV			102,678
OHIO POWER COMPANY SR UNSECURED 02/13 5.5	2/15/2013	5.50%	277,413
OHIO POWER COMPANY SR UNSECURED 06/16 6.	6/1/2016	6.00%	3,781,937
OHIO ST HSG FIN AGY RSDL MTGE OHSHSG 09/17 FIXED OID 6.036	9/1/2017	6.04%	1,404,295
OHIO ST OHS 05/21 FIXED 4.534	5/1/2021	4.53%	11,040,500
OHIO ST OHS 05/22 FIXED 4.654	5/1/2022	4.65%	11,055,200
OIL STATES INTERNATIONAL INC COMMON STOCK USD.01			2,963,156
OKINAWA CELLULAR TELEPHONE COMMON STOCK			221,003
OKINAWA ELECTRIC POWER CO COMMON STOCK			225,942
OLD NATIONAL BANCORP COMMON STOCK NPV			2,134,129
OMNICELL INC COMMON STOCK USD.001			840,472
OMNICOM GROUP COMMON STOCK USD.15			3,946,222
ONCOR ELECTRIC DELIVERY SR SECURED 01/15 6.375	1/15/2015	6.38%	371,372
ONEOK PARTNERS LP COMPANY GUAR 03/19 8.625	3/1/2019	8.63%	1,636,702
ONO PHARMACEUTICAL CO LTD COMMON STOCK			606,395
ONTARIO (PROVINCE OF) SR UNSECURED 02/15 2.95	2/5/2015	2.95%	1,021,514
ONTARIO (PROVINCE OF) SR UNSECURED 06/15 2.7	6/16/2015	2.70%	1,047,356
ONYX PHARMACEUTICALS INC COMMON STOCK USD.001			2,060,156
ONYX PHARMACEUTICALS INC COMMON STOCK USD.001			2,250,240
OPNET TECHNOLOGIES INC COMMON STOCK USD.001			1,558,842
OPTION ONE MORTGAGE LOAN TRUST OOMLT 2004 3 M1	11/25/2034	0.81%	2,171,635
ORACLE CORP COMMON STOCK USD.01			14,129,379
ORACLE CORP COMMON STOCK USD.01			19,026,016
ORACLE CORP COMMON STOCK USD.01			6,855,989
ORACLE CORP COMMON STOCK USD.01			7,681,123
ORACLE CORP NT 3.875PCT20 07/20 FIXED 3.875	7/15/2020	3.88%	214,805
ORACLE CORP SR UNSECURED 01/16 5.25	1/15/2016	5.25%	6,572,547
ORACLE CORP SR UNSECURED 04/13 4.95	4/15/2013	4.95%	3,036,138
ORACLE CORP SR UNSECURED 04/18 5.75	4/15/2018	5.75%	388,315
ORACLE CORP SR UNSECURED 07/14 3.75	7/8/2014	3.75%	5,974,269
ORBITAL SCIENCES CORP COMMON STOCK USD.01			1,336,760
OSAKA SECURITIES EXCHANGE CO COMMON STOCK			287,237
OVERSEAS PRIVATE INV COR BONDS 04/17 0.00000	4/23/2017	3.56%	7,905,918
OVERSEAS PRIVATE INV COR US GOVT GUAR 07/14 0.00000	7/12/2014	0.00%	2,077,320
OVERSEAS PRIVATE INV COR US GOVT GUAR 09/13 0.00000	9/20/2013	0.00%	6,678,555
OVERSEAS PRIVATE INV COR US GOVT GUAR 09/13 0.00000	9/20/2013	0.00%	6,730,322
OVERSEAS PRIVATE INV COR US GOVT GUAR 09/16 0.00000	9/7/2016	0.00%	5,204,842
OVERSEAS PRIVATE INV COR US GOVT GUAR 12/14 0.00000	12/14/2014	0.00%	1,324,464
OWENS ILLINOIS INC COMMON STOCK USD.01			2,976,090
P G + E CORP COMMON STOCK NPV			3,430,741
PACCAR FINANCIAL CORP 09/14 FIXED 1.55	9/29/2014	1.55%	202,353
PACCAR INC SR UNSECURED 02/12 6.375	2/15/2012	6.38%	397,437
PACIFIC GAS & ELECTRIC SR UNSECURED 03/14 4.8	3/1/2014	4.80%	1,073,971
PACIFIC GAS & ELECTRIC SR UNSECURED 03/14 4.8	3/1/2014	4.80%	510,136
PACIFIC GAS & ELECTRIC SR UNSECURED 03/34 6.05	3/1/2034	6.05%	495,136
PACIFIC GAS & ELECTRIC SR UNSECURED 03/37 5.8	3/1/2037	5.80%	1,035,234

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
PACIFIC GAS & ELECTRIC SR UNSECURED 10/18 8.25	10/15/2018	8.25%	1,001,845
PACIFIC GAS & ELECTRIC SR UNSECURED 10/18 8.25	10/15/2018	8.25%	131,822
PACIFIC LIFE GLOBAL FNDG SR SECURED 144A 04/13 5.15	4/15/2013	5.15%	809,504
PACIRA PHARMACEUTICALS INC COMMON STOCK			238,740
PALL CORP COMMON STOCK USD.1			652,024
PAN AMERICAN SILVER CORP COMMON STOCK NPV			138,614
PANERA BREAD COMPANY CLASS A COMMON STOCK USD.0001			902,592
PANERA BREAD COMPANY CLASS A COMMON STOCK USD.0001			912,353
PARAMETRIC TECHNOLOGY CORP COMMON STOCK USD.01			1,432,497
PARAMOUNT RESOURCES LTD A COMMON STOCK NPV			446,600
PARTNERRE LTD COMMON STOCK USD1.			1,785,038
PARTNERS GROUP HOLDING AG COMMON STOCK CHF.01			227,157
PATTERSON UTI ENERGY INC COMMON STOCK USD.01			601,438
PAYCHEX INC COMMON STOCK USD.01			1,786,727
PC FINANCIAL PARTNERSHIP COMPANY GUAR 11/14 5.	11/15/2014	5.00%	497,119
PEARSON PLC COMMON STOCK GBP.25			346,494
PENNSYLVANIA HIGHER EDUCATION PHEAA 2005 1 B1	4/25/2045	2.29%	3,191,876
PENNSYLVANIA ST HGR EDU ASSIST PASSTD 05/46 ADJUSTABLE VAR	5/1/2046	2.05%	669,959
PENNSYLVANIA ST HGR EDU ASSIST PASSTD 05/46 ADJUSTABLE VAR	5/1/2046	1.28%	7,604,282
PEP BOYS MANNY MOE + JACK COMMON STOCK USD1.			1,611,731
PEPSICO INC 08/14 FIXED 0.8	8/25/2014	0.80%	332,722
PEPSICO INC 08/14 FIXED 0.8	8/25/2014	0.80%	2,597,826
PEPSICO INC COMMON STOCK USD.017			6,731,208
PEPSICO INC COMMON STOCK USD.017			3,687,733
PEPSICO INC SR UNSECURED 01/20 4.5	1/15/2020	4.50%	640,027
PEPSICO INC SR UNSECURED 03/14 3.75	3/1/2014	3.75%	1,063,253
PEPSICO INC SR UNSECURED 06/18 5.	6/1/2018	5.00%	1,550,936
PEPSICO INC SR UNSECURED 10/13 0.875	10/25/2013	0.88%	2,165,600
PEPSICO INC SR UNSECURED 11/18 7.9	11/1/2018	7.90%	666,933
PERKINELMER INC COMMON STOCK USD1.			1,290,000
PERNOD RICARD SA 01/22 FIXED 4.45	1/15/2022	4.45%	3,310,369
PERRIGO CO COMMON STOCK NPV			812,650
PETROBRAS ARGENTINA ADR ADR			234,732
PETROBRAS INTL FIN CO COMPANY GUAR 03/18 5.875	3/1/2018	5.88%	569,072
PETROLEUM GEO SERVICES COMMON STOCK NOK3.			48,254
PFIZER INC COMMON STOCK USD.05			13,218,794
PFIZER INC COMMON STOCK USD.05			16,683,358
PFIZER INC COMMON STOCK USD.05			9,471,828
PFIZER INC SR UNSECURED 03/15 5.35	3/15/2015	5.35%	1,696,779
PFIZER INC SR UNSECURED 03/19 6.2	3/15/2019	6.20%	3,060,089
PFIZER INC SR UNSECURED 03/19 6.2	3/15/2019	6.20%	974,787
PHARMASSET INC COMMON STOCK USD.001			5,461,320
PHILIP MORRIS INTERNATIONAL COMMON STOCK NPV			14,394,802
PHILIP MORRIS INTL INC 11/21 FIXED 2.9	11/15/2021	2.90%	2,885,324
PHILIP MORRIS INTL INC SR UNSECURED 03/14 6.875	3/17/2014	6.88%	849,404
PHILIP MORRIS INTL INC SR UNSECURED 03/20 4.5	3/26/2020	4.50%	1,068,287
PHILIP MORRIS INTL INC SR UNSECURED 05/13 4.875	5/16/2013	4.88%	6,014,954
PHILIP MORRIS INTL INC SR UNSECURED 05/13 4.875	5/16/2013	4.88%	6,742,024
PHILIP MORRIS INTL INC SR UNSECURED 05/16 2.5	5/16/2016	2.50%	2,471,341
PHILIP MORRIS INTL INC SR UNSECURED 05/18 5.65	5/16/2018	5.65%	266,135
PHOENIX NEW MEDIA LTD ADS ADR			849,929

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
PIER 1 IMPORTS INC COMMON STOCK USD.001			2,180,463
PIMCO GLOBAL ADVANTAGE STRATEGY COLLECTIVE TRUST			151,094,004
PINNACLE ENTERTAINMENT INC COMMON STOCK USD.1			1,384,300
PIRAMAL HEALTHCARE LTD COMMON STOCK INR2.			166,008
PITNEY BOWES INC SR UNSECURED 06/13 3.875	6/15/2013	3.88%	103,342
PITNEY BOWES INC SR UNSECURED 08/14 4.875	8/15/2014	4.88%	255,195
PNC FINANCIAL SERVICES GROUP COMMON STOCK USD5.			2,688,575
PNC FUNDING CORP BANK GUARANT 02/15 3.625	2/8/2015	3.63%	1,523,108
PNC FUNDING CORP BANK GUARANT 05/14 3.	5/19/2014	3.00%	2,079,196
PNC FUNDING CORP BANK GUARANT 06/14 5.4	6/10/2014	5.40%	410,087
PNC FUNDING CORP BANK GUARANT 06/19 6.7	6/10/2019	6.70%	1,061,437
PNC FUNDING CORP BANK GUARANT 08/20 4.375	8/11/2020	4.38%	1,194,767
POLYONE CORPORATION COMMON STOCK USD.01			1,748,751
POLYPORE INTERNATIONAL INC COMMON STOCK USD.01			656,727
POLYUS GOLD INTL SPN GDR GDR			1,806,220
POOL CORP COMMON STOCK USD.001			656,361
PORT AUTH OF NEW YORK + NEW JE PORTRN 12/24 FIXED 5.859	12/1/2024	5.86%	27,553,911
PORTLAND GENERAL ELECTRIC CO COMMON STOCK NPV			1,467,958
POTASH CORP OF SASKATCHEWAN COMMON STOCK NPV			2,973,650
POTASH CORP SASKATCHEWAN SR UNSECURED 09/15 3.75	9/30/2015	3.75%	241,230
PPG INDUSTRIES INC COMMON STOCK USD1.67			4,177,005
PPG INDUSTRIES INC SR UNSECURED 01/16 1.9	1/15/2016	1.90%	199,706
PPG INDUSTRIES INC SR UNSECURED 03/13 5.75	3/15/2013	5.75%	606,058
PPG INDUSTRIES INC SR UNSECURED 03/18 6.65	3/15/2018	6.65%	2,298,631
PPG INDUSTRIES INC SR UNSECURED 03/18 6.65	3/15/2018	6.65%	314,550
PPL CORPORATION COMMON STOCK USD.01			1,247,114
PPL CORPORATION PREFERRED STOCK 07/13 9.5			686,151
PPR COMMON STOCK EUR4.			1,187,762
PRAXAIR INC SR UNSECURED 11/14 5.25	11/15/2014	5.25%	819,308
PRECISION CASTPARTS CORP COMMON STOCK NPV			15,416,105
PRECISION CASTPARTS CORP COMMON STOCK NPV			9,271,580
PREMIER OIL PLC COMMON STOCK GBP.125			460,687
PRICELINE.COM INC COMMON STOCK USD.008			4,985,789
PRICELINE.COM INC COMMON STOCK USD.008			1,782,443
PRICELINE.COM INC COMMON STOCK USD.008			3,818,852
PRICOA GLOBAL FUNDING 1 SR SECURED 144A 09/13 5.3	9/27/2013	5.30%	507,631
PRICOA GLOBAL FUNDING 1 SR SECURED 144A 09/13 VAR	9/27/2013	0.56%	8,214,983
PRIDE INTERNATIONAL INC COMPANY GUAR 08/20 6.875	8/15/2020	6.88%	1,875,886
PRIME MORTGAGE TRUST PRIME 2004 CL1 2A1	2/25/2019	5.00%	181,015
PRIME MORTGAGE TRUST PRIME 2005 2 1A1	7/25/2020	4.75%	1,046,731
PRINCIPAL LIFE INC FDG SR SECURED 04/13 5.3	4/24/2013	5.30%	1,495,077
PROASSURANCE CORP COMMON STOCK USD.01			1,676,220
PROASSURANCE CORP COMMON STOCK USD.01			1,900,514
PROCTER & GAMBLE CO/THE SR UNSECURED 08/14 0.7	8/15/2014	0.70%	6,973,826
PROCTER & GAMBLE CO/THE SR UNSECURED 08/16 1.45	8/15/2016	1.45%	2,198,478
PROCTER + GAMBLE CO/THE COMMON STOCK USD1.			14,529,438
PROCTER + GAMBLE CO/THE COMMON STOCK USD1.			1,541,668
PROCTER + GAMBLE CO/THE COMMON STOCK USD1.			15,167,853
PROFARMA DISTRIBUIDORA COMMON STOCK NPV			53,022
PROGRESS ENERGY INC SR UNSECURED 03/19 7.05	3/15/2019	7.05%	4,174,095
PROGRESSIVE WASTE SOLUTIONS COMMON STOCK			189,856

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
PROLOGIS LP COMPANY GUAR 08/14 7.625	8/15/2014	7.63%	2,628,614
PROSEGUR COMP SEGURIDAD REGD COMMON STOCK EUR.6			135,980
PROSPERITY BANCSHARES INC COMMON STOCK USD1.			2,389,527
PROSPERITY BANCSHARES INC COMMON STOCK USD1.			1,709,831
PROTO CORP COMMON STOCK			144,229
PRUDENTIAL FINANCIAL INC COMMON STOCK USD.01			4,434,116
PRUDENTIAL FINANCIAL INC SR UNSECURED 05/16 3.	5/12/2016	3.00%	1,644,086
PRUDENTIAL FINANCIAL INC SR UNSECURED 06/12 5.8	6/15/2012	5.80%	3,346,675
PRUDENTIAL FINANCIAL INC SR UNSECURED 09/14 5.1	9/20/2014	5.10%	5,947,825
PRUDENTIAL FINANCIAL INC SR UNSECURED 11/20 4.5	11/15/2020	4.50%	1,709,430
PSEG POWER LLC 09/16 FIXED 2.75	9/15/2016	2.75%	301,469
PSEG POWER LLC COMPANY GUAR 04/13 2.5	4/15/2013	2.50%	2,727,444
PUBLIC SERVICE COLORADO 1ST MORTGAGE 10/12 7.875	10/1/2012	7.88%	2,270,836
PUBLIC SERVICE ENTERPRISE GP COMMON STOCK NPV			1,066,883
PVH CORP COMMON STOCK USD1.			1,832,740
PZ CUSSONS PLC COMMON STOCK GBP.01			31,004
QLIK TECHNOLOGIES INC COMMON STOCK			1,979,149
QUADRA FNX MINING LTD COMMON STOCK NPV			330,257
QUALCOMM INC COMMON STOCK USD.0001			11,105,741
QUALCOMM INC COMMON STOCK USD.0001			18,261,978
QUALCOMM INC COMMON STOCK USD.0001			19,210,640
QUALCOMM INC COMMON STOCK USD.0001			5,080,810
QUALITY SYSTEMS INC COMMON STOCK USD.01			811,931
QUANEX BUILDING PRODUCTS COMMON STOCK USD.01			1,351,124
QUEBECOR INC CL B COMMON STOCK NPV			191,882
QUEST DIAGNOSTIC INC COMPANY GUAR 11/15 5.45	11/1/2015	5.45%	1,470,065
QUEST DIAGNOSTICS INC COMMON STOCK USD.01			2,014,682
QWEST COMMUNICATIONS INT COMPANY GUAR 04/18 7.125	4/1/2018	7.13%	5,690,605
QWEST COMMUNICATIONS INT COMPANY GUAR 10/15 8.	10/1/2015	8.00%	2,075,388
QWEST CORP SR UNSECURED 05/16 8.375	5/1/2016	8.38%	1,600,086
QWEST CORP SR UNSECURED 06/15 7.625	6/15/2015	7.63%	470,948
QWEST CORP SR UNSECURED 06/17 6.5	6/1/2017	6.50%	1,190,825
QWEST CORP SR UNSECURED 06/17 6.5	6/1/2017	6.50%	(1,192,188)
QWEST CORP SR UNSECURED 10/14 7.5	10/1/2014	7.50%	871,225
RABOBANK NEDERLAND COMPANY GUAR 01/14 1.85	1/10/2014	1.85%	994,852
RABOBANK NEDERLAND COMPANY GUAR 01/14 1.85	1/10/2014	1.85%	5,763,178
RABOBANK NEDERLAND COMPANY GUAR 01/14 1.85	1/10/2014	1.85%	4,239,064
RABOBANK NEDERLAND COMPANY GUAR 01/14 1.85	1/10/2014	1.85%	1,238,591
RABOBANK NEDERLAND COMPANY GUAR 10/15 2.125	10/13/2015	2.13%	4,017,590
RABOBANK NEDERLAND COMPANY GUAR 10/15 2.125	10/13/2015	2.13%	783,920
RACKSPACE HOSTING INC COMMON STOCK USD.001			6,454,597
RALCORP HOLDINGS INC COMMON STOCK USD.01			983,250
RALPH LAUREN CORP COMMON STOCK USD.01			6,111,559
RAMIRENT OYJ COMMON STOCK NPV			142,083
RANGE RESOURCES CORP COMMON STOCK USD.01			8,312,348
RANGE RESOURCES CORP COMMON STOCK USD.01			2,031,632
RAUBEX GROUP LTD COMMON STOCK ZAR.01			176,271
RAYMOND JAMES FINANCIAL INC COMMON STOCK USD.01			842,112
RAYTHEON COMPANY SR UNSECURED 10/20 3.125	10/15/2020	3.13%	846,540
RAYTHEON COMPANY SR UNSECURED 10/20 3.125	10/15/2020	3.13%	529,088
RBC CAPITAL MARKETS REPO REPO	1/3/2012	0.05%	95,700,000

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
RBSGC MORTGAGE PASS THROUGH CE RBSGC 2007 B 1A4	1/25/2037	0.74%	1,583,507
RECKITT BENCKISER GROUP PLC COMMON STOCK GBP.1			1,449,204
RED HAT INC COMMON STOCK USD.0001			2,349,442
RED HAT INC COMMON STOCK USD.0001			974,444
RED HAT INC COMMON STOCK USD.0001			8,088,711
RED HAT INC COMMON STOCK USD.0001			3,238,829
REDROW PLC COMMON STOCK GBP.1			174,495
REED ELSEVIER CAPITAL COMPANY GUAR 01/19 8.625	1/15/2019	8.63%	2,383,842
REED ELSEVIER CAPITAL COMPANY GUAR 01/19 8.625	1/15/2019	8.63%	324,502
REED ELSEVIER NV COMMON STOCK EUR.07			571,070
REGAL BELOIT CORP COMMON STOCK USD.01			1,452,645
REGENERON PHARMACEUTICALS COMMON STOCK USD.001			4,687,992
REGIS CORP COMMON STOCK USD.05			1,787,317
RELIANCE STEEL + ALUMINUM COMMON STOCK NPV			2,131,892
RENAISSANCE HOME EQUITY LOAN T RAMC 2003 3 A	12/25/2033	0.79%	2,256,523
RENAISSANCERE HOLDINGS LTD COMMON STOCK USD1.			2,922,741
RENREN INC ADR ADR USD.001			6,042
REPUBLIC OF ITALY SR UNSECURED 09/23 6.875	9/27/2023	6.88%	1,062,630
RESIDENTIAL ACCREDIT LOANS, IN RALI 2005 QO2 A1	9/25/2045	1.57%	424,853
RESIDENTIAL ACCREDIT LOANS, IN RALI 2006 QO7 3A2	9/25/2046	0.50%	168,487
RESIDENTIAL FUNDING MTG SEC I RFMSI 2003 S13 A4	6/25/2033	3.50%	858,896
RESIDENTIAL FUNDING MTG SEC I RFMSI 2003 S9 A1	3/25/2032	6.50%	8,919
RESMED INC COMMON STOCK USD.004			386,156
RESOURCES CONNECTION INC COMMON STOCK USD.01			976,398
REYNOLDS AMERICAN INC COMMON STOCK USD.0001			1,366,032
REYNOLDS AMERICAN INC COMPANY GUAR 06/12 7.25	6/1/2012	7.25%	624,805
REYNOLDS AMERICAN INC COMPANY GUAR 06/12 7.25	6/1/2012	7.25%	81,942
REYNOLDS AMERICAN INC COMPANY GUAR 06/16 7.625	6/1/2016	7.63%	1,421,383
REYNOLDS AMERICAN INC COMPANY GUAR 06/16 7.625	6/1/2016	7.63%	190,790
REYNOLDS AMERICAN INC COMPANY GUAR 06/17 6.75	6/15/2017	6.75%	8,411,047
REYNOLDS AMERICAN INC COMPANY GUAR 06/17 6.75	6/15/2017	6.75%	721,759
REYNOLDS AMERICAN INC COMPANY GUAR 06/18 7.75	6/1/2018	7.75%	2,638,390
RF MICRO DEVICES INC COMMON STOCK NPV			1,562,760
RHEINMETALL AG COMMON STOCK NPV			235,543
RICOH LEASING CO LTD COMMON STOCK			268,417
RIGEL PHARMACEUTICALS INC COMMON STOCK USD.001			780,321
RIO TINTO FIN USA LTD 09/16 FIXED 2.25	9/20/2016	2.25%	91,665
RIO TINTO FIN USA LTD COMPANY GUAR 05/14 8.95	5/1/2014	8.95%	1,280,618
RIO TINTO FIN USA LTD COMPANY GUAR 05/14 8.95	5/1/2014	8.95%	3,508,542
RIO TINTO FIN USA LTD COMPANY GUAR 11/20 3.5	11/2/2020	3.50%	751,247
RIO TINTO PLC COMMON STOCK GBP.1			1,099,866
RIVERBED TECHNOLOGY INC COMMON STOCK USD.0001			581,461
ROBBINS + MYERS INC COMMON STOCK NPV			1,925,493
ROCHE HOLDING AG GENUSSCHEIN COMMON STOCK NPV			4,471,254
ROCHE HOLDING AG GENUSSCHEIN COMMON STOCK NPV			2,783,744
ROCHE HOLDINGS LTD SPONS ADR ADR			1,881,561
ROCKWELL COLLINS INC COMMON STOCK USD.01			15,309,805
ROGERS COMMUNICATIONS IN COMPANY GUAR 08/18 6.8	8/15/2018	6.80%	267,992
ROGERS COMMUNICATIONS IN COMPANY GUAR 08/18 6.8	8/15/2018	6.80%	889,245
ROLLS ROYCE HOLDINGS PLC COMMON STOCK GBP.2			1,745,228
ROPER INDUSTRIES INC COMMON STOCK USD.01			1,393,482

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
ROPER INDUSTRIES INC COMMON STOCK USD.01			898,583
ROSETTA RESOURCES INC COMMON STOCK USD.001			1,291,950
ROWAN COMPANIES INC COMMON STOCK USD.125			1,137,375
ROWAN COMPANIES INC COMMON STOCK USD.125			1,464,939
ROYAL BANK OF CANADA 10/14 FIXED 1.45	10/30/2014	1.45%	4,468,074
ROYAL BANK OF CANADA 10/14 FIXED 1.45	10/30/2014	1.45%	4,020,764
ROYAL BANK OF CANADA SENIOR NOTES 12/15 2.625	12/15/2015	2.63%	1,305,434
ROYAL BK OF CANADA	1/9/2012	0.00%	19,978,000
ROYAL BK OF SCOTLAND PLC BANK GUARANT 01/14 3.25	1/11/2014	3.25%	5,718,741
ROYAL BK OF SCOTLAND PLC BANK GUARANT 01/21 6.125	1/11/2021	6.13%	744,829
ROYAL BK OF SCOTLAND PLC BANK GUARANT 03/15 4.875	3/16/2015	4.88%	95,618
ROYAL BK OF SCOTLAND PLC BANK GUARANT 09/15 3.95	9/21/2015	3.95%	3,816,455
ROYAL BK OF SCOTLAND PLC COMPANY GUAR 08/13 3.4	8/23/2013	3.40%	1,352,278
ROYAL BK OF SCOTLAND PLC COMPANY GUAR 08/13 3.4	8/23/2013	3.40%	700,461
ROYAL BK SCOTLND GRP PLC SR UNSECURED 10/19 6.4	10/21/2019	6.40%	2,593,241
ROYAL BK SCOTLND GRP PLC SR UNSECURED 10/19 6.4	10/21/2019	6.40%	458,732
ROYAL DUTCH SHELL PLC A SHS COMMON STOCK EUR.07			6,032,452
RPM INTERNATIONAL INC COMMON STOCK USD.01			2,474,640
RSC HOLDINGS INC COMMON STOCK NPV			637,621
RTI INTERNATIONAL METALS INC COMMON STOCK USD.01			1,347,224
RUSSELL 2000 EQ INDX NTGI QM COLLECTIVE DAILY			1,349,698,847
RWE AG COMMON STOCK NPV			502,767
RYDER SYSTEM INC SR UNSECURED 03/13 6.	3/1/2013	6.00%	425,836
SABMILLER PLC SR UNSECURED 144A 01/14 5.7	1/15/2014	5.70%	298,232
SABMILLER PLC SR UNSECURED 144A 08/13 5.5	8/15/2013	5.50%	506,350
SAFEGUARD SCIENTIFICS INC COMMON STOCK USD.1			1,941,744
SAFEWAY INC SR UNSECURED 08/17 6.35	8/15/2017	6.35%	3,605,570
SAFEWAY INC SR UNSECURED 08/17 6.35	8/15/2017	6.35%	498,884
SAFRAN SA COMMON STOCK EUR.2			492,038
SAIC INC COMMON STOCK USD.0001			1,362,322
SAIPEM SPA COMMON STOCK EUR1.			1,210,115
SAKAI CHEMICAL INDUSTRY CO COMMON STOCK			133,351
SAKARI RESOURCES LTD COMMON STOCK NPV			184,475
SALAMANDER ENERGY PLC COMMON STOCK GBP.1			136,805
SALESFORCE.COM INC COMMON STOCK USD.001			3,268,230
SALESFORCE.COM INC COMMON STOCK USD.001			8,387,495
SALESFORCE.COM INC COMMON STOCK USD.001			10,521,402
SALESFORCE.COM INC COMMON STOCK USD.001			6,120,473
SALLY BEAUTY HOLDINGS INC COMMON STOCK USD.01			1,094,534
SAMSUNG ELECTRONICS CO LTD COMMON STOCK KRW5000.			3,018,790
SAMSUNG ELECTRONICS CO LTD COMMON STOCK KRW5000.			17,265,972
SAN MATEO CNTY CA CMNTY CLG DI SMTHGR 09/38 FIXED 5	9/1/2038	5.00%	104,172
SANDISK CORP COMMON STOCK USD.001			7,921,334
SANDS CHINA LTD COMMON STOCK USD.01			908,907
SANDVIK AB COMMON STOCK NPV			359,922
SANDY SPRING BANCORP INC COMMON STOCK USD1.			1,227,956
SANKEI BUILDING CO LTD/THE COMMON STOCK			108,874
SANOFI 09/14 FIXED 1.2	9/30/2014	1.20%	231,785
SANOFI ADR ADR			10,015,614
SANOFI COMMON STOCK EUR2.0			2,242,515
SANOFI SR UNSECURED 03/14 1.625	3/28/2014	1.63%	1,928,176

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
SANOFI SR UNSECURED 03/14 1.625	3/28/2014	1.63%	4,338,650
SANOFI SR UNSECURED 03/16 2.625	3/29/2016	2.63%	724,695
SANTA CLARA VLY CA TRANSPRTN A SCVTRN 04/32 FIXED 5.876	4/1/2032	5.88%	1,854,904
SANTANDER DRIVE AUTO RECEIVABL SDART 2010 1 A3	11/17/2014	1.84%	2,088,295
SANTANDER DRIVE AUTO RECEIVABL SDART 2010 3 A2	6/17/2013	0.93%	6,671,260
SANTANDER DRIVE AUTO RECEIVABL SDART 2010 3 A3	6/16/2014	1.20%	1,409,756
SANTANDER DRIVE AUTO RECEIVABL SDART 2010 A A3 144A	11/17/2014	1.83%	1,716,961
SANTANDER DRIVE AUTO RECEIVABL SDART 2010 A A4 144A	6/15/2017	2.39%	2,030,401
SANTANDER DRIVE AUTO RECEIVABL SDART 2010 B A2 144A	7/15/2013	1.01%	5,410,992
SANTANDER DRIVE AUTO RECEIVABL SDART 2010 B A3 144A	2/17/2014	1.31%	785,444
SANTANDER DRIVE AUTO RECEIVABL SDART 2010 B C 144A	10/17/2016	3.02%	4,187,247
SANTANDER DRIVE AUTO RECEIVABL SDART 2011 1 A2	2/18/2014	0.94%	10,698,258
SANTANDER DRIVE AUTO RECEIVABL SDART 2011 1 A3	1/15/2015	1.28%	625,250
SANTANDER DRIVE AUTO RECEIVABL SDART 2011 2 A3	2/16/2015	1.29%	1,676,076
SANTANDER DRIVE AUTO RECEIVABL SDART 2011 3 A2	8/15/2014	1.11%	8,689,956
SANTANDER DRIVE AUTO RECEIVABL SDART 2011 4 A2	3/16/2015	1.37%	8,788,120
SANTANDER DRIVE AUTO RECEIVABL SDART 2011 4 C	8/15/2017	3.82%	5,524,630
SAP AG COMMON STOCK NPV			1,203,026
SAPIENT CORPORATION COMMON STOCK USD.01			6,919,668
SAPIENT CORPORATION COMMON STOCK USD.01			2,092,860
SARANTIS SA COMMON STOCK EUR1.54			20,651
SARTORIUS STEDIM BIOTECH COMMON STOCK EUR.61			273,520
SATO HOLDING CORP COMMON STOCK			136,678
SBA COMMUNICATIONS CORP CL A COMMON STOCK USD.01			1,646,786
SBA COMMUNICATIONS CORP CL A COMMON STOCK USD.01			5,155,200
SBA TOWER TRUST 04/40 FIXED 4.254 144A	4/15/2040	4.25%	4,235,496
SCANSOURCE INC COMMON STOCK NPV			1,713,600
SCHLUMBERGER LTD COMMON STOCK USD.01			9,037,413
SCHLUMBERGER LTD COMMON STOCK USD.01			8,273,366
SCHNEIDER ELECTRIC SA COMMON STOCK EUR4.			2,390,757
SCHWAB (CHARLES) CORP COMMON STOCK USD.01			2,370,838
SCHWEITZER MAUDUIT INTL INC COMMON STOCK USD.1			1,282,678
SCOTTS MIRACLE GRO CO CL A COMMON STOCK USD.01			768,097
SDL PLC COMMON STOCK GBP.01			252,168
SEATTLE GENETICS INC COMMON STOCK USD.001			1,624,197
SECHILIENNE SIDEC COMMON STOCK EUR.0385			89,512
SECURITY NATIONAL MORTGAGE LOA SNMLT 2007 1A 2A 144A	4/25/2037	0.64%	425,950
SEEK LTD COMMON STOCK NPV			155,809
SEMPRA ENERGY SR UNSECURED 02/13 6.	2/1/2013	6.00%	214,683
SEMPRA ENERGY SR UNSECURED 03/14 2.	3/15/2014	2.00%	1,032,922
SEMPRA ENERGY SR UNSECURED 03/14 2.	3/15/2014	2.00%	6,123,609
SENSATA TECHNOLOGIES HOLDING COMMON STOCK USD.01			596,109
SENSIENT TECHNOLOGIES CORP COMMON STOCK USD.1			2,131,496
SERVICESOURCE INTERNATIONAL COMMON STOCK			916,139
SES RECEIPT NPV			729,857
SHAW GROUP INC COMMON STOCK NPV			994,412
SHELL INTERNATIONAL FIN COMPANY GUAR 03/13 1.875	3/25/2013	1.88%	254,653
SHELL INTERNATIONAL FIN COMPANY GUAR 03/13 1.875	3/25/2013	1.88%	5,128,706
SHELL INTERNATIONAL FIN COMPANY GUAR 03/14 4.	3/21/2014	4.00%	268,710
SHELL INTERNATIONAL FIN COMPANY GUAR 06/15 3.1	6/28/2015	3.10%	1,001,379
SHENZHEN EXPRESSWAY CO H COMMON STOCK CNY1.0			161,327

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
SHENZHOU INTERNATIONAL GROUP COMMON STOCK HKD.1			172,351
SHERWIN WILLIAMS CO/THE COMMON STOCK USD1.			2,796,829
SHIONOGI + CO LTD COMMON STOCK			4,345,996
SHIRE PLC ADR ADR			7,754,784
SHO BOND HOLDINGS CO LTD COMMON STOCK			413,923
SIEMENS AG REG COMMON STOCK NPV			1,871,328
SIERRA PACIFIC POWER CO GENL REF MOR 05/16 6.	5/15/2016	6.00%	313,217
SIGNATURE BANK COMMON STOCK USD.01			2,121,846
SIGNATURE BANK COMMON STOCK USD.01			1,835,694
SILGAN HOLDINGS INC COMMON STOCK USD.01			1,862,834
SILICON LABORATORIES INC COMMON STOCK USD.0001			2,066,792
SILICON LABORATORIES INC COMMON STOCK USD.0001			1,457,827
SILVER STANDARD RESOURCES COMMON STOCK NPV			242,328
SILVER STANDARD RESOURCES COMMON STOCK NPV			1,391,066
SIMON PROPERTY GROUP LP 12/21 FIXED 4.125	12/1/2021	4.13%	2,576,200
SIMON PROPERTY GROUP LP SR UNSECURED 01/14 4.9	1/30/2014	4.90%	298,454
SIMON PROPERTY GROUP LP SR UNSECURED 02/15 4.2	2/1/2015	4.20%	141,036
SIMON PROPERTY GROUP LP SR UNSECURED 05/14 6.75	5/15/2014	6.75%	1,651,865
SIMON PROPERTY GROUP LP SR UNSECURED 05/18 6.125	5/30/2018	6.13%	1,406,306
SIMPLO TECHNOLOGY CO LTD COMMON STOCK TWD10.			312,157
SINA CORP COMMON STOCK USD.133			3,364,296
SINGAPORE PRESS HOLDINGS LTD COMMON STOCK NPV			202,051
SINGAPORE TELECOM LTD COMMON STOCK NPV			433,718
SIRONA DENTAL SYSTEMS INC COMMON STOCK USD.01			1,792,428
SK TELECOM CO LTD ADR ADR			1,090,814
SKYWEST INC COMMON STOCK NPV			1,619,301
SKYWORKS SOLUTIONS INC COMMON STOCK USD.25			648,395
SLH OPEN POSITION NET PAYABLE SLHOPNTL0	12/31/2060	0.00%	(469,063)
SLM CORP SR UNSECURED 10/13 5.	10/1/2013	5.00%	1,050,000
SLM STUDENT LOAN TRUST SLMA 2003 11 A6 144A	12/15/2025	0.84%	2,047,461
SLM STUDENT LOAN TRUST SLMA 2004 10 A5A 144A	4/25/2023	1.17%	3,266,000
SLM STUDENT LOAN TRUST SLMA 2004 B A2	6/15/2021	0.75%	7,032,244
SLM STUDENT LOAN TRUST SLMA 2006 5 A5	1/25/2027	0.53%	2,527,738
SLM STUDENT LOAN TRUST SLMA 2007 2 A2	7/25/2017	0.42%	530,414
SLM STUDENT LOAN TRUST SLMA 2008 5 A4	7/25/2023	2.12%	7,974,149
SLM STUDENT LOAN TRUST SLMA 2008 7 A1	10/27/2014	0.82%	78,425
SLM STUDENT LOAN TRUST SLMA 2008 9 A	4/25/2023	1.92%	34,953,160
SLM STUDENT LOAN TRUST SLMA 2010 1 A	3/25/2025	0.69%	19,425,100
SMALL BUSINESS ADMINISTRATION SBAP 1999 20L 1	12/1/2019	7.19%	189,189
SMALL BUSINESS ADMINISTRATION SBAP 2005 20B 1	2/1/2025	4.63%	3,068,493
SMALL BUSINESS ADMINISTRATION SBAP 2008 20F 1	6/1/2028	5.68%	886,865
SMALL BUSINESS ADMINISTRATION SBIC 2004 P10B 1	8/10/2014	4.75%	1,850,594
SMALL BUSINESS ADMINISTRATION SBIC 2008 10A 1	3/10/2018	5.47%	5,637,252
SMC CORP COMMON STOCK			1,194,541
SMITH + NEPHEW PLC COMMON STOCK USD.2			495,610
SOCIETE GENERALE COMMON STOCK EUR1.25			197,885
SOFTBANK CORP COMMON STOCK			1,134,384
SOHU.COM INC COMMON STOCK USD.001			1,325,000
SOLERA HOLDINGS INC COMMON STOCK USD.01			537,152
SOLERA HOLDINGS INC COMMON STOCK USD.01			2,547,688
SOTHEBY S COMMON STOCK USD.01			1,512,090

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
SOURCEFIRE INC COMMON STOCK USD.001			1,830,441
SOUTH CAROLINA ST PUBLIC SVC A SCSUTL 06/14 FLOATING VAR	6/2/2014	0.97%	10,411,960
SOUTH CAROLINA ST PUBLIC SVC A SCSUTL 07/13 FLOATING VAR	7/1/2013	0.77%	5,202,444
SOUTH CAROLINA STUDENT LOAN 03/18	3/1/2018	1.08%	4,558,517
SOUTHERN CAL EDISON 1ST REF MORT 03/14 5.75	3/15/2014	5.75%	5,672,874
SOUTHERN CO SR UNSECURED 05/14 4.15	5/15/2014	4.15%	2,275,370
SOUTHERN CO SR UNSECURED 09/16 1.95	9/1/2016	1.95%	52,491
SOUTHERN CO SR UNSECURED 09/16 1.95	9/1/2016	1.95%	6,308,981
SOUTHERN NATURAL GAS SR UNSECURED 144A 04/17 5.9	4/1/2017	5.90%	308,575
SOUTHERN NATURAL GAS SR UNSECURED 144A 04/17 5.9	4/1/2017	5.90%	45,715
SOUTHTRUST CORP SUBORDINATED 06/14 5.8	6/15/2014	5.80%	4,263,268
SOUTHWEST AIRLINES CO COMMON STOCK USD1.			708,246
SOUTHWEST GAS CORP COMMON STOCK USD1.			1,550,673
SOUTHWESTERN ENERGY CO COMMON STOCK USD.01			2,697,333
SOUTHWESTERN ENERGY CO COMMON STOCK USD.01			3,444,314
SPARTAN STORES INC COMMON STOCK NPV			2,260,885
SPECTRA ENERGY CAPITAL COMPANY GUAR 09/13 5.9	9/15/2013	5.90%	4,107,655
SPREADTRUM COMMUNICATI ADR ADR USD.0001			4,117,745
SPX CORP COMMON STOCK USD10.			1,687,560
SPX CORP COMMON STOCK USD10.			1,591,128
ST BARBARA LTD SP ADR ADR			523,300
ST JUDE MEDICAL INC COMMON STOCK USD.1			3,791,179
ST JUDE MEDICAL INC COMMON STOCK USD.1			2,450,049
ST JUDE MEDICAL INC SR UNSECURED 09/13 2.2	9/15/2013	2.20%	3,959,570
STANLEY BLACK + DECKER INC COMMON STOCK USD2.5			2,589,080
STANLEY BLACK + DECKER INC COMMON STOCK USD2.5			4,510,137
STAPLES INC COMMON STOCK USD.0006			1,635,270
STARBUCKS CORP COMMON STOCK USD.001			8,326,706
STATE STREET BANK & TR CO INVT FDS MUTUAL FUND*			2,589,401,611
STATE STREET BANK & TR CO INVT FDS S+P 500 FLAGSHIP NON LENDING*			4,585,780,718
STATE STREET BANK & TR CO INVT FDS US INDX NL SF CL A (CMLH1)*			1,862,715,249
STATE STREET CAPITAL TRU LIMITD GUARA 01/49 VAR	12/31/2049	5.54%	8,361,705
STATE STREET CORP COMMON STOCK USD1.			3,136,924
STATE STREET CORP FDIC GUARANT 04/12 2.15	4/30/2012	2.15%	6,514,640
STATE STREET CORP FDIC GUARANT 04/12 2.15	4/30/2012	2.15%	13,225,596
STATE STREET CORP JR SUB DEBS 03/18 4.956	3/15/2018	4.96%	2,816,831
STATE STREET CORP SR UNSECURED 05/14 4.3	5/30/2014	4.30%	1,482,325
STATOIL ASA COMMON STOCK NOK2.5			706,497
STATOIL ASA COMPANY GUAR 04/19 5.25	4/15/2019	5.25%	1,909,456
STERICYCLE INC COMMON STOCK USD.01			861,561
STEVEN MADDEN LTD COMMON STOCK USD.0001			1,227,855
STHREE PLC COMMON STOCK GBP.01			121,524
STOREBRAND ASA COMMON STOCK NOK5.			132,885
STROER OUT OF HOME MEDIA AG COMMON STOCK			98,841
STRUCTURED ADJUSTABLE RATE MOR SARM 2004 1 4A1	2/25/2034	2.48%	25,007
STRUCTURED ADJUSTABLE RATE MOR SARM 2004 13 A2	9/25/2034	0.59%	905,577
STRUCTURED ADJUSTABLE RATE MOR SARM 2004 16 1A2	11/25/2034	2.59%	1,141,746
STRUCTURED ADJUSTABLE RATE MOR SARM 2004 4 3A2	4/25/2034	2.48%	46,740
STRUCTURED ASSET MORTGAGE INVE SAMI 2003 AR4 A1	1/19/2034	0.63%	1,501,415
STRUCTURED ASSET MORTGAGE INVE SAMI 2005 AR5 A3	7/19/2035	0.50%	3,231,977

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
STRUCTURED ASSET MORTGAGE INVE SAMI 2006 AR5 2A1	5/25/2046	0.50%	1,549,141
STRUCTURED ASSET SECURITIES CO SASC 2003 22A 3A	6/25/2033	2.57%	1,010,660
STRUCTURED ASSET SECURITIES CO SASC 2003 26A 3A5	9/25/2033	2.44%	2,787,962
STRUCTURED ASSET SECURITIES CO SASC 2003 31A 2A7	10/25/2033	2.44%	6,224,333
STRUCTURED ASSET SECURITIES CO SASC 2003 34A 3A3	11/25/2033	2.47%	2,045,240
STRUCTURED ASSET SECURITIES CO SASC 2005 GEL2 A	4/25/2035	0.57%	734,750
STRUCTURED ASSET SECURITIES CO SASC 2005 GEL4 M1	8/25/2035	0.78%	1,695,725
STRUCTURED ASSET SECURITIES CO SASC 2005 RF3 1A 144A	6/25/2035	0.64%	1,248,717
STRUCTURED ASSET SECURITIES CO SASC 2005 WF1 A3	2/25/2035	0.62%	3,262,163
STRYKER CORP COMMON STOCK USD.1			2,593,619
SUCCESSFACTORS INC COMMON STOCK USD.001			195,363
SUCCESSFACTORS INC COMMON STOCK USD.001			(195,022)
SUMITOMO MITSUI BANKING SR UNSECURED 144A 01/16 3.1	1/14/2016	3.10%	832,690
SUMITOMO MITSUI BANKING SR UNSECURED 144A 07/15 3.15	7/22/2015	3.15%	2,660,874
SUMITOMO MITSUI TR SPON ADR ADR			720,264
SUNCOR ENERGY INC COMMON STOCK NPV			3,640,639
SUNDRUG CO LTD COMMON STOCK			190,949
SUNTRUST BANKS INC COMMON STOCK USD1.			423,207
SUNTRUST BANKS INC SR UNSECURED 11/12 5.25	11/5/2012	5.25%	963,349
SUNTRUST BANKS INC SR UNSECURED 11/12 5.25	11/5/2012	5.25%	3,702,743
SUPERGROUP PLC COMMON STOCK GBP.05			132,503
SUPERIOR ENERGY SERVICES INC COMMON STOCK USD.001			1,925,388
SUSQUEHANNA BANCSHARES INC COMMON STOCK USD2.			1,522,185
SUZUKI MOTOR CORP COMMON STOCK			1,358,869
SVB FINANCIAL GROUP COMMON STOCK USD.001			1,792,190
SWATCH GROUP AG/THE BR COMMON STOCK CHF2.25			1,649,806
SWISS RE AG COMMON STOCK CHF.1			1,369,652
SXC HEALTH SOLUTIONS CORP COMMON STOCK NPV			1,171,056
SXC HEALTH SOLUTIONS CORP COMMON STOCK NPV			3,475,779
SYNCHRONOSS TECHNOLOGIES INC COMMON STOCK USD.0001			2,132,524
SYNGENTA AG REG COMMON STOCK CHF.1			2,321,222
SYNNEX TECHNOLOGY INTL CORP COMMON STOCK TWD10.			2,805,317
SYNNEX TECHNOLOGY INTL CORP COMMON STOCK TWD10.			222,108
TAHOE RESOURCES INC COMMON STOCK			163,213
TAIWAN SEMICONDUCTOR MANUFAC COMMON STOCK TWD10.			3,241,884
TAIWAN SEMICONDUCTOR MANUFAC COMMON STOCK TWD10.			3,362,046
TAIWAN SEMICONDUCTOR SP ADR ADR			2,252,098
TAL INTERNATIONAL GROUP INC COMMON STOCK USD.001			1,381,920
TAL INTERNATIONAL GROUP INC COMMON STOCK USD.001			1,528,029
TALISMAN ENERGY INC COMMON STOCK NPV			662,095
TAMPA ELEC CO 05/21 FIXED 5.4	5/15/2021	5.40%	2,194,333
TARGACEPT INC COMMON STOCK USD.001			105,006
TARGET CORP COMMON STOCK USD.0833			4,938,120
TARGET CORP SR UNSECURED 01/13 5.125	1/15/2013	5.13%	2,748,792
TCC INTL HLDGS LTD COMMON STOCK HKD.1			136,997
TCI COMMUNICATIONS INC SR UNSECURED 08/15 8.75	8/1/2015	8.75%	485,926
TEACHERS INSUR & ANNUITY SUBORDINATED 144A 12/39 6.85	12/16/2039	6.85%	2,746,480
TEAVANA HOLDINGS INC COMMON STOCK			707,818
TECH DATA CORP COMMON STOCK USD.0015			336,680
TECHNE CORP COMMON STOCK USD.01			598,708
TECHNIP SA COMMON STOCK EUR.7625			744,463

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
TECHTRONIC INDUSTRIES CO COMMON STOCK HKD.1			320,974
TELECOM ITALIA CAPITAL COMPANY GUAR 06/14 6.175	6/18/2014	6.18%	235,657
TELECOM ITALIA CAPITAL COMPANY GUAR 10/15 5.25	10/1/2015	5.25%	1,275,089
TELECOM ITALIA CAPITAL COMPANY GUAR 11/13 5.25	11/15/2013	5.25%	4,274,599
TELECOM ITALIA CAPITAL COMPANY GUAR 11/13 5.25	11/15/2013	5.25%	1,088,342
TELECOM ITALIA CAPITAL COMPANY GUAR 11/13 5.25	11/15/2013	5.25%	384,234
TELEDYNE TECHNOLOGIES INC COMMON STOCK USD.01			552,394
TELEFONICA EMISIONES SAU COMPANY GUAR 01/15 4.949	1/15/2015	4.95%	1,273,267
TELEFONICA EMISIONES SAU COMPANY GUAR 02/16 3.992	2/16/2016	3.99%	198,069
TELEFONICA EMISIONES SAU COMPANY GUAR 02/16 3.992	2/16/2016	3.99%	312,488
TELEFONICA EMISIONES SAU COMPANY GUAR 02/16 3.992	2/16/2016	3.99%	1,225,914
TELEFONICA EMISIONES SAU COMPANY GUAR 04/13 2.582	4/26/2013	2.58%	780,638
TELEFONICA EMISIONES SAU COMPANY GUAR 04/13 2.582	4/26/2013	2.58%	5,562,043
TELEFONICA EMISIONES SAU COMPANY GUAR 04/13 2.582	4/26/2013	2.58%	2,657,095
TELEPERFORMANCE COMMON STOCK EUR2.5			120,397
TELIASONERA AB COMMON STOCK NPV			240,096
TELUS CORPORATION NON VOTE COMMON STOCK NPV			293,882
TEMPUR PEDIC INTERNATIONAL COMMON STOCK USD.01			1,470,840
TENN VALLEY AUTHORITY NOTES 07/17 5.5	7/18/2017	5.50%	645,167
TENN VALLEY AUTHORITY NOTES 09/39 5.25	9/15/2039	5.25%	1,812,646
TENN VALLEY AUTHORITY SR UNSECURED 02/21 3.875	2/15/2021	3.88%	1,226,475
TERADATA CORP COMMON STOCK USD.01			3,185,070
TERADYNE INC COMMON STOCK USD.125			1,226,700
TERANGA GOLD CORP CDI RECEIPT NPV			91,057
TESCO PLC COMMON STOCK GBP.05			813,491
TESLA MOTORS INC COMMON STOCK USD.001			3,586,136
TESLA MOTORS INC COMMON STOCK USD.001			10,832,808
TETRA TECH INC COMMON STOCK USD.01			1,353,693
TETRA TECH INC COMMON STOCK USD.01			1,689,957
TEVA PHARMA FIN IV LLC 11/14 FIXED 1.7	11/10/2014	1.70%	3,849,532
TEVA PHARMACEUT FIN BV 11/21 FIXED 3.65	11/10/2021	3.65%	2,471,638
TEVA PHARMACEUTICAL SP ADR ADR			8,174,555
TEVA PHARMACEUTICAL SP ADR ADR			1,383,944
TEXAS CAPITAL BANCSHARES INC COMMON STOCK USD.01			2,124,640
TEXAS INSTRUMENTS INC COMMON STOCK USD1.			4,375,233
TEXAS INSTRUMENTS INC COMMON STOCK USD1.			2,710,811
TEXAS INSTRUMENTS INC COMMON STOCK USD1.			10,728,491
TEXAS INSTRUMENTS INC SR UNSECURED 05/13 0.875	5/15/2013	0.88%	2,514,591
TEXAS INSTRUMENTS INC SR UNSECURED 05/14 1.375	5/15/2014	1.38%	1,012,446
TEXTRON INC SR UNSECURED 03/15 6.2	3/15/2015	6.20%	992,969
TEXWINCA HOLDINGS LTD COMMON STOCK HKD.05			159,823
THE BOEING COMPANY G 1554 4	12/1/2030	5.03%	1,218,364
THE BOEING COMPANY G 1554 4	12/1/2030	5.03%	3,925
THE BOEING COMPANY GA 10766A	12/31/2030	0.00%	1,292,998
THE BOEING COMPANY GA 10766A	12/31/2030	0.00%	43,398
THERMO FISHER SCIENTIFIC INC COMMON STOCK USD1.			4,370,859
THERMO FISHER SCIENTIFIC INC COMMON STOCK USD1.			2,681,111
THERMO FISHER SCIENTIFIC SR UNSECURED 08/21 3.6	8/15/2021	3.60%	835,523
THOR INDUSTRIES INC COMMON STOCK USD.1			1,371,500
THORNBURG MORTGAGE SECURITIES TMST 2007 4 2A1	9/25/2037	6.04%	1,851,343
THORNBURG MORTGAGE SECURITIES TMST 2007 4 3A1	9/25/2037	6.05%	2,064,698

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
TIBCO SOFTWARE INC COMMON STOCK USD.001			1,563,714
TIBCO SOFTWARE INC COMMON STOCK USD.001			8,026,324
TIBCO SOFTWARE INC COMMON STOCK USD.001			1,185,936
TIFFANY + CO COMMON STOCK USD.01			583,088
TIFFANY + CO COMMON STOCK USD.01			2,786,432
TIMAH TBK PT COMMON STOCK IDR50.			125,791
TIME WARNER CABLE INC 09/21 FIXED 4.00	9/1/2021	4.00%	880,203
TIME WARNER CABLE INC 09/21 FIXED 4.00	9/1/2021	4.00%	440,102
TIME WARNER CABLE INC 09/41 FIXED 5.5	9/1/2041	5.50%	168,608
TIME WARNER CABLE INC COMPANY GUAR 02/19 8.75	2/14/2019	8.75%	1,238,621
TIME WARNER CABLE INC COMPANY GUAR 02/19 8.75	2/14/2019	8.75%	166,001
TIME WARNER CABLE INC COMPANY GUAR 04/14 7.5	4/1/2014	7.50%	4,770,850
TIME WARNER CABLE INC COMPANY GUAR 04/19 8.25	4/1/2019	8.25%	3,579,634
TIME WARNER CABLE INC COMPANY GUAR 04/19 8.25	4/1/2019	8.25%	615,446
TIME WARNER CABLE INC COMPANY GUAR 05/17 5.85	5/1/2017	5.85%	939,533
TIME WARNER CABLE INC COMPANY GUAR 06/39 6.75	6/15/2039	6.75%	1,004,460
TIME WARNER CABLE INC COMPANY GUAR 07/12 5.4	7/2/2012	5.40%	3,430,649
TIME WARNER CABLE INC COMPANY GUAR 07/12 5.4	7/2/2012	5.40%	4,744,623
TIME WARNER CABLE INC COMPANY GUAR 07/13 6.2	7/1/2013	6.20%	751,146
TIME WARNER CABLE INC COMPANY GUAR 07/38 7.3	7/1/2038	7.30%	2,223,737
TIME WARNER CABLE INC COMPANY GUAR 11/40 5.875	11/15/2040	5.88%	2,521,668
TIME WARNER INC 01/22 FIXED 4	1/15/2022	4.00%	412,588
TIME WARNER INC COMMON STOCK USD.01			15,328,781
TIME WARNER INC COMPANY GUAR 03/21 4.75	3/29/2021	4.75%	639,840
TIME WARNER INC COMPANY GUAR 03/21 4.75	3/29/2021	4.75%	1,653,824
TIME WARNER INC COMPANY GUAR 03/41 6.25	3/29/2041	6.25%	227,801
TIME WARNER INC COMPANY GUAR 07/15 3.15	7/15/2015	3.15%	728,084
TIME WARNER INC COMPANY GUAR 07/40 6.1	7/15/2040	6.10%	1,254,398
TIMKEN CO COMMON STOCK NPV			963,879
TITAN INTERNATIONAL INC COMMON STOCK NPV			978,819
TNT EXPRESS NV ADR ADR			564,556
TO-BE-ANNOUNCED SECURITIES			8,712,185
TOKAI CARBON CO LTD COMMON STOCK			418,326
TOKYO OHKA KOGYO CO LTD COMMON STOCK			330,317
TORONTO DOMINION BANK 10/16 FIXED 2.375	10/19/2016	2.38%	5,718,856
TORONTO DOMINION BANK SR UNSECURED 07/16 2.5	7/14/2016	2.50%	509,941
TORONTO-DOMINION	1/3/2012	0.01%	15,000,229
TOTAL CAPITAL SA COMPANY GUAR 06/15 3.	6/24/2015	3.00%	333,981
TOTAL SA COMMON STOCK EUR2.5			2,700,499
TOTVS SA COMMON STOCK NPV			99,856
TOWER BERSAMA INFRASTRUCTURE COMMON STOCK IDR100.			217,790
TOYOTA AUTO RECEIVABLES OWNER TAOT 2010 A A4	5/16/2016	1.86%	409,492
TOYOTA AUTO RECEIVABLES OWNER TAOT 2010 C A4	12/15/2014	1.09%	701,960
TOYOTA MOTOR CORP COMMON STOCK			2,279,996
TOYOTA MOTOR CREDIT	1/31/2012	0.00%	9,989,511
TOYOTA MOTOR CREDIT CORP 09/16 FIXED 2	9/15/2016	2.00%	504,976
TOYOTA MOTOR CREDIT CORP SR UNSECURED 06/15 3.2	6/17/2015	3.20%	368,136
TOYOTA MOTOR CREDIT CORP SR UNSECURED 11/14 1.25	11/17/2014	1.25%	402,232
TOYOTA MOTOR CREDIT CORP SR UNSECURED 11/14 1.25	11/17/2014	1.25%	6,118,948
TPC GROUP INC COMMON STOCK			1,034,919
TRAKYA CAM SANAYII AS COMMON STOCK TRY1.0			82,686

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
TRANS CANADA PIPELINES SR UNSECURED 06/13 4.	6/15/2013	4.00%	1,040,680
TRANSDIGM GROUP INC COMMON STOCK USD.01			1,139,166
TRANSDIGM GROUP INC COMMON STOCK USD.01			2,583,360
TRANSFORCE INC COMMON STOCK NPV			293,783
TRANSOCEAN INC SR NT	3/15/2013	5.25%	277,559
TRANSOCEAN LTD COMMON STOCK CHF15.			1,589,730
TRANSOCEAN LTD COMMON STOCK CHF15.			303,780
TRAVELERS COS INC SR UNSECURED 05/18 5.8	5/15/2018	5.80%	1,469,308
TRAVELERS COS INC SR UNSECURED 06/16 6.25	6/20/2016	6.25%	326,273
TRAVELERS COS INC/THE COMMON STOCK NPV			4,389,231
TRAVELERS PPTY CASUALTY COMPANY GUAR 03/13 5.	3/15/2013	5.00%	104,317
TRAVIS PERKINS PLC COMMON STOCK GBP.1			463,608
TREASURY BILL 04/12 0.00000	4/26/2012	0.06%	599,888
TREASURY BILL 05/12 0.00000	5/3/2012	0.14%	1,799,634
TREASURY WINE ESTATES LTD COMMON STOCK			258,840
TREEHOUSE FOODS INC COMMON STOCK USD.01			2,468,749
TRICAN WELL SERVICE LTD COMMON STOCK NPV			367,115
TRIMBLE NAVIGATION LTD COMMON STOCK NPV			1,926,830
TRIMBLE NAVIGATION LTD COMMON STOCK NPV			1,900,920
TRINIDAD DRILLING LTD COMMON STOCK			467,001
TRINITY INDUSTRIES INC COMMON STOCK USD1.			1,593,180
TRIUMPH GROUP INC COMMON STOCK USD.001			2,691,623
TSUTSUMI JEWELRY CO LTD COMMON STOCK			70,964
TSY INFL IX N/B 01/21 1.125	1/15/2021	1.13%	55,414,996
TSY INFL IX N/B 01/26 2.	1/15/2026	2.00%	7,110,498
TSY INFL IX N/B 01/27 2.375	1/15/2027	2.38%	2,871,436
TSY INFL IX N/B 01/29 2.5	1/15/2029	2.50%	11,820,132
TSY INFL IX N/B 02/40 2.125	2/15/2040	2.13%	9,574,707
TSY INFL IX N/B 02/40 2.125	2/15/2040	2.13%	421,793
TSY INFL IX N/B 02/41 2.125	2/15/2041	2.13%	11,369,313
TSY INFL IX N/B 04/12 2.	4/15/2012	2.00%	10,502,293
TSY INFL IX N/B 04/12 2.	4/15/2012	2.00%	43,202,083
TSY INFL IX N/B 04/16 0.125	4/15/2016	0.13%	14,058,861
TSY INFL IX N/B 04/29 3.875	4/15/2029	3.88%	794,177
TSY INFL IX N/B 07/21 0.625	7/15/2021	0.63%	37,259,214
TSY INFL IX N/B 07/21 0.625	7/15/2021	0.63%	39,983,925
TURKCELL ILETISIM HIZMET ADR ADR TRY1.			755,051
TW TELECOM INC COMMON STOCK USD.01			1,190,223
TYCO INTERNATIONAL LTD COMMON STOCK CHF6.7			3,138,445
U S BANCORP MTN BK ENT 11/16 FIXED 2.20	11/15/2016	2.20%	2,891,517
UBS AG REG COMMON STOCK CHF.1			584,478
UBS AG STAMFORD 01/14 FIXED 2.25	1/28/2014	2.25%	4,032,601
UBS AG STAMFORD CT 01/15 FIXED 3.875	1/15/2015	3.88%	947,388
UBS AG STAMFORD CT SR UNSECURED 04/18 5.75	4/25/2018	5.75%	13,002,741
UBS AG STAMFORD CT SR UNSECURED 08/13 2.25	8/12/2013	2.25%	4,638,278
UBS AG STAMFORD CT SUBORDINATED 07/16 5.875	7/15/2016	5.88%	3,435,990
UCB SA COMMON STOCK NPV			2,444,516
UIL HOLDINGS CORP COMMON STOCK NPV			1,438,321
ULTRA CLEAN HOLDINGS COMMON STOCK USD.001			924,229
ULTRA PETROLEUM CORP COMMON STOCK NPV			1,822,245
UNICHARM CORP COMMON STOCK			2,962,359

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
UNILEVER CAPITAL CORP COMPANY GUAR 02/21 4.25	2/10/2021	4.25%	1,145,318
UNILEVER NV CVA DUTCH CERT EUR.16			1,975,141
UNION PACIFIC CORP 07/22 FIXED 4.163	7/15/2022	4.16%	738,052
UNION PACIFIC CORP COMMON STOCK USD2.5			3,672,834
UNION PACIFIC CORP SR UNSECURED 01/13 5.45	1/31/2013	5.45%	5,244,895
UNION PACIFIC CORP SR UNSECURED 02/14 5.125	2/15/2014	5.13%	151,462
UNION PACIFIC CORP SR UNSECURED 02/16 7.	2/1/2016	7.00%	529,541
UNION PACIFIC CORP SR UNSECURED 05/14 5.375	5/1/2014	5.38%	382,529
UNION PACIFIC CORP SR UNSECURED 05/14 5.375	5/1/2014	5.38%	163,010
UNITED DRUG PLC COMMON STOCK EUR.05			155,681
UNITED INTERNET AG REG SHARE COMMON STOCK NPV			67,197
UNITED NATURAL FOODS INC COMMON STOCK USD.01			2,600,650
UNITED PARCEL SERVICE SR UNSECURED 01/13 4.5	1/15/2013	4.50%	364,413
UNITED PARCEL SERVICE SR UNSECURED 01/13 4.5	1/15/2013	4.50%	354,001
UNITED PARCEL SERVICE SR UNSECURED 01/21 3.125	1/15/2021	3.13%	2,588,347
UNITED PARCEL SERVICE SR UNSECURED 04/14 3.875	4/1/2014	3.88%	2,875,500
UNITED PHOSPHORUS LTD COMMON STOCK INR2.			151,581
UNITED TECHNOLOGIES CORP COMMON STOCK USD1.			7,339,698
UNITED TECHNOLOGIES CORP COMMON STOCK USD1.			3,356,439
UNITEDHEALTH GROUP INC 11/21 FIXED 3.375	11/15/2021	3.38%	1,034,242
UNITEDHEALTH GROUP INC COMMON STOCK USD.01			10,087,854
UNITEDHEALTH GROUP INC COMMON STOCK USD.01			7,072,394
UNITEDHEALTH GROUP INC SR UNSECURED 02/13 4.875	2/15/2013	4.88%	4,654,683
UNITEDHEALTH GROUP INC SR UNSECURED 02/13 4.875	2/15/2013	4.88%	635,203
UNITEDHEALTH GROUP INC SR UNSECURED 02/18 6.	2/15/2018	6.00%	493,419
UNITEDHEALTH GROUP INC SR UNSECURED 08/14 5.	8/15/2014	5.00%	217,825
UNIVERSAL CITY DEVELOPMT COMPANY GUAR 11/16 10.875	11/15/2016	10.88%	4,144,250
UNIVERSAL DISPLAY CORP COMMON STOCK USD.01			61,272
UNIVERSAL HEALTH SERVICES B COMMON STOCK USD.01			406,514
UPM KYMMENE OYJ SPONS ADR ADR			323,764
URS CORP COMMON STOCK USD.01			573,545
US BANCORP COMMON STOCK USD.01			2,672,540
US BANCORP SR UNSECURED 06/13 2.	6/14/2013	2.00%	4,065,252
US BANCORP SR UNSECURED 09/13 1.375	9/13/2013	1.38%	905,477
US BANCORP SR UNSECURED 10/13 1.125	10/30/2013	1.13%	4,275,981
US BANK NA SUBORDINATED 02/14 6.3	2/4/2014	6.30%	2,595,819
US TREASURY N/B 01/13 0.625	1/31/2013	0.63%	1,004,883
US TREASURY N/B 01/13 1.375	1/15/2013	1.38%	3,082,825
US TREASURY N/B 01/14 1.	1/15/2014	1.00%	1,014,766
US TREASURY N/B 01/15 2.25	1/31/2015	2.25%	8,344,991
US TREASURY N/B 01/17 3.125	1/31/2017	3.13%	7,197,364
US TREASURY N/B 02/12 4.875	2/15/2012	4.88%	8,266,558
US TREASURY N/B 02/13 0.625	2/28/2013	0.63%	30,020,149
US TREASURY N/B 02/13 0.625	2/28/2013	0.63%	(10,374,825)
US TREASURY N/B 02/13 0.625	2/28/2013	0.63%	18,229,211
US TREASURY N/B 02/13 1.375	2/15/2013	1.38%	2,026,640
US TREASURY N/B 02/13 1.375	2/15/2013	1.38%	222,930
US TREASURY N/B 02/14 1.25	2/15/2014	1.25%	9,174,718
US TREASURY N/B 02/14 1.25	2/15/2014	1.25%	25,365,696
US TREASURY N/B 02/14 1.25	2/15/2014	1.25%	9,756,429
US TREASURY N/B 02/14 1.875	2/28/2014	1.88%	9,756,375

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
US TREASURY N/B 02/14 4.	2/15/2014	4.00%	31,810,686
US TREASURY N/B 02/14 4.	2/15/2014	4.00%	25,348,685
US TREASURY N/B 02/15 2.375	2/28/2015	2.38%	2,122,032
US TREASURY N/B 02/15 2.375	2/28/2015	2.38%	8,334,281
US TREASURY N/B 02/16 2.125	2/29/2016	2.13%	7,426,566
US TREASURY N/B 02/18 3.5	2/15/2018	3.50%	3,146,615
US TREASURY N/B 02/19 2.75	2/15/2019	2.75%	706,426
US TREASURY N/B 02/21 3.625	2/15/2021	3.63%	12,074,566
US TREASURY N/B 02/38 4.375	2/15/2038	4.38%	1,680,656
US TREASURY N/B 02/41 4.75	2/15/2041	4.75%	30,125,813
US TREASURY N/B 03/13 1.375	3/15/2013	1.38%	19,270,902
US TREASURY N/B 03/13 1.375	3/15/2013	1.38%	46,863,791
US TREASURY N/B 03/14 1.25	3/15/2014	1.25%	7,148,204
US TREASURY N/B 03/14 1.75	3/31/2014	1.75%	3,015,583
US TREASURY N/B 03/16 2.25	3/31/2016	2.25%	2,559,938
US TREASURY N/B 03/16 2.375	3/31/2016	2.38%	3,105,491
US TREASURY N/B 03/18 2.875	3/31/2018	2.88%	88,350,000
US TREASURY N/B 04/13 0.625	4/30/2013	0.63%	5,029,100
US TREASURY N/B 04/13 1.75	4/15/2013	1.75%	15,297,660
US TREASURY N/B 04/13 1.75	4/15/2013	1.75%	7,189,900
US TREASURY N/B 04/13 1.75	4/15/2013	1.75%	16,603,060
US TREASURY N/B 04/14 1.25	4/15/2014	1.25%	4,086,564
US TREASURY N/B 04/14 1.875	4/30/2014	1.88%	10,932,438
US TREASURY N/B 04/14 1.875	4/30/2014	1.88%	3,538,794
US TREASURY N/B 04/15 2.5	4/30/2015	2.50%	2,988,126
US TREASURY N/B 04/16 2.	4/30/2016	2.00%	10,559,380
US TREASURY N/B 04/16 2.	4/30/2016	2.00%	6,388,425
US TREASURY N/B 04/16 2.625	4/30/2016	2.63%	540,977
US TREASURY N/B 04/17 3.125	4/30/2017	3.13%	4,009,500
US TREASURY N/B 05/13 0.5	5/31/2013	0.50%	40,806,439
US TREASURY N/B 05/13 0.5	5/31/2013	0.50%	120,506
US TREASURY N/B 05/13 0.5	5/31/2013	0.50%	4,353,289
US TREASURY N/B 05/13 1.375	5/15/2013	1.38%	16,253,744
US TREASURY N/B 05/13 1.375	5/15/2013	1.38%	44,530,179
US TREASURY N/B 05/13 1.375	5/15/2013	1.38%	9,488,123
US TREASURY N/B 05/14 1.	5/15/2014	1.00%	15,248,430
US TREASURY N/B 05/14 1.	5/15/2014	1.00%	15,319,589
US TREASURY N/B 05/14 1.	5/15/2014	1.00%	223,644
US TREASURY N/B 05/14 1.	5/15/2014	1.00%	2,693,889
US TREASURY N/B 05/14 4.75	5/15/2014	4.75%	16,739,167
US TREASURY N/B 05/14 4.75	5/15/2014	4.75%	8,908,043
US TREASURY N/B 05/16 1.75	5/31/2016	1.75%	2,091,406
US TREASURY N/B 05/19 3.125	5/15/2019	3.13%	2,018,250
US TREASURY N/B 05/19 3.125	5/15/2019	3.13%	1,446,413
US TREASURY N/B 05/21 3.125	5/15/2021	3.13%	38,471,144
US TREASURY N/B 05/21 3.125	5/15/2021	3.13%	62,304,160
US TREASURY N/B 05/21 3.125	5/15/2021	3.13%	1,211,470
US TREASURY N/B 05/21 8.125	5/15/2021	8.13%	21,316,351
US TREASURY N/B 05/39 4.25	5/15/2039	4.25%	127,219
US TREASURY N/B 05/40 4.375	5/15/2040	4.38%	45,252,825
US TREASURY N/B 05/41 4.375	5/15/2041	4.38%	6,931,795

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
US TREASURY N/B 05/41 4.375	5/15/2041	4.38%	4,820,985
US TREASURY N/B 06/13 1.125	6/15/2013	1.13%	21,985,659
US TREASURY N/B 06/13 1.125	6/15/2013	1.13%	49,898,327
US TREASURY N/B 06/14 0.75	6/15/2014	0.75%	2,021,718
US TREASURY N/B 06/14 0.75	6/15/2014	0.75%	68,799,064
US TREASURY N/B 06/14 0.75	6/15/2014	0.75%	9,896,313
US TREASURY N/B 06/14 0.75	6/15/2014	0.75%	53,934,382
US TREASURY N/B 06/16 1.5	6/30/2016	1.50%	7,652,643
US TREASURY N/B 06/16 1.5	6/30/2016	1.50%	13,754,075
US TREASURY N/B 06/18 2.375	6/30/2018	2.38%	5,861,444
US TREASURY N/B 06/18 2.375	6/30/2018	2.38%	19,973,916
US TREASURY N/B 06/18 2.375	6/30/2018	2.38%	5,627,982
US TREASURY N/B 07/12 0.625	7/31/2012	0.63%	1,003,086
US TREASURY N/B 07/13 1.	7/15/2013	1.00%	28,748,477
US TREASURY N/B 07/14 2.625	7/31/2014	2.63%	9,528,048
US TREASURY N/B 07/15 1.75	7/31/2015	1.75%	3,131,250
US TREASURY N/B 07/16 1.5	7/31/2016	1.50%	7,236,796
US TREASURY N/B 07/18 2.25	7/31/2018	2.25%	27,701,306
US TREASURY N/B 07/18 2.25	7/31/2018	2.25%	7,806,780
US TREASURY N/B 08/12 0.375	8/31/2012	0.38%	2,003,516
US TREASURY N/B 08/12 1.75	8/15/2012	1.75%	30,203,664
US TREASURY N/B 08/13 0.125	8/31/2013	0.13%	1,167,943
US TREASURY N/B 08/13 0.75	8/15/2013	0.75%	30,249,600
US TREASURY N/B 08/13 3.125	8/31/2013	3.13%	12,571,872
US TREASURY N/B 08/13 4.25	8/15/2013	4.25%	54,884,852
US TREASURY N/B 08/14 0.5	8/15/2014	0.50%	5,324,014
US TREASURY N/B 08/14 0.5	8/15/2014	0.50%	60,693,763
US TREASURY N/B 08/14 0.5	8/15/2014	0.50%	31,994,312
US TREASURY N/B 08/14 2.375	8/31/2014	2.38%	20,657,919
US TREASURY N/B 08/16 1.	8/31/2016	1.00%	8,592,973
US TREASURY N/B 08/17 1.875	8/31/2017	1.88%	55,995,294
US TREASURY N/B 08/17 1.875	8/31/2017	1.88%	7,063,778
US TREASURY N/B 08/20 2.625	8/15/2020	2.63%	26,315,790
US TREASURY N/B 08/21 2.125	8/15/2021	2.13%	80,716,688
US TREASURY N/B 08/21 2.125	8/15/2021	2.13%	5,830,678
US TREASURY N/B 08/21 8.125	8/15/2021	8.13%	9,240,875
US TREASURY N/B 08/23 6.25	8/15/2023	6.25%	6,870,000
US TREASURY N/B 08/41 3.75	8/15/2041	3.75%	65,155,608
US TREASURY N/B 08/41 3.75	8/15/2041	3.75%	214,049
US TREASURY N/B 09/12 1.375	9/15/2012	1.38%	12,080,248
US TREASURY N/B 09/13 0.75	9/15/2013	0.75%	2,017,110
US TREASURY N/B 09/16 1.	9/30/2016	1.00%	3,030,936
US TREASURY N/B 09/16 1.	9/30/2016	1.00%	12,386,425
US TREASURY N/B 09/16 1.	9/30/2016	1.00%	86,209,923
US TREASURY N/B 09/16 3.	9/30/2016	3.00%	15,640,061
US TREASURY N/B 09/17 1.875	9/30/2017	1.88%	17,474,227
US TREASURY N/B 09/17 1.875	9/30/2017	1.88%	34,712,160
US TREASURY N/B 09/18 1.375	9/30/2018	1.38%	7,786,150
US TREASURY N/B 09/18 1.375	9/30/2018	1.38%	20,153,063
US TREASURY N/B 10/12 0.375	10/31/2012	0.38%	4,007,968
US TREASURY N/B 10/12 0.375	10/31/2012	0.38%	16,432,669

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
US TREASURY N/B 10/12 1.375	10/15/2012	1.38%	1,009,727
US TREASURY N/B 10/13 0.25	10/31/2013	0.25%	600,094
US TREASURY N/B 10/13 0.25	10/31/2013	0.25%	198,710,994
US TREASURY N/B 10/16 3.125	10/31/2016	3.13%	27,415,772
US TREASURY N/B 11/12 0.5	11/30/2012	0.50%	1,003,203
US TREASURY N/B 11/13 0.25	11/30/2013	0.25%	547,953,103
US TREASURY N/B 11/13 4.25	11/15/2013	4.25%	4,172,428
US TREASURY N/B 11/14 0.375	11/15/2014	0.38%	125,568,431
US TREASURY N/B 11/14 0.375	11/15/2014	0.38%	109,880,633
US TREASURY N/B 11/14 0.375	11/15/2014	0.38%	31,502,301
US TREASURY N/B 11/16 0.875	11/30/2016	0.88%	5,015,235
US TREASURY N/B 11/16 0.875	11/30/2016	0.88%	57,872,803
US TREASURY N/B 11/16 0.875	11/30/2016	0.88%	22,621,719
US TREASURY N/B 11/16 0.875	11/30/2016	0.88%	6,053,920
US TREASURY N/B 11/17 2.25	11/30/2017	2.25%	1,856,363
US TREASURY N/B 11/18 1.375	11/30/2018	1.38%	28,899,014
US TREASURY N/B 11/18 1.375	11/30/2018	1.38%	1,682,766
US TREASURY N/B 11/19 3.375	11/15/2019	3.38%	267,882
US TREASURY N/B 11/20 2.625	11/15/2020	2.63%	8,181,871
US TREASURY N/B 11/21 2.	11/15/2021	2.00%	333,764
US TREASURY N/B 11/21 2.	11/15/2021	2.00%	57,806,910
US TREASURY N/B 11/21 2.	11/15/2021	2.00%	58,762,689
US TREASURY N/B 11/21 2.	11/15/2021	2.00%	3,161,655
US TREASURY N/B 11/21 2.	11/15/2021	2.00%	21,472,149
US TREASURY N/B 11/39 4.375	11/15/2039	4.38%	458,293
US TREASURY N/B 11/39 4.375	11/15/2039	4.38%	16,228,513
US TREASURY N/B 11/41 3.125	11/15/2041	3.13%	10,649,423
US TREASURY N/B 11/41 3.125	11/15/2041	3.13%	2,731,239
US TREASURY N/B 11/41 3.125	11/15/2041	3.13%	1,361,953
US TREASURY N/B 12/12 0.625	12/31/2012	0.63%	2,009,376
US TREASURY N/B 12/13 0.75	12/15/2013	0.75%	1,009,648
US TREASURY N/B 12/13 1.5	12/31/2013	1.50%	6,036,331
US TREASURY N/B 12/15 2.125	12/31/2015	2.13%	1,590,938
US TREASURY N/B 12/16 0.875	12/31/2016	0.75%	11,821,205
USAA AUTO OWNER TRUST USAOT 2009 2 A3	2/18/2014	1.54%	715,040
UTI WORLDWIDE INC COMMON STOCK NPV			1,327,671
VALERO ENERGY CORP COMPANY GUAR 02/15 4.5	2/1/2015	4.50%	2,222,222
VALERO ENERGY CORP COMPANY GUAR 02/15 4.5	2/1/2015	4.50%	690,098
VALERO ENERGY CORP COMPANY GUAR 06/13 4.75	6/15/2013	4.75%	4,286,544
VALUE OF SYNTHETIC GICS			3,145,576
VANGUARD HEALTH SYSTEMS INC COMMON STOCK			981,120
VANGUARD HEALTH SYSTEMS INC COMMON STOCK			646,926
VARIAN MEDICAL SYSTEMS INC COMMON STOCK USD1.			820,799
VERIFONE SYSTEMS INC COMMON STOCK USD.01			1,438,880
VERIFONE SYSTEMS INC COMMON STOCK USD.01			4,907,443
VERISIGN INC COMMON STOCK USD.001			2,591,843
VERIZON COMMUNICATIONS 11/21 FIXED 3.5	11/1/2021	3.50%	1,186,879
VERIZON COMMUNICATIONS 11/21 FIXED 3.5	11/1/2021	3.50%	2,352,936
VERIZON COMMUNICATIONS SR UNSECURED 02/13 4.35	2/15/2013	4.35%	3,491,564
VERIZON COMMUNICATIONS SR UNSECURED 02/13 4.35	2/15/2013	4.35%	4,173,251
VERIZON COMMUNICATIONS SR UNSECURED 02/13 4.35	2/15/2013	4.35%	478,012

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
VERIZON COMMUNICATIONS SR UNSECURED 03/14 1.95	3/28/2014	1.95%	612,394
VERIZON COMMUNICATIONS SR UNSECURED 03/14 1.95	3/28/2014	1.95%	12,890,885
VERIZON COMMUNICATIONS SR UNSECURED 04/13 5.25	4/15/2013	5.25%	7,386,631
VERIZON COMMUNICATIONS SR UNSECURED 04/21 4.6	4/1/2021	4.60%	2,489,150
VERIZON COMMUNICATIONS SR UNSECURED 04/41 6.	4/1/2041	6.00%	1,835,009
VERIZON NEW JERSEY INC SR UNSECURED 01/12 5.875	1/17/2012	5.88%	6,600,841
VERIZON NEW JERSEY INC SR UNSECURED 01/12 5.875	1/17/2012	5.88%	1,752,879
VERTEX PHARMACEUTICALS INC COMMON STOCK USD.01			2,261,701
VIACOM INC CLASS B COMMON STOCK USD.001			11,000,573
VIACOM INC CLASS B COMMON STOCK USD.001			3,942,496
VIACOM INC SR UNSECURED 04/16 6.25	4/30/2016	6.25%	760,316
VINCI SA COMMON STOCK EUR2.5			351,349
VIRGIN MEDIA SECURED FIN SR SECURED 01/18 6.5	1/15/2018	6.50%	1,338,750
VISA INC CLASS A SHARES COMMON STOCK USD.0001			5,647,099
VISA INC CLASS A SHARES COMMON STOCK USD.0001			11,589,142
VISA INC CLASS A SHARES COMMON STOCK USD.0001			3,770,520
VMWARE INC CLASS A COMMON STOCK USD.01			1,499,084
VMWARE INC CLASS A COMMON STOCK USD.01			7,882,169
VODAFONE GROUP PLC COMMON STOCK USD.142857			5,000,770
VODAFONE GROUP PLC SP ADR ADR			13,441,787
VODAFONE GROUP PLC SP ADR ADR			5,002,794
VODAFONE GROUP PLC SR UNSECURED 06/14 4.15	6/10/2014	4.15%	477,142
VODAFONE GROUP PLC SR UNSECURED 06/14 4.15	6/10/2014	4.15%	3,446,024
VODAFONE GROUP PLC SR UNSECURED 12/13 5.	12/16/2013	5.00%	268,249
VODAFONE GROUP PLC SR UNSECURED 12/13 5.	12/16/2013	5.00%	209,234
VOLCANO CORP COMMON STOCK USD.001			1,194,258
VOLKSWAGEN AG PFD PREFERENCE			1,847,457
VOLKSWAGEN AUTO LOAN ENHANCED VALET 2010 1 A3	1/20/2014	1.31%	538,265
VOLKSWAGEN AUTO LOAN ENHANCED VALET 2011 1 A4	9/20/2017	1.98%	1,024,623
VST HOLDINGS LTD COMMON STOCK HKD.1			82,180
WABCO HOLDINGS INC COMMON STOCK USD.01			1,948,660
WABTEC CORP COMMON STOCK USD.01			1,417,887
WABTEC CORP COMMON STOCK USD.01			909,350
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2004 C11 A5	1/15/2041	5.22%	773,274
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2005 C17 A2	3/15/2042	4.78%	631,803
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2005 C17 AJ	3/15/2042	5.22%	717,780
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2005 C20 AMFX	7/15/2042	5.18%	965,374
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2006 C23 A4	1/15/2045	5.42%	2,167,920
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2006 C25 A4	5/15/2043	5.74%	276,687
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2006 C27 A3	7/15/2045	5.77%	885,198
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2006 C28 A2	10/15/2048	5.50%	575,262
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2006 C29 A4	11/15/2048	5.31%	575,294
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2007 C30 A3	12/15/2043	5.25%	4,042,600
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2007 C30 A3	12/15/2043	5.25%	7,812,325
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2007 C34 A2	5/15/2046	5.57%	1,680,486
WACHOVIA BANK NA SUBORDINATED 11/14 4.8	11/1/2014	4.80%	8,669,158
WACHOVIA BANK NA SUBORDINATED 11/14 4.8	11/1/2014	4.80%	5,963,330
WACHOVIA BANK NA SUBORDINATED 11/14 VAR	11/3/2014	0.81%	942,662
WACHOVIA CAP TRUST III LIMITD GUARA 03/49 VAR	12/31/2049	5.57%	2,487,375
WACHOVIA CORP SUBORDINATED 08/14 5.25	8/1/2014	5.25%	3,343,630
WACHOVIA CORP SUBORDINATED 08/14 5.25	8/1/2014	5.25%	464,100

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
WACHOVIA CORP SUBORDINATED 10/16 5.625	10/15/2016	5.63%	6,815,243
WACHOVIA CORP SUBORDINATED 10/16 5.625	10/15/2016	5.63%	936,279
WAL MART STORES INC COMMON STOCK USD.1			6,923,794
WAL MART STORES INC SR UNSECURED 02/18 5.8	2/15/2018	5.80%	2,231,020
WAL MART STORES INC SR UNSECURED 02/18 5.8	2/15/2018	5.80%	1,041,960
WAL MART STORES INC SR UNSECURED 04/13 4.25	4/15/2013	4.25%	576,719
WAL MART STORES INC SR UNSECURED 04/14 1.625	4/15/2014	1.63%	4,093,058
WAL MART STORES INC SR UNSECURED 04/38 6.2	4/15/2038	6.20%	671,467
WAL MART STORES INC SR UNSECURED 05/13 4.55	5/1/2013	4.55%	844,363
WALGREEN CO COMMON STOCK USD.078125			1,497,949
WALT DISNEY CO/THE COMMON STOCK USD.01			5,193,375
WALT DISNEY CO/THE COMMON STOCK USD.01			6,979,388
WALT DISNEY COMPANY/THE 12/14 FIXED .875	12/1/2014	0.88%	351,639
WALT DISNEY COMPANY/THE 12/14 FIXED .875	12/1/2014	0.88%	6,153,677
WALT DISNEY COMPANY/THE SR UNSECURED 03/12 6.375	3/1/2012	6.38%	302,702
WALT DISNEY COMPANY/THE SR UNSECURED 08/21 2.75	8/16/2021	2.75%	631,410
WAMU MORTGAGE PASS THROUGH CER WAMU 2002 AR2 A	2/27/2034	2.47%	5,834,031
WAMU MORTGAGE PASS THROUGH CER WAMU 2004 AR14 A1	1/25/2035	2.48%	2,796,280
WAMU MORTGAGE PASS THROUGH CER WAMU 2004 AR2 A	4/25/2044	1.61%	474,570
WAMU MORTGAGE PASS THROUGH CER WAMU 2005 AR13 A1A1	10/25/2045	0.58%	1,949,238
WAMU MORTGAGE PASS THROUGH CER WAMU 2005 AR2 2A1A	1/25/2045	0.57%	3,943,486
WAMU MORTGAGE PASS THROUGH CER WAMU 2006 AR13 2A	10/25/2046	2.72%	563,498
WAMU MORTGAGE PASS THROUGH CER WAMU 2007 OA6 1A1B	7/25/2047	1.02%	1,104,170
WARSAW STOCK EXCHANGE COMMON STOCK PLN1.			140,633
WASHINGTON MUTUAL MSC MORTGAGE WAMMS 2003 AR1 2A	2/25/2033	2.12%	34,831
WASHINGTON MUTUAL MSC MORTGAGE WAMMS 2003 MS2 3A1	3/25/2018	5.00%	982,987
WASHINGTON ST WAS 08/20 FIXED 5	8/1/2020	5.00%	4,763,870
WASTE CONNECTIONS INC COMMON STOCK USD.01			1,042,518
WASTE CONNECTIONS INC COMMON STOCK USD.01			2,061,308
WASTE MANAGEMENT INC COMPANY GUAR 05/29 7.375	5/15/2029	7.38%	559,464
WASTE MANAGEMENT INC COMPANY GUAR 11/12 6.375	11/15/2012	6.38%	470,439
WATERS CORP COMMON STOCK USD.01			1,207,015
WATERS CORP COMMON STOCK USD.01			413,199
WATSCO INC COMMON STOCK USD.5			188,773
WATSON PHARMACEUTICALS I SR UNSECURED 08/14 5.	8/15/2014	5.00%	557,984
WATSON PHARMACEUTICALS INC COMMON STOCK USD.0033			935,270
WATSON PHARMACEUTICALS INC COMMON STOCK USD.0033			1,858,472
WAVIN NV COMMON STOCK EUR.4			253,271
WEA FINANCE/WT FIN AUST COMPANY GUAR 144A 06/14 7.5	6/2/2014	7.50%	926,324
WEA FINANCE/WT FIN AUST COMPANY GUAR 144A 06/14 7.5	6/2/2014	7.50%	1,830,724
WEATHERFORD BERMUDA COMPANY GUAR 03/13 5.15	3/15/2013	5.15%	4,367,542
WEATHERFORD BERMUDA COMPANY GUAR 03/19 9.625	3/1/2019	9.63%	1,060,499
WEBSTER FINANCIAL CORP COMMON STOCK USD.01			1,880,264
WELLCARE HEALTH PLANS INC COMMON STOCK USD.01			1,454,250
WELLCARE HEALTH PLANS INC COMMON STOCK USD.01			721,980
WELLINGTON CIF II DIVERSIFIED REAL ASSETS PORTFOLIO			71,653,456
WELLINGTON CIF II GLOBAL EQUITIES PORTFOLIO			50,177,926
WELLPOINT HEALTH NETWORK SR UNSECURED 01/12 6.375	1/15/2012	6.38%	2,133,806
WELLPOINT INC COMMON STOCK USD.01			910,275
WELLPOINT INC SR UNSECURED 02/14 6.	2/15/2014	6.00%	239,791
WELLPOINT INC SR UNSECURED 02/14 6.	2/15/2014	6.00%	32,699

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
WELLPOINT INC SR UNSECURED 06/17 5.875	6/15/2017	5.88%	4,499,587
WELLPOINT INC SR UNSECURED 06/17 5.875	6/15/2017	5.88%	622,222
WELLPOINT INC SR UNSECURED 08/20 4.35	8/15/2020	4.35%	707,559
WELLS FARGO & COMPANY FDIC GUARANT 06/12 2.125	6/15/2012	2.13%	1,664,893
WELLS FARGO & COMPANY SR UNSECURED 01/13 4.375	1/31/2013	4.38%	7,234,507
WELLS FARGO & COMPANY SR UNSECURED 06/16 3.676	6/15/2016	3.68%	1,536,147
WELLS FARGO & COMPANY SR UNSECURED 10/12 5.25	10/23/2012	5.25%	2,587,693
WELLS FARGO & COMPANY SR UNSECURED 10/14 3.75	10/1/2014	3.75%	4,645,150
WELLS FARGO & COMPANY SR UNSECURED 12/17 5.625	12/11/2017	5.63%	1,937,198
WELLS FARGO + CO COMMON STOCK USD1.666			11,963,796
WELLS FARGO + CO COMMON STOCK USD1.666			6,555,146
WELLS FARGO BANK NA SUBORDINATED 05/16 VAR	5/16/2016	0.67%	1,318,569
WELLS FARGO CAPITAL X LIMITD GUARA 12/86 5.95	12/1/2086	5.95%	1,872,338
WELLS FARGO MORTGAGE BACKED SE WFMBS 2003 11 2A1	10/25/2018	4.75%	717,185
WELLS FARGO MORTGAGE BACKED SE WFMBS 2003 13 A5	11/25/2018	4.50%	295,842
WELLS FARGO MORTGAGE BACKED SE WFMBS 2004 AA A1	12/25/2034	3.32%	1,612,274
WELLS FARGO MORTGAGE BACKED SE WFMBS 2004 EE 2A1	12/25/2034	2.71%	2,249,549
WELLS FARGO MORTGAGE BACKED SE WFMBS 2005 1 1A1	1/25/2020	4.75%	1,001,000
WELLS FARGO MORTGAGE BACKED SE WFMBS 2005 13 A1	11/25/2020	5.00%	1,036,186
WELLS FARGO MORTGAGE BACKED SE WFMBS 2006 AR8 2A3	4/25/2036	2.70%	517,361
WERNER ENTERPRISES INC COMMON STOCK USD.01			1,588,219
WESCO INTERNATIONAL INC COMMON STOCK USD.01			3,021,570
WEST JAPAN RAILWAY UNSP ADR ADR			429,841
WESTERN ALLIANCE BANCORP COMMON STOCK USD.0001			1,481,151
WESTERN DIGITAL CORP COMMON STOCK USD.01			1,124,630
WESTERN UNION CO COMMON STOCK USD.01			8,250,964
WESTERN UNION CO COMMON STOCK USD.01			2,905,166
WESTPAC BANKING CORP SR UNSECURED 08/13 2.1	8/2/2013	2.10%	1,152,146
WESTPAC BANKING CORP SR UNSECURED 08/15 3.	8/4/2015	3.00%	733,411
WESTPAC BANKING CORP SR UNSECURED 11/12 2.25	11/19/2012	2.25%	1,312,923
WESTPAC BANKING CORP SR UNSECURED 12/13 1.85	12/9/2013	1.85%	50,046
WESTPAC BANKING CORP SR UNSECURED 12/13 1.85	12/9/2013	1.85%	190,175
WESTPAC BANKING CORP SR UNSECURED 12/15 3.	12/9/2015	3.00%	396,920
WF RBS COMMERCIAL MORTGAGE TRU WFRBS 2011 C3 A1 144A	3/15/2044	1.99%	1,305,702
WF RBS COMMERCIAL MORTGAGE TRU WFRBS 2011 C3 A4 144A	3/15/2044	4.38%	819,894
WF RBS COMMERCIAL MORTGAGE TRU WFRBS 2011 C4 A4 144A	6/15/2044	4.90%	1,283,309
WF RBS COMMERCIAL MORTGAGE TRU WFRBS 2011 C5 A4	11/15/2044	3.67%	526,670
WGL HOLDINGS INC COMMON STOCK NPV			1,607,618
WHITING PETROLEUM CORP COMMON STOCK USD.001			1,951,642
WHOLE FOODS MARKET INC COMMON STOCK NPV			6,062,714
WI TREASURY N/B 10/16 1	10/31/2016	1.00%	11,106,568
WI TREASURY N/B 10/18 1.75	10/31/2018	1.75%	33,485,640
WI TREASURY N/B 12/14 0.25	12/15/2014	0.25%	61,567,333
WI TREASURY N/B 12/14 0.25	12/15/2014	0.25%	32,799,443
WI TREASURY N/B 12/14 0.25	12/15/2014	0.25%	12,877,609
WI TREASURY N/B 12/14 0.25	12/15/2014	0.25%	13,206,527
WI TREASURY N/B 12/14 0.25	12/15/2014	0.25%	3,847,033
WIENERBERGER AG COMMON STOCK NPV			150,177
WILEY (JOHN) + SONS CLASS A COMMON STOCK USD1.			1,665,000
WILEY (JOHN) + SONS CLASS A COMMON STOCK USD1.			1,829,280
WILLIAMS COS INC SR UNSECURED 01/31 7.5	1/15/2031	7.50%	2,365,662

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
WING HANG BANK LTD COMMON STOCK HKD1.			253,288
WISCONSIN ENERGY CORP COMMON STOCK USD.01			1,604,664
WOLVERINE WORLD WIDE INC COMMON STOCK USD1.			861,383

THE BOEING COMPANY

VOLUNTARY INVESTMENT PLAN

SCHEDULE OF MASTER TRUST ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2011

Security Name	Maturity Date	Coupon Rate	Fair Value
WOLVERINE WORLD WIDE INC COMMON STOCK USD1.			2,160,140
WOODWARD INC COMMON STOCK USD.00292			857,197
WORLD FINANCIAL NETWORK CREDIT WFNMT 2009 D A	5/15/2017	4.66%	943,371
WORLD OMNI AUTO RECEIVABLES TR WOART 2009 A A3	5/15/2013	3.33%	354,757
WORLD OMNI AUTO RECEIVABLES TR WOART 2009 A A4	5/15/2014	5.12%	869,990
WORLD OMNI AUTO RECEIVABLES TR WOART 2010 A A4	5/15/2015	2.21%	811,143
WOTIF.COM HOLDINGS LTD COMMON STOCK NPV			201,316
WPP PLC COMMON STOCK GBP.1			1,339,643
WR BERKLEY CORP COMMON STOCK USD.2			1,444,380
WRIGHT EXPRESS CORP COMMON STOCK USD.01			3,311,080
WYETH COMPANY GUAR 02/14 5.5	2/1/2014	5.50%	6,533,710
WYETH COMPANY GUAR 03/13 5.5	3/15/2013	5.50%	1,585,655
WYETH COMPANY GUAR 03/13 5.5	3/15/2013	5.50%	4,759,078
WYETH COMPANY GUAR 04/17 5.45	4/1/2017	5.45%	1,435,076
WYETH COMPANY GUAR 04/37 5.95	4/1/2037	5.95%	371,482
WYNN MACAU LTD COMMON STOCK HKD.001			631,559
XEBIO CO LTD COMMON STOCK			345,068
XEROX CORPORATION SR UNSECURED 02/15 4.25	2/15/2015	4.25%	440,570
XEROX CORPORATION SR UNSECURED 05/12 5.5	5/15/2012	5.50%	1,309,356
XEROX CORPORATION SR UNSECURED 05/12 5.5	5/15/2012	5.50%	1,194,483
XEROX CORPORATION SR UNSECURED 05/13 5.65	5/15/2013	5.65%	288,694
XINGDA INT L HOLDINGS COMMON STOCK HKD.1			47,318
XL CAP FINANCE EUROP PLC COMPANY GUAR 01/12 6.5	1/15/2012	6.50%	1,201,457
XSTRATA CANADA FIN CORP 11/14 FIXED 2.85	11/10/2014	2.85%	2,430,349
XSTRATA PLC COMMON STOCK USD.5			1,205,441
XTO ENERGY INC SR UNSECURED 04/12 7.5	4/15/2012	7.50%	285,606
XTO ENERGY INC SR UNSECURED 06/15 5.3	6/30/2015	5.30%	859,248
XTO ENERGY INC SR UNSECURED 08/17 6.25	8/1/2017	6.25%	613,699
XTO ENERGY INC SR UNSECURED 12/18 6.5	12/15/2018	6.50%	683,711
YAHOO INC COMMON STOCK USD.001			3,752,725
YAMATAKE CORP COMMON STOCK			154,476
YAMAZEN CORP COMMON STOCK			356,257
ZIMMER HOLDINGS INC COMMON STOCK USD.01			1,292,764
ZIMMER HOLDINGS INC COMMON STOCK USD.01			1,059,906
ZUMTOBEL AG COMMON STOCK NPV			166,916
ZURICH FINANCIAL SERVICES AG COMMON STOCK CHF.1			780,826

TOTAL			31,156,601,532

*LOANS TO MEMBERS (Interest from 2% to 9.8% through December 31, 2031)			648,275,867

*	Party-in-interest